     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 1994
                                                       REGISTRATION NO. 33-
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            FIRST UNION CORPORATION
             (Exact name of registrant as specified in its charter)

          NORTH CAROLINA                          6711                       56-0898180
   (State or other jurisdiction       (Primary standard industrial        (I.R.S. employer
of incorporation or organization)      classification code number)     identification number)

                             ONE FIRST UNION CENTER
                      CHARLOTTE, NORTH CAROLINA 28288-0013
                                 (704) 374-6565
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                          MARION A. COWELL, JR., ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                            FIRST UNION CORPORATION
                             ONE FIRST UNION CENTER
                      CHARLOTTE, NORTH CAROLINA 28288-0013
                                 (704) 374-6828
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                    COPY TO:
                            ANTHONY GAETA, JR., ESQ.
                              WARD AND SMITH, P.A.
                              TWO HANNOVER SQUARE
                            FAYETTEVILLE STREET MALL
                              POST OFFICE BOX 2091
                       RALEIGH, NORTH CAROLINA 27602-2901
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    As promptly as practicable after the effective date of this Registration
                                   Statement.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                       CALCULATION OF REGISTRATION FEE
[CAPTION]

    TITLE OF EACH CLASS                                       PROPOSED MAXIMUM          PROPOSED MAXIMUM
      OF SECURITIES TO                AMOUNT TO BE             OFFERING PRICE           AGGREGATE OFFER-
       BE REGISTERED                   REGISTERED                 PER UNIT                 ING PRICE
Common Stock
  (including rights to
  purchase shares of Common
  Stock or junior
  participating Class A
  Preferred Stock)..........       600,000 shares (1)            $7.125(2)               $17,505,740(2)
    TITLE OF EACH CLASS                AMOUNT OF
      OF SECURITIES TO                REGISTRATION
       BE REGISTERED                      FEE
Common Stock
  (including rights to
  purchase shares of Common
  Stock or junior
  participating Class A
  Preferred Stock)..........           $5,471(2)

(1) Represents the estimated number of shares of Common Stock, par value
    $3.33 1/3 per share, issuable by First Union Corporation (FUNC) upon consummation of the merger of American Bancshares, Inc. (ABI) into FUNC (the Merger).
(2) Pursuant to Rules 457(f)(1) and 457(c), the registration fee for the FUNC Common Stock is based on the average of the bid and asked prices of ABI common stock in the over-the-counter market pink-sheets on March 8, 1994 ($7.125), and computed based on the estimated maximum number of such shares (2,456,946), including shares issuable upon conversion of ABI convertible preferred stock, that may be exchanged for the securities being registered.
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                       FIRST UNION CORPORATION PROSPECTUS
        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K
            SHOWING THE LOCATION IN THE PROSPECTUS OF THE RESPONSES
                      TO THE ITEMS OF PART I OF FORM S-4.

                                FORM S-4 ITEM                                              LOCATION IN PROSPECTUS
  1.  Forepart of Registration Statement and Outside Front Cover Page of
      Prospectus..............................................................  Outside front cover page; facing page
  2.  Inside Front and Outside Back Cover Pages of Prospectus.................  AVAILABLE INFORMATION; TABLE OF CONTENTS
  3.  Risk Factors, Ratio of Earnings to Fixed Charges and Other
      Information.............................................................  SUMMARY
  4.  Terms of the Transaction................................................  SUMMARY; GENERAL INFORMATION; THE MERGERS;
                                                                                DESCRIPTION OF FUNC CAPITAL STOCK; CERTAIN
                                                                                DIFFERENCES IN THE RIGHTS OF ABI AND FUNC
                                                                                STOCKHOLDERS; ANNEX B; ANNEX C; ANNEX D
  5.  Pro Forma Financial Information.........................................  PRO FORMA FINANCIAL INFORMATION
  6.  Material Contacts with the Company Being Acquired.......................  THE MERGERS; ADDITIONAL MATTERS
  7.  Additional Information Required for Reoffering by Persons and Parties
      Deemed to Be Underwriters...............................................      *
  8.  Interests of Named Experts and Counsel..................................  LEGAL OPINIONS; EXPERTS
  9.  Disclosure of Commission Position on Indemnification for Securities Act
      Liabilities.............................................................      *
 10.  Information with Respect to S-3 Registrants.............................  INCORPORATION OF CERTAIN DOCUMENTS BY
                                                                                REFERENCE; SUMMARY; RECENT DEVELOPMENTS; FUNC
                                                                                AND FUNB-NC; CERTAIN REGULATORY
                                                                                CONSIDERATIONS
 11.  Incorporation of Certain Information by Reference.......................  INCORPORATION OF CERTAIN DOCUMENTS BY
                                                                                REFERENCE; RECENT DEVELOPMENTS
 12.  Information with Respect to S-2 or S-3 Registrants......................      *
 13.  Incorporation of Certain Information by Reference.......................      *
 14.  Information with Respect to Registrants Other Than S-3 or
      S-2 Registrants.........................................................      *
 15.  Information with Respect to S-3 Companies...............................      *
 16.  Information with Respect to S-2 or S-3 Companies........................      *
 17.  Information with Respect to Companies Other Than S-2 or
      S-3 Companies...........................................................  ABI AND AMERICAN BANK;
                                                                                ANNEX A
 18.  Information if Proxies, Consents or Authorizations are to be
      Solicited...............................................................  INCORPORATION OF CERTAIN DOCUMENTS BY
                                                                                REFERENCE; SUMMARY; GENERAL INFORMATION; THE
                                                                                MERGERS; ABI AND AMERICAN BANK; FUNC AND
                                                                                FUNB-NC; EXPERTS; ANNEX D
 19.  Information if Proxies, Consents or Authorizations are not to be
      Solicited, or in an Exchange Offer......................................      *

* Not applicable.

                           AMERICAN BANCSHARES, INC.
                            201 EAST WINDSOR STREET
                          MONROE, NORTH CAROLINA 28112
                                 (704) 283-2176
                                                                          , 1994
Dear Stockholder:
     On behalf of the Board of Directors, I want to extend to you a cordial invitation to attend a Special Meeting of Stockholders of American Bancshares,
Inc. (ABI). The meeting will be held at       a.m., Monroe time, on
               , 1994, in the Union County Chamber of Commerce Building, 903 Skyway Drive, Monroe, North Carolina.
     The purpose of the meeting is to vote on a proposal to approve an Agreement and Plan of Mergers, dated as of November 17, 1993 (the Merger Agreement), among ABI, American Commercial Savings Bank, Inc., SSB (American Bank), First Union Corporation (FUNC) and First Union National Bank of North Carolina (FUNB-NC), and the related Plan of Merger, pursuant to which Merger Agreement and Plan of Merger, ABI would merge with and into FUNC (the Corporate Merger), and pursuant to which Merger Agreement, American Bank would merge with and into FUNB-NC (the Bank Merger and together with the Corporate Merger, the Mergers). FUNC is the ninth largest bank holding company in the nation, based on total assets at December 31, 1993.
     Upon consummation of the Corporate Merger (i) each outstanding share of ABI common stock (excluding any shares held by dissenting stockholders and certain shares held by ABI or FUNC) would be converted into the right to receive 0.211 shares of FUNC common stock, subject to possible adjustment under certain circumstances (the Exchange Ratio), and (ii) each outstanding share of ABI convertible preferred stock (excluding any shares held by dissenting stockholders ) would be converted into the right to receive a number of shares of FUNC common stock equal to the product of (a) the Exchange Ratio, and (b) 159, the number of shares of ABI common stock into which a share of ABI convertible preferred stock was convertible as of September 30, 1993, in a transaction that is generally tax-free for federal income tax purposes, all as more fully discussed in the accompanying Prospectus/Proxy Statement.
     In the event of a decline in the price of FUNC common stock below certain levels and under certain conditions, the Exchange Ratio may, but is not required to, be adjusted, as discussed in the accompanying Prospectus/Proxy Statement under THE MERGERS -- Possible Common Stock Exchange Ratio Adjustment. The common stock of FUNC is actively traded and is listed on the New York Stock Exchange
(NYSE). The last reported sale price of FUNC common stock on the NYSE Composite
Transactions Tape on                , 1994 was $      per share.
     Consummation of the Mergers is subject to certain conditions, including approval of the Merger Agreement and the related Plan of Merger by ABI stockholders and approval of the Mergers by various regulatory agencies.
     Approval of the Merger Agreement and the related Plan of Merger requires the affirmative vote of a majority of the votes entitled to be cast at the meeting by the holders of ABI common stock. Approval of the Merger Agreement and the related Plan of Merger will also require the affirmative vote of a majority of the votes entitled to be cast at the meeting by the holders of ABI convertible preferred stock, voting as a separate class. In connection with the execution of the Merger Agreement, the directors of ABI, who are the beneficial owners of approximately 85 percent of the outstanding shares of ABI convertible preferred stock, agreed to vote such shares in favor of approval of the Merger Agreement and the related Plan of Merger at the meeting. Accordingly, assuming such shares are so voted, the Merger Agreement and related Plan of Merger will be approved at the meeting by the requisite vote of the holders of ABI convertible preferred stock.
     The accompanying Notice of Special Meeting and Prospectus/Proxy Statement contain information about the Mergers. I urge you to carefully review such information, the information in FUNC's 1993 Annual Report on Form 10-K and 1994 Annual Meeting Proxy Statement, copies of which are available as indicated in the accompanying Prospectus/Proxy Statement under AVAILABLE INFORMATION.

     THE BOARD OF DIRECTORS OF ABI HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND THE RELATED PLAN OF MERGER AND RECOMMENDS THAT THE STOCKHOLDERS OF ABI APPROVE THE MERGER AGREEMENT AND THE RELATED PLAN OF MERGER. A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE ABSTAIN BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT AND THE RELATED PLAN OF MERGER. EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID, RETURN ADDRESSED ENVELOPE.
                                         Yours very truly,
                                         RUSSELL W. POPE
                                         PRESIDENT AND CHIEF
                                         EXECUTIVE OFFICER

                           AMERICAN BANCSHARES, INC.
                            201 EAST WINDSOR STREET
                          MONROE, NORTH CAROLINA 28112
                                 (704) 283-2176
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON                , 1994
                                                                          , 1994
     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of American
Bancshares, Inc. (ABI) will be held at a.m., Monroe time, on                ,
1994, in the Union County Chamber of Commerce Building, 903 Skyway Drive, Monroe, North Carolina for the following purposes:
     1. To consider and vote upon a proposal to approve an Agreement and Plan of Mergers, dated as of November 17, 1993 (the Merger Agreement), among ABI, American Commercial Savings Bank, Inc., SSB (American Bank), First Union Corporation (FUNC) and First Union National Bank of North Carolina (FUNB-NC), a subsidiary of FUNC, and the related Plan of Merger, pursuant to which Merger Agreement and Plan of Merger (i) ABI would merge with and into FUNC (the Corporate Merger), (ii) each outstanding share of ABI common stock (excluding any shares held by dissenting stockholders and certain shares held by ABI or FUNC) would be converted into the right to receive 0.211 shares of FUNC common stock, subject to possible adjustment under certain circumstances (the Exchange Ratio), and (iii) each outstanding share of ABI convertible preferred stock (excluding any shares held by dissenting stockholders) would be converted into the right to receive a number of shares of FUNC common stock equal to the product of (a) the Exchange Ratio, and (b) 159, the number of shares of ABI common stock into which a share of ABI convertible preferred stock was convertible as of September 30, 1993, and pursuant to which Merger Agreement, American Bank would merge with and into FUNB-NC (the Bank Merger and together with the Corporate Merger, the Mergers) all on and subject to the terms and conditions contained therein.
     2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
     A copy of the Merger Agreement, including the related Plan of Merger set forth in Exhibit C thereto, is set forth in ANNEX B to the accompanying Prospectus/Proxy Statement.
     The Board of Directors of ABI has fixed                , 1994, as the
record date for the determination of stockholders entitled to notice of and to vote at the meeting and, accordingly, only holders of record of ABI common stock and ABI convertible preferred stock at the close of business on that date will be entitled to notice of and to vote at the meeting.
     Approval of the Merger Agreement and the related Plan of Merger requires the affirmative vote of a majority of the votes entitled to be cast at the meeting by the holders of ABI common stock. Approval of the Merger Agreement and the related Plan of Merger will also require the affirmative vote of a majority of the votes entitled to be cast at the meeting by the holders of ABI convertible preferred stock, voting as a separate class. In connection with the execution of the Merger Agreement, the directors of ABI, who are the beneficial owners of approximately 85 percent of the outstanding shares of ABI convertible preferred stock, agreed to vote such shares in favor of approval of the Merger Agreement and the related Plan of Merger at the meeting. Accordingly, assuming such shares are so voted, the Merger Agreement and related Plan of Merger will be approved at the meeting by the requisite vote of the holders of ABI convertible preferred stock.
     PURSUANT TO THE NORTH CAROLINA BUSINESS CORPORATION ACT, HOLDERS OF ABI COMMON STOCK AND ABI CONVERTIBLE PREFERRED STOCK ENTITLED TO VOTE ON APPROVAL OF THE MERGER AGREEMENT AND THE RELATED PLAN OF MERGER HAVE THE RIGHT TO DISSENT FROM SUCH APPROVAL AND TO DEMAND PAYMENT OF THE FAIR VALUE OF EACH SUCH HOLDER'S SHARES OF ABI COMMON STOCK AND/OR ABI CONVERTIBLE PREFERRED STOCK, AS APPLICABLE, IN THE EVENT THE CORPORATE MERGER IS CONSUMMATED. A HOLDER OF ABI COMMON STOCK AND/OR ABI CONVERTIBLE PREFERRED STOCK WHO WISHES TO ASSERT SUCH HOLDER'S DISSENTERS' RIGHTS MUST (I) DELIVER TO ABI, BEFORE SUCH VOTE IS TAKEN ON THE MERGER AGREEMENT AND THE RELATED PLAN OF MERGER, WRITTEN NOTICE OF SUCH HOLDER'S INTENT TO DEMAND PAYMENT FOR SUCH SHARES IF THE CORPORATE MERGER IS CONSUMMATED, (II) NOT VOTE SUCH SHARES IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT AND THE RELATED PLAN OF MERGER, AND (III) COMPLY WITH THE FURTHER PROVISIONS OF THE NORTH CAROLINA BUSINESS CORPORATION ACT, IN ORDER TO BE ENTITLED TO RECEIVE IN CASH, IF THE CORPORATE MERGER IS CONSUMMATED, THE FAIR VALUE OF SUCH HOLDER'S ABI COMMON STOCK AND/OR ABI CONVERTIBLE PREFERRED STOCK, AS APPLICABLE. A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT AND THE RELATED PLAN OF MERGER WILL NOT CONSTITUTE WRITTEN NOTICE OF AN INTENT TO DEMAND PAYMENT NOR WILL A FAILURE TO VOTE AGAINST SUCH APPROVAL CONSTITUTE A WAIVER OF DISSENTERS' RIGHTS. A COPY OF THE APPLICABLE PROVISIONS OF THE NORTH CAROLINA BUSINESS

CORPORATION ACT REFERRED TO ABOVE IS SET FORTH IN ANNEX D TO THE ACCOMPANYING PROSPECTUS/PROXY STATEMENT AND A SUMMARY OF SUCH PROVISIONS IS SET FORTH IN THE ACCOMPANYING PROSPECTUS/PROXY STATEMENT UNDER THE MERGERS -- DISSENTERS' RIGHTS.
     THE BOARD OF DIRECTORS OF ABI RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE RELATED PLAN OF MERGER.
                                         By Order of the Board of Directors of
                                         AMERICAN BANCSHARES, INC.,
                                         JOHN O. SUMMEY, JR.
                                         SECRETARY
EVEN STOCKHOLDERS WHO EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR APPOINTMENT OF PROXY AND VOTE YOUR SHARES IN PERSON. IF A STOCKHOLDER RECEIVES MORE THAN ONE PROXY FOR ANY REASON, EACH PROXY SHOULD BE COMPLETED AND RETURNED. YOUR COOPERATION WILL BE APPRECIATED. YOUR PROXY WILL BE VOTED WITH RESPECT TO THE MATTERS IDENTIFIED THEREON IN ACCORDANCE WITH ANY SPECIFICATIONS ON THE PROXY. A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE ABSTAIN BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT AND THE RELATED PLAN OF MERGER.

                         PROSPECTUS                                                 PROXY STATEMENT
                  FIRST UNION CORPORATION                                      AMERICAN BANCSHARES, INC.
                        COMMON STOCK                                 SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON
              (PAR VALUE $3.33 1/3 PER SHARE)                                                    , 1994

     This Prospectus/Proxy Statement is being furnished by American Bancshares, Inc., a North Carolina corporation (ABI), to the holders of (i) ABI common stock, par value $1.00 per share (ABI Common Stock), and (ii) ABI Series A Convertible Preferred Stock, par value $1.00 per share (ABI Preferred Stock), as a proxy statement in connection with the solicitation of proxies by the ABI Board of Directors for use at a special meeting of stockholders of ABI to be
held at      a.m., Monroe time, on              , 1994, in the Union County
Chamber of Commerce Building, 903 Skyway Drive, Monroe, North Carolina (the Special Meeting), and at any adjournment or adjournments thereof.
     This Prospectus/Proxy Statement, the accompanying Notice of Special Meeting and the form of proxy enclosed herewith are first being mailed to the
stockholders of ABI on or about              , 1994.
     The purpose of the Special Meeting is to consider and vote upon a proposal to approve an Agreement and Plan of Mergers, dated as of November 17, 1993 (the Merger Agreement), among ABI, American Commercial Savings Bank, Inc., SSB (American Bank), First Union Corporation, a North Carolina corporation (FUNC), and First Union National Bank of North Carolina, a subsidiary of FUNC (FUNB-NC), and the related Plan of Merger (set forth in Exhibit C to the Merger Agreement), pursuant to which Merger Agreement and Plan of Merger, ABI would merge with and into FUNC (the Corporate Merger) and pursuant to which Merger Agreement, American Bank would merge with and into FUNB-NC (the Bank Merger and together with the Corporate Merger, the Mergers), all on and subject to the terms and conditions contained therein. See SUMMARY, THE MERGERS and ANNEX B to this Prospectus/Proxy Statement.
     Upon consummation of the Corporate Merger (i) each outstanding share of ABI Common Stock (excluding any shares held by dissenting stockholders and certain shares held by ABI or FUNC) would be converted into the right to receive 0.211 shares of FUNC common stock, par value $3.33 1/3 per share (together with the FUNC Rights (as hereinafter defined) attached thereto, FUNC Common Stock), subject to possible adjustment under certain circumstances (the Common Stock Exchange Ratio), with cash in lieu of the issuance of any fractional share interest, and (ii) each outstanding share of ABI Preferred Stock (excluding any shares held by dissenting stockholders) would be converted into the right to receive a number of shares of FUNC Common Stock equal to the product of (a) the Common Stock Exchange Ratio, and (b) 159, the number of shares of ABI Common Stock into which a share of ABI Preferred Stock was convertible as of September 30, 1993 (the Preferred Stock Exchange Ratio).
     In the event of a decline in the price of FUNC Common Stock below certain levels and under certain conditions, the Common Stock Exchange Ratio (and as a result the Preferred Stock Exchange Ratio) may, but is not required to, be adjusted. See THE MERGERS -- Possible Common Stock Exchange Ratio Adjustment.
     This document also constitutes a prospectus of FUNC relating to the shares (the FUNC Common Shares) of FUNC Common Stock that are issuable to the holders of ABI Common Stock and ABI Preferred Stock upon consummation of the Corporate Merger. See DESCRIPTION OF FUNC CAPITAL STOCK and CERTAIN DIFFERENCES IN THE RIGHTS OF ABI AND FUNC STOCKHOLDERS.
     Based on the 2,299,854 shares of ABI Common Stock outstanding on the Record Date (as hereinafter defined), the 157,092 shares of ABI Common Stock into which the 988 outstanding shares of ABI Preferred Stock were convertible on September 30, 1993, and the 0.211 Common Stock Exchange Ratio, approximately 518,416 FUNC Common Shares will be issuable upon consummation of the Corporate Merger.
     FUNC Common Stock is listed and traded on the New York Stock Exchange
(NYSE). There is no active trading market for ABI Common Stock, which is quoted in the over-the-counter market pink sheets. On November 16, 1993, the last business day prior to public announcement of the execution of the Merger Agreement, the last reported sale price per share of FUNC Common Stock on the NYSE Composite Transactions Tape and the closing asked price per share of ABI Common Stock in the over-the-counter market pink sheets were $39.875 and $7.50,
respectively. On              , 1994, such prices were $      and $     ,
respectively. There is no public trading market for ABI Preferred Stock.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY
       STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
THE FUNC COMMON SHARES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY
     THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT
        AGENCY.
       THE DATE OF THIS PROSPECTUS/PROXY STATEMENT IS             , 1994

                             AVAILABLE INFORMATION
     FUNC and ABI are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the Exchange Act), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the Commission). Reports, proxy statements and other information filed by FUNC and ABI can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York (75 Park Place, 14th Floor, New York, New York 10007) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661) and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information relating to FUNC can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.
     This Prospectus/Proxy Statement does not contain all of the information set forth in the Registration Statement on Form S-4, of which this Prospectus/Proxy Statement is a part, and the exhibits thereto (together with any amendments or supplements thereto, the Registration Statement ), which has been filed by FUNC with the Commission under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the Securities Act), certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which portions reference is hereby made for further information.
     THIS PROSPECTUS/PROXY STATEMENT INCORPORATES CERTAIN FUNC DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. A COPY OF SUCH DOCUMENTS IS AVAILABLE WITHOUT CHARGE (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER TO WHOM A PROSPECTUS/PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST FROM:
FIRST UNION CORPORATION, INVESTOR RELATIONS, TWO FIRST UNION CENTER, CHARLOTTE, NORTH CAROLINA 28288-0206 (TELEPHONE NUMBER (704) 374-6782). IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY
              , 1994.
     All information contained or incorporated by reference in this Prospectus/Proxy Statement with respect to FUNC was supplied by FUNC, and all information contained in this Prospectus/Proxy Statement with respect to ABI was supplied by ABI.
     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus/Proxy Statement and, if given or made, such information or representations must not be relied upon as having been authorized by FUNC or ABI. Neither the delivery of this Prospectus/Proxy Statement nor any distribution of the securities to which this Prospectus/Proxy Statement relates shall, under any circumstances, create any implication that there has been no change in the affairs of FUNC or ABI since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus/Proxy Statement does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or solicitation of an offer to buy such securities in any circumstances in which such an offer or solicitation is not lawful.

     The Commissioner of Insurance of the State of North Carolina has not approved or disapproved this offering nor has the Commissioner passed upon the accuracy or adequacy of this Prospectus/Proxy Statement.
                                       2

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following document filed by FUNC with the Commission (FUNC File No. 1-10000) under Section 13(a) or 15(d) of the Exchange Act is hereby incorporated by reference in this Prospectus/Proxy Statement:
     FUNC's Annual Report on Form 10-K for the year ended December 31, 1993. Certain financial and other information relating to ABI (Commission File
No. 0-20414) is contained in ANNEX A to this Prospectus/Proxy Statement.
     All documents filed by FUNC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting are hereby incorporated by reference into this Prospectus/Proxy Statement and shall be deemed a part hereof from the date of filing of such documents.
     Any statement contained herein, in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus/Proxy Statement to the extent that a statement contained herein, in any supplement hereto or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Prospectus/Proxy Statement or any supplement hereto.
                                       3

                               TABLE OF CONTENTS

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AVAILABLE INFORMATION..................................................................................................     2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................................................................     3
SUMMARY................................................................................................................     6
GENERAL INFORMATION....................................................................................................    16
  General..............................................................................................................    16
  Record Date; Votes Required..........................................................................................    16
THE MERGERS............................................................................................................    17
  General..............................................................................................................    17
  Possible Common Stock Exchange Ratio Adjustment......................................................................    17
  Effective Date.......................................................................................................    18
  Exchange of ABI Certificates.........................................................................................    18
  Background and Reasons...............................................................................................    19
  Opinion of Financial Advisor.........................................................................................    20
  Interests of Certain Persons.........................................................................................    22
  Certain Federal Income Tax Consequences..............................................................................    22
  Business Pending Consummation........................................................................................    23
  Regulatory Approvals.................................................................................................    23
  Conditions to Consummation; Termination..............................................................................    24
  Waiver; Amendment....................................................................................................    24
  Dissenters' Rights...................................................................................................    25
  Accounting Treatment.................................................................................................    26
  Expenses.............................................................................................................    27
  Stock Option Agreement...............................................................................................    27
  Market Prices........................................................................................................    28
  Dividends............................................................................................................    29
ABI AND AMERICAN BANK..................................................................................................    30
  History..............................................................................................................    30
  Memorandum of Understanding..........................................................................................    30
  Lending Activities...................................................................................................    31
  Investment Activities................................................................................................    39
  Sources of Funds.....................................................................................................    40
  Properties...........................................................................................................    43
  Employees............................................................................................................    43
  Market Price of ABI Common Stock and ABI Preferred Stock.............................................................    44
  Dividend Policy......................................................................................................    44
  Legal Proceedings....................................................................................................    44
  Management's Discussion and Analysis of Results of Operation and Financial Condition.................................    44
  Directors and Executive Officers.....................................................................................    52
  Security Ownership of Management.....................................................................................    53
FUNC AND FUNB-NC.......................................................................................................    54
  General..............................................................................................................    54
  History and Business.................................................................................................    54
CERTAIN REGULATORY CONSIDERATIONS......................................................................................    55
  General..............................................................................................................    55
  Payment of Dividends.................................................................................................    55
  Borrowings...........................................................................................................    56
  Capital..............................................................................................................    56
  FIRREA...............................................................................................................    57
  FDICIA...............................................................................................................    57
  FDIC Insurance Assessments...........................................................................................    58
  Depositor Preference Statute.........................................................................................    59
  North Carolina Regulation............................................................................................    59
  The FHLB.............................................................................................................    59
  Liquidity Requirements...............................................................................................    60
DESCRIPTION OF FUNC CAPITAL STOCK......................................................................................    61
  Authorized Capital...................................................................................................    61
  FUNC Common Stock....................................................................................................    61
  FUNC Preferred Stock.................................................................................................    61
  FUNC Class A Preferred Stock.........................................................................................    62
  Rights Plan..........................................................................................................    62
  Other Provisions.....................................................................................................    63

                                       4

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CERTAIN DIFFERENCES IN THE RIGHTS OF ABI AND FUNC STOCKHOLDERS.........................................................    64
  General..............................................................................................................    64
  Authorized Capital...................................................................................................    64
  Amendment of Articles of Incorporation or Bylaws.....................................................................    64
  Size and Classification of Board of Directors........................................................................    64
  Removal of Directors.................................................................................................    65
  Stockholder Meetings.................................................................................................    65
  Director Nominations.................................................................................................    65
  Stockholder Proposals................................................................................................    66
  Stockholder Protection Rights Plan...................................................................................    66
RESALE OF FUNC COMMON SHARES...........................................................................................    66
ADDITIONAL MATTERS.....................................................................................................    67
OPINIONS...............................................................................................................    67
EXPERTS................................................................................................................    67
OTHER MATTERS..........................................................................................................    67
ANNEXES:
  ANNEX A -- CONSOLIDATED FINANCIAL STATEMENTS OF ABI..................................................................   A-1
  ANNEX B -- AGREEMENT AND PLAN OF MERGERS, INCLUDING THE STOCK OPTION AGREEMENT, THE ABI DIRECTORS' AGREEMENT AND THE
             RELATED PLAN OF MERGER....................................................................................   B-1
  ANNEX C -- FAIRNESS OPINION OF THE MERITAS GROUP, INC. ..............................................................   C-1
  ANNEX D -- ARTICLE 13 OF THE NORTH CAROLINA BUSINESS CORPORATION ACT RELATING TO DISSENTERS' RIGHTS..................   D-1

                                    SUMMARY
     THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION RELATING TO THE MERGERS CONTAINED ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT. THIS SUMMARY IS NOT INTENDED TO BE A SUMMARY OF ALL MATERIAL INFORMATION RELATING TO THE MERGERS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT, INCLUDING THE ANNEXES HERETO AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS/PROXY STATEMENT. A COPY OF THE MERGER AGREEMENT (INCLUDING THE STOCK OPTION AGREEMENT (AS HEREINAFTER DEFINED), THE ABI DIRECTORS' AGREEMENT (AS HEREINAFTER DEFINED) AND THE RELATED PLAN OF MERGER) IS SET FORTH IN ANNEX B TO THIS PROSPECTUS/PROXY STATEMENT AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGERS. STOCKHOLDERS ARE URGED TO READ CAREFULLY THE ENTIRE PROSPECTUS/PROXY STATEMENT, INCLUDING THE ANNEXES. AS USED IN THIS PROSPECTUS/PROXY STATEMENT, THE TERMS FUNC, FUNB-NC, ABI AND AMERICAN BANK REFER TO SUCH ORGANIZATIONS, RESPECTIVELY, AND, UNLESS THE CONTEXT OTHERWISE REQUIRES, SUCH CORPORATIONS AND THEIR RESPECTIVE SUBSIDIARIES.
PARTIES TO THE MERGERS
  FUNC
     FUNC is a North Carolina-based, multi-bank holding company registered under the Bank Holding Company Act of 1956, as amended (the BHCA). FUNC provides a wide range of commercial and retail banking services and trust services in North Carolina, Florida, South Carolina, Georgia, Tennessee, Virginia, Maryland and Washington, D.C. FUNC also provides various other financial services, including mortgage banking, home equity lending, insurance and discount brokerage services, through other subsidiaries. As of December 31, 1993, and for the year then ended, FUNC reported assets of $70.8 billion, net loans of $46.9 billion, deposits of $53.7 billion, stockholders' equity of $5.2 billion and net income applicable to common stockholders of $793 million, and as of such date FUNC operated through 1,525 offices in 39 states and one foreign country. FUNC is the ninth largest bank holding company in the United States, based on total assets at December 31, 1993. The principal executive offices of FUNC are located at One First Union Center, Charlotte, North Carolina 28288-0013, and its telephone number is (704) 374-6565. See FUNC AND FUNB-NC.
  FUNB-NC
     FUNB-NC is a national banking association that provides a wide range of commercial and retail banking services and trust services in North Carolina. FUNB-NC also provides various other financial services, including home equity lending and discount brokerage services. As of December 31, 1993, and for the year then ended, FUNB-NC's call report included assets of $22.0 billion, net loans of $13.6 billion, deposits of $17.3 billion, stockholder's equity of $1.2 billion and net income of $265 million, and as of such date FUNB-NC operated through 267 banking offices in North Carolina and one foreign country and through 168 additional offices in 37 states. FUNB-NC's principal executive offices are located at One First Union Center, Charlotte, North Carolina 28288-0013, and its telephone number is (704) 374-6161. See FUNC AND FUNB-NC.
  ABI AND AMERICAN BANK
     ABI is a savings bank holding company registered under the BHCA. ABI's principal asset is the stock of American Bank, which provides commercial and retail banking services in Union and Mecklenburg Counties of North Carolina. As of December 31, 1993, and for the year then ended, ABI reported assets of $235 million, net loans of $186 million, deposits of $210 million, stockholders' equity of $16 million and net income applicable to common stockholders of $657,000, and as of such date ABI operated through 12 offices in Union and Mecklenburg Counties of North Carolina. The principal executive offices of ABI and Amercian Bank are located at 201 East Windsor Street, Monroe, North Carolina 28112, and their telephone number is (704) 283-2176. See ABI AND AMERICAN BANK. SPECIAL MEETING; RECORD DATE
     The Special Meeting will be held on              , 1994, at      a.m.,
Monroe time, in the Union County Chamber of Commerce Building, 903 Skyway Drive, Monroe, North Carolina, for the purpose of ABI stockholders considering and voting upon a proposal to approve the Merger Agreement and the related Plan of Merger.
     The Board of Directors of ABI (the ABI Board) has fixed             , 1994,
as the record date for stockholders entitled to notice of and to vote at the Special Meeting (the Record Date). As of such date, there were 2,299,854 shares of ABI Common Stock and 988 shares of ABI Preferred Stock outstanding and entitled to be voted at the Special Meeting.
     See GENERAL INFORMATION.
                                       6

THE MERGERS; EXCHANGE RATIOS
     Under the terms of the Merger Agreement, ABI will merge with and into FUNC and American Bank will merge with and into FUNB-NC. Upon consummation of the Corporate Merger (i) each outstanding share of ABI Common Stock (excluding any shares of stock as to which holders have perfected their dissenters' rights (Dissenting Shares) and any held by FUNC or ABI or their respective subsidiaries, other than in a fiduciary capacity or in satisfaction of a debt previously contracted (FUNC/ABI Held Shares)) would be converted into the right to receive 0.211 shares of FUNC Common Stock, subject to possible adjustment under certain circumstances, with cash in lieu of the issuance of any fractional share interest, and (ii) each outstanding share of ABI Preferred Stock (excluding any Dissenting Shares) would be converted into the right to receive a number of shares of FUNC Common Stock equal to the product of (a) the Common Stock Exchange Ratio, and (b) 159, the number of shares of ABI Common Stock into which a share of ABI Preferred Stock was convertible as of September 30, 1993. See THE MERGERS -- Possible Common Stock Exchange Ratio Adjustment, DESCRIPTION OF FUNC CAPITAL STOCK and CERTAIN DIFFERENCES IN THE RIGHTS OF ABI AND FUNC STOCKHOLDERS.
     Immediately following consummation of the Corporate Merger on the Effective Date (as hereinafter defined) or as soon thereafter as FUNB-NC may deem appropriate, the Bank Merger will be consummated.
POSSIBLE COMMON STOCK EXCHANGE RATIO ADJUSTMENT
     The Merger Agreement may be terminated in certain circumstances, including by the ABI Board, at its sole option, if (i) the FUNC Closing Price (as hereinafter defined) on the date on which the approval of the Office of the Comptroller of the Currency (OCC) required for consummation of the Bank Merger is received (the OCC Approval Date) is less than $32.50, and (ii) the percentage decline in such price from $40.50 is more than 20 percentage points greater than the percentage decline in the weighted average closing price on the OCC Approval Date of the common stocks of a group (the Index Group) of 16 other publicly traded bank holding companies from $32.31 (the weighted average closing price of the common stocks of the Index Group on November 18, 1993) (an FUNC Common Stock Decline); provided, however, that the Merger Agreement may not be so terminated if FUNC elects, at its sole option, to increase the Common Stock Exchange Ratio (and as a result the Preferred Stock Exchange Ratio) as provided in the Merger Agreement. See THE MERGERS -- Possible Common Stock Exchange Ratio Adjustment. VOTES REQUIRED
     Approval of the Merger Agreement and the related Plan of Merger requires the affirmative vote of a majority of the votes entitled to be cast at the Special Meeting by (i) the holders of ABI Common Stock, and (ii) the holders of ABI Preferred Stock, voting as a separate class.
     The directors and executive officers of ABI (including certain of their related interests) beneficially owned, as of the Record Date, and are entitled to vote at the Special Meeting, (i) 349,836 shares of ABI Common Stock, which represent approximately 15 percent of the outstanding shares of ABI Common Stock entitled to be voted, and (ii) 835 shares of ABI Preferred Stock, which represent approximately 85 percent of the outstanding shares of ABI Preferred Stock entitled to be voted. In a letter dated November 17, 1993, all of the directors of the ABI Board agreed to vote such shares of ABI Preferred Stock in favor of approval of the Merger Agreement and the related Plan of Merger at the Special Meeting (the ABI Directors' Agreement, a copy of which is included in Exhibit B of ANNEX B to this Prospectus/Proxy Statement). Accordingly, assuming such shares are so voted, the Merger Agreement and related Plan of Merger will be approved at the Special Meeting by the requisite vote of the holders of ABI Preferred Stock.
     See GENERAL INFORMATION -- Record Date; Votes Required.
     A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE ABSTAIN BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT AND THE RELATED PLAN OF MERGER.
EFFECTIVE DATE
     Subject to the conditions to the obligations of the parties to effect the Mergers, the Mergers will become effective (the Effective Date) on such date as FUNC notifies ABI in writing not less than five days prior thereto, provided such date is not more than 30 days after such conditions have been satisfied or waived. Subject to the foregoing, it is currently anticipated that the Mergers will be consummated in the second quarter of 1994. If the Mergers are consummated in such quarter, or in any other quarter, ABI stockholders should not assume or expect that the Effective Date will precede the record date for the
                                       7
dividend on FUNC Common Stock for that quarter, so as to enable such stockholders to receive such dividend. See THE MERGERS -- Exchange of ABI Certificates and -- Conditions to Consummation; Termination.
RECOMMENDATION OF ABI'S BOARD OF DIRECTORS
     The ABI Board has adopted the Merger Agreement and the related Plan of Merger by unanimous vote, believes they are in the best interests of ABI and its stockholders and are fair to ABI's stockholders and recommends their approval by ABI's stockholders. See THE MERGERS -- Background and Reasons; ABI.
FAIRNESS OPINION
     The Meritas Group, Inc. (Meritas) has advised the ABI Board that, in its opinion, the consideration of 0.211 shares of FUNC Common Stock for each share of ABI Common Stock is fair, from a financial point of view, to the holders of ABI Common Stock and, after effective conversion, to the holders of ABI Preferred Stock. The full text of the Meritas' opinion, dated as of the date of the Prospectus/Proxy Statement (the Opinion), which describes the procedures followed, assumptions made, limitations on the review undertaken and other matters in connection with rendering such opinion, is set forth in ANNEX C to this Prospectus/Proxy Statement and should be read in its entirety by ABI stockholders. For further information regarding the opinion of Meritas, see THE MERGERS -- Fairness Opinion.
INTERESTS OF CERTAIN PERSONS IN THE MERGERS
     In connection with the execution of the Merger Agreement, FUNB-NC entered into 13-month employment agreements with Russell W. Pope, President and Chief Executive Officer of ABI and American Bank, and John O. Summey, Jr., Chief Financial Officer of ABI and American Bank. The agreements provide for the employment term to commence on the Effective Date, with annual salaries of $165,000 for Mr. Pope and $96,250 for Mr. Summey and severance payments at the end of the employment term of $63,462 for Mr. Pope and $37,019 for Mr. Summey.
     The agreements also contain noncompete provisions pursuant to which Messrs. Pope and Summey agree not to engage in any financial business which competes with FUNB-NC in Union or Mecklenburg Counties, North Carolina for a 36-month period following the end of the employment term. In consideration of such noncompete provisions, FUNB-NC has agreed to pay $38,224 to Mr. Pope and $22,297 to Mr. Summey at the end of the employment term. The rights of Messrs. Pope and Summey to receive payments under their existing respective American Commercial Savings Bank, Inc. Employee Salary Continuation Agreements dated March 16,
1992 (the Salary Continuation Agreements), will not be affected by the FUNB-NC employment agreements with Messrs. Pope and Summey. The Salary Continuation Agreements provide that Mr. Pope and Mr. Summey will receive $70,000 and
$40,000 annually, respectively, for a period of 15 years upon reaching the age of 55 or retirement, whichever occurs last.
     FUNC also has agreed, subject to certain limitations, to use its reasonable best efforts to maintain ABI's existing directors' and officers' liability insurance policy (or a policy providing comparable coverage) covering persons who were covered by such insurance on the date of the Merger Agreement, for a period of six months after the Effective Date, on terms no less favorable than those in effect on the date of the Merger Agreement, subject to certain limitations as to the premium payable for such coverage.
     See THE MERGERS -- Interests of Certain Persons.
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     Consummation of the Corporate Merger is conditioned on receipt by FUNC and ABI of an opinion of Sullivan & Cromwell, special counsel for FUNC, dated as of the Effective Date, to the effect that no gain or loss will be recognized for federal income tax purposes by stockholders of ABI who receive FUNC Common Shares in exchange for their shares of ABI Common Stock or ABI Preferred Stock, other than in respect of cash received in lieu of fractional share interests. Gain or loss will be recognized in respect of cash received as a result of the exercise by holders of ABI Common Stock or ABI Preferred Stock of dissenters' rights. See THE MERGERS -- Certain Federal Income Tax Consequences.
     BECAUSE CERTAIN TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH ABI STOCKHOLDER, IT IS RECOMMENDED THAT ABI STOCKHOLDERS CONSULT THEIR TAX ADVISERS CONCERNING THE FEDERAL (AND ANY STATE AND LOCAL) TAX CONSEQUENCES OF THE CORPORATE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.
                                       8

RESALE OF FUNC COMMON SHARES
     The FUNC Common Shares will be freely transferable by the holders of such shares, except for those shares held by those holders who may be deemed to be affiliates (generally including directors, certain executive officers and ten percent or more stockholders) of ABI or FUNC under applicable federal securities laws. See RESALE OF FUNC COMMON SHARES.
BUSINESS PENDING CONSUMMATION
     ABI has agreed in the Merger Agreement not to take certain actions relating to the operation of ABI pending consummation of the Mergers, without the prior written consent of FUNC, except as otherwise permitted by the Merger Agreement. These actions include, without limitation: (i) paying any dividends, other than dividends on ABI Preferred Stock in accordance with its terms, or redeeming or otherwise acquiring any shares of its capital stock, or issuing any additional shares of its capital stock or giving any person the right to acquire any such shares, or issuing any long-term debt; (ii) increasing the rate of compensation or paying any bonus to any of its directors, officers or employees; (iii) entering into or modifying any employment agreements or employee benefit plans;
(iv) disposing of any material portion of its assets or acquiring any substantial portion of the business or property of any other entity; or (v) taking any other action not in the ordinary course of business.
     ABI also has agreed that, prior to the Effective Date, it will use its best efforts to modify its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be consistent with those policies and practices applied by FUNC.
     See THE MERGERS -- Business Pending Consummation; ABI AND AMERICAN
BANK -- History; AMERICAN BANK and  -- Memorandum of Understanding.
REGULATORY APPROVALS
     The Mergers are subject to the prior approval (or the receipt of a waiver therefrom or the receipt of an exemption from approval therefrom) of the Board of Governors of the Federal Reserve System (the Federal Reserve Board), the OCC and the Administrator of the North Carolina Savings Institutions Division (the Administrator), as applicable. Applications have either been filed or are expected to be filed in the near future with each of such regulatory authorities for such approvals or waivers. There can be no assurance that the necessary regulatory approvals or waivers will be obtained or as to the timing or conditions of such approvals or waivers. See CERTAIN REGULATORY CONSIDERATIONS. CONDITIONS TO CONSUMMATION; TERMINATION
     Consummation of the Mergers is subject, among other things, to: (i) approval of the Merger Agreement and the related Plan of Merger by the requisite vote of the stockholders of ABI; (ii) receipt of the regulatory approvals referred to above without any restrictions or conditions which would so materially adversely impact the economic or business benefits to FUNC of the transactions contemplated by the Merger Agreement so as to render inadvisable the consummation of the Mergers; (iii) no court or governmental or regulatory authority having taken any action which prohibits the Mergers; (iv) the Registration Statement being effective; (v) receipt by FUNC of a letter, satisfactory to FUNC, from its independent certified public accountants that the Corporate Merger will qualify for pooling of interests accounting treatment and a letter from ABI's independent certified public accountants to the effect that they are not aware of any facts or circumstances that might cause the Corporate Merger not to qualify for pooling of interests accounting treatment; and (vi) the FUNC Common Shares having been approved for listing on the NYSE, subject to official notice of issuance.
     The Merger Agreement may be terminated by mutual agreement of the Boards of Directors of FUNC and ABI. The Merger Agreement may also be terminated by the Board of Directors of either FUNC or ABI if the Corporate Merger does not occur on or before September 30, 1994, or if certain conditions set forth in the Merger Agreement are not met. The ABI Board also is entitled to terminate the Merger Agreement, at its sole option, in the event there is an FUNC Common Stock Decline and FUNC does not elect, at its sole option, to increase the Common Stock Exchange Ratio as provided in the Merger Agreement.
     See THE MERGERS -- Possible Common Stock Exchange Ratio Adjustment and
 -- Conditions to Consummation; Termination.
                                       9

DISSENTERS' RIGHTS
     Holders of ABI Common Stock and ABI Preferred Stock entitled to vote on approval of the Merger Agreement and the related Plan of Merger have the right to dissent from such approval and, upon consummation of the Corporate Merger and the satisfaction of certain specified procedures, to receive cash in respect of the fair value of each such holder's shares of ABI Common Stock and/or ABI Preferred Stock, as applicable, in accordance with the applicable provisions of the North Carolina Business Corporation Act (NCBCA). The procedures to be followed by dissenting stockholders are summarized under THE
MERGERS -- Dissenters' Rights. A copy of the applicable provisions of the NCBCA is set forth in ANNEX D to this Prospectus/Proxy Statement. FAILURE TO FOLLOW SUCH PROVISIONS PRECISELY MAY RESULT IN LOSS OF SUCH DISSENTERS' RIGHTS.
     In general, any dissenting stockholder who perfects such holder's statutory dissenters' rights to be paid in cash the fair value of such holder's ABI Common Stock and/or ABI Preferred Stock, as applicable, will recognize gain or loss for federal income tax purposes upon receipt of such cash. See THE
MERGERS -- Certain Federal Income Tax Consequences.
STOCK OPTION AGREEMENT
     As a condition to FUNC's entering into the Merger Agreement and in consideration thereof, ABI entered into a Stock Option Agreement with FUNC, dated as of November 17, 1993 (the Stock Option Agreement). The Stock Option Agreement is set forth in Exhibit A to the Merger Agreement, which is set forth in ANNEX B to this Prospectus/Proxy Statement. Pursuant to the Stock Option Agreement, ABI granted to FUNC an irrevocable option (the Option), exercisable only under certain limited and specifically defined circumstances, none of which, to the best of ABI's and FUNC's knowledge, has occurred as of the date hereof, to purchase up to 443,700 authorized but unissued shares of ABI Common Stock for a purchase price of $7.50 per share (the Purchase Price), subject to adjustment in certain circumstances. The Purchase Price represents the closing asked price per share of ABI Common Stock in the over-the-counter market pink sheets on November 16, 1993, the last business day prior to the date on which execution of the Merger Agreement was publicly announced. The number of shares of ABI Common Stock subject to the Option represents approximately 19.3 percent of the outstanding shares of ABI Common Stock, before giving effect to the issuance of such shares. FUNC does not have any voting rights with respect to the shares of ABI Common Stock subject to the Option prior to exercise of the Option. The purchase of any shares of ABI Common Stock by FUNC pursuant to the Option is subject to compliance with applicable law, including receipt of necessary approvals under the BHCA.
     The Stock Option Agreement and the Option are intended to make it more difficult for another party to acquire ABI, thereby increasing the likelihood that the Mergers will occur. See THE MERGERS -- Stock Option Agreement. COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA
     The following unaudited information, adjusted for any stock dividends and stock splits, reflects, where applicable, certain comparative per common share data related to book value, cash dividends paid, income and market value: (i) on a historical basis for FUNC and ABI; (ii) on a pro forma combined basis per share of FUNC Common Stock reflecting consummation of the Corporate Merger with the 0.211 Common Stock Exchange Ratio; and (iii) on an equivalent pro forma basis per share of ABI Common Stock reflecting consummation of the Corporate Merger with the 0.211 Common Stock Exchange Ratio. Such information has been prepared giving effect to the Corporate Merger on a pooling of interests accounting basis. See THE MERGERS -- Accounting Treatment.
     As discussed under THE MERGERS -- Possible Common Stock Exchange Ratio Adjustment, the Common Stock Exchange Ratio (and as a result the Preferred Stock Exchange Ratio) is subject to possible adjustment as a result of an FUNC Common Stock Decline. It is not expected that the pro forma information presented would be materially different if the Common Stock Exchange Ratio were adjusted as a result of an FUNC Common Stock Decline.
                                       10

     The information shown below should be read in conjunction with the historical financial statements of FUNC and ABI, including the respective notes thereto, which are set forth in ANNEX A (with respect to ABI) or the documents incorporated herein by reference (with respect to FUNC). See AVAILABLE INFORMATION, INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE and ANNEX A. As to ABI, information for periods ended prior to September 14, 1992, represents information for American Bank. On that date, ABI became the holding company of American Bank pursuant to a corporate reorganization.

                                                                                                                   DECEMBER 31,
                                                                                                                       1993
BOOK VALUE PER COMMON SHARE:
  Historical:
     FUNC.......................................................................................................      $28.90
     ABI........................................................................................................        6.63
  Pro forma combined per FUNC common share (1)..................................................................       28.91
  Equivalent pro forma per ABI common share (2).................................................................      $ 6.10

(1) Pro forma combined book value per FUNC common share amounts represent the sum of pro forma combined FUNC common stockholders' equity amounts and ABI total stockholders' equity, divided by pro forma combined year-end common shares outstanding.
(2) Equivalent pro forma book value per ABI common share amounts represent the pro forma combined book value per FUNC common share amounts, multiplied by the 0.211 Common Stock Exchange Ratio.

                                                                                                            YEARS ENDED
                                                                                                            DECEMBER 31,
                                                                                                       1993      1992     1991
CASH DIVIDENDS PAID PER COMMON SHARE:
  Historical:
     FUNC per common share.........................................................................   $ 1.50      1.28    1.12
     ABI per common share..........................................................................      .10      --       .05
     ABI per preferred share.......................................................................    95.00    101.50     --
  Pro forma combined per FUNC common share (3).....................................................     1.45      1.05     .90
  Equivalent pro forma per ABI common share (4)....................................................      .31       .22     .19
  Equivalent pro forma per ABI preferred share (5).................................................   $48.68     26.49     --

(3) Pro forma combined cash dividends paid per FUNC common share amounts represent pro forma combined cash dividends paid on common stock outstanding, divided by pro forma combined average common shares outstanding.
(4) Equivalent pro forma cash dividends paid per ABI common share amounts represent pro forma combined per FUNC common share amounts multiplied by the 0.211 Common Stock Exchange Ratio. The current annualized dividend rate per share for FUNC Common Stock, based upon the most recently declared quarterly dividend rate of $.40 per share payable on March 15, 1994, would be $1.60. On an equivalent pro forma basis, such current annualized FUNC dividend per ABI common share would be $.34, based on the
    0.211 Common Stock Exchange Ratio and $53.68 per share of ABI Preferred Stock based on the Preferred Stock Exchange Ratio. Future FUNC and ABI dividends are dependent upon their respective earnings and financial conditions, government regulations and policies and other factors.
    Pursuant to a memorandum of understanding entered into by the directors of American Bank with the Federal Deposit Insurance Corporation (the
    FDIC), American Bank is prohibited from paying dividends to ABI without prior written consent from the FDIC and the Administrator. This restriction on American Bank's ability to pay dividends to ABI effectively prohibits ABI from paying dividends on ABI Common Stock or ABI Preferred Stock without prior written consent from the FDIC and the Administrator. To date, the FDIC and the Administrator have approved payment of the quarterly dividends on ABI Preferred Stock. See THE
    MERGERS -- Exchange of ABI Certificates, -- Business Pending Consummation and -- Dividends and ABI AND AMERICAN BANK -- Memorandum of Understanding.
(5) Equivalent pro forma cash dividends per share of ABI Preferred Stock amount represents equivalent pro forma per share of ABI Common Stock multiplied by the Preferred Stock Exchange Ratio.
                                       11

                                                                                                        YEARS ENDED DECEMBER
                                                                                                                 31,
                                                                                                       1993     1992     1991
NET INCOME APPLICABLE TO COMMON STOCKHOLDERS:
  Historical:
     FUNC...........................................................................................   $4.73     2.23     2.24
     ABI............................................................................................     .28      .50      .39
  Pro forma combined per FUNC common share (6)......................................................    4.72     2.22     2.24
  Equivalent pro forma per ABI common share (7).....................................................   $1.00      .47      .47

(6) Pro forma combined income per FUNC common share amounts represent pro forma combined net income applicable to common stockholders divided by pro forma combined average common shares outstanding.
(7) Equivalent pro forma income per ABI common share amounts represent the pro forma combined income per FUNC common share multiplied by the 0.211 Common Stock Exchange Ratio.

                                                    HISTORICAL           EQUIVALENT PRO FORMA            EQUIVALENT PRO FORMA
                                                  FUNC       ABI       PER ABI COMMON SHARE (8)       PER ABI PREFERRED SHARE (9)
MARKET VALUE PER COMMON SHARE:
  November 16, 1993..........................   $39.875     7.50                  8.375                         1,337.75
             , 1994..........................   $

(8) Equivalent pro forma market values per ABI common share amounts represent the historical market values per share of FUNC Common Stock multiplied by the 0.211 Common Stock Exchange Ratio, rounded down to the nearest one-eighth. The FUNC and ABI historical market values per share represent the last reported sale price per share of FUNC Common Stock on the NYSE Composite Transaction Tape and the closing asked price per share of ABI Common Stock in the over-the-counter market pink sheets: (i) on November 16, 1993, the last business day preceding public announcement of the execution
    of the Merger Agreement, and (ii) on              , 1994. For additional
    market prices and information as to the trading activity of FUNC Common Stock and ABI Common Stock, see THE MERGERS -- Market Prices. Because the market price of FUNC Common Stock is subject to fluctuation, the market value of the FUNC Common Shares that holders of ABI Common Stock and ABI Preferred Stock would receive upon consummation of the Corporate Merger may increase or decrease prior to the receipt of such shares following the Effective Date. ABI stockholders are urged to obtain current market quotations for FUNC Common Stock.
(9) Equivalent pro forma market values per share of ABI Preferred Stock amounts represent the equivalent pro forma market value per share of ABI Common Stock multiplied by the Preferred Stock Exchange Ratio.
SELECTED FINANCIAL DATA
     The following tables set forth certain unaudited historical consolidated selected financial information for FUNC and ABI and certain unaudited pro forma combined selected financial data, giving effect to the Corporate Merger (with the Common Stock Exchange Ratio of 0.211) on a pooling of interests accounting basis. See THE MERGERS -- Accounting Treatment. This information should be read in conjunction with the historical financial statements of FUNC and ABI, including the respective notes thereto, which are set forth in ANNEX A (with respect to ABI) or incorporated herein by reference (with respect to FUNC). See AVAILABLE INFORMATION, INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE and ANNEX A.
     As discussed under THE MERGERS -- Possible Common Stock Exchange Ratio Adjustment, the Common Stock Exchange Ratio (and as a result the Preferred Stock Exchange Ratio) is subject to possible adjustment as a result of an FUNC Common Stock Decline. It is not expected that the pro forma information presented would be materially different if the Common Stock Exchange Ratio were adjusted as a result of an FUNC Common Stock Decline.
                                       12

                                                                                   YEARS ENDED DECEMBER 31,
                                                                         1993          1992         1991         1990
FUNC (HISTORICAL)
CONSOLIDATED SUMMARIES OF INCOME
  (In thousands)
  Interest income...................................................  $ 4,556,332    4,479,385    4,647,440    4,829,520
  Interest expense..................................................    1,790,439    2,020,968    2,742,996    3,094,334
  Net interest income...............................................    2,765,893    2,458,417    1,904,444    1,735,186
  Provision for loan losses.........................................      221,753      414,708      648,284      425,409
  Net interest income after provision for loan losses...............    2,544,140    2,043,709    1,256,160    1,309,777
  Securities available for sale transactions........................       25,767       34,402           --           --
  Investment security transactions..................................        7,435       (2,881)     155,048        7,884
  Noninterest income................................................    1,165,086    1,032,651      914,511      690,672
  Noninterest expense...............................................    2,521,647    2,526,678    1,905,918    1,680,973
  Income before income taxes........................................    1,220,781      581,203      419,801      327,360
  Income taxes......................................................      403,260      196,152       71,070       64,993
  Net income........................................................      817,521      385,051      348,731      262,367
  Dividends on preferred stock......................................       24,900       31,979       34,570       33,868
  Net income applicable to common stockholders......................  $   792,621      353,072      314,161      228,499
PER COMMON SHARE DATA
  Net income........................................................  $      4.73         2.23         2.24         1.68
  Cash dividends....................................................         1.50         1.28         1.12         1.08
  Book value........................................................        28.90        25.25        23.23        21.81
CASH DIVIDENDS PAID ON COMMON STOCK
  (In thousands)....................................................      243,845      167,601      126,029      116,696
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets............................................................   70,786,969   63,828,031   59,273,177   54,588,410
  Loans, net of unearned income.....................................   46,876,177   41,923,767   41,383,580   36,050,719
  Deposits..........................................................   53,742,411   49,150,965   47,176,223   38,194,268
  Long-term debt....................................................    3,061,944    3,151,260    2,630,930    1,850,860
  Preferred stockholders' equity....................................      284,041      297,215      397,356      317,011
  Common stockholders' equity.......................................    4,923,584    4,161,948    3,463,441    2,983,361
  Total stockholders' equity........................................  $ 5,207,625    4,459,163    3,860,797    3,300,372
  Preferred shares outstanding......................................        6,318        6,846       10,851        7,293
  Common shares outstanding.........................................      170,338      164,849      149,112      136,777
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
  (In thousands)
  Assets............................................................  $68,101,222   61,145,974   55,095,439   52,124,595
  Loans, net of unearned income.....................................   43,631,410   41,270,991   37,314,358   35,877,585
  Deposits..........................................................   50,248,848   47,173,706   40,482,433   36,209,083
  Long-term debt....................................................    3,006,560    2,789,653    2,187,595    1,587,497
  Common stockholders' equity.......................................    4,550,048    3,889,256    3,131,716    2,937,441
  Total stockholders' equity........................................  $ 4,839,397    4,213,896    3,467,437    3,244,473
  Common shares outstanding.........................................      167,692      158,683      140,003      135,622

                                                                         1989
FUNC (HISTORICAL)
CONSOLIDATED SUMMARIES OF INCOME
  (In thousands)
  Interest income...................................................   4,179,100
  Interest expense..................................................   2,703,623
  Net interest income...............................................   1,475,477
  Provision for loan losses.........................................     139,291
  Net interest income after provision for loan losses...............   1,336,186
  Securities available for sale transactions........................          --
  Investment security transactions..................................      19,018
  Noninterest income................................................     532,295
  Noninterest expense...............................................   1,445,836
  Income before income taxes........................................     441,663
  Income taxes......................................................      87,840
  Net income........................................................     353,823
  Dividends on preferred stock......................................       1,380
  Net income applicable to common stockholders......................     352,443
PER COMMON SHARE DATA
  Net income........................................................        2.62
  Cash dividends....................................................        1.00
  Book value........................................................       20.49
CASH DIVIDENDS PAID ON COMMON STOCK
  (In thousands)....................................................     106,952
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets............................................................  45,506,847
  Loans, net of unearned income.....................................  31,600,776
  Deposits..........................................................  31,531,770
  Long-term debt....................................................   1,514,834
  Preferred stockholders' equity....................................      13,773
  Common stockholders' equity.......................................   2,868,913
  Total stockholders' equity........................................   2,882,686
  Preferred shares outstanding......................................         551
  Common shares outstanding.........................................     140,023
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
  (In thousands)
  Assets............................................................  43,224,474
  Loans, net of unearned income.....................................  29,507,834
  Deposits..........................................................  29,804,143
  Long-term debt....................................................   1,554,548
  Common stockholders' equity.......................................   2,758,156
  Total stockholders' equity........................................   2,771,982
  Common shares outstanding.........................................     134,446

CONSOLIDATED PERCENTAGES
  Net income applicable to common stockholders to average common
    stockholders' equity............................................      17.42%        9.08        10.03         7.78
  Net income to:
    Average total stockholders' equity..............................      16.89         9.14        10.06         8.09
    Average assets..................................................       1.20          .63          .63          .50
  Average stockholders' equity to average assets....................       7.11         6.89         6.29         6.22
  Allowance for loan losses to:
    Net loans.......................................................       2.18         2.24         2.06         1.95
    Nonaccrual and restructured loans...............................        147           96           72           77
    Nonperforming assets............................................        111           70           50           56
  Net charge-offs to average net loans..............................        .58          .86         1.48          .68
  Nonperforming assets to loans, net and foreclosed properties......       1.95         3.19         4.10         3.42
  Capital ratios:*
    Tier 1 capital..................................................       9.14         9.22         7.56         6.53
    Total capital...................................................      14.64        14.31        11.76        10.83
    Leverage........................................................       6.13         6.55         5.31         4.90
  Net interest margin...............................................       4.78%        4.77         4.08         3.99

CONSOLIDATED PERCENTAGES
  Net income applicable to common stockholders to average common
    stockholders' equity............................................     12.78
  Net income to:
    Average total stockholders' equity..............................     12.76
    Average assets..................................................       .82
  Average stockholders' equity to average assets....................      6.41
  Allowance for loan losses to:
    Net loans.......................................................      1.12
    Nonaccrual and restructured loans...............................       131
    Nonperforming assets............................................        89
  Net charge-offs to average net loans..............................       .39
  Nonperforming assets to loans, net and foreclosed properties......      1.25
  Capital ratios:*
    Tier 1 capital..................................................        --
    Total capital...................................................        --
    Leverage........................................................        --
  Net interest margin...............................................      4.15

* The 1990-1992 capital ratios are not restated for pooling of interests acquisitions.
                                       13

                                                                                   YEARS ENDED DECEMBER 31,
                                                                         1993          1992         1991         1990
ABI (HISTORICAL)
CONSOLIDATED SUMMARIES OF INCOME
  (In thousands)
  Interest income...................................................  $    18,702       20,323       21,874       21,836
  Interest expense..................................................       10,598       12,894       15,826       16,815
  Net interest income...............................................        8,104        7,429        6,048        5,021
  Provision for loan losses.........................................        2,208        1,102          530          820
  Net interest income after provision for loan losses...............        5,896        6,327        5,518        4,201
  Investment security transactions..................................          696          653           --           --
  Noninterest income................................................        1,124        1,142          733          303
  Noninterest expense...............................................        6,646        5,943        4,571        3,893
  Income before income taxes........................................        1,070        2,179        1,680          611
  Income taxes......................................................          319          921          767          210
  Net income........................................................  $       751        1,258          913          401
  Dividends on preferred stock......................................           94          100           --           --
  Net income applicable to common stockholders......................  $       657        1,158          913          401
PER COMMON SHARE DATA
  Net income........................................................  $       .28          .50          .39          .17
  Cash dividends....................................................          .10           --          .05           --
  Book value........................................................         6.63         6.43         5.94         5.60
CASH DIVIDENDS PAID ON COMMON STOCK
  (In thousands)....................................................          231           --          116           --
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets............................................................      235,403      245,768      223,412      220,335
  Loans, net of unearned income.....................................      186,442      195,803      198,571      199,026
  Deposits..........................................................      210,388      218,315      184,527      194,380
  Long-term debt....................................................        7,425        9,328       21,948       10,453
  Preferred stockholders' equity....................................          988          988          920           --
  Common stockholders' equity.......................................       15,256       14,986       13,828       13,027
  Total stockholders' equity........................................  $    16,244       15,974       14,748       13,027
  Common shares outstanding, net....................................        2,300        2,330        2,330        2,327
CONSOLIDATED PERCENTAGES
  Net income applicable to common stockholders to average common
    stockholders' equity............................................         5.42%        8.04         6.80         3.14
  Net income to:
    Average stockholders' equity....................................         4.66         8.15         6.67         3.26
    Average assets..................................................          .31          .52          .41          .19
  Allowance for loan losses to:
    Net loans.......................................................         1.18          .49          .30          .07
    Nonperforming assets............................................          100           54           40            7
  Net charge-offs to average net loans..............................          .50          .38          .03          .40
  Nonperforming assets to loans, net and foreclosed properties......         1.19          .91          .76          .98
  Capital ratios:
    Tier 1 capital..................................................         9.04         8.56           --           --
    Total capital...................................................        10.29         9.11           --           --
    Leverage........................................................         6.54%        6.28           --           --

                                                                         1989
ABI (HISTORICAL)
CONSOLIDATED SUMMARIES OF INCOME
  (In thousands)
  Interest income...................................................      20,176
  Interest expense..................................................      15,892
  Net interest income...............................................       4,284
  Provision for loan losses.........................................          64
  Net interest income after provision for loan losses...............       4,220
  Investment security transactions..................................          --
  Noninterest income................................................         252
  Noninterest expense...............................................       3,082
  Income before income taxes........................................       1,390
  Income taxes......................................................         483
  Net income........................................................         907
  Dividends on preferred stock......................................          --
  Net income applicable to common stockholders......................         907
PER COMMON SHARE DATA
  Net income........................................................         .40
  Cash dividends....................................................          --
  Book value........................................................        5.40
CASH DIVIDENDS PAID ON COMMON STOCK
  (In thousands)....................................................          --
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets............................................................     208,901
  Loans, net of unearned income.....................................     188,968
  Deposits..........................................................     177,762
  Long-term debt....................................................      16,539
  Preferred stockholders' equity....................................          --
  Common stockholders' equity.......................................      12,490
  Total stockholders' equity........................................      12,490
  Common shares outstanding, net....................................       2,313
CONSOLIDATED PERCENTAGES
  Net income applicable to common stockholders to average common
    stockholders' equity............................................        7.55
  Net income to:
    Average stockholders' equity....................................        7.79
    Average assets..................................................         .46
  Allowance for loan losses to:
    Net loans.......................................................         .05
    Nonperforming assets............................................          65
  Net charge-offs to average net loans..............................         .02
  Nonperforming assets to loans, net and foreclosed properties......         .08
  Capital ratios:
    Tier 1 capital..................................................          --
    Total capital...................................................          --
    Leverage........................................................          --

                                       14

                                                                                   YEARS ENDED DECEMBER 31,
                                                                         1993          1992         1991         1990
FUNC AND ABI
  PRO FORMA COMBINED SELECTED FINANCIAL DATA
CONSOLIDATED SUMMARIES OF INCOME
  (In thousands)
  Net income applicable to common stockholders......................  $   793,278      354,230      315,074      228,900
PER COMMON SHARE DATA
  Net income applicable to common stockholders......................         4.72         2.23         2.24         1.68
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets............................................................   71,022,372   64,073,799   59,496,589   54,808,745
  Loans, net of unearned income.....................................   47,062,619   42,119,570   41,582,151   36,249,745
  Deposits..........................................................   53,952,799   49,369,280   47,360,750   38,388,648
  Long-term debt....................................................    3,069,369    3,160,588    2,652,878    1,861,313
  Preferred stockholders' equity....................................      285,029      298,203      398,276      317,011
  Common stockholders' equity.......................................    4,938,840    4,176,934    3,477,269    2,996,388
  Total stockholders' equity........................................  $ 5,223,869    4,475,137    3,875,545    3,313,399
CONSOLIDATED PERCENTAGES
  Allowance for loan losses to:
    Net loans.......................................................         2.17%        2.24         2.05         1.94
    Nonperforming assets............................................          111           70           50           56
  Net charge-offs to average net loans..............................          .58          .86         1.48          .68
  Nonperforming assets to loans, net and foreclosed properties......         1.94%        3.18         4.08         3.41

                                                                         1989
FUNC AND ABI
  PRO FORMA COMBINED SELECTED FINANCIAL DATA
CONSOLIDATED SUMMARIES OF INCOME
  (In thousands)
  Net income applicable to common stockholders......................     353,350
PER COMMON SHARE DATA
  Net income applicable to common stockholders......................        2.62
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets............................................................  45,715,748
  Loans, net of unearned income.....................................  31,789,744
  Deposits..........................................................  31,709,532
  Long-term debt....................................................   1,531,373
  Preferred stockholders' equity....................................      13,773
  Common stockholders' equity.......................................   2,881,403
  Total stockholders' equity........................................   2,895,176
CONSOLIDATED PERCENTAGES
  Allowance for loan losses to:
    Net loans.......................................................        1.12
    Nonperforming assets............................................          89
  Net charge-offs to average net loans..............................         .39
  Nonperforming assets to loans, net and foreclosed properties......        1.25

                              GENERAL INFORMATION
GENERAL
     This Prospectus/Proxy Statement is being furnished by ABI to its stockholders as a proxy statement in connection with the solicitation of proxies by the Board of Directors of ABI for use at the Special Meeting to be held on
             , 1994, and any adjournment or adjournments thereof, to consider and vote upon: (i) a proposal to approve the Merger Agreement and the related Plan of Merger; and (ii) such other business as may come before the Special Meeting or any adjournment or adjournments thereof.
     This document is also furnished by FUNC to the holders of ABI Common Stock and ABI Preferred Stock as a prospectus in connection with the issuance by FUNC of the FUNC Common Shares, upon consummation of the Corporate Merger.
     After having been submitted, the enclosed proxy may be revoked by the person giving it, at any time before it is exercised, by: (i) submitting written notice of revocation of such proxy to the Secretary of ABI; (ii) submitting a proxy having a later date; or (iii) such person appearing at the Special Meeting and requesting a return of the proxy. All shares represented by valid proxies will be exercised in the manner specified thereon. If no specification is made, such shares will be voted in favor of approval of the Merger Agreement and the related Plan of Merger.
     Directors, officers and employees of ABI and FUNC may solicit proxies from ABI stockholders, either personally or by telephone, telegraph or other form of communication. Such persons will receive no additional compensation for such services. All expenses associated with the solicitation of proxies in the form enclosed will be borne by the party incurring the same, except for printing expenses, which will be shared equally between FUNC and ABI.
     THE ABI BOARD HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND THE RELATED PLAN OF MERGER, BELIEVES THEY ARE IN THE BEST INTERESTS OF ABI AND ITS STOCKHOLDERS AND RECOMMENDS THEIR APPROVAL BY ABI STOCKHOLDERS. SEE THE
MERGERS -- BACKGROUND AND REASONS; ABI.
RECORD DATE; VOTES REQUIRED
     The ABI Board has fixed             , 1994, as the Record Date for
stockholders entitled to notice of and to vote at the Special Meeting, and accordingly, only holders of ABI Common Stock and ABI Preferred Stock of record at the close of business on that day will be entitled to notice of and to vote at the Special Meeting. The number of shares of ABI Common Stock outstanding on the Record Date was 2,299,854, each of such shares being entitled to one vote. The number of shares of ABI Preferred Stock outstanding on the Record Date was 988, each of such shares being entitled to one vote.
     Approval of the Merger Agreement and the related Plan of Merger requires the affirmative vote of a majority of the votes entitled to be cast at the Special Meeting by (i) the holders of ABI Common Stock, and (ii) the holders of ABI Preferred Stock, voting as a separate class.
     The directors and executive officers of ABI (including certain of their related interests) beneficially owned, as of the Record Date, and are entitled to vote at the Special Meeting (i) 349,836 shares of ABI Common Stock, which represent approximately 15 percent of the outstanding shares of ABI Common Stock entitled to be voted, and (ii) 835 shares of ABI Preferred Stock, which represent approximately 85 percent of the outstanding shares of ABI Preferred Stock entitled to be voted. Such directors entered into the ABI Directors' Agreement (a copy of which is included in Exhibit B of ANNEX B to this Prospectus/Proxy Statement) whereby they agreed to vote such shares of ABI Preferred Stock in favor of approval of the Merger Agreement and the related Plan of Merger at the Special Meeting. Accordingly, assuming such shares are so voted, the Merger Agreement and related Plan of Merger will be approved at the Special Meeting by the requisite vote of the holders of ABI Preferred Stock.
     A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE ABSTAIN BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT AND THE RELATED PLAN OF MERGER.
                                       16

                                  THE MERGERS
     THE FOLLOWING INFORMATION RELATING TO THE MERGERS IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF ALL MATERIAL INFORMATION RELATING TO THE MERGERS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT, INCLUDING THE ANNEXES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. A COPY OF THE MERGER AGREEMENT (INCLUDING THE STOCK OPTION AGREEMENT, THE ABI DIRECTORS' AGREEMENT AND THE RELATED PLAN OF MERGER) IS SET FORTH IN ANNEX B TO THIS PROSPECTUS/PROXY STATEMENT AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGERS. STOCKHOLDERS OF ABI ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY.
GENERAL
     Under the terms of the Merger Agreement, ABI will merge with and into FUNC and American Bank will merge with and into FUNB-NC. Upon consummation of the Corporate Merger (i) each outstanding share of ABI Common Stock (excluding any Dissenting Shares and any FUNC/ABI Held Shares) would be converted, by virtue of the Corporate Merger, automatically and without any action on the part of the holder thereof, into the right to receive 0.211 shares of FUNC Common Stock, subject to possible adjustment as set forth in the Merger Agreement and as illustrated below, with cash in lieu of the issuance of any fractional share interest, and (ii) each outstanding share of ABI Preferred Stock (excluding any Dissenting Shares) would be converted, by virtue of the Corporate Merger, automatically and without any action on the part of the holder thereof, into the right to receive a number of shares of FUNC Common Stock equal to the product of
(a) the Common Stock Exchange Ratio, and (b) 159, the number of shares of ABI Common Stock into which a share of ABI Preferred Stock was convertible as of September 30, 1993. Each holder of ABI Common Stock and ABI Preferred Stock who would otherwise be entitled to a fractional share of FUNC Common Stock will receive cash in lieu thereof in an amount determined by multiplying (x) the last reported sale price per share of FUNC Common Stock on the NYSE Composite Transactions Tape on the last trading day prior to the Effective Date by (y) the fraction of a share of FUNC Common Stock to which such holder would otherwise be entitled.
     For a discussion of the rights of holders of ABI Common Stock or ABI Preferred Stock who elect to dissent from approval of the Merger Agreement and the related Plan of Merger, see -- Dissenters' Rights.
POSSIBLE COMMON STOCK EXCHANGE RATIO ADJUSTMENT
     The Merger Agreement may be terminated in certain circumstances, including by the ABI Board, at its sole option, if (i) the last reported sale price of FUNC Common Stock on the NYSE Composite Transactions Tape on the OCC Approval Date (the FUNC Closing Price) is less than $32.50, and (ii) an FUNC Common Stock Decline has occurred; provided, however, that the Merger Agreement may not be so terminated if FUNC elects, at its sole option, to increase the Common Stock Exchange Ratio (and as a result the Preferred Stock Exchange Ratio) as set forth in the Merger Agreement and as illustrated below. There can be no assurance that the ABI Board will exercise its right to terminate the Merger Agreement in the event of an FUNC Common Stock Decline and, if the ABI Board does elect to so terminate the Merger Agreement, there can be no assurance that FUNC will elect to increase the Common Stock Exchange Ratio as provided in the Merger Agreement and as illustrated below.
     The effect of the above provisions on the Common Stock Exchange Ratio may be illustrated by the following three scenarios:
          (i) The first scenario would occur if the FUNC Closing Price is not less than $32.50, in which case there would be no FUNC Common Stock Decline and no adjustment to the Common Stock Exchange Ratio.
          (ii) The second scenario would occur if the FUNC Closing Price is less than $32.50, but the FUNC Ratio is not more than 20 percent below the Index Group Ratio. Under this scenario, there would be no FUNC Common Stock Decline and no adjustment to the Common Stock Exchange Ratio.
          (iii) The third scenario would occur if the FUNC Closing Price is less than $32.50 and the FUNC Ratio is more than 20 percent below the Index Group Ratio. Under this scenario, the ABI Board may, at its sole option, terminate the Merger Agreement unless FUNC elects, at its sole option, to increase the Common Stock Exchange Ratio so as to eliminate the FUNC Common Stock Decline.
     THE ABOVE SCENARIOS ARE FOR ILLUSTRATIVE PURPOSES ONLY AND ARE NOT INTENDED TO, AND DO NOT, REFLECT THE VALUE OF THE FUNC COMMON SHARES THAT MAY ACTUALLY BE RECEIVED BY HOLDERS OF ABI COMMON STOCK AND ABI PREFERRED STOCK UPON CONSUMMATION OF THE CORPORATE MERGER.
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     STOCKHOLDERS OF ABI SHOULD BE AWARE THAT THE FUNC CLOSING PRICE ON WHICH
THE OCCURRENCE OF AN FUNC COMMON STOCK DECLINE AND THE SUBSEQUENT ADJUSTMENT, IF ANY, TO THE COMMON STOCK EXCHANGE RATIO, WILL BE BASED ON THE CLOSING SALE PRICES OF FUNC COMMON STOCK DURING A 20-DAY PERIOD ENDING ON THE OCC APPROVAL DATE, WHICH APPROVAL DATE WOULD OCCUR NOT LESS THAN 30 DAYS PRIOR TO THE EFFECTIVE DATE. ACCORDINGLY, BECAUSE THE MARKET PRICE OF FUNC COMMON STOCK BETWEEN THE OCC APPROVAL DATE AND THE EFFECTIVE DATE, AS WELL AS THE DATE CERTIFICATES REPRESENTING FUNC COMMON SHARES ARE DELIVERED IN EXCHANGE FOR SHARES OF ABI COMMON STOCK AND ABI PREFERRED STOCK FOLLOWING CONSUMMATION OF THE CORPORATE MERGER, WILL FLUCTUATE AND POSSIBLY DECLINE, THE VALUE OF THE FUNC COMMON SHARES ACTUALLY RECEIVED BY HOLDERS OF ABI COMMON STOCK AND ABI PREFERRED STOCK MAY BE LESS OR MORE THAN (I) THE FUNC CLOSING PRICE, OR (II) THE VALUE OF THE FUNC COMMON STOCK ON THE EFFECTIVE DATE RESULTING FROM THE COMMON STOCK EXCHANGE RATIO OR ANY POSSIBLE ADJUSTMENT TO THE COMMON STOCK EXCHANGE RATIO, AS ILLUSTRATED ABOVE.
     If FUNC or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between November 18, 1993, and the OCC Approval Date, the prices for FUNC Common Stock or such other common stocks shall be appropriately adjusted for all purposes, including determining whether there is an FUNC Common Stock Decline or determining any adjustment to the Common Stock Exchange Ratio as illustrated above (and, in the case of any such transaction by FUNC, the Common Stock Exchange Ratio also shall be appropriately adjusted).
     The ABI Board has made no decision as to whether it would exercise its right to terminate the Merger Agreement if there is an FUNC Common Stock Decline. THE ABI BOARD RESERVES THE RIGHT TO CONSUMMATE THE CORPORATE MERGER IN THE EVENT OF AN FUNC COMMON STOCK DECLINE WITHOUT ANY ADJUSTMENT TO THE COMMON STOCK EXCHANGE RATIO AND WITHOUT ANY FURTHER ACTION BY THE STOCKHOLDERS OF ABI. Any such decision will be made by the ABI Board in light of the circumstances existing at the time the ABI Board has the opportunity to make such an election. If the ABI Board elects to exercise its termination right, ABI must give FUNC notice of that decision during a 15-day period beginning on the OCC Approval Date, but the ABI Board may withdraw such notice, at its sole option, at any time during such 15-day period. During the seven-day period after receipt of such notice, FUNC has the option, in its sole discretion, to adjust the Common Stock Exchange Ratio in the manner set forth in the Merger Agreement and as illustrated above and thereby avoid such termination of the Merger Agreement. FUNC is under no obligation to adjust the Common Stock Exchange Ratio, and there can be no assurance that FUNC would elect to adjust the Common Stock Exchange Ratio if the ABI Board were to exercise its right to terminate the Merger Agreement as set forth above. Any such decision will be made by FUNC in light of the circumstances existing at the time FUNC has the opportunity to make such an election. If FUNC elects to adjust the Common Stock Exchange Ratio as set forth in the Merger Agreement and as illustrated above, it must give ABI prompt notice of that election and such adjusted Common Stock Exchange Ratio, in which case no termination of the Merger Agreement shall occur as a result of an FUNC Common Stock Decline.
     THE FOREGOING DISCUSSION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPLICABLE PROVISIONS IN THE MERGER AGREEMENT RELATING TO POSSIBLE ADJUSTMENT TO THE COMMON STOCK EXCHANGE RATIO AS THE RESULT OF AN FUNC COMMON STOCK DECLINE. EFFECTIVE DATE
     Subject to the conditions to the obligations of the parties to effect the Mergers, the Effective Date will occur on such date as FUNC notifies ABI in writing not less than five days prior thereto, provided such date is not more than 30 days after such conditions have been satisfied or waived. Subject to the foregoing, it is currently anticipated that the Mergers will be consummated in the second quarter of 1994. If the Mergers are consummated in such quarter, or in any other quarter, ABI stockholders should not assume or expect that the Effective Date will precede the record date for the dividend on FUNC Common Stock for that quarter, so as to enable such stockholders to receive such dividend. The Board of Directors of either FUNC or ABI may terminate the Merger Agreement if the Effective Date does not occur on or before September 30, 1994. See -- Exchange of ABI Certificates and -- Conditions to Consummation; Termination.
EXCHANGE OF ABI CERTIFICATES
     As promptly as practicable after the Effective Date, FUNC will send or cause to be sent to each holder of record of ABI Common Stock and ABI Preferred Stock, transmittal materials for use in exchanging all of such holder's certificates representing ABI Common Stock and ABI Preferred Stock for a certificate or certificates representing the FUNC Common Shares
                                       18
to which such holder is entitled and a check or checks for such holder's fractional share interests, as appropriate. The transmittal materials will contain information and instructions with respect to the surrender and exchange of such certificates.
     ABI STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.
     Upon surrender of all of the certificates for ABI Common Stock and ABI Preferred Stock, as applicable, registered in the name of a holder of such certificates (or indemnity satisfactory to FUNC and the exchange agent selected by FUNC if any of such certificates are lost, stolen or destroyed), together with a properly completed letter of transmittal, such exchange agent will mail to such holder a certificate or certificates representing the number of FUNC Common Shares to which such holder is entitled, together with all undelivered dividends or distributions in respect of such shares and, where applicable, a check or checks for any fractional share interests (in each case, without interest).
     All FUNC Common Shares issued pursuant to the Corporate Merger will be deemed issued as of the Effective Date. After the Effective Date, former holders of record of ABI Common Stock and ABI Preferred Stock will be entitled to vote at any meeting of holders of FUNC Common Stock the number of FUNC Common Shares into which their ABI shares have been converted, regardless of whether they have surrendered their ABI Common Stock or ABI Preferred Stock certificates. FUNC dividends having a record date after the Effective Date will include dividends on all FUNC Common Shares issued in the Corporate Merger, but no dividend or other distribution payable to the holders of record of FUNC Common Shares at or as of any time after the Effective Date will be distributed to the holder of any ABI Common Stock or ABI Preferred Stock certificates until such holder physically surrenders all such certificates as hereinabove described. Promptly after such surrender, all undelivered dividends and other distributions and, where applicable, a check or checks for any fractional share interests, will be delivered to such holder (in each case, without interest). FUNC dividends having a record date before the Effective Date (which record date may, in FUNC's sole discretion, be the day immediately preceding the Effective Date, or any other day prior to the Effective Date) will not include dividends on the FUNC Common Shares issued in the Corporate Merger. After the Effective Date, the stock transfer books of ABI will be closed and there will be no transfers on the transfer books of ABI of the shares of ABI Common Stock and ABI Preferred Stock that were outstanding immediately prior to the Effective Date.
BACKGROUND AND REASONS
  ABI
     The ABI Board has a legal duty to act primarily for the benefit of the corporation and its stockholders. In performing this duty the ABI Board carefully studied and considered the effects and ramifications of the Mergers on ABI and its stockholders. In particular, the ABI Board considered the strategic alternatives available to ABI. The savings and loan financial crisis of the 1980s caused a significant movement toward consolidation in the financial services industry. Moreover, federal and state regulatory restrictions have been heightened as a result of increasing national concern about the safety and soundness of financial institutions that provide depository services. While interest rates in the early 1990s have remained stable, the potential for higher interest rates in the future, together with increased competition from other savings institutions and commercial banks having an asset base many times the size of ABI, caused the ABI Board to consider the long-term future of ABI and its ability to continue to provide competitive financial services. A number of recent developments have caused ABI to come under increased competitive pressure, including increased consolidation in ABI's immediate market area, increased consolidation in the industry as a whole, entry of the commercial banking industry into home mortgage lending, and a growing perception by the banking public that all financial institutions should provide a full range of banking services.
     Ultimately, the ABI Board determined that the only viable alternative for ABI was to combine with a large commercial bank holding company having the resources to successfully compete in the current financial services market. ABI was informally approached by a number of potential acquirors. On December 21, 1992, ABI entered into a non-binding letter of intent (the Letter of Intent) with SouthTrust Corporation, Birmingham, Alabama (SouthTrust) that contemplated the acquisition of ABI by SouthTrust or one of its affiliates. In connection with the Letter of Intent, ABI and SouthTrust entered into a stock option agreement (the SouthTrust Option) whereby SouthTrust was issued an option to purchase up to 9.9 percent of the issued and outstanding shares of ABI Common Stock. After further study and analysis of the strategic implications of the proposed acquisition, ABI and SouthTrust determined that the transaction was not in the best interest of either corporation. Consequently, ABI and SouthTrust reached a mutual decision not to enter into a definitive acquisition agreement. Both the Letter of Intent and the SouthTrust Option were terminated on March 1, 1993, without liability to either party. Shortly thereafter, ABI began negotiations with FUNB-NC which resulted in the Merger Agreement.
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
     The ABI Board determined that the Mergers will be fair to ABI's stockholders because of the liquidity of FUNC Common Stock and the Common Stock Exchange Ratio provided by the Merger Agreement. The ABI Board determined that the Mergers will be in the best interest of ABI's depositors because a broader array of transaction accounts will be offered both to individuals and businesses. The ABI Board determined that the Mergers will be in the best interest of ABI's borrowers because a broader array of loan products will be offered to both individuals and businesses.
     THE ABI BOARD RECOMMENDS THAT ABI STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE RELATED PLAN OF MERGER.
  FUNC
     FUNC is based in Mecklenburg County and, through FUNB-NC, operates branch banking offices throughout most of North Carolina. However, FUNB-NC does not have any branch banking offices in Union County, where ABI is based and which is adjacent to Mecklenburg County. FUNC believes that Union County is an attractive market and that the Mergers provide an excellent opportunity to enter such market. See FUNC -- History and Business.
OPINION OF FINANCIAL ADVISOR
     ABI retained Meritas to act as its financial advisor in connection with the Corporate Merger. Representatives of Meritas attended meetings with the ABI Board and members of ABI's management to consider the proposed Mergers, including the meeting on November 15, 1993, at which the Merger Agreement was reviewed and approved. At the November 15, 1993 meeting, Meritas rendered its oral opinion that, as of the date of such meeting, the consideration of 0.211 shares of FUNC Common Stock for each share of ABI Common Stock was fair, from a financial point of view, to the holders of ABI Common Stock and, after effective conversion, to the holders of ABI Preferred Stock. Meritas has also delivered its Opinion, dated as of the date of this Prospectus/Proxy Statement to the ABI Board that such consideration is fair, from a financial point of view, to the holders of ABI Common Stock including the holders of ABI Common Stock resulting from the conversion of ABI Preferred Stock. The November 15, 1993 opinion was substantially identical to the Opinion, which is set forth in ANNEX C to this Prospectus/Proxy Statement. No limitations were imposed by the ABI Board upon Meritas with respect to the investigations made or procedures followed by it in rendering the Opinion.
     THE FULL TEXT OF THE OPINION, WHICH SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX C TO THIS PROSPECTUS/PROXY STATEMENT, IS INCORPORATED HEREIN BY REFERENCE, AND SHOULD BE READ BY THE STOCKHOLDERS OF ABI IN ITS ENTIRETY. THE SUMMARY OF THE OPINION SET FORTH IN THIS PROSPECTUS/PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION.
     In arriving at the Opinion, Meritas reviewed, among other things, certain publicly available business and financial information relating to FUNC and ABI. Meritas also reviewed certain other information provided to it by FUNC and ABI, and discussed with ABI's management the respective businesses and prospects of ABI. Meritas also considered certain financial and stock market data of FUNC and ABI, compared that information with similar data for other publicly held bank holding companies, thrifts and thrift holding companies and considered the financial terms of certain other comparable transactions which have recently been announced or effected, as further discussed below. Meritas also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant. In connection with its review, Meritas did not independently verify any of the foregoing information and Meritas relied on such information being complete and accurate in all material respects. In addition, Meritas did not make an independent evaluation or appraisal of the assets of FUNC or ABI. In connection with evaluating the Mergers, Meritas was not requested to and did not solicit other third party indications of interest in acquiring all or any part of ABI.
     In connection with rendering the Opinion and preparing its various presentations to the ABI Board, Meritas performed a variety of financial analyses, including those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by Meritas in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to a summary description. Accordingly, notwithstanding the separate factors summarized below, Meritas believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, Meritas made numerous assumptions with respect to regulatory factors, industry performance, business and economic conditions and other matters, many of which are beyond ABI's or FUNC's control. The analyses performed by Meritas are not necessarily
                                       20
indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.
  COMPARABLE TRANSACTION ANALYSIS
     Meritas performed an analysis of prices paid for selected thrifts and thrift holding companies in order to obtain a valuation range based upon recent transactions similar to the Corporate Merger. Multiples of book value, tangible book value, and trailing twelve months earnings as well as deposit premiums implied by the consideration to be received by stockholders of ABI in the Corporate Merger were compared with certain multiples paid in comparable transactions. Comparable transactions were considered to include transactions involving bank holding company acquisitions of thrifts or thrift holding companies. The comparable transactions included the following pending or completed transactions: Southern Bancshares, N.C. Inc. buying Citizens Savings Bank; First Bancorporation of Ohio buying Great Northern Financial Corporation; Old Kent Financial Corporation buying University Financial Corporation; Susquehanna Bancshares Corporation buying Central Financial Corporation; and BB&T Financial Corporation buying FirstFincorp.
     Based on the proposed consideration per share, 0.211 shares of FUNC Common Stock for each share of ABI Common Stock as of February 24, 1994, the analysis yielded a range of transaction values (i) to book value of .95X to 2.10X with an average of 1.49X (compared to 1.30X for the Corporate Merger), (ii) to tangible book value of 1.17X to 2.12X with an average of 1.55X (compared to 1.36X for the Corporate Merger), and (iii) to trailing twelve months earnings of 4.5X to 20.1X with an average of 13.4X (compared to 30.8X for the Corporate Merger). Additionally, Meritas examined the consideration paid less tangible equity as a function of total deposits yielding a range of values of between 1.11 percent and 8.70 percent with an average of 4.56 percent compared to 2.68 percent for the Corporate Merger.
  PEER GROUP FINANCIAL COMPARISON
     Meritas compared historical stock price data, earnings and dividend data and financial ratios for FUNC to the corresponding data and ratios of Banc One Corporation, SunTrust Banks, Inc., PNC Financial Corporation, and Barnett Banks, Inc. Such data and ratios included nonperforming assets to total assets; tier 1, risk-based and total capital ratios; net interest margins; noninterest expense ratios; return on average assets and return on average equity for the four quarters ended September 30, 1993; price to book value ratio; price to earnings multiple; and dividend yield for the year ended December 31, 1993. The financial data and ratios were computed as of September 30, 1993, and the historical stock price data were computed as of January 31, 1994.
     FUNC's ratio of nonperforming assets to total assets was higher than that of the comparison bank holding companies. FUNC's regulatory capital ratios were lower than all but one of the comparison group in tier 1 capital and total capital, but exceeded three of the four comparative companies in risk-based capital. FUNC's net interest margin was greater than one of the four comparable holding companies, while noninterest expense was less than the comparable ratio for two of the four. FUNC's return on average assets exceeded that of one of the comparative companies, while return on average equity exceed that of two companies. The market price to book value ratio of FUNC was greater than that of one comparative company, while its price to earnings ratio was lower than those in the group. The dividend yield for FUNC Common Stock exceeded that of all but one of the comparative companies.
     In connection with the Opinion, Meritas confirmed the appropriateness of its reliance on the analyses used to render its November 15, 1993 opinion by performing procedures to update certain of such analyses and reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.
     Meritas was chosen by the ABI Board as ABI's financial advisor in connection with the Corporate Merger on the basis of Meritas' experience in the valuation of securities in connection with mergers and acquisitions. Meritas is a financial consulting firm that is engaged, among other things, in the evaluation of thrift and banking institutions and their securities, the negotiation and structuring of merger and acquisition transactions, and other financial advisory matters for financial institutions. Except as described herein, Meritas is not affiliated in any way with ABI, FUNC or their respective affiliates.
     For its services, including the issuance of the Opinion, Meritas will receive fees of approximately $100,000 in the event the Corporate Merger is consummated. ABI has agreed to pay certain fees and to reimburse Meritas for its out-of-pocket expenses incurred in connection with the activities contemplated by its engagement, regardless of whether the Corporate Merger is consummated. ABI has further agreed to indemnify Meritas against certain liabilities which may arise in connection with its engagement.
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INTERESTS OF CERTAIN PERSONS
     In connection with the execution of the Merger Agreement, FUNB-NC entered into 13-month employment agreements with Russell W. Pope, President and Chief Executive Officer of ABI and American Bank, and John O. Summey, Jr., Chief Financial Officer of ABI and American Bank. The agreements provide for the employment term to commence on the Effective Date, with annual salaries of $165,000 for Mr. Pope and $96,250 for Mr. Summey and severance payments at the end of the employment term of $63,462 for Mr. Pope and $37,019 for Mr. Summey.
     The agreements also contain noncompete provisions pursuant to which Messrs. Pope and Summey agree not to engage in any financial business which competes with FUNB-NC in Union or Mecklenburg Counties, North Carolina for a 36-month period following the end of the employment term. In consideration of such noncompete provisions, FUNB-NC has agreed to pay $38,224 to Mr. Pope and $22,297 to Mr. Summey at the end of the employment term. The rights of Messrs. Pope and Summey to receive payments under their existing respective Salary Continuation Agreements will not be affected by the respective FUNB-NC employment agreements with Messrs. Pope and Summey. The Salary Continuation Agreements provide that Mr. Pope and Mr. Summey will receive $70,000 and $40,000 annually, respectively, for a period of 15 years upon reaching the age of 55 or retirement, whichever occurs last.
     FUNC also agreed in the Merger Agreement to use its reasonable best efforts to maintain ABI's existing directors' and officers' liability insurance policy (or FUNC's existing policy) covering persons who were covered by such insurance on the date of the Merger Agreement for a period of six months after the Effective Date, provided that FUNC will not be obligated to make annual premium payments for such coverage which exceed the annual premium payment on ABI's policy in effect on the date of the Merger Agreement.
     FUNC agreed in the Merger Agreement that, except as otherwise provided in the Merger Agreement with respect to severance, vacation and pension benefits, as soon as administratively practicable following the Effective Date, employees of ABI will generally be entitled to participate in FUNC's benefit and similar plans on substantially the same terms and conditions as employees of FUNC, giving effect, for eligibility and vesting of benefits (but not for accrual of benefits), to years of service with ABI as if such service were with FUNC. CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     THE FOLLOWING IS A DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES
OF THE CORPORATE MERGER. THE DISCUSSION IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT APPLY TO SPECIAL SITUATIONS, SUCH AS ABI
STOCKHOLDERS, IF ANY, WHO RECEIVED THEIR ABI COMMON STOCK OR ABI PREFERRED
STOCK UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS
COMPENSATION, AND ABI STOCKHOLDERS THAT ARE INSURANCE COMPANIES,
SECURITIES DEALERS, FINANCIAL INSTITUTIONS OR FOREIGN PERSONS.
     Sullivan & Cromwell, special counsel for FUNC, has advised FUNC and ABI that in its opinion:
           (i) No gain or loss will be recognized for federal income tax purposes by ABI stockholders upon the exchange in the Corporate Merger of shares of ABI Common Stock or ABI Preferred Stock solely for FUNC Common Shares (except with respect to cash received in lieu of a fractional share interest in FUNC Common Shares).
           (ii) The basis of FUNC Common Shares received in the Corporate Merger by ABI stockholders (including the basis of any fractional share interest in FUNC Common Shares) will be the same as the basis of the shares of ABI Common Stock or ABI Preferred Stock surrendered in exchange therefor.
          (iii) The holding period of the FUNC Common Shares received in the Corporate Merger by an ABI stockholder (including the holding period of any fractional share interest in FUNC Common Shares) will include the holding period during which the shares of ABI Common Stock or ABI Preferred Stock surrendered in exchange therefor were held by the ABI stockholder, provided such shares of ABI Common Stock or ABI Preferred Stock were held as capital assets.
           (iv) Cash received by a holder of ABI Common Stock or ABI Preferred Stock in lieu of a fractional share interest in FUNC Common Shares will be treated as received in exchange for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the ABI Common Stock or ABI Preferred Stock allocable to the fractional share interest.
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
     In addition, consummation of the Corporate Merger is conditioned on receipt by FUNC and ABI of an opinion of Sullivan & Cromwell, dated as of the Effective Date, to the effect that (i) the Corporate Merger constitutes a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and (ii) no gain or loss will be recognized by ABI stockholders who receive FUNC Common Stock in exchange for their shares of ABI Common Stock or ABI Preferred Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests.
     The opinions of Sullivan & Cromwell summarized above are or will be based, among other things, on assumptions relating to certain facts and circumstances of, and the intentions of the parties to, the Mergers, which assumptions will have been made with the consent of ABI and FUNC.
     The exchange of ABI Common Stock or ABI Preferred Stock for cash pursuant to the exercise of dissenters' rights will be a taxable transaction. Holders of ABI Common Stock or ABI Preferred Stock electing to exercise dissenters' rights should consult their own tax advisers as to the tax treatment in their particular circumstances. See -- Dissenters' Rights .
     BECAUSE CERTAIN TAX CONSEQUENCES OF THE CORPORATE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER AND OTHER FACTORS, EACH STOCKHOLDER OF ABI IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISER TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE CORPORATE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX
LAWS).
BUSINESS PENDING CONSUMMATION
     ABI has agreed in the Merger Agreement not to take certain actions relating to the operation of ABI pending consummation of the Mergers, without the prior approval of FUNC, except as otherwise permitted in the Merger Agreement. These actions include, without limitation: (i) paying any dividends, other than dividends on ABI Preferred Stock in accordance with its terms, or redeeming or otherwise acquiring any shares of its capital stock, or issuing any additional shares of its capital stock or giving any person the right to acquire any such shares, or issuing any long-term debt; (ii) increasing the rate of compensation or paying any bonus to any of its directors, officers or employees; (iii) entering into or modifying any employment agreements or employee benefit plans;
(iv) disposing of any material portion of its assets or acquiring any substantial portion of the business or property of any other entity; or (v) taking any other action not in the ordinary course of business.
     ABI has also agreed that, prior to the Effective Date, it will use its best efforts to modify its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be consistent with those policies and practices applied by FUNC.
     See ABI AND AMERICAN BANK -- History; AMERICAN BANK and -- Memorandum of Understanding.
REGULATORY APPROVALS
     The Corporate Merger is subject to the prior approval (or the receipt of a waiver therefrom or the receipt of an exemption from approval therefrom) of the Federal Reserve Board under the BHCA. The Bank Merger is subject to the prior approval by the OCC under the federal Bank Merger Act (BMA). The BHCA and the BMA each require that the relevant regulatory agency take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The BHCA and the BMA each prohibit the relevant regulatory agency from approving the Corporate Merger or the Bank Merger, as the case may be, (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly or if it would in any other manner be a restraint of trade, unless the relevant regulatory agency finds that the anti-competitive effects of such merger are clearly outweighed by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The relevant regulatory agency has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977. Under the BHCA and the BMA, the Bank Merger may not be consummated until the 30th day following the date of the approval of the relevant regulatory agency during which time the U.S. Department of Justice may challenge such merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically orders otherwise. An application pursuant to the BMA was filed with the OCC and accepted as complete on February 15, 1994. The OCC indicated that it will decide on the application on or before April 14, 1994, but that
                                       23
it may extend the time for such decision by 30 days. The Mergers are also subject to the prior approval (or the receipt of a waiver therefrom) of the Administrator. An application necessary to obtain the Administrator's approval has been filed.
     FUNC has specifically sought, and subsequently qualified for, an exemption for the Corporate Merger from the requirement of prior approval from the Federal Reserve Board under the BHCA pursuant to Section 225.12(d)(2) of Regulation Y, which provides that a transaction such as the Corporate Merger is exempt from prior approval if (i) there is effected simultaneously therewith a transaction such as the Bank Merger, (ii) such transaction is subject to the prior approval requirement of the appropriate federal regulatory agency under the BMA, and
(iii) the Corporate Merger is in substance a transaction similar to the Bank Merger. Therefore, the transactions contemplated by the Merger Agreement do not require the prior approval of the Federal Reserve Board under the BHCA.
     The Corporate Merger and the Bank Merger cannot proceed in the absence of the requisite regulatory approvals or waivers. THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED, AND, IF THE CORPORATE MERGER AND THE BANK MERGER ARE APPROVED, THERE CAN BE NO ASSURANCE AS TO THE DATE OF ANY SUCH APPROVAL. THERE CAN ALSO BE NO ASSURANCE THAT ANY SUCH APPROVALS WILL NOT CONTAIN A CONDITION OR REQUIREMENT WHICH CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT AND DESCRIBED BELOW UNDER -- CONDITIONS TO CONSUMMATION; TERMINATION. THERE CAN LIKEWISE BE NO ASSURANCE THAT THE U.S. DEPARTMENT OF JUSTICE OR A STATE ATTORNEY GENERAL WILL NOT CHALLENGE THE CORPORATE MERGER OR THE BANK MERGER, OR IF SUCH A CHALLENGE IS MADE, AS TO THE RESULT THEREOF. ANY APPROVALS, IF AND WHEN RECEIVED FROM THE APPLICABLE REGULATORY AGENCIES, DO NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE MERGERS BY SUCH AGENCIES.
CONDITIONS TO CONSUMMATION; TERMINATION
     Consummation of the Mergers is subject, among other things, to: (i) approval of the Merger Agreement and the related Plan of Merger by the requisite vote of the stockholders of ABI; (ii) receipt of the regulatory approvals referred to above without any restrictions or conditions which would so materially adversely impact the economic or business benefits to FUNC of the transactions contemplated by the Merger Agreement so as to render inadvisable the consummation of the Mergers; (iii) no court or governmental or regulatory authority having taken any action which prohibits the Mergers; (iv) the Registration Statement being effective; (v) receipt by FUNC of a letter, satisfactory to FUNC, from its independent certified public accountants that the Corporate Merger will qualify for pooling of interests accounting treatment and a letter from ABI's independent certified public accountants to the effect that they are not aware of any facts or circumstances that might cause the Corporate Merger not to qualify for pooling of interests accounting treatment; and (vi) the FUNC Common Shares having been approved for listing on the NYSE, subject to official notice of issuance.
     Consummation of the Mergers is also subject to the satisfaction or waiver of various other conditions specified in the Merger Agreement, including, among others: (i) the delivery by ABI and FUNC, each to the other, of (a) opinions of their respective counsel, and (b) certificates executed by certain of their respective executive officers as to compliance with the Merger Agreement; (ii) the accuracy of the representations and warranties, and compliance in all material respects with the agreements and covenants of the parties to the Merger Agreement; and (iii) the receipt by FUNC of a letter from ABI's independent certified public accountants with respect to ABI's financial position.
     The Merger Agreement provides that, whether before or after the Special Meeting and notwithstanding the approval of the Merger Agreement and the related Plan of Merger by the stockholders of ABI, the Merger Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Date:
(i) by mutual consent of the Boards of Directors of FUNC and ABI; or (ii) by either the Board of Directors of FUNC or the Board of Directors of ABI (a) if the stockholders of ABI fail to approve the Mergers, (b) in the event of a breach by the other party of any representation, warranty, or covenant contained in the Merger Agreement, which breach is not cured after 30 days' written notice thereof is given to the party committing such breach, or (c) if the Corporate Merger is not consummated on or before September 30, 1994.
     The ABI Board may also terminate the Merger Agreement, at its sole option, in the event of an FUNC Common Stock Decline unless FUNC elects, at its sole option, to increase the Common Stock Exchange Ratio (and as a result the Preferred Stock Exchange Ratio) as provided in the Merger Agreement. See
 -- Possible Common Stock Exchange Ratio Adjustment.
WAIVER; AMENDMENT
     Prior to the Effective Date, any provision of the Merger Agreement may be:
(i) waived by the party benefitted by the provision; or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing
                                       24
among the parties thereto approved by their respective Boards of Directors and executed in the same manner as the Merger Agreement, provided that after approval by the stockholders of ABI, the consideration to be received by the stockholders of ABI may not thereby be decreased. Pursuant to the Merger Agreement, ABI caused a review of certain assets in its loan portfolio to be undertaken, which, absent a waiver from FUNC, may have reduced the Common
Stock Exchange Ratio. FUNC has waived any such adjustment to the Common
Stock Exchange Ratio.
DISSENTERS' RIGHTS
     Holders of ABI Common Stock and ABI Preferred Stock entitled to vote on approval of the Merger Agreement and the related Plan of Merger will be entitled to have the fair value of each such holder's shares of ABI Common Stock and ABI Preferred Stock immediately prior to consummation of the Corporate Merger paid to such holder in cash, together with interest, if any, by complying with the provisions of Article 13 of the NCBCA (Article 13 ). Under Article 13, the determination of the fair value of a dissenter's shares would exclude any appreciation or depreciation in the value of such shares in anticipation of the Corporate Merger, unless such exclusion would be inequitable.
     A holder of ABI Common Stock or ABI Preferred Stock who desires to exercise such holder's dissenters' rights must satisfy all of the following conditions. A written notice of such holder's intent to demand payment for such holder's ABI Common Stock or ABI Preferred Stock must be received by ABI before the taking of the vote on approval of the Merger Agreement and the related Plan of Merger. This written notice must be in addition to and separate from voting against, abstaining from voting, or failing to vote on approval of the Merger Agreement and the related Plan of Merger. Voting against, abstaining from voting or failing to vote on approval of the Merger Agreement and the related Plan of Merger will not constitute written notice of an intent to demand payment within the meaning of Article 13.
     A holder of ABI Common Stock or ABI Preferred Stock electing to exercise such holder's dissenters' rights under Article 13 must not vote for approval of the Merger Agreement and the related Plan of Merger. Voting for approval of the Merger Agreement and the related Plan of Merger, or delivering a proxy in connection with the Special Meeting (unless the proxy specifies a vote against, or abstaining from voting on, approval of the Merger Agreement and the related Plan of Merger), will constitute a waiver of such holder's dissenters' rights and will nullify any written notice of an intent to demand payment submitted by such holder.
     A holder of record of ABI Common Stock or ABI Preferred Stock may assert dissenters' rights as to less than all of the shares registered in such holder's name only if such holder dissents with respect to all shares beneficially owned by any one person and notifies ABI in writing of the name and address of each person on whose behalf such holder is asserting dissenters' rights. The rights of a partial dissenter under Article 13 are determined as if the shares as to which the holder dissents and the holder's other shares were registered in the names of different stockholders.
     A beneficial holder of ABI Common Stock or ABI Preferred Stock may assert dissenters' rights as to shares held on such holder's behalf only if such holder: (i) submits to ABI the record holder's written consent to the dissent not later than the time the beneficial holder asserts dissenters' rights; and
(ii) does so with respect to all shares of which such holder is the beneficial holder.
     If the Corporate Merger is consummated, FUNC will, within ten days after the Effective Date, deliver a dissenters' notice to all holders who satisfied the foregoing requirements, which will: (i) state where payment demand is to be sent and where and when certificates for Dissenting Shares are to be deposited;
(ii) supply a form for demanding payment; (iii) set a date by which FUNC must receive the payment demand, which date may not be less than 30 nor more than 60 days after the date the dissenters' notice is mailed; and (iv) be accompanied by a copy of Article 13.
     A stockholder sent a dissenters' notice must demand payment and deposit the certificates representing such holder's Dissenting Shares in accordance with the dissenters' notice. A stockholder who demands payment and deposits such holder's shares as described in the dissenters' notice retains all other rights as a holder of ABI Common Stock or ABI Preferred Stock, as applicable, except to the extent such rights are cancelled or modified by the consummation of the Corporate Merger. A stockholder who does not demand payment and deposit his share certificates where required, each by the date set forth in the dissenters' notice, is not entitled to payment for such holder's shares under Article 13.
     As soon as the Corporate Merger is consummated, or upon receipt of a payment demand, FUNC shall offer to pay each dissenter who complied with Article 13 the amount that FUNC estimates to be the fair value of the dissenter's shares, plus accrued interest, and shall pay such amount to each dissenter who agrees in writing to accept it in full satisfaction of such dissenter's demand. The offer of payment by FUNC must be accompanied by: (i) FUNC's balance sheet as of the end of a fiscal year ended not more than 16 months before the date of the offer of payment, an income statement for that year, a
                                       25
statement of cash flows for that year and the latest available interim financial statements, if any; (ii) a statement of FUNC's estimate of the fair value of the Dissenting Shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the dissenter's right to demand payment as described below; and
(v) a copy of Article 13.
     A dissenter may notify FUNC in writing of the dissenter's own estimate of the fair value of the Dissenting Shares and the amount of interest due and demand payment of such estimate, or reject FUNC's offer and demand payment of the fair value of the Dissenting Shares and interest due, if (i) the dissenter believes the amount offered by FUNC is less than the fair value of the Dissenting Shares or that the interest due is incorrectly calculated, or (ii) FUNC fails to make payment to a dissenter who accepts FUNC's offer within 30 days after such acceptance. A dissenter waives such right to demand payment, and shall be deemed to have withdrawn his dissent and demand for payment, unless the dissenter notifies FUNC of such demand under (i) above, within 30 days after FUNC offers payment, or under (ii) above, within 30 days after FUNC fails to perform timely.
     If any such demand for payment remains unsettled, within 60 days after the date of the payment demand, the dissenter may petition the court to determine the fair value of the dissenting shares and any accrued interest. Upon service on it of the petition filed with the court, FUNC shall pay the dissenter the amount offered by FUNC. If the dissenter does not commence the proceeding within the 60-day period, the dissenter will have an additional 30 days to either (i) accept in writing the amount offered by FUNC, at which time FUNC will pay such amount to the dissenter in full satisfaction of his demand, or (ii) withdraw his demand for payment and resume the status of a nondissenting stockholder. A dissenter who takes no action within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment. Each dissenter made a party to such proceeding is entitled to a judgment for the amount, if any, by which the court finds that the fair value of the Dissenting Shares, plus interest, exceeds the amount paid by FUNC. The court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and assess the costs as it finds equitable.
     THE FOREGOING IS ONLY A SUMMARY OF THE RIGHTS OF A DISSENTING HOLDER OF ABI COMMON STOCK OR ABI PREFERRED STOCK. ANY HOLDER OF ABI COMMON STOCK OR ABI PREFERRED STOCK WHO INTENDS TO DISSENT SHOULD CAREFULLY REVIEW THE TEXT OF THE APPLICABLE PROVISIONS OF THE NCBCA SET FORTH IN ANNEX D TO THIS PROSPECTUS/PROXY STATEMENT AND SHOULD ALSO CONSULT WITH SUCH HOLDER'S ATTORNEY. THE FAILURE OF A HOLDER OF ABI COMMON STOCK OR ABI PREFERRED STOCK TO FOLLOW PRECISELY THE PROCEDURES SUMMARIZED ABOVE AND SET FORTH IN ANNEX D, MAY RESULT IN LOSS OF DISSENTERS' RIGHTS. NO FURTHER NOTICE OF THE EVENTS GIVING RISE TO DISSENTERS' RIGHTS OR ANY STEPS ASSOCIATED THEREWITH WILL BE FURNISHED TO HOLDERS OF ABI COMMON STOCK OR ABI PREFERRED STOCK, EXCEPT AS INDICATED ABOVE OR OTHERWISE REQUIRED BY LAW.
     In general, any dissenting stockholder who perfects such holder's right to be paid the fair value of such holder's ABI Common Stock or ABI Preferred Stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of such cash. See -- Certain Federal Income Tax Consequences. ACCOUNTING TREATMENT
     Consummation of the Mergers is conditioned upon the Corporate Merger being accounted for on a pooling of interests accounting basis and the receipt by FUNC of a letter from each of FUNC's and ABI's independent certified public accountants with respect thereto. See -- Conditions to Consummation; Termination. Under this accounting treatment, as of the Effective Date the assets and liabilities of ABI would be added to those of FUNC at their recorded book values and the stockholders' equity accounts of ABI and FUNC would be combined on FUNC's consolidated balance sheet. On a pooling of interests accounting basis, income and other financial statements of FUNC issued after consummation of the Corporate Merger would normally be restated retroactively to reflect the consolidated combined financial position and results of operations of FUNC and ABI as if the Corporate Merger had taken place prior to the periods covered by such financial statements; provided, however, because of the relative immateriality of the Mergers to FUNC on a consolidated basis, such statements will not be retroactively restated solely as a result of consummation of the Corporate Merger.
     The unaudited pro forma financial information contained in this Prospectus/Proxy Statement has been prepared using the pooling of interests accounting basis to account for the Corporate Merger. If the Corporate Merger is required to be accounted for as a purchase, which would be required if the holders of more than ten percent of the outstanding shares of ABI Common Stock dissented from approval of the Merger Agreement and the related Plan of Merger and were paid cash for their shares, or under certain other conditions, and FUNC elected to consummate the Mergers, it is not expected that the pro forma financial information presented herein would be materially different. See SUMMARY.
                                       26

EXPENSES
     All expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated thereby shall be borne by the party incurring the same, except that printing expenses for this Prospectus/Proxy Statement, and under certain conditions certain other expenses, will be shared equally by FUNC and ABI.
STOCK OPTION AGREEMENT
     As a condition to FUNC's entering into the Merger Agreement and in consideration thereof, ABI issued to FUNC the Option to purchase, under certain conditions, up to 443,700 shares of ABI Common Stock at a Purchase Price of $7.50 per share, subject to adjustment in certain circumstances. The Option was granted to FUNC pursuant to the Stock Option Agreement. The Purchase Price represents the closing asked price of ABI Common Stock in the over-the-counter market pink sheets on November 16, 1993, the last business day prior to the date on which execution of the Merger Agreement was publicly announced. The number of shares of ABI Common Stock subject to the Option represents approximately 19.3 percent of the outstanding shares of ABI Common Stock, before giving effect to the issuance of such shares. FUNC does not have any voting rights with respect to the shares of ABI Common Stock subject to the Option prior to exercise of the Option.
     If FUNC is not in material breach of the Stock Option Agreement or the Merger Agreement and no injunction against delivery of the shares covered by the Option is in effect, FUNC may exercise the Option in whole or in part, at any time and from time to time following the happening of certain events (each a Purchase Event), including, among others:
           (i) ABI taking certain actions (each an Acquisition Transaction), including, among others, authorizing, recommending or entering into an agreement with any third party to effect (a) a merger, consolidation or similar transaction involving ABI or any of its subsidiaries, (b) the sale, lease, exchange or other disposition of 15 percent or more of the consolidated assets of ABI and its subsidiaries, or (c) the issuance, sale or other disposition of 20 percent or more of the voting securities of ABI or any of its subsidiaries; or
          (ii) the acquisition or the right to acquire by any third party 20 percent or more of the outstanding shares of ABI Common Stock.
     The Option will terminate upon the earliest of certain events, including:
(i) consummation of the Corporate Merger; (ii) termination of the Merger Agreement by ABI (an ABI Termination) prior to the happening (subject to certain limitations) of a Purchase Event or a Preliminary Purchase Event (as defined below); (iii) 18 months after termination of the Merger Agreement by ABI other than pursuant to an ABI Termination; or (iv) 12 months after termination of the Merger Agreement by FUNC (subject to such period being extended under certain conditions). A Preliminary Purchase Event is defined to include, among others:
(a) commencement by any third party of a tender or exchange offer to purchase 20 percent or more of the outstanding shares of ABI; (b) failure of the stockholders of ABI to approve the Merger Agreement after public announcement that a third party (x) proposes to engage in an Acquisition Transaction, or (y) files an application under certain federal statutes relating to the regulation of banks or their holding companies, to engage in an Acquisition Transaction; or
(c) any third party shall have proposed to ABI or its stockholders, publicly or in any writing that becomes publicly disclosed, to engage in an Acquisition Agreement.
     At the request of FUNC at any time beginning on the first occurrence of a Purchase Event and ending 180 days thereafter (subject to such period being extended under certain conditions), ABI, will, subject to certain restrictions, be required to repurchase from FUNC (i) the Option, and (ii) all shares of ABI Common Stock purchased by FUNC pursuant to the Stock Option Agreement, at a specified price.
     The Stock Option Agreement and the Option are intended to increase the likelihood that the Mergers will be consummated according to the terms set forth in the Merger Agreement and may be expected to discourage competing offers to acquire ABI from potential third party acquirors because the Option could increase the cost of such an acquisition.
     To the best of ABI's and FUNC's knowledge, no event giving rise to the exercise of the Option has occurred as of the date of this Prospectus/Proxy Statement.
     A copy of the Stock Option Agreement is set forth in Exhibit A to the Merger Agreement, which is set forth in ANNEX B to this Prospectus/Proxy Statement, and reference is made thereto for the complete terms of the Stock Option Agreement and the Option. The foregoing discussion is qualified in its entirety by reference to the Stock Option Agreement.
                                       27

MARKET PRICES
     The following table sets forth (i) the high and low last reported sale prices per share of FUNC Common Stock on the NYSE Composite Transactions Tape, with respect to each quarterly period since January 1, 1991, (ii) the high and low closing asked prices of ABI Common Stock in the over-the-counter market pink sheets, with respect to each quarterly period since January 1, 1993, (iii) the equivalent pro forma market values per share of ABI Common Stock, based on the
0.211 Common Stock Exchange Ratio, and (iv) the equivalent pro forma market values per share of ABI Preferred Stock, based on the Preferred Stock Exchange Ratio. Prior to the formation of ABI in September 1992, American Bank's common stock was traded privately at prices negotiated between the sellers and purchasers. ABI Common Stock was traded in a similar fashion until it was listed in the over-the-counter market pink sheets on January 26, 1993. To the knowledge of ABI management, prior to January 1993, the common stock of American Bank and subsequently ABI Common Stock traded at prices between $6.00 and $7.50 per share.

                                                                                                                  EQUIVALENT
                                                                                                                  PRO FORMA
                                                                                                                   PER ABI
                                                                                                                    COMMON
                                                                     FUNC                        ABI              SHARE (1)
                                                              HIGH           LOW          HIGH          LOW          HIGH
1991
First quarter...........................................   $    22 1/8        13 3/4       --           --             4 5/8
Second quarter..........................................        23 1/4        19 1/4       --           --             4 7/8
Third quarter...........................................        27 1/8            22       --           --             5 5/8
Fourth quarter..........................................        30 7/8        24 5/8       --           --             6 1/2
1992
First quarter...........................................        38 1/4        29 1/2       --           --             8
Second quarter..........................................        39 3/4        34 3/4       --           --             8 3/8
Third quarter...........................................            40            35       --           --             8 3/8
Fourth quarter..........................................        44 7/8        35 7/8       --           --             9 3/8
1993
First quarter...........................................        50 7/8        42 1/4       7 5/8        5             10 5/8
Second quarter..........................................        51 1/2        40           5 1/2        4 1/2         10 3/4
Third quarter...........................................        49 5/8        43 1/2       5            4 1/2         10 3/8
Fourth quarter..........................................        48 1/8        37 7/8       7 1/2        5             10 1/8
1994
First quarter (through       )..........................   $
                                                                                EQUIVALENT PRO
                                                                                  FORMA PER
                                                                                ABI PREFERRED
                                                                                  SHARE (2)
                                                             LOW           HIGH                LOW
1991
First quarter...........................................     2 7/8                --                 --
Second quarter..........................................     4                    --                 --
Third quarter...........................................     4 5/8                --                 --
Fourth quarter..........................................     5 1/8                --                 --
1992
First quarter...........................................     6 1/8         1,283 1/8            989 5/8
Second quarter..........................................     7 1/4         1,333 1/2          1,165 3/4
Third quarter...........................................     7 3/8         1,341 7/8          1,174 1/8
Fourth quarter..........................................     7 1/2         1,505 1/2          1,203 1/2
1993
First quarter...........................................     8 7/8         1,706 3/4          1,417 3/8
Second quarter..........................................     8 3/8         1,727 3/4          1,341 7/8
Third quarter...........................................     9 1/8         1,664 3/4          1,459 3/8
Fourth quarter..........................................     7 7/8         1,614 1/2          1,270 5/8
1994
First quarter (through       )..........................

(1) Equivalent pro forma market values per ABI common share amounts represent the high and low last reported sales prices per share of FUNC Common Stock multiplied by the 0.211 Common Stock Exchange Ratio, rounded down to the nearest one-eighth. As discussed under -- Possible Common Stock Exchange Ratio Adjustment, the Common Stock Exchange Ratio (and as a result the Preferred Stock Exchange Ratio) is subject to possible adjustment under certain circumstances. It is not expected that the pro forma information presented would be materially different if the Common Stock Exchange Ratio were so adjusted.
(2) Equivalent pro forma market values per share of ABI Preferred Stock represent the high and low equivalent pro forma per share of ABI Common Stock amount multiplied by the Preferred Stock Exchange Ratio.
     On November 16, 1993, the last business day prior to public announcement of the execution of the Merger Agreement, the last reported sale price per share of FUNC Common Stock on the NYSE Composite Transactions Tape and the closing asked price per share of ABI Common Stock in the over-the-counter market pink sheets
were $39.875 and $7.50, respectively. On             , 1994, such prices were
$      and $     , respectively. There is no public trading market for ABI
Preferred Stock.
     The Merger Agreement provides for the filing of a listing application with the NYSE covering the FUNC Common Shares. It is a condition to consummation of the Mergers that the FUNC Common Shares be authorized for listing on the NYSE effective upon official notice of issuance. See -- Conditions to Consummation; Termination.
                                       28

DIVIDENDS
     The following table sets forth the cash dividends paid or declared on FUNC Common Stock and ABI Common Stock with respect to each calendar quarter since January 1, 1991, and the equivalent pro forma cash dividends paid per share of ABI Common Stock, based on the 0.211 Common Stock Exchange Ratio. Dividends paid or declared on ABI Common Stock prior to September 14, 1992, represent dividends paid or declared on American Bank common stock.

                                                                        EQUIVALENT PRO FORMA              EQUIVALENT PRO FORMA
                                                 FUNC    ABI (1)      PER ABI COMMON SHARE (2)       PER ABI PREFERRED SHARE (2)(3)
1991
First quarter.................................   $.28        --                  .06                                 --
Second quarter................................   .28         --                  .06                                 --
Third quarter.................................   .28         --                  .06                                 --
Fourth quarter................................   .28        .05                  .06                                 --
1992
First quarter.................................   .31         --                  .07                                 --
Second quarter................................   .31         --                  .07                              10.40
Third quarter.................................   .31         --                  .07                              10.40
Fourth quarter................................   .35         --                  .07                              11.74
1993
First quarter.................................   .35        .05                  .07                              11.74
Second quarter................................   .35        .05                  .07                              11.74
Third quarter.................................   .40         --                  .08                              13.42
Fourth quarter................................   .40         --                  .08                              13.42
1994
First quarter.................................   $.40        --                  .08                              13.42

(1) Pursuant to a memorandum of understanding entered into by the directors of American Bank with the FDIC, American Bank is prohibited from paying dividends to ABI without prior written consent from the FDIC and the Administrator. This restriction on American Bank's ability to pay dividends to ABI effectively prohibits ABI from paying dividends on ABI Common Stock or ABI Preferred Stock without prior written consent from the FDIC and the Administrator. To date, the FDIC and the Administrator have approved payment of the quarterly dividends on ABI Preferred Stock. See ABI AND AMERICAN
    BANK -- Memorandum of Understanding and  -- Dividend Policy.
(2) Equivalent pro forma cash dividends paid per ABI common and preferred share amounts represent FUNC historical dividend rates per share multiplied by the
    0.211 Common Stock Exchange Ratio and the Preferred Stock Exchange Ratio, respectively, rounded to the nearest cent. The current annualized dividend rate per share for FUNC Common Stock, based upon the most recently declared quarterly dividend rate of $.40 per share payable on March 15, 1994, would be $1.60. On an equivalent pro forma basis, such current annualized FUNC dividend per ABI common share would be $.34, based on the 0.211 Common Stock Exchange Ratio and per ABI preferred share, $53.68 based on the Preferred Stock Exchange Ratio. Future FUNC and ABI dividends are dependent upon their respective earnings and financial condition, government regulations and policies and other factors. As discussed under -- Possible Common Stock Exchange Ratio Adjustment, the Common Stock Exchange Ratio (and as a result the Preferred Stock Exchange Ratio) is subject to possible adjustment under certain circumstances. It is not expected that the pro forma information presented would be materially different if the Common Stock Exchange Ratio were so adjusted.
(3) Equivalent pro forma cash dividends paid per share of ABI Preferred Stock amounts represent equivalent pro forma per share of ABI Common Stock amounts multiplied by the Preferred Stock Exchange Ratio.
The ABI Preferred Stock was issued in exchange for American Bank convertible preferred stock in connection with the reorganization of American Bank into
ABI in September 1992. Quarterly dividends of $23.75 per share were paid on the shares of American Bank convertible preferred stock from the issuance of such shares in the first quarter of 1992 until such shares were exchanged for ABI Preferred Stock in September 1992. Quarterly dividends of $23.75 have been paid on shares of ABI Preferred Stock since the formation of ABI.
     See CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends and DESCRIPTION OF FUNC CAPITAL STOCK.
                                       29

                             ABI AND AMERICAN BANK
HISTORY
  ABI
     ABI is a North Carolina corporation organized by American Bank in January 1990 to become the parent holding company of American Bank. ABI conducted no business until September 14, 1992, on which date the holding company reorganization of American Bank was effected. To date, ABI's activities have consisted solely of owning American Bank.
  AMERICAN BANK
     American Bank is a North Carolina-chartered stock savings bank headquartered in Monroe, North Carolina. American Bank was incorporated as a state-chartered mutual savings and loan association named Monroe Savings and Loan Association in 1961 and converted to a state-chartered stock association in May 1984. In June 1984, American Bank changed its name to American Commercial Savings Bank, Inc. American Bank has been a member of the Federal Home Loan Bank System (FHLB System), and its deposits have been insured up to the applicable limits by the Federal Savings and Loan Insurance Corporation (FSLIC) since its inception. Pursuant to enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), effective August 9, 1989, American Bank's deposits became insured by the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation (FDIC), as successor to the FSLIC, and American Bank became subject to the regulatory oversight of the Office of Thrift Supervision (OTS), successor to the Federal Home Loan Bank Board (FHLBB).
     On March 28, 1992, American Bank acquired three branch offices with total deposits of approximately $17,100,000 from Rock Hill National Bank of North Carolina (RHNB). Deposits acquired from RHNB are insured by the Bank Insurance Fund (BIF) of the FDIC.
     On April 1, 1992, American Bank converted from a North Carolina-chartered stock savings and loan association to a North Carolina-chartered stock savings bank and changed its name to American Commercial Savings Bank, Inc., SSB. The effect of the conversion caused American Bank to be subject to the regulatory oversight of the FDIC rather than the OTS. American Bank is also subject to the regulatory oversight of the Administrator. See CERTAIN REGULATORY
CONSIDERATIONS -- ABI and American Bank.
     On September 14, 1992, American Bank was reorganized into a savings bank holding company. The stockholders of American Bank received in exchange for their shares of common and preferred stock of American Bank an identical number of shares of common and preferred stock, respectively, of ABI. Simultaneously, American Bank became a wholly-owned subsidiary of ABI.
     American Bank has two wholly-owned nonbank subsidiaries, Leasing Consultants of Charlotte, Inc. (Leasing Consultants), which originates and finances vehicle and equipment leases, and Windsor Corporation, which is engaged primarily in the origination of second mortgage and consumer loans to borrowers living in low to moderate income areas.
     ABI is attempting to sell Leasing Consultants prior to consummation of the Mergers. Consummation of the Mergers is not conditioned upon the sale of Leasing Consultants. Possible purchasers of Leasing Consultants include current employees of ABI.
     The main offices of ABI and American Bank are located at 201 Windsor Street, Monroe, North Carolina. At December 31, 1993, ABI had eleven offices in Mecklenburg and Union Counties of North Carolina.
MEMORANDUM OF UNDERSTANDING
     Effective November 8, 1993, the directors of American Bank entered into a Memorandum of Understanding with the FDIC and the Administrator (the Memorandum). A memorandum of understanding is an informal agreement between a financial institution and its regulator pursuant to which the institution agrees to take specific corrective action in response to operational deficiencies identified by the regulator. The Memorandum resulted from a report prepared by the FDIC following a routine examination of American Bank in July 1993 (the FDIC Report).
     The Memorandum requires American Bank to effect a program of corrective action consisting of (i) the preparation of a written assessment of management and staffing requirements to be submitted to the FDIC and the Administrator for review and comment; (ii) the maintenance of a tier 1 capital to total assets ratio of not less than six percent; (iii) the elimination of any assets classified as a loss in the FDIC Report through collection, charge-off, or other appropriate bookkeeping entry;
                                       30

(iv) the submission of a specific plan to the FDIC and the Administrator to effect the reduction and/or collection of extensions of credit of $100,000 or more that were adversely classified in the FDIC Report; (v) the prohibition from extending any additional credit to any borrower whose prior credit is classified as a loss and which remains uncollected; (vi) the prohibition of the extension of credit to any borrower whose prior extensions of credit aggregated $100,000 or more and were rated substandard unless approved by a majority of American Bank's Board of Directors; (vii) the establishment and maintenance of an adequate reserve for loan losses to be monitored quarterly by the Board of Directors of American Bank; (viii) the review and revision of written loan policies and systems of loan documentation, taking into consideration deficiencies identified in the FDIC Report; (ix) the correction of any violations of laws, rules and regulations cited in the FDIC Report and the adoption and implementation of appropriate procedures to ensure future compliance; (x) the implementation of an asset/liability management policy and submission of the policy for review and comment by the FDIC and the Administrator; (xi) the preparation of a comprehensive budget and earnings forecast for the 1994 calendar year to be submitted to the FDIC and the Administrator for review and comment; (xii) the adoption of a revised investment policy that includes appropriate guidelines for securities trading and corrects any internal control deficiencies identified in the FDIC Report; (xiii) the prohibition of the payment of any cash dividends to its parent, ABI, without the prior written consent of the FDIC and the Administrator; and (xiv) the submission of quarterly progress reports to the FDIC and the Administrator sufficient to gauge compliance with the various provisions of the Memorandum. The management of American Bank believes it has complied with all elements of the Memorandum.
LENDING ACTIVITIES
  GENERAL
     American Bank's principal investment activity has been, and continues to be, the origination of loans secured by one-to four-family residences. In recent years, in an effort to reduce its exposure to interest rate risk, American Bank has adopted a policy of only offering the origination of adjustable rate mortgages (ARMs) which increase the interest rate sensitivity and/or reduce the maturity of American Bank's loan portfolio. American Bank will originate a fixed-rate residential loan when the rate that it can charge on the loan and the maturity of the loan can be favorably matched with a long-term liability, usually in the form of either long-term borrowings from the FHLB of Atlanta or certificates of deposit from institutional investors.
     American Bank also offers a wide range of consumer loans, primarily secured by automobiles, recreational vehicles and existing deposit accounts at American Bank. On a less frequent basis, American Bank will make loans secured by a second mortgage on a primary residence and may, if the creditworthiness of the borrower permits, make an unsecured loan to an existing customer.
     American Bank further diversifies its loan portfolio by engaging in commercial lending including financing for the acquisition of commercial real estate and accounts receivable. All such loans float with the prime rate as determined by NationsBank of North Carolina, N. A. and are usually short-term credits having a maturity of one year or less. Such commercial loans usually are secured by the underlying real estate or an assignment of the receivables being financed. Currently, it is American Bank's philosophy to originate commercial real estate loans only to selected borrowers known to American Bank and on properties in its local market area. American Bank's permanent commercial real estate loans are secured by improved property such as churches, nursing homes, office buildings, strip shopping centers and condominium projects.
     American Bank also engages in the leasing of automobiles and to a lesser extent the leasing of business equipment. Leasing is conducted through its wholly-owned subsidiary, Leasing Consultants. Leasing Consultants' primary business is leasing automobiles to corporate and non-corporate business customers. American Bank also finances the lease receivables of certain non-affiliated leasing companies and in doing so obtains an assignment of the lease as well as a security interest in the underlying leased vehicle. See
 -- History; AMERICAN BANK.
     American Bank's primary lending area is Union and Mecklenburg Counties, North Carolina. A majority of American Bank's loans are secured by property located in these counties. American Bank assists builders in short-term interim financing, as well as construction and/or permanent financing.
  LOAN PORTFOLIO COMPOSITION
     American Bank's consolidated net loan portfolio amounted to $184.2 million at December 31, 1993, representing 78.3 percent of consolidated total assets. American Bank's net loan portfolio was composed 18.2 of percent fixed rate loans, and 81.8 percent of its net loan portfolio was composed of adjustable rate loans. At December 31, 1993, $165.6 million, or 89.9
                                       31
percent, of American Bank's loan portfolio was composed of real estate mortgage or construction loans. On such date, $18.6 million, or 10.1 percent, of American Bank's net loan portfolio was composed of commercial loans, consumer loans and lease financings.
     The following table sets forth the composition of American Bank's loan portfolio at the dates indicated.

                                                                            DECEMBER 31,
                                       1993                   1992                   1991                   1990              1989
(DOLLARS IN THOUSANDS)           AMOUNT     PERCENT     AMOUNT     PERCENT     AMOUNT     PERCENT     AMOUNT     PERCENT     AMOUNT
Real estate loans
  Conventional...............   $149,899     81.36 %   $163,906     84.12 %   $169,480     85.61 %   $168,870     84.91 %   $159,947
  Construction...............     24,646     13.38       15,263      7.83        8,326      4.20       12,480      6.27       15,239
  Consumer loans.............      7,455      4.05        5,208      2.67        6,050      3.06        7,338      3.69        5,709
  Commercial loans...........      4,774      2.59        9,404      4.83        8,597      4.34        6,974      3.51        7,093
  Lease financings...........      7,832      4.25        7,782      4.00       10,862      5.49        7,635      3.84        6,724
      Total loans and leases
        before deductions....   $194,606    105.63      201,563    103.45      203,315    102.70      203,297    102.22      194,712
Less:
  Undisbursed loans in
    process..................      7,052      3.83        4,511      2.32        2,601      1.32        2,953      1.49        4,721
  Allowance for loss on
    loans....................      2,203      1.20          959       .49          597       .30          135       .07          102
  Deferred loan origination
    fees, net................         55       .03           26       .01           77       .04           99       .05           19
  Unearned direct finance
    lease income.............      1,057       .57        1,223       .63        2,066      1.04        1,219       .61        1,004
                                $184,239    100.00 %   $194,844    100.00 %   $197,974    100.00 %   $198,891    100.00 %   $188,866
(DOLLARS IN THOUSANDS)         PERCENT
Real estate loans
  Conventional...............   84.69 %
  Construction...............    8.07
  Consumer loans.............    3.02
  Commercial loans...........    3.76
  Lease financings...........    3.56
      Total loans and leases
        before deductions....  103.10
Less:
  Undisbursed loans in
    process..................    2.50
  Allowance for loss on
    loans....................     .06
  Deferred loan origination
    fees, net................     .01
  Unearned direct finance
    lease income.............     .53
                               100.00 %

     ONE-TO FOUR-FAMILY RESIDENTIAL REAL ESTATE LENDING. American Bank's primary lending activity is the origination of first mortgage loans to enable borrowers to purchase or refinance one-to four-family residential real property and property improvement and second mortgage loans. On December 31, 1993, $71.9 million, or 39 percent of American Bank's net loan portfolio consisted of one-to four-family residential mortgage loans. These include both loans secured by detached single-family residences and condominiums and loans secured by individually-owned residences in attached housing containing not more than four separate dwelling units. Consistent with American Bank's emphasis on being a community-oriented financial institution, it is and has been American Bank's strategy to focus its lending efforts in Union and Mecklenburg Counties, North Carolina. The one-to four-family residential mortgage loans originated by American Bank generally have loan-to-value ratios of no more than 80 percent.
     Substantially all such loans originated since 1983 have been ARMs. Interest rates on ARMs are tied to various indices adjusted to a constant maturity plus a margin. Rates generally adjust every one, three or five years. There are generally caps which limit the amount of increases at one time and over the life of the loan. The terms and conditions of American Bank's ARMs, including the applicable index, margin and rate caps, may vary over time. ARMs are generally considered to involve a greater degree of risk than fixed rate loans because borrowers may have difficulty meeting their payment obligations if interest rates and required payment amounts increase substantially.
     While one-to four-family residential loans are normally originated with 15- to 30-year terms, such loans customarily remain outstanding for substantially shorter periods because borrowers often prepay their loans in full upon sale of the property pledged as security or upon refinancing the original loan. Thus, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates, and the interest rates payable on outstanding loans. The thrift and mortgage banking industries have generally used 12-year and seven-year average loan lives in calculations calling for prepayment assumptions for 30-year residential loans and 15-year residential loans, respectively. Management believes that American Bank's recent loan prepayment experience has been shorter than these assumed average loan lives due to recent periods of low interest rates and resulting high rates of refinancing.
     American Bank generally requires title insurance for its one-to four-family residential loans. American Bank also generally requires that fire and extended coverage casualty insurance and, if appropriate, flood insurance, be maintained in an amount at least equal to the loan amount or replacement cost of the improvements on the property securing loans, whichever is greater.
     Property improvement loans and second mortgage loans are generally secured by subordinate liens against residential dwellings. Most of these loans which are secured by subordinate liens are secured by properties against which American Bank holds the first lien. These loans have terms of up to 15 years and interest rates which are adjustable based upon prime rates. Because these loans may involve lines of credit which can be drawn over a period of time, American Bank faces
                                       32
additional risks associated with changes in the borrower's financial condition. Because these loans have adjustable rates with no rate caps, other than usury limitations, increased delinquencies could occur if interest rate increases occur and borrowers are unable to satisfy higher payment requirements. These loans are generally limited so that the amount of such loans, along with any senior indebtedness, does not exceed 80 percent of the value of the real estate security. The loans are generally underwritten applying the same standards as are applied to one-to four-family residential real estate loans.
     COMMERCIAL REAL ESTATE LENDING. On December 31, 1993, American Bank had $63.5 million in outstanding loans secured by commercial real estate, composing
34.5 percent of its net loan portfolio. These loans are secured by churches, office buildings, retail establishments and other commercial real estate properties. These loans generally have adjustable interest rates. The loans generally do not exceed 80 percent of the appraised value of the real estate security as determined by recent appraisals. Loans secured by commercial properties generally are larger than one-to four-family residential loans and involve a greater degree of risk. Payments on these loans depend to a large degree on results of operations and management of the properties and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general.
     MULTI-FAMILY RESIDENTIAL REAL ESTATE LENDING. On December 31, 1993, American Bank had $12.7 million in outstanding loans secured by multi-family residential real estate, composing 6.9 percent of its net loan portfolio. These loans are secured by apartment complexes and other multi-family residential properties. These loans have adjustable interest rates. The loans generally do not exceed 75 percent of the appraised value of the real estate security as determined by recent appraisals. Loans secured by multi-family residential properties generally are larger than one-to four-family residential loans and involve a greater degree of risk. Payments on these loans depend to a large degree on results of operations and management of the properties and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general.
     CONSTRUCTION LENDING. On December 31, 1993, American Bank had $17.5 million in outstanding construction loans, representing 9.5 percent of American Bank's net loan portfolio. Most of these loans involve single-family housing. These loans generally provide for the payment of interest only during a construction period. Construction loans are generally considered to involve a higher degree of risk than long-term financing secured by real estate which is already occupied. A lender's risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at the completion of construction and the estimated cost, including interest, of construction. If the estimate of construction costs proves to be inaccurate, the lender may be required to advance funds beyond the amount originally committed in order to permit completion of construction. If the estimate of anticipated value proves to be inaccurate, the lender may have security which has value insufficient to assure full repayment. In addition, repayment of loans made to investors to finance construction of properties is often dependent upon the builder's ability to sell the property once construction is completed.
     COMMERCIAL LENDING. On December 31, 1993, American Bank had $4.7 million in outstanding commercial loans composing 2.6 percent of its net loan portfolio. These loans are generally either well-secured, short-term working capital loans to established businesses in the institution's market area or loans for and secured by equipment that has a strong resale market. These loans will either float with a commercial lending base rate or they will be subject to periodic repricing in order to match interest sensitive liabilities. Commercial loans generally have a greater degree of risk than consumer loans. Repayment of these loans depends to a large degree on the results of operations and management of the business enterprise and may be affected by local adverse economic conditions.
     CONSUMER LENDING. On December 31, 1993, American Bank had $7.3 million in outstanding consumer loans composing 4.0 percent of its net loan portfolio. These are generally loans secured by private automobiles, loans secured by savings or time deposits, loans secured by readily marketable securities and/or loans secured by the cash value of life insurance. On a less frequent basis, American Bank will make an unsecured loan, to an existing customer, if the creditworthiness of the borrower permits so. These loans, primarily short-term in nature, will typically have a fixed rate of interest, favorably matched with short-term liabilities. American Bank assumes some risk in every consumer loan transaction and accepts moderate levels of risk while minimizing consumer loan losses through careful investigation into the character of each borrower, determining the source of repayment before closing each loan, collateralizing most loans, exercising care in documentation procedures and administering an aggressive loan collection program.
     LEASE FINANCINGS. On December 31, 1993, American Bank had $6.6 million in outstanding direct financing leases composing 3.6 percent of its net loan portfolio. These leases are originated by Leasing Consultants. Leased property generally includes automobiles and other vehicles, and to a lesser extent, manufacturing and office equipment. Leases generally have fixed rates of interest and terms of five years or less. Substantially all leases are to corporate and non-corporate businesses, and consequently have risk factors similar to other commercial lending. In addition, leases commonly finance the full cost which may decline in value more rapidly than does the value of the lease, creating exposure to collateral loss.
                                       33

     LOAN SOLICITATION, PROCESSING AND UNDERWRITING. Loan originations are derived from a number of sources such as referrals from real estate brokers, direct solicitations by American Bank's loan officers, present depositors and borrowers, builders, attorneys, walk-in customers and in some instances, other lenders.
     During its loan approval process, American Bank places significant emphasis on the value of the collateral which will secure the loan. American Bank also assesses the applicant's ability to make principal and interest payments on the loan. American Bank obtains detailed written loan applications to determine the borrower's ability to repay and verifies responses on the loan application through the use of credit reports, financial statements, and other confirmations. Under current practice, the responsible officer of American Bank analyzes the loan application and the property involved, and an appraiser inspects and appraises the property. American Bank requires appraisals on all real estate loans. Some appraisals are performed by employees of the institution when permitted by applicable regulations. American Bank also obtains information concerning the income, financial condition, employment and the credit history of the applicant. Normally, upon approval of a residential loan application, American Bank gives a commitment to the applicant that it will make the approved loan at a stipulated rate at any time within a 60-day period from the date the application is received. The loan is typically funded at a rate of interest and on other terms which are based on market conditions existing as of the date of the commitment. American Bank also has outstanding commitments on its line of credit loans. As of December 31, 1993, American Bank's outstanding loan commitments amounted to $9.2 million.
     American Bank generally has not been a seller of either whole loans or loan participations and continues to hold substantially all loans originated in its portfolio.
     INTEREST RATES, POINTS AND FEES. Interest rates and fees charged on American Bank's loans are affected primarily by the market demand for loans, competition, the supply of money available for lending purposes and American Bank's cost of funds. These factors are affected by, among other things, general economic conditions and the policies of the federal government, including the Federal Reserve Board, tax policies and governmental budgetary matters.
     In addition to earning interest on loans, American Bank receives fees in connection with originating loans and making loan commitments. Fees for prepayments of loans, loan modifications, late payments, loan assumptions and other miscellaneous services in connection with loans are also charged by American Bank.
     LOAN MATURITY SCHEDULE. The following table indicates at December 31, 1993, the amounts of loans, by category, maturing or repricing in the periods presented. Demand loans and loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

                                                      REAL ESTATE    REAL ESTATE
                                                       MORTGAGE      CONSTRUCTION    CONSUMER    COMMERCIAL      LEASE
(DOLLARS IN THOUSANDS)                                   LOANS          LOANS         LOANS        LOANS       FINANCINGS     TOTAL
Due within 1 year..................................    $  21,841        17,363         5,639        3,565         2,371       50,779
Due after 1 year through 5 years...................       23,890           231         1,776        1,205         4,403       31,505
Due after 5 years..................................      104,112         --               40            4         --         104,156
     Total.........................................    $ 149,843        17,594         7,455        4,774         6,774      186,440

     The following table sets forth the dollar amount of all real estate loans due after December 31, 1994, which have predetermined or fixed interest rates and floating or adjustable interest rates.

                                                                                          PREDETERMINED    FLOATING OR
                                                                                            INTEREST       ADJUSTABLE
(DOLLARS IN THOUSANDS)                                                                        RATES           RATES        TOTAL
Real estate loans
  Mortgage.............................................................................      $ 8,367         119,635      128,002
  Construction.........................................................................       --                 231          231
Consumer loans.........................................................................        1,770              46        1,816
Commercial loans.......................................................................        1,142              67        1,209
Lease financings.......................................................................        4,403              --        4,403
       Total...........................................................................      $15,682         119,979      135,661

     NONPERFORMING ASSETS AND ASSET CLASSIFICATION. When a borrower fails to make a required payment on a loan and does not cure the delinquency promptly, the loan is classified as delinquent. In this event, the normal procedure followed by American Bank is to make contact with the borrower at prescribed intervals in an effort to bring the loan to a current status.
                                       34

In most cases, delinquencies are cured promptly. If a delinquency is not cured, American Bank normally, subject to any required prior notice to the borrower, commences foreclosure proceedings. If the loan is not reinstated within the time permitted for reinstatement, or the property is not redeemed prior to sale, the property may be sold at a foreclosure sale. In foreclosure sales, American Bank may acquire title to the property through foreclosure, in which case the property so acquired is offered for sale and may be financed by a loan originated by American Bank. Any property acquired as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until such time as it is sold or otherwise disposed of by American Bank to recover its investment. Any real estate acquired in settlement of loans is initially recorded at the lower of the loan balance plus unpaid accrued interest or the estimated fair value at the time of acquisition and is subsequently reduced by additional allowances which are charged to earnings if the estimated fair value of the property declines below its initial value. Subsequent costs directly relating to development and improvement of property are capitalized in an amount not to exceed fair value, whereas costs relating to holding property are expensed.
     At December 31, 1993, American Bank owned $638,000 of real properties which had been acquired by foreclosure or deed in lieu thereof. These properties included rental houses upon which are being received regular monthly rentals at market rates, and developed residential lots for which American Bank is receiving fee income under a marketing contract with a former director. Because of the level of income being received from these properties, management does not currently consider them to be nonperforming. At December 31, 1993, American Bank owned no other real properties acquired in settlement of loans.
     Loans are reviewed on a regular basis and are placed on a nonaccrual status when, in the opinion of management, the collection of additional interest is not assured. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income.
     Additional interest income relating to American Bank's nonaccrual loans for the year ended December 31, 1993 of $170,000 would have been earned if the loans had been current in accordance with its terms. Interest income of $61,000 has been recorded and collected in 1993 on the loans which are classified as nonaccrual at year-end.
     Nonaccrual loans increased from $1,299,000 at December 31, 1992, to $2,212,000 at December 31, 1993. The balance at the beginning of the year included one commercial mortgage loan of $240,000 which was foreclosed during 1993 with the property subsequently sold during the year by American Bank without any loss. Other nonaccrual loans at December 31, 1992, included commercial business loans of $881,000 and lease financings of $158,000. All of these loans and leases had been originated prior to 1992 by American Bank's leasing subsidiary. During the first six months of 1993, $816,000 of the commercial business loans were resolved with net charge-offs of $266,000, representing 80 percent of net charge-offs of non-mortgage loans during 1993. The remaining $65,000 is the balance remaining on a loan which was guaranteed by a corporate officer of the borrower. The aforementioned officer has signed a consent judgment for this amount which is collateralized by a first position in a personal residence with a value in excess of $250,000. No additional loss is anticipated. This loan composes the balance of nonaccrual commercial loans at December 31, 1993. The nonaccrual lease financings of $158,000 at December 31, 1992, consist of a lease for three commercial vehicles to a single customer. Because the customer has in recent years experienced business difficulties, and because the balance of the lease exceeds the value of the vehicles, this lease continues to be carried as nonaccrual. The lessee continues to make payments, and at December 31, 1993, the balance of this lease had been paid down to $116,000, representing the entire balance of nonaccrual lease financings at that date.
     In recent years, Leasing Consultants has had significant problems with three large customers whose aggregate borrowings exceeded $500,000 per customer. Substantially all of the equipment involved was non-vehicular in nature. As a result of losses related to these customer relationships, management had taken steps both to limit non-vehicular financings and to limit the aggregate amount of credit that the leasing subsidiary can extend to a single customer. At December 31, 1993, there were no leasing subsidiary customers with aggregate financings in excess of $400,000, three customers with aggregate financings exceeding $300,000 but less than $400,000, and four customers with aggregate financings exceeding $200,000 but less than $300,000. All other leasing subsidiary customers had aggregate financings under $200,000 at December 31, 1993.
     At December 31, 1993, in addition to the nonaccrual commercial business loan and lease financings of $65,000 and $116,000, respectively, the leasing subsidiary had lease financings of $11,000 which were 90 days or more past due and still accruing.
     Nonaccrual real estate loans at December 31, 1993, include residential mortgage loans of $1,303,000 and commercial mortgage loans of $728,000. Nonaccrual mortgage loans of $2,031,000 consist of loans of $686,000 secured by residential rental properties to one customer, and loans of $1,345,000 secured by a combination of residential and commercial properties to a group of related customers. As to the customer with loans of $686,000, American Bank is currently managing the
                                       35
collateral properties, collecting all rents and offering the properties for sale. As to the second customer group with loans aggregating $1,345,000, current appraisals indicate that the value of each loan exceeds current loan balances. The loans consist of two commercial real estate loans of $728,000 and three residential real estate loans of $617,000 secured by personal residences. The properties securing the commercial loans have for some time been offered for sale. All of the loans to this group are classified as nonaccrual as no firm purchase offers for the properties have been received. Management does not anticipate that significant losses will result from the resolution of the nonaccrual mortgage loans.
     Accruing real estate mortgage loans which are more than 90 days past due at December 31, 1993 were $4,793,000 and include $2,895,000 of residential mortgage loans and $1,898,000 of commercial mortgage loans. Loans in this category increased by $947,000 during 1993 from $3,846,000 at December 31, 1992. The largest amount of loans in this category to a single customer is $1,570,000, representing the balance due on a combination of loans secured by residential and commercial rental properties. Loans outstanding to this customer, all of which are classified as substandard and substantially all of which are income-producing properties, aggregate $3,152,000. These loans were originated prior to 1989 when more restrictive loans-to-one-borrower limitations were enacted. This customer encountered financial difficulties when the majority of his properties suffered extensive damage from Hurricane Hugo in 1989, principally as a result of high deductibles in the casualty insurance policies covering the damaged properties, which is common practice in the rental business. This created a cash flow problem for this customer which was exacerbated by reduced occupancy during the recent recession. While many of the loans to this customer continue to be delinquent, the overall rate of occupancy has improved significantly, with cash flow from the properties adequate to make regular monthly payments throughout 1993.
     Exclusive of the relationship described above, all customers with accruing real estate loans more than 90 days past due have balances which, in the aggregate for each such customer, are less than $400,000. Management monitors each of these loans on an ongoing basis, and believes that such losses as may ultimately result have been adequately provided for.
     Applicable regulations require each insured savings institution to classify its own assets on a regular basis. In addition, in connection with examinations of savings institutions, regulatory examiners have authority to identify problem assets and, if appropriate, classify them. Problem assets are classified as substandard, doubtful or loss, depending on the presence of certain characteristics as discussed below.
     An asset is considered substandard if not adequately protected by the current net worth and paying capacity of the obligor or the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Assets classified as loss are those considered uncollectible and of such little value that their continuance as assets without the establishment of a loss allowance is not warranted.
     As of December 31, 1993, American Bank had $9.6 million of loans classified as substandard, $23,000 of loans classified as doubtful, and no loans classified as loss.
     In connection with the filing of periodic reports with regulatory agencies, American Bank reports any assets which possess credit deficiencies or potential weaknesses deserving close attention by management. These assets may be considered special mention assets and do not yet warrant adverse classification. At December 31, 1993, American Bank had loans of $1.5 million in the special mention category.
     When an insured institution classifies problem assets as either substandard or doubtful, it is required to establish general allowances for loan losses in an amount deemed prudent by management. These allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities and the risks associated with particular problem assets. When an insured institution classifies problem assets as loss, it charges off the balance of the asset. American Bank's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the FDIC and the Administrator which can order the establishment of additional loss allowances.
     ALLOWANCE FOR LOAN LOSSES. In originating loans, American Bank recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a secured loan, the quality of the security for the loan as well as general economic conditions. It is management's policy to maintain an adequate allowance for loan losses based on, among other things, American Bank's historical loan loss experience, evaluation of economic conditions and regular reviews of delinquencies and
                                       36
loan portfolio quality. Specific allowances are provided for individual loans when ultimate collection is considered questionable by management after reviewing the current status of loans which are contractually past due and considering the net realizable value of the security for the loans.
     During 1993, management significantly increased its allowance for loan losses after reviewing general economic conditions characterized by the continuing slow economic recovery, industry standards and allowances of comparable institutions in its peer group. Management continues to actively monitor American Bank's asset quality, to charge off loans against the allowance for loan losses when appropriate and to provide specific loss allowances when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used in making the initial determinations.
     The following table sets forth an analysis of activity in the allowance for loan losses of American Bank.

                                                                                                 YEARS ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS)                                                                     1993     1992     1991    1990    1989
Balance, beginning of period...........................................................   $  959      597    135     102      83
Charge-offs:
  Real estate mortgage.................................................................      631      326     57     443      47
  Commercial and consumer..............................................................      144      308     34     394      --
  Lease financings.....................................................................      193      110     --      --      --
Recoveries:
  Real estate mortgage.................................................................     --          4     23      50       1
  Commercial and consumer..............................................................        4      --      --      --      --
  Lease financings.....................................................................     --        --      --      --      --
Net charge-offs........................................................................      964      740     68     787      46
Provisions for loan losses.............................................................    2,208    1,102    530     820      65
Balance, end of period.................................................................   $2,203      959    597     135     102
Ratio of net charge-offs during the period to average loans and leases outstanding
  during the period....................................................................      .50%     .38    .03     .40     .02

     The following table sets forth information with respect to American Bank's nonperforming assets for the periods indicated. During the periods shown, American Bank had no restructured loans within the meaning of Statement of Financial Accounting Standards No. 15.

                                                                                                  DECEMBER 31,
(DOLLARS IN THOUSANDS)                                                             1993      1992      1991      1990     1989
Loans accounted for on a nonaccrual basis:
  Real estate:
     Residential...............................................................   $1,303        20       252       432     --
     Commercial................................................................      728       240      --         667     --
  Commercial business..........................................................       65       881       412       116     --
  Installment..................................................................     --        --        --        --       --
  Lease financings.............................................................      116       158      --        --       --
       Total...................................................................   $2,212     1,299       664     1,215     --
Accruing loans which are contractually past due 90 days or more:
  Real estate:
     Residential...............................................................   $2,895     3,140     1,441       429     --
     Commercial................................................................    1,898       706       218      --       --
  Commercial business..........................................................     --        --        --          37       7
  Installment..................................................................       14        25        19        21     --
  Lease financings.............................................................       11        95        32      --       --
       Total...................................................................   $4,818     3,966     1,710       487       7
       Total of nonaccrual and 90 days past due loans..........................   $7,030     5,265     2,374     1,702       7
Percentage of total loans and leases...........................................     3.82%     2.70      1.20       .86    .004
Other nonperforming assets (1).................................................   $ --         479       847       738     156
Total nonperforming assets.....................................................   $2,212     1,778     1,511     1,953     156
Nonaccrual and 90 days or more past due loans as a percentage of total loans
  and leases, net..............................................................     3.82%     2.70      1.20       .86     --
Nonaccrual and 90 days or more past due loans as a percentage of total
  assets.......................................................................     2.99%     2.14      1.06       .77     --
Nonperforming assets as a percentage of total assets...........................      .94%      .72       .68       .89     .07

(1) Other nonperforming assets include real estate acquired in settlement of loans.
     The following table presents an allocation of the allowance for loan losses by the categories indicated and the percentage that loans in each category bear to total loans.

                                                                         DECEMBER 31,
                                        1993                 1992                 1991                 1990            1989
(DOLLARS IN THOUSANDS)            AMOUNT    PERCENT    AMOUNT    PERCENT    AMOUNT    PERCENT    AMOUNT    PERCENT    AMOUNT
Allocation of allowance for
  loan losses
  Real estate -- mortgage......   $1,781     80.38 %    $567       84.1 %    $341       85.6 %    $--        84.9 %    $--
  Real
    estate -- construction.....      88       9.43       --         5.5       --         2.9       --         4.8       --
  Consumer.....................     112       4.00        60        4.3        73        2.7        73        2.5        57
  Commercial...................      78       2.56       250        2.7       183        4.3        62        3.3        45
  Lease financings.............     144       3.63        82        3.4       --         4.5       --         4.5       --
      Total allowance for loan
        losses.................   $2,203    100.00 %    $959      100.0 %    $597      100.0 %    $135      100.0 %    $102
Percentage of allowance for
  losses to loans receivable
  before such allowance........               1.18 %                .49 %                .30 %                .07 %
(DOLLARS IN THOUSANDS)           PERCENT
Allocation of allowance for
  loan losses
  Real estate -- mortgage......    84.6 %
  Real
    estate -- construction.....     5.6
  Consumer.....................     3.2
  Commercial...................     3.6
  Lease financings.............     3.0
      Total allowance for loan
        losses.................   100.0 %
Percentage of allowance for
  losses to loans receivable
  before such allowance........     .05 %

     Based upon American Bank's internal loan loss allowance policy, the required total allowance for loan losses at December 31, 1993, is $1,490,000. The actual balance of $2,203,000 exceeds this required amount by $713,000. This excess has been allocated $573,000 to conventional mortgage loans, $28,000 to commercial business loans, $38,000 to consumer loans and $74,000 to lease financings.
INVESTMENT ACTIVITIES
     Interest income from investment securities and from interest-bearing deposits in other financial institutions generally provides the second largest source of income to American Bank after interest on loans. At December 31, 1993, American Bank had liquid assets equal to 15.6 percent of total assets.
     Prior to its conversion in 1992 to a state chartered savings bank, American Bank operated under a five percent liquidity requirement as a savings and loan association. This liquidity requirement was generally met with overnight deposits at the FHLB of Atlanta. During 1992, American Bank converted to a state chartered savings bank, resulting in an increase in the liquidity requirement to ten percent of total assets. Concurrent with its conversion to a state chartered savings bank, American Bank acquired three branch offices from another financial institution, providing an immediate increase of $14.5 million in liquid assets, and permitting American Bank to comply with its increased liquidity requirement. Because of the increased liquidity requirement arising from the conversion to a state chartered savings bank, American Bank began in 1992 to diversify its investment activities beyond interest-bearing deposits with the FHLB of Atlanta.
     While American Bank has not purchased investments for trading purposes, interest rates continued to decrease during the last half of 1992 and the first half of 1993. During this time period American Bank engaged in sales of investment securities, deriving gains of $653,000 in 1992 and $696,000 in 1993. American Bank's investment portfolio has remained unchanged since the end of the second quarter of 1993.
     On December 31, 1993, American Bank's investment portfolio amounted to $24.6 million, and included $22,744,000 of Federal National Mortgage Association
(FNMA) bonds, stock of $1,627,000 in the FHLB of Atlanta, and other investments of $219,000.
     As a member of the FHLB of Atlanta, American Bank is required to maintain an investment in stock of the FHLB of Atlanta equal to the greater of one percent of American Bank's outstanding home loans or five percent of its outstanding advances from the FHLB of Atlanta. No ready market exists for such stock, which is carried at cost. As of December 31, 1993, American Bank's investment in stock of the FHLB of Atlanta was $1,627,000. Under FIRREA, the regional FHLBs, including the FHLB of Atlanta, are required to assist in raising funds to resolve problems of insolvent thrift institutions and to finance low income housing. As a result, the amounts of dividends paid on stock of the FHLB of Atlanta could be reduced in the future.
     American Bank has adopted an investment policy which is implemented by American Bank's investment committee, which meets at least monthly. American Bank's investment strategy is intended, among other things, to provide and maintain liquidity, maintain a balance of high quality investments, provide collateral for pledging requirements, maximize returns, and manage interest rate risk. In terms of priorities, safety is considered more important than liquidity or return on investment. American Bank does not engage in hedging activities.
                                       39

     The following table sets forth a comparative summary of the components of American Bank's investment securities portfolio at the dates indicated.

                                                                                                                         QUOTED
                                                                                               PRINCIPAL    AMORTIZED    MARKET
(DOLLARS IN THOUSANDS)                                                                          AMOUNT        COST        VALUE
December 31, 1993:
  FNMA bonds:
     Within 12 months.......................................................................    $  5,000       5,103       5,131
     Beyond 12 months but within 5 years....................................................    $ 16,000      17,641      17,644
  Mortgage-backed securities................................................................    $    219         219         220
December 31, 1992:
  U. S. Treasury Note:
     Within 12 months.......................................................................    $  2,000       2,000       2,005
  Mortgage-backed securities................................................................    $    341         341         341
December 31, 1991:
  Mortgage-backed securities................................................................    $    417         417         420

     The following table sets forth the maturities of the components of American Bank's investment securities at December 31, 1993 and the weighted-average yields of such components.

                                                                         INVESTMENT MATURITIES AT DECEMBER 31, 1993
                                                                               AFTER 1 BUT         AFTER 5 BUT
                                                          1 YEAR OR LESS      WITHIN 5 YEARS     WITHIN 10 YEARS    AFTER 10 YEARS
(DOLLARS IN THOUSANDS)                                    AMOUNT    YIELD    AMOUNT     YIELD    AMOUNT    YIELD    AMOUNT    YIELD
FNMA bonds.............................................   $5,103    3.50 %   $17,641    4.81 %    $--       --  %    $--       --  %
Mortgage-backed securities.............................   $   9     7.80 %   $    44    7.80 %    $ 78     7.80 %    $ 88     7.80 %

     While all current investments were originally acquired with the intention to hold to maturity, management recognizes that there is a reasonable likelihood that some or all of the FNMA bonds held at year-end may be sold in the future to provide liquidity or for other reasons. Accordingly, those securities are currently being accounted for as available for sale and are carried at the lower of amortized cost or market at December 31, 1993.
SOURCES OF FUNDS
  GENERAL
     Deposit accounts are the most important source of American Bank's funds for use in lending and other general business purposes. In addition to deposits, American Bank derives funds from loan principal repayments. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by market interest rates and economic conditions. Borrowings are also an important part of American Bank's source of funds and its strategic plan to reduce its exposure to interest rate fluctuations. American Bank primarily borrows from the FHLB of Atlanta. At December 31, 1993, American Bank had borrowings of $6,710,000 from the FHLB of Atlanta, $19,000 outstanding from Citizens Fidelity Leasing Corporation (Citizens Fidelity) under a term note secured by equipment, and $696,000 outstanding from Citizens Fidelity under capitalized equipment leases.
  DEPOSITS
     American Bank is permitted to offer interest-earning deposit accounts. Currently neither federal nor North Carolina law limits the rate of return payable on a withdrawable account.
     American Bank obtains retail deposits primarily from residents of Union and Mecklenburg Counties. Currently, the principal methods used by American Bank to attract retail deposit accounts include the offering of a wide variety of services and accounts at competitive interest rates.
     Additionally, American Bank attracts deposits of up to $100,000 on a long-term basis from credit unions, pension funds, bond sinking funds, insurance companies and other institutional investors (Jumbo Certificates). The average maturities of Jumbo Certificates are much longer than the maturities which can be obtained from retail deposits. American Bank utilizes these funds to reduce the interest rate risk of longer-term loans by matching the rate and maturity of the deposit to a real estate or commercial loan. Generally, American Bank pays a rate of interest, including broker's fee, of not more than 50 basis
                                       40
points higher than the rate being paid for local certificates of similar amounts and terms to maturity. American Bank has paid rates more than 50 basis points higher than that being paid for local certificates, but these are for extended maturities for which American Bank has no publicly quoted rate or local demand. Maturities of Jumbo Certificates generally range from one to eight years. At December 31, 1993, American Bank had a total of $38.4 million in Jumbo Certificates to such institutional investors. In the opinion of management, such deposits are a more stable source of funds than retail deposits that in recent years have become more sensitive to interest rate fluctuations, and accordingly are relatively short-term deposits capable of being shifted to alternative forms of investment upon slight to moderate rate variations. Generally, the long-term maturity of Jumbo Certificates means they are not as sensitive to interest rate fluctuations as shorter-term deposits. Therefore, such deposits from institutional investors are a major factor in American Bank's asset-liability management. Jumbo Certificates may be withdrawn prior to maturity only with the prior approval of American Bank and would subject the depositor to a forfeiture in an amount equal to 90 days of interest earned on the deposit. Despite such pre-approval and penalty, the early withdrawal of a significant dollar amount of Jumbo Certificates could have the result of creating a liquidity imbalance necessitating the procurement of additional funds if a sufficient amount of liquid funds was not at hand. However, American Bank's experience to date with Jumbo Certificates has been favorable in that virtually no such depositors have sought premature withdrawal. This experience could change should interest rates rise sharply during the term of any Jumbo Certificate. Beginning in 1990, American Bank began de-emphasizing its attraction of Jumbo Certificates to reduce interest cost and increase its interest margin. At December 31, 1993, such deposits composed 18.3 percent of deposits as compared with 51.3 percent of deposits at December 31, 1989.
     Due to the rate conscious nature of the general public, the threat of disintermediation, I.E., the flow of funds away from savings institutions into direct investment vehicles such as government and corporate securities, is a constant threat to a stable source of deposit funds. New types of accounts have been more costly than traditional accounts during periods of high interest rates. Customers have been much more rate conscious and willing to move funds into high-yielding accounts during the recent past, thereby affecting American Bank's ability to attract and maintain deposits.
     The following table contains information pertaining to the average amount of and the average rate paid on each of the indicated deposit categories.

                                                                                 YEARS ENDED DECEMBER 31,
                                                                  1993                     1992                     1991
(DOLLARS IN THOUSANDS)                                    AVERAGE      AVERAGE     AVERAGE      AVERAGE     AVERAGE      AVERAGE
DEPOSIT CATEGORY                                          BALANCE     RATE PAID    BALANCE     RATE PAID    BALANCE     RATE PAID
Noninterest-bearing demand deposits....................   $ 14,290       --  %     $ 10,587       --  %     $  5,384       --  %
Interest-bearing demand deposits.......................     86,520       3.72        62,978       5.06        28,809       6.11
Certificate of deposit.................................    112,270       5.96       134,452       6.52       153,484       8.16
       Total...........................................   $213,080       4.65%     $208,017       5.75%     $187,677       7.61%

     The following table sets forth the amount and maturities of certificates of deposit of $100,000 or more and other time deposits of $100,000 or more at December 31, 1993.

                                                                                                                   DECEMBER 31,
(IN THOUSANDS)                                                                                                         1993
Maturing in 3 months or less....................................................................................     $  7,047
Maturing after 3 but within 6 months............................................................................        6,197
Maturing after 6 but within 12 months...........................................................................        7,590
Maturing after 12 months........................................................................................        7,887
       Total....................................................................................................     $ 28,721

  BORROWINGS
     The FHLB, which functions as a central reserve bank providing credit for savings and loan associations, savings banks and certain other member financial institutions, including commercial banks, is another available source of borrowings for American Bank. As a member of the FHLB of Atlanta, American Bank is required to own capital stock in the FHLB of Atlanta and is authorized to apply for advances on security of such stock and certain of its home mortgages and other assets, principally securities which are obligations of, or guaranteed by, the United States, provided certain standards related to creditworthiness have been met. The FHLB of Atlanta makes advances pursuant to several different programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances
                                       41
are based either on a fixed percentage of an association's net worth or on the FHLB of Atlanta's assessment of the association's creditworthiness. At December 31, 1993, American Bank had $6,710,000 outstanding in borrowings from the FHLB of Atlanta.
     American Bank also borrowed from American Bank for Savings and Loan Associations, Chicago, Illinois, which ceased business in 1992, and has a term note secured by equipment and certain capitalized equipment obligations with Citizens Fidelity. At December 31, 1993, $715,000 was outstanding under the Citizens Fidelity obligations.
     The following tables set forth certain information regarding borrowings by American Bank at the end of and during the periods indicated.

                                                                                                        DECEMBER 31,
                                                                                                 1993       1992       1991
Weighted Average Rate Paid On:
  FHLB advances..............................................................................      7.93%      7.87%      7.27%
  Citizens Fidelity note.....................................................................      6.00       6.00       8.92%
  Citizens Fidelity capitalized equipment leases.............................................      3.92%      4.29%       N/A

                                                                                                  YEARS ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS)                                                                           1993       1992       1991
Maximum Amount of Borrowings Outstanding at Any Month End:
  FHLB advances..............................................................................   $17,210    $21,510    $23,260
  Citizens Fidelity note.....................................................................       226        438    $   543
  Citizens Fidelity capitalized equipment leases.............................................   $   892    $   892        N/A

                                                                                                  YEARS ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS)                                                                           1993       1992       1991
Approximate Average Borrowings Outstanding:
  FHLB advances..............................................................................   $ 9,487    $13,357    $19,206
  Citizens Fidelity note.....................................................................       123        332    $   490
  Citizens Fidelity capitalized equipment leases.............................................   $   743    $   382        N/A
Approximate Weighted Average Rate Paid On:
  FHLB advances..............................................................................      6.76%      6.83%      7.69%
  Citizens Fidelity note.....................................................................      6.12       6.02       8.92%
  Citizens Fidelity capitalized equipment leases.............................................      3.78%      3.93%       N/A

PROPERTIES
     American Bank owns the real property upon which its main office and six of its branch offices are located and leases the real property upon which four of its branch offices are located. American Bank believes its owned and leased facilities are adequate for its current business needs. The following table sets forth the location of American Bank's main office and its branch offices, as well as certain information relating to these offices, as of December 31, 1993. The net book value amounts include land, buildings, furniture, fixtures and equipment.

OFFICE LOCATION                       OWNED/LEASED      DEPOSITS       NET BOOK VALUE
Main Office                               Owned        $89,639,000        1,853,000
  201 East Windsor Street
  Monroe, North Carolina
Branch Offices
  120 East Sunset Drive                  Leased          2,068,000           71,000
  Monroe, North Carolina
  11201 E. Independence Blvd.            Leased         16,833,000          279,000
  Matthews, North Carolina
  6137 Hickory Grove Rd.                 Leased          6,396,000          881,000
  Charlotte, North Carolina
  4801 E. Independence Blvd.             Leased          7,282,000          119,000
  Charlotte, North Carolina
  7530 Pineville-Matthews Rd.             Owned          8,833,000        1,173,000
  Charlotte, North Carolina
  2594 West Roosevelt Blvd.               Owned         15,666,000          339,000
  Monroe, North Carolina
  1000 East Boulevard                     Owned         23,285,000          590,000
  Charlotte, North Carolina
  7605 Matthews-Mint Hill Road            Owned         15,999,000          538,000
  Charlotte, North Carolina
  6632 Fairview Road                     Leased          7,075,000          599,000
  Charlotte, North Carolina
  212 W. Marshville Boulevard             Owned        $17,312,000          481,000
  Marshville, North Carolina

     See Note E to the financial statements of ABI included herein as ANNEX A for a detailed description of American Bank's rent expense and lease obligations.
     In October 1988, American Bank purchased land near the University of North Carolina at Charlotte as a possible site for a future branch. The book value of the land at December 31, 1993, was $382,000.
     Leasing Consultants operates out of the Pineville-Matthews Road building owned by American Bank. At December 31, 1993, the net book value of Leasing Consultants' furniture and equipment was $63,000.
     American Bank's other wholly-owned subsidiary, Windsor Corporation, owns the building it occupies in Monroe, North Carolina. Windsor Corporation purchased the property in January 1988. At December 31, 1993, the net book value of Windsor Corporation's property, including furniture and equipment, was $145,000.
     American Bank also owns various electronic bookkeeping and accounting equipment. The net book value of American Bank's investment in all furniture, fixtures and equipment amounted to $2,474,000 at December 31, 1993.
EMPLOYEES
     At December 31, 1993, ABI had 106 employees. ABI provides its employees with a comprehensive benefits program, including life, health, and disability insurance, vacation and sick leave, and qualified defined benefit and non-qualified pension plans. Employees are not represented by any union or collective bargaining group. ABI considers its employee relations to be good.
                                       43

MARKET PRICE OF ABI COMMON STOCK AND ABI PREFERRED STOCK
     Prior to the formation of ABI, American Bank's common stock was traded privately a prices negotiated between purchasers and sellers. Limited trading activity occurred from the time the predecessor to American Bank, Monroe Savings and Loan Association, converted from the mutual to the stock form of ownership in May 1984 and the formation of ABI in September 1992. Since January 1993, ABI Common Stock has been quoted in the pink sheets of the over-the-counter market. ABI acts as its own stock transfer agent. At December 31, 1993, there were 730 holders of ABI Common Stock. See THE MERGERS -- Market Prices and -- Dividends.
     There is no active or established public trading market for ABI Preferred Stock. To the knowledge of management, no trades of ABI Preferred Stock have occurred since the formation of ABI. At December 31, 1993, there were 11 holders of ABI Preferred Stock.
DIVIDEND POLICY
     ABI is not subject to any direct legal or regulatory restrictions on the payment of dividends other than the requirement under the NCBCA that a distribution may not be made if after giving it effect the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than its liabilities. The holders of ABI Preferred Stock are entitled to receive noncumulative quarterly dividends at an annual rate of $95.00 per share when and if declared by the ABI Board out of funds legally available for distribution under the NCBCA. The holders of ABI Common Stock are entitled to receive dividends when and if declared by the ABI Board out of funds legally available for distribution under the NCBCA and subject to the declaration and payment of dividends to the holders of ABI Preferred Stock. The amount of funds legally available for the payment of dividends by ABI depends primarily upon the earnings of American Bank and the ability of American Bank to pay dividends to ABI. American Bank's ability to pay dividends is subject to regulatory restrictions imposed by the Administrator and the FDIC. Although ABI has historically paid periodic cash dividends on ABI Preferred Stock and ABI Common Stock, effective November 8, 1993, the directors of American Bank entered into the Memorandum which, among other matters, prohibits American Bank from paying dividends without the prior written consent of the FDIC and the Administrator. This restriction on American Bank's ability to pay dividends to ABI effectively prohibits the ability of ABI to pay dividends on ABI Preferred Stock and ABI Common Stock without prior written consent from the FDIC and the Administrator. To date, the FDIC and the Administrator have approved payment of the quarterly dividends on ABI Preferred Stock and ABI is not aware of any circumstances that would prompt the Administrator or the FDIC to prohibit the payment of future quarterly dividends on ABI Preferred Stock. The Memorandum will remain effective until such time as certain weaknesses in ABI's internal controls and lending policies are corrected. See -- Memorandum of Understanding and THE MERGERS -- Dividends. LEGAL PROCEEDINGS
     Neither ABI nor American Bank were involved in any legal proceedings of a material nature at December 31, 1993. From time to time American Bank is a party to legal proceedings arising in the ordinary course of its business wherein it seeks to enforce its security interest in assets collateralizing loans. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
  GENERAL
     The following management's discussion and analysis is intended to assist in understanding the financial condition and results of operations of ABI and its subsidiaries. The information contained in this section should be read in conjunction with the consolidated financial statements and the accompanying notes to consolidated financial statements contained in ANNEX A to this Prospectus/Proxy Statement.
     American Bank's results of operations depend primarily on net interest income, which is the difference between interest income from interest-earning assets and interest expense on interest-bearing liabilities. American Bank's operations are also affected by noninterest income, such as customer deposit account service charges, late charges on loans and other sources of income. American Bank's principal operating expenses, aside from interest expense, consist of compensation and employee benefits, federal deposit insurance premiums, occupancy costs, and other noninterest expense.
  INTEREST RATE RISK
     American Bank's asset/liability management, or interest rate risk management, is focused primarily on evaluating and managing the composition of its assets and liabilities in view of various interest rate scenarios. Factors beyond American
                                       44

Bank's control, such as market interest rates and competition, may also have an impact on American Bank's interest income and interest expense.
     In the absence of any other factors, the yield or return associated with American Bank's earning assets generally will increase from existing levels when interest rates rise over an extended period of time, and conversely interest income will decrease when interest rates decrease. In general, interest expense will increase when interest rates rise over an extended period of time, and conversely interest expense will decrease when interest rates decrease. Therefore, by controlling the increases and decreases in its interest income and interest expense which are brought about by changes in market and interest rates, American Bank can significantly influence its net interest income. As a part of American Bank's interest rate risk management policy, American Bank calculates an interest rate gap. Interest rate gap analysis is a common, though imperfect, measure of interest rate risk, which measures the relative dollar amounts of interest-earning assets and interest-bearing liabilities which reprice within a specific time period, either through maturity or rate adjustment. The gap is the difference between the amounts of such assets and liabilities that are subject to such repricing. A negative gap for a given period means that the amount of interest-bearing liabilities maturing or otherwise repricing within that period exceeds the amount of interest-earning assets maturing or otherwise repricing within the same period. Accordingly, in a declining interest rate environment, an institution with a negative gap would generally be expected, absent the effects of other factors, to experience a lower decrease in yield on its assets relative to the cost of its liabilities and its income should be positively affected. Conversely, the cost of funds for an institution with a negative gap would generally be expected to increase more quickly than the yield on its assets in a rising interest rate environment, and such institution's net interest income could be adversely affected by rising interest rates. Changes in interest rates generally have the opposite effect on the institution with a positive gap. A static interest rate gap analysis may not be an accurate indicator of how net interest income will react to changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not react uniformly to changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities typically fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as interest rate caps) which limit changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels could also deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debt may also decrease in the event of an interest rate increase.
     The following tables set forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1993, which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liability. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Passbook accounts, money market deposit accounts and negotiable order of withdrawal or other transaction accounts are assumed to be subject to immediate repricing and depositor availability and have been placed in the shortest period. Neither assumptions regarding prepayment rates and deposit decay rates nor any other prepayment assumptions have been used for any interest-earning assets or interest-bearing liabilities. The table does reflect scheduled principal payments which will be received throughout the lives of the loans. The interest rate sensitivity of American Bank's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.
                                       45

                                                                            TERMS TO REPRICING AT DECEMBER 31, 1993
                                                                              MORE THAN    MORE THAN
                                                                   THREE      3 MONTHS      1 YEAR
                                                                   MONTHS      THROUGH      THROUGH     MORE THAN
(DOLLARS IN THOUSANDS)                                            OR LESS     12 MONTHS     5 YEARS      5 YEARS      TOTAL
INTEREST-EARNING ASSETS
  Interest-bearing bank balances...............................   $  6,114          --           --           --        6,114
  Investment securities........................................          2       5,112       17,701          148       22,963
  Loans and leases.............................................     37,726      69,265       72,681        7,567      187,239
  Stock in FHLB of Atlanta.....................................         --          --           --        1,627        1,627
       TOTAL INTEREST-EARNING ASSETS...........................   $ 43,842      74,377       90,382        9,342      217,943
INTEREST-BEARING LIABILITIES
  Deposits:
     Demand deposits...........................................   $ 88,574          --           --           --       88,574
     Certificates of deposit...................................     32,063      47,307       17,250        9,224      105,844
  Borrowings...................................................      1,828         212        5,385           --        7,425
       TOTAL INTEREST-BEARING LIABILITIES......................   $122,465      47,519       22,635        9,224      201,843
INTEREST SENSITIVITY GAP PER PERIOD............................   $(78,623)     26,858       67,747          118       16,100
CUMULATIVE INTEREST SENSITIVITY GAP............................   $(78,623)    (51,765)      15,982       16,100       16,100
CUMULATIVE GAP AS A PERCENTAGE OF TOTAL INTEREST-EARNING
  ASSETS.......................................................     (36.01)%    (23.75)        7.33         7.39         7.39
CUMULATIVE INTEREST-EARNING ASSETS AS A PERCENTAGE OF
  CUMULATIVE INTEREST-BEARING LIABILITIES......................      35.78%      69.55       108.30       107.98       107.98

     Management does not view American Bank's present negative gap position to be unacceptable in view of American Bank's historical results of operations. Nevertheless, in order to minimize the effect of economic uncertainties associated with volatile interest rates, and to decrease the interest rate risk associated with the maturity mismatch of its interest-earning assets and liabilities, American Bank has formulated an asset and liability management policy, the principal elements of which are to increase the interest rate sensitivity of American Bank's assets by emphasizing the origination of ARMs, to maintain American Bank's investment portfolio with a relatively short-term to maturity, and otherwise to shorten effective asset maturities. Additionally, the policy objective is to lengthen the maturities of liabilities by seeking longer-term deposits and matching maturities against long-term assets. American Bank also has increased noninterest income. American Bank's asset/liability management activities are directed by the ABI Board and by key members of management who have responsibility for generating and managing assets and liabilities. Despite such asset/liability management, American Bank's liabilities continue to be more sensitive to changes in market rates than are its assets. While management intends to make every effort to improve profitability and reduce interest rate risk, American Bank's performance will, to a large extent, continue to be influenced by market interest rates over which it has no control.
  NET INTEREST INCOME
     Net interest income represents the difference between income derived from interest-earning assets and the interest expense on interest-bearing liabilities. Net interest income is affected by both the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities (interest rate spread) and the relative amounts of interest-earning assets and interest-bearing liabilities.
     The following table sets forth, for the periods indicated, information regarding: (i) the total dollar amounts of interest income from interest-earning assets and the resulting average yields; (ii) the total dollar amounts of interest expense from interest-bearing liabilities and the resulting costs;
(iii) net interest income; (iv) interest rate spread; (v) net interest-earning assets; (vi) the net yield earned on interest-earning assets; and (vii) the ratio of average interest-earning assets to average interest-bearing liabilities. Average balances have been calculated on a daily basis. Average loan balances include nonaccrual loans. Interest collected on nonaccrual loans has been included. Average customer deposit balances include noninterest-bearing demand deposits.
                                       46

                                                                        YEARS ENDED DECEMBER 31,
                                                     1993                              1992                         1991
                                        INTEREST                          INTEREST                          INTEREST
                                        INCOME OR   AVERAGE    YIELDS/    INCOME OR   AVERAGE    YIELDS/    INCOME OR   AVERAGE
(DOLLARS IN THOUSANDS)                   EXPENSE    BALANCE     RATES      EXPENSE    BALANCE     RATES      EXPENSE    BALANCE
INTEREST-EARNING ASSETS
  Investments and interest-bearing
     deposits.........................   $ 1,285      29,895     4.30%     $ 1,118      21,513     5.20%     $   702      13,560
  Loans and leases, net...............    17,417     192,607     9.04       19,205     196,126     9.79       21,172     200,090
     TOTAL INTEREST-EARNING ASSETS....    18,702     222,502     8.40       20,323     217,639     9.34       21,874     213,650
NON-EARNING ASSETS
  Other assets........................                19,543                            22,347                             9,743
     TOTAL ASSETS.....................              $242,045                          $239,986                          $223,393
INTEREST-BEARING LIABILITIES
  Deposit accounts....................     9,913    $213,080     4.65       11,947    $208,017     5.74       14,282    $187,575
  Long-term debt......................       685      10,353     6.62          947      14,071     6.73        1,544      20,181
     TOTAL INTEREST-BEARING
       LIABILITIES....................    10,598     223,433     4.74       12,894     222,088     5.81       15,826     207,756
OTHER LIABILITIES AND STOCKHOLDERS'
  EQUITY
  Other liabilities...................                 2,167                             2,457                             1,952
  Stockholders' equity................                16,445                            15,441                            13,685
     TOTAL LIABILITIES AND
       STOCKHOLDERS' EQUITY...........              $242,045                          $239,986                          $223,393
NET INTEREST INCOME AND NET INTEREST
  SPREAD..............................   $ 8,104                 3.66%     $ 7,429                 3.53%     $ 6,048
NET YIELD ON INTEREST-EARNING
  ASSETS..............................                           3.64%                             3.41%
AVERAGE INTEREST-EARNING ASSETS TO
  AVERAGE INTEREST-BEARING
  LIABILITIES.........................                 99.58%                            98.00%                           102.84%
                                        YIELDS/
(DOLLARS IN THOUSANDS)                   RATES
INTEREST-EARNING ASSETS
  Investments and interest-bearing
     deposits.........................    5.18%
  Loans and leases, net...............   10.58
     TOTAL INTEREST-EARNING ASSETS....   10.24
NON-EARNING ASSETS
  Other assets........................
     TOTAL ASSETS.....................
INTEREST-BEARING LIABILITIES
  Deposit accounts....................    7.61
  Long-term debt......................    7.65
     TOTAL INTEREST-BEARING
       LIABILITIES....................    7.62
OTHER LIABILITIES AND STOCKHOLDERS'
  EQUITY
  Other liabilities...................
  Stockholders' equity................
     TOTAL LIABILITIES AND
       STOCKHOLDERS' EQUITY...........
NET INTEREST INCOME AND NET INTEREST
  SPREAD..............................    2.62%
NET YIELD ON INTEREST-EARNING
  ASSETS..............................    2.83%
AVERAGE INTEREST-EARNING ASSETS TO
  AVERAGE INTEREST-BEARING
  LIABILITIES.........................

  VOLUME/RATE ANALYSIS
     The following table analyzes changes in interest income and interest expense in terms of: (i) changes in the volume of interest-earning assets and interest-bearing liabilities, and (ii) changes in rates. The table reflects the extent to which changes in American Bank's interest income and interest expense are attributable to changes in volume (changes in volume multiplied by prior year rate) and changes in rate multiplied by prior year volume. Changes attributable to the combined impact of volume and rate have been allocated proportionately to changes in volume and changes due to rate.
                                       47

                                                                                          YEARS ENDED DECEMBER 31,
                                                                            1993 COMPARED TO 1992         1992 COMPARED TO 1991
(IN THOUSANDS)                                                             RATE     VOLUME    TOTAL     RATE     VOLUME     TOTAL
INTEREST INCOME
  Loans and leases, net.................................................  $(1,448)   (340 )   (1,788)   (1,554)     (413)   (1,967)
  Investments and other interest-earning assets.........................     (216)    383        167         3       413       416
     TOTAL INTEREST INCOME..............................................   (1,664)     43     (1,621)   (1,551)       --    (1,551)
INTEREST EXPENSE
  Deposit accounts......................................................   (2,319)    285     (2,034)   (3,774)    1,439    (2,335)
  Borrowings............................................................      (16)   (246 )     (262)     (170)     (427)     (597)
     TOTAL INTEREST EXPENSE.............................................   (2,335)     39     (2,296)   (3,944)    1,012    (2,932)
       NET CHANGE IN NET INTEREST INCOME................................  $   671       4        675     2,393    (1,012)    1,381

  COMPARISON OF YEARS ENDED DECEMBER 31, 1993 AND DECEMBER 31, 1992
     GENERAL. Net income for 1993 was $751,000, or $.28 per common share, as compared with $1,258,000, or $.50 per common share for 1992, a decrease of 40 percent. Income before income taxes declined by $1,110,000, from $2,179,000 for 1992 to $1,069,000 for 1993, a decrease which is primarily attributable to an increase of $1,106,000 in the provision for loan and lease losses to $2,208,000 for 1993 as compared with $1,102,000 for 1992.
     During 1993, total assets decreased by $10.4 million from $245.8 million to $235.4 million, a decrease of 4.2 percent. While the relative concentrations of liquid assets changed during the year, total liquid assets did not change significantly. The decrease in total assets was principally attributable to soft loan demand as loans receivable decreased by $10.6 million. Because of the softness in loan demand, it was not necessary to replace certain higher costing customer deposits and borrowings that matured during 1993, with the result that customer deposits decreased by $7.9 million while total borrowings decreased by $1.9 million.
     NET INTEREST INCOME. Net interest income for 1993 and 1992 was $8,104,000 and $7,429,000, respectively, an increase of $675,000. While the increase in average interest-earning assets for 1993 exceeded by $3.5 million the increase in average interest-bearing liabilities, this increase in the volume of net interest-earning assets did not significantly affect net interest income because of a much higher concentration in 1993 in lower yielding investments and interest-bearing deposits. The decline in market interest rates during 1993 had a more significant effect on interest-bearing liabilities because such liabilities had shorter maturities and repriced more quickly in the declining interest rate environment than did interest-earning assets. This allowed the net yield on interest-earning assets to increase from 3.41 percent for 1992 to 3.64 percent for 1993. This increased net yield was the primary reason for the increase in net interest income.
     PROVISION FOR LOAN AND LEASE LOSSES. The provision for loan and lease losses, which is charged to operations, and the resulting loan and lease loss allowance are amounts which management believes will be adequate to absorb losses on existing loans and leases that may become uncollectible. Loans are charged off against the allowance when management believes that collectibility is unlikely. The evaluation to determine the adequacy of the allowance for loan and lease losses is based on factors such as changes in the nature and volume of the loan portfolio, portfolio quality, current economic conditions and peer averages and industry standards. American Bank has adopted policies which it believes provide for prudent and adequate levels of loss allowances. Provisions for loan and lease losses for 1993 and 1992 were $2,208,000 and $1,102,000, respectively. During 1993, based upon management's evaluation of general economic conditions, characterized by continuing slow economic recovery and the level of the loan and lease loss allowance as compared to peer and industry averages and based upon the level of loan charge-offs in recent years, it was considered appropriate to increase the allowance for loan and lease losses. Management continually monitors the loan and lease portfolio to identify potential problems and to assess the potential for loss. Based upon all information available at the end of 1993, management believes that the allowance for loan and lease losses is adequate.
     NONINTEREST EXPENSES. Noninterest expense for 1993 and 1992 was $6,646,000 and $5,942,000, respectively, an increase of $704,000. The primary components of this overall increase are increases of $390,000 and $308,000, respectively, in personnel and occupancy expenses. These increases relate principally to feeling the full effects in 1993 of certain actions taken in 1992. During 1992, American Bank acquired three new branches. Additionally, during 1992 American Bank purchased a new computer system and moved in-house all data processing and back room operations, certain of which had
                                       48
previously been provided by an outside service provider. In addition, American Bank also replaced all of its automated teller machines during the latter part of 1992. Additional personnel and increased depreciation expenses and other costs associated with these changes were the primary causes of the increases in noninterest expense described above.
     INCOME TAXES. Effective income tax rates as a percentage of pretax income were 29.8 percent for 1993 as compared with 42.3 percent for 1992. This decrease results from the application in 1993 of a required new method of accounting for income taxes. The primary reason for the decrease is that in 1993 the full amount of the financial statement provision for loan losses has been reflected as a deductible item in computing the deferred income tax liability at year-end, while in 1992 the excess of the financial statement provision for loan losses over the amount deductible for that year's returns was treated as nondeductible in computing the 1992 provision for income taxes.
  COMPARISON OF YEARS ENDED DECEMBER 31, 1992 AND DECEMBER 31, 1991
     GENERAL. Net income for 1992 was $1,258,000, or $.50 per common share, as compared with $913,000, or $.39 per common share, for 1991, an overall increase of 37.8 percent. During 1992, American Bank achieved significant increases in both net interest income and noninterest income, offset to a degree by increases in the provision for loan and lease losses and in noninterest expense.
     During 1992 total assets increased by $22.4 million from $223.4 million to $245.8 million, an increase of ten percent. Of this increase, $17.1 million is directly attributable to the acquisition on March 28, 1992 of three full service branch bank offices in Charlotte, N.C. from RHNB. In connection with this acquisition, which increased total branch offices from eight to eleven and substantially strengthened American Bank's branch network in the Charlotte-Mecklenburg County metropolitan area, American Bank acquired customer deposits of $17.1 million, premises and equipment of $2.4 million, liquid assets of $14.5 million and loans receivable of $200,000.
     On April 1, 1992, American Bank converted from a state-chartered stock savings and loan association to a state-chartered stock savings bank. Among the changes brought about by this conversion is a requirement that American Bank maintain liquid assets of at least ten percent of total assets, more than twice the level of liquidity required prior to the conversion. The increased liquidity requirement was immediately satisfied with the liquid assets received in the branch acquisition described in the preceding paragraph. Liquid assets at December 31, 1992, aggregated $35.8 million, or 14.6 percent of total assets, as compared with $14.3 million, or 6.4 percent of total assets at December 31, 1991. As a savings bank American Bank is also required to maintain certain levels of vault cash and noninterest-bearing deposits with a Federal Reserve Bank, resulting in a significant increase in the aggregate amount of cash and balances due from other depository institutions during 1992.
     Other notable changes in asset concentration during 1992 include a decrease of $3.1 million in net loans and leases and an increase of $3.3 million in net premises and equipment. The decrease in loans and leases is reflective of low loan demand resulting from the generally soft economy during 1992. The increase in premises and equipment resulted from the branch acquisition described above, the construction of a new facility at a previously existing branch location, the acquisition of new automated teller machines for most branches and the purchase and installation of a new electronic data processing system.
     Customer deposits increased by $33.8 million, or 18.3 percent, from $184.5 million at the beginning of 1992 to $218.3 million at the end of the year. Noninterest-bearing deposits more than doubled during the year to $14.4 million. The acquisition of three branches in Charlotte, N.C. accounted for slightly more than half of the growth in total deposits ($17.1 million) and was principally responsible for the increase in noninterest-bearing deposits. Exclusive of the branch acquisition, deposits increased by $16.7 million, representing growth of
9.1 percent for the year. All deposit growth during 1992 was achieved in American Bank's primary market as broker deposits remained constant at just under $43 million. The growth in customer deposits enabled American Bank to reduce long-term debt, consisting primarily of advances from the FHLB of Atlanta, by $12.6 million, from $21.9 million down to $9.3 million.
     NET INTEREST INCOME. Net interest income for 1992 was $7,429,000, an increase of $1,381,000, or 22.8 percent, from $6,048,000 in 1991. This increase is primarily attributable to the declining interest rate environment in 1992 as compared with 1991. In periods of declining rates, American Bank's interest-earning assets will generally reprice more slowly than will its interest-bearing liabilities, with a resultant increase in net interest income as was the case in 1992. The weighted average yield on interest-earning assets for 1992 was 9.34 percent, a reduction of .90 percent from the 1991 yield of
10.24 percent. The weighted average rate paid on all interest-bearing liabilities declined much more sharply in 1992 as compared with 1991, from 7.62 percent to 5.81 percent, or a reduction of 1.81 percent.
                                       49

     Interest expense declined from $15,826,000 in 1991 to $12,894,000 in 1992 (a decrease of $2,932,000) while the aggregate average balance of customer deposits and long-term debt actually increased by $14,332,000, or 6.9 percent. Interest income declined by $1,551,000 as an increase of $3,989,000 in average interest-earning assets was more than offset by the decrease in the weighted average rate earned.
     PROVISION FOR LOAN AND LEASE LOSSES. American Bank charged $1,102,000 to current expenses as a provision for loan and lease losses during 1992, an increase of $572,000 over the 1991 provision of $530,000. Net loan and lease charge-offs during 1992 were $740,000, a significant increase over the 1991 net charge-offs of $68,000. Of the 1992 net charge-offs, $411,000, or 55.5 percent, related to leases and loans originated in prior years by American Bank's leasing subsidiary to finance commercial equipment (principally non-vehicular equipment), including a large charge-off of more than $300,000 relating to a single customer which declared bankruptcy and was liquidated during the year. In response to this loss experience, management has taken steps to limit all future loans and leases originated by the leasing company to vehicle financings with stringent limitations on the aggregate amount of credit that can be extended to a single customer.
     Other net charge-offs for 1992 were $329,000, reflecting the adverse impact of recent economic conditions on real estate and the ability of certain customers to generate adequate cash flow. In total the allowance for loan and lease losses increased during 1992 from $597,000 at the beginning of the year to $959,000 at year-end.
     NONINTEREST INCOME. Noninterest income increased by $1,062,000 to $1,795,000 for 1992 as compared with $733,000 for 1991. The components of this increase were $114,000 for service charges on deposit accounts, $653,000 for gains on sales of investment securities and $295,000 for other income. The increase in service charges on deposit accounts resulted from the receipt in 1992 of a full year's income under a service charge which was implemented in May of 1991. The gain on sale of investment securities resulted from the purchase and sale during the year of two groups of U.S. Treasury securities. The increase of $295,000 in other noninterest income was derived from a number of sources, the largest of which was a gain of $115,000 on the sale of the leasing subsidiary's office facility.
     NONINTEREST EXPENSE. Noninterest expense for 1992 aggregated $5,942,000 as compared with $4,571,000 for 1991. Noninterest expense for 1992 represents 2.47 percent of average total assets. The principal factor affecting the increase from 1991 to 1992 was the acquisition on March 28, 1992 of three branches in Charlotte, N.C., increasing the total number of full-service branch locations from eight to eleven. The effects of this growth are most apparent in personnel and occupancy expenses, which increased $847,000 and $227,000, respectively. Other factors contributing to the increased level of noninterest expense in 1992 include increases in the costs of group health and other types of insurance (including deposit insurance), the conversion to a state-chartered savings bank and the installation and implementation of an in-house electronic data processing (EDP) system where American Bank had previously used an outside service provider. It is expected that the enhanced information and improved customer service capability afforded by the new EDP system will more than offset the increased cost.
     INCOME TAXES. Effective income tax rates as a percentage of pretax income were 42.3 percent and 45.7 percent for 1992 and 1991, respectively. The effective tax rate for both years exceeds a composite of the maximum federal and North Carolina income tax rates for corporations because the financial statement provisions for loan and lease losses have been substantially in excess of the amount deductible for income tax purposes.
  LIQUIDITY AND CAPITAL RESOURCES
     Liquidity is the ability to meet current and future obligations through the liquidation or maturity of existing assets or the acquisition of additional liabilities. American Bank manages both assets and liabilities to achieve appropriate levels of liquidity. Current regulations require American Bank to maintain liquid assets of no less than ten percent of total assets. At December 31, 1993, American Bank's liquidity ratio was 15.6 percent which exceeded the ten percent requirement by approximately $13.1 million.
     Although loan maturities are longer than stated deposit maturities, American Bank, like the industry, generally renews deposit maturities at the then market interest rate, thus negating any apparent maturity imbalance. American Bank has had limited activity in the secondary mortgage market, and no such activity is planned in the immediate future. However, American Bank may, from time to time, use the secondary mortgage market as a source of liquidity and for other purposes.
     On December 31, 1993, American Bank had $7.1 million of loans in process outstanding which represents loans closed but not yet funded, and $2.1 million in outstanding loan commitments. Funding for loans in process, loan commitments, and all new loan growth will be primarily provided by deposit growth, loan principal repayments and, if needed, advances from the FHLB of Atlanta. American Bank's primary funding source consists of deposits attracted from within American Bank's
                                       50
primary service area. As a secondary source of funding, American Bank has used deposits from institutional investors, or jumbo deposits, which amounted to $38.4 million and $42.6 million at December 31, 1993 and 1992, respectively. Generally, American Bank pays a rate of interest, including broker's fee, of not more than 50 basis points higher than the rate being paid for local certificates of similar amounts and terms to maturity. American Bank has paid rates more than 50 basis points higher than that being paid for local certificates, but these are for extended maturities (for example, eight years) for which American Bank has no publicly quoted rate or local demand. Maturities of such jumbo certificates generally range from one to eight years.
     Stockholders' equity was $16.2 million and $16.0 million at December 31, 1993 and 1992, respectively, representing a $269,000 increase during 1993. Regulatory agencies have issued risk-based capital guidelines which became fully effective December 31, 1992. These guidelines were established to more appropriately consider the credit risk inherent in the assets and off-balance sheet activities of a financial institution in the assessment of capital adequacy. Under these guidelines, total capital has been redefined as core (tier
1) capital and supplementary (tier 2) capital. American Bank's tier 1 capital consists primarily of stockholders' equity, while tier 2 capital consists of the allowance for loan losses. The definition of assets has been modified to include items on and off the balance sheet, with each item being assigned a risk-weight for the determination of the ratio of capital to risk-adjusted assets.
     As of December 31, 1993, the fully effective guidelines require that American Bank's risk-based capital (tier 1 and tier 2) be equal to a minimum of eight percent of total risk-adjusted assets. In addition, tier 1 capital must be no less than six percent of total assets. As indicated in the following table, ABI and American Bank are in compliance with regulatory capital requirements as of December 31, 1993:

                                                                         REGULATORY    AMERICAN
                                                                          MINIMUMS       BANK       ABI
Tier 1 capital to total assets........................................      6.00%         6.54      6.54
Risk-based capital to total risk-adjusted assets......................      8.00%        10.29     10.29

  INFLATION AND CHANGING PRICES
     The financial statements, the notes thereto and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation.
     Interest rates do not necessarily move in the same direction or at the same rate as the price of goods and services since such prices are affected by inflation. In the current interest rate environment, liquidity and the maturity structure of American Bank's assets and liabilities are critical to the maintenance of desired performance levels. However, noninterest expense does reflect general levels of inflation.
  RECENT ACCOUNTING STANDARDS
     ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN. Statement of Financial Accounting Standards No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN (SFAS No. 114), was issued in May 1993. SFAS No. 114 will require that impaired loans that are within the scope of SFAS No. 114 be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The impact of this new standard has not been fully determined, but in the opinion of management the change will not have a significant impact on ABI's or American Bank's financial position or results of operations. SFAS No. 114 is required to be implemented for fiscal years beginning after December 15, 1994.
     ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. Statement of Financial Accounting Standards No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES (SFAS No. 115), was issued in May 1993. SFAS No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. SFAS No. 115 expands the required use of fair value accounting for investments in debt and equity securities, and allows debt securities to be classified as held to maturity and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold those securities to maturity. This is in contrast to the current rule that allows the use of amortized cost accounting where there is the intent and ability to hold securities for the foreseeable future. Furthermore, SFAS No. 115 makes clear that securities that might be sold in response to
                                       51
changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, or other similar factors cannot be classified as held to maturity. Debt and equity securities held for current resale are classified as trading securities. Such securities are reported at fair value, and unrealized gains and losses on such securities will be included in earnings. Debt and equity securities not classified as either held to maturity or trading securities are classified as securities available for sale. Such securities are reported at fair value, and unrealized gains and losses on such securities are excluded from earnings and reported as a net amount in a separate component of stockholders' equity. The impact of this new standard has not been fully determined, but in the opinion of management the change will not have a significant impact on ABI's or American Bank's financial position or results of operations. SFAS No. 115 is effective for fiscal years beginning after December 15, 1993.
     The Omnibus Budget Reconciliation Act of 1993 (OBRA) was signed into law on August 10, 1993. The provisions of OBRA are not expected to have a significant effect on ABI's or American Bank's financial position or results of operations. DIRECTORS AND EXECUTIVE OFFICERS
     Listed below are the names of the current directors and executive officers of ABI together with their ages and their principal occupations during the past five years.

                                                              DIRECTOR
DIRECTOR                  AGE     POSITION HELD                SINCE
Thomas J. Caldwell        48      Director                      1989
H. Parks Helms            58      Director                      1993
James C. Plyler, Sr.      74      Director, Chairman of         1961
                                    the Board
Russell W. Pope           59      President and Chief           1986
                                    Executive Officer
Bruce M. Simpson          71      Director, Vice Chairman       1961
John O. Summey, Jr.       57      Director, Chief               1992
                                    Financial Officer and
                                    Secretary
Neal O. Wylie             59      Director                      1990
Marcus E. Yandle, Sr.     70      Director                      1992

     Significant business experience for at least the last five years for each director of ABI is described below.
     THOMAS J. CALDWELL is an attorney in the law firm of Griffin, Caldwell, Helder & Lee, P.A., Monroe, North Carolina.
     H. PARKS HELMS is an attorney with and President of Helms, Cannon, Hamel & Henderson, P.A., Charlotte, North Carolina.
     JAMES C. PLYLER, SR. is President of Union Warehouse and Realty Company, Monroe, North Carolina, a warehouse rental firm. He was formerly the Chairman of the Board of USCO, Inc., a wholesale plumbing supplies distributor in Monroe, North Carolina.
     RUSSELL W. POPE joined American Bank in 1982 as Vice President and assumed the offices of President and Chief Executive Officer in August 1985. Since the formation of ABI in September 1992, Mr. Pope has served as President and Chief Executive Officer of both ABI and American Bank.
     BRUCE M. SIMPSON is a private investor and a commercial real estate developer and manager.
     JOHN O. SUMMEY, JR. joined American Bank in 1984 as Chief Financial Officer. Since the formation of ABI in September 1992, Mr. Summey has served as Chief Financial Officer of both ABI and American Bank.
     NEAL O. WYLIE is retired and was formerly Chief Executive Officer of Atlas Marketing Co., Inc., Charlotte, North Carolina, a wholesale distributor of food items throughout the southeastern United States.
     MARCUS E. YANDLE, SR. is chairman of the Board of Directors of Yandle-Withers Supply Co., Charlotte, North Carolina, which sells wholesale heating and air conditioning supplies.
     In recognition of their contribution to American Bank since its inception and recognizing the value of their experience to ABI, the savings industry, and ABI's local market, the Board of Directors named E. D. Gaskins, Hugh C. Murrill, and Frederick M. Wilson as Founding Directors Emeriti. The position is honorary and carries no voting power.
                                       52

SECURITY OWNERSHIP OF MANAGEMENT
     As of December 31, 1993, excluding FUNC as the holder of the Option, no person known to management of ABI beneficially owned more than five percent of the ABI Common Stock.
     The following table gives the number of shares and percentage of the outstanding ABI Common Stock and ABI Preferred Stock beneficially owned as of December 31, 1993, by each current director of ABI individually.

                                                                                                              ABI
                                                                                                           PREFERRED
                                                                                ABI COMMON STOCK             STOCK
                                                                            AMOUNT AND                     AMOUNT AND
                                                                            NATURE OF                      NATURE OF
                                                                            BENEFICIAL     PERCENT OF      BENEFICIAL
NAME OF BENEFICIAL OWNER                                                   OWNERSHIP(1)     CLASS(2)      OWNERSHIP(1)
Thomas J. Caldwell......................................................        6,000(3)        .26%         --
H. Parks Helms..........................................................        2,000(4)        .09             10
James C. Plyler, Sr.....................................................       98,083(7)       4.26            100
Russell W. Pope.........................................................       69,224(5)       3.01          --
Bruce M. Simpson........................................................       96,283(6)       4.19            200
John O. Summey, Jr......................................................       30,446          1.32          --
Neal O. Wylie...........................................................       46,800(8)       2.03            500
Marcus E. Yandle, Sr....................................................        1,000           .04%            25

                                                                          PERCENT OF
NAME OF BENEFICIAL OWNER                                                   CLASS(2)
Thomas J. Caldwell......................................................     --   %
H. Parks Helms..........................................................      1.01
James C. Plyler, Sr.....................................................     10.12
Russell W. Pope.........................................................     --
Bruce M. Simpson........................................................     20.24
John O. Summey, Jr......................................................     --
Neal O. Wylie...........................................................     50.61
Marcus E. Yandle, Sr....................................................      2.53%

(1) Unless otherwise noted, the shares shown as beneficially owned are, to the best of management's knowledge, owned of record by the persons named and such persons exercise sole voting and investment power with respect to such shares.
(2) The calculation of percentage of class is based on 2,299,854 outstanding shares of ABI Common Stock and 988 outstanding shares of ABI Preferred Stock, respectively.
(3) Thomas J. Caldwell has sole voting and investment power over 1,500 shares of ABI Common Stock held individually of record and 4,500 shares of ABI Common Stock held in an individual retirement account (IRA) in his name.
(4) H. Parks Helms has sole voting and investment power over 2,000 shares of ABI Common Stock held in an IRA in his name.
(5) Russell W. Pope has sole voting and investment power over 43,493 shares of ABI Common Stock held individually of record and 10, 050 shares of ABI Common Stock held in an IRA in his name, and he is deemed to have shared voting and investment power with respect to 5,640 shares of ABI Common Stock held individually of record by his spouse and 10,041 shares of ABI Common Stock in an IRA in his spouse's name.
(6) Bruce M. Simpson holds 96,283 shares of ABI Common Stock jointly with his spouse and exercises shared voting and investment power with respect thereto.
(7) James C. Plyler, Sr. has sole voting and investment power over 93,083 shares of ABI Common Stock held individually of record and 5,000 shares of ABI Common Stock held in an IRA in his name.
(8) Neal O. Wylie has sole voting and investment power over 31,300 shares of ABI Common Stock held individually of record and 15,500 shares of ABI Common Stock held in an IRA in his name.
                                       53

                                FUNC AND FUNB-NC
GENERAL
     Financial and other information relating to FUNC, including information relating to FUNC's directors and executive officers, is set forth in FUNC's 1993 Annual Report on Form 10-K and 1994 Annual Meeting Proxy Statement, copies of which may be obtained from FUNC as indicated under AVAILABLE INFORMATION. HISTORY AND BUSINESS
     FUNC was incorporated under the laws of North Carolina in 1967 and is registered as a bank holding company under the BHCA. Pursuant to a corporate reorganization in 1968, FUNB-NC and First Union Mortgage Corporation, a mortgage banking firm acquired by FUNB-NC in 1964, became subsidiaries of FUNC. FUNB-NC was organized in 1908 as Union National Bank.
     In addition to FUNB-NC, FUNC also operates banks in Florida, South Carolina, Georgia, Tennessee, Virginia, Maryland and Washington, D.C. In addition to providing a wide range of commercial and retail banking and trust services through its banking subsidiaries, FUNC also provides various other financial services, including mortgage banking, home equity lending, insurance and securities brokerage services, through other subsidiaries.
     Since the 1985 Supreme Court decision upholding regional interstate banking legislation, FUNC has concentrated its efforts on building a large, regional banking organization in what it perceives to be some of the better banking markets in the southeastern United States. Since November 1985, FUNC has completed 38 banking related acquisitions, including the more significant completed acquisitions (in addition to the pending acquisitions) set forth in the following table.

                                                                      ASSETS/           CONSIDERATION/
                     NAME                         HEADQUARTERS      DEPOSITS(1)      ACCOUNTING TREATMENT      COMPLETION DATE
Atlantic Bancorporation.......................   Florida           $ 3.8 billion   common stock/pooling        November 1985
Northwestern Financial Corporation............   North Carolina      3.0 billion   common stock/pooling        December 1985
Southern Bancorporation, Inc..................   South Carolina      1.1 billion   cash and notes/purchase     March 1986
First Bankers Corporation of Florida..........   Florida             1.3 billion   cash and notes/purchase     May 1986
First Railroad & Banking Company of Georgia...   Georgia             3.7 billion   common stock/pooling        November 1986
Florida Commercial Banks, Inc.................   Florida             1.0 billion   cash/purchase               March 1988
Florida National Banks of Florida, Inc........   Florida             7.9 billion   cash and preferred          January 1990
                                                                                   stock/purchase
Southeast banks...............................   Florida             9.9 billion   cash, notes and preferred   September 1991
                                                                                   stock/
                                                                                   purchase
RTC acquisitions..............................   Florida             4.7 billion   cash/purchase               1991-1992
PSFS Thrift Holding Company...................   Florida             1.2 billion   cash/purchase               December 1992
South Carolina Federal Corporation............   South Carolina       .9 billion   common stock/               January 1993
                                                                                   pooling
DFSoutheastern, Inc...........................   Georgia             2.6 billion   common stock/               January 1993
                                                                                   pooling
Dominion Bankshares Corporation...............   Virginia            8.9 billion   common stock and            March 1993
                                                                                   preferred stock/pooling
Georgia Federal Bank, FSB.....................   Georgia             4.0 billion   cash/purchase               June 1993
First American Metro Corp.....................   Virginia            4.6 billion   cash/purchase               June 1993
Lieber & Company (Lieber)(1)..................   New York            3.3 billion   common stock/               1994
                                                                                   pooling
BancFlorida Financial Corporation
  (BancFlorida)(2)............................   Florida           $ 1.5 billion   common stock/purchase       1994

(1) The dollar amounts indicated represent the assets of the related organization as of the last reporting period prior to acquisition, except for (i) the dollar amount relating to RTC acquisitions, which represents savings and loan deposits acquired from the Resolution Trust Corporation,
    (ii) the dollar amount relating to Southeast banks, which represent assets
                                       54
    of the two banking subsidiaries of Southeast Banking Corporation acquired from the FDIC, and (iii) the dollar amount relating to the pending acquisition of Lieber, which represents assets under management by Lieber as of December 31, 1993. Since such assets are not owned by Lieber they will not be reflected on FUNC's balance sheet upon consummation of the acquisition. Lieber serves as investment adviser to the Evergreen family of mutual funds. The acquisition agreement provides for issuance of approximately 3.1 million shares of FUNC Common Stock to acquire Lieber.
(2) On January 17, 1994, FUNC entered into an agreement to acquire BancFlorida, which provides for the exchange of FUNC Common Stock for each share of BancFlorida common stock and BancFlorida convertible preferred stock. The exchange ratio will be based upon the average closing price of FUNC Common Stock prior to consummation of the acquisition. Based on the closing price of FUNC Common Stock on March 1, 1994 ($40.50), approximately 4.2 million shares of FUNC Common Stock would be issued in connection with the acquisition. FUNC currently expects to account for the acquisition as a purchase and to purchase in the open market up to one-half of the shares of FUNC Common Stock issued in the acquisition, depending on market conditions and other factors.
     Interstate banking legislation has greatly impacted the growth of FUNC and it has also greatly impacted the banking industry in general. North Carolina's interstate banking statute includes the states of Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, South Carolina, Tennessee, Texas, Virginia and West Virginia and Washington, D.C., each of which has passed interstate banking legislation, either on a regional or national basis. In addition, various other states not named in the North Carolina legislation have also adopted interstate banking legislation, which, under certain conditions, would permit FUNC to acquire banks in such states.
     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore some dilution of FUNC's book value and net income per common share may occur in connection with any future transactions.
                       CERTAIN REGULATORY CONSIDERATIONS
     AS BANK HOLDING COMPANIES, FUNC AND ABI ARE SUBJECT TO REGULATION UNDER THE BHCA AND TO ITS EXAMINATION AND REPORTING REQUIREMENTS. THE FOLLOWING DISCUSSION SETS FORTH CERTAIN OF THE MATERIAL ELEMENTS OF THE REGULATORY FRAMEWORK APPLICABLE TO BANK HOLDING COMPANIES AND THEIR SUBSIDIARIES AND PROVIDES CERTAIN SPECIFIC INFORMATION RELEVANT TO FUNC, ABI, AND THEIR RESPECTIVE SUBSIDIARIES. TO THE EXTENT THAT THE FOLLOWING INFORMATION DESCRIBES STATUTORY AND REGULATORY PROVISIONS, IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PARTICULAR STATUTORY AND REGULATORY PROVISIONS. A CHANGE IN APPLICABLE REGULATION MAY HAVE A MATERIAL EFFECT ON THE BUSINESS OF FUNC, ABI OR THEIR RESPECTIVE SUBSIDIARIES. GENERAL
     Each of FUNC and ABI is a bank holding company within the meaning of the BHCA and is registered as such with the Federal Reserve Board. Under the BHCA, bank holding companies may not directly or indirectly acquire the ownership or control of more than five percent of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. FUNC has applied to the Federal Reserve Board for permission to acquire ABI and American Bank. See THE MERGERS -- Regulatory Approvals. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.
     The earnings of FUNC and ABI are affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board and the OCC. In addition, there are numerous governmental requirements and regulations which affect the activities of FUNC and ABI.
PAYMENT OF DIVIDENDS
     Each of FUNC and ABI is a legal entity separate and distinct from its banking and other subsidiaries. A major portion of FUNC's revenues result from amounts paid as dividends to FUNC by its national bank subsidiaries. The prior approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year will exceed the sum of such bank's net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. Federal law also prohibits any national bank from paying dividends which would be greater than such bank's undivided profits after deducting statutory bad debt in excess of such bank's allowance for loan losses. All of ABI's revenues
                                       55
result from amounts paid as dividends to ABI by American Bank. ABI is not subject to any direct legal or regulatory restrictions on the payment of dividends other than the requirement under the NCBCA that a distribution may not be made if after giving it effect the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than its liabilities. The amount of funds legally available for the payment of dividends by ABI depends primarily upon the earnings of American Bank and the ability of American Bank to pay dividends to ABI. See ABI AND AMERICAN BANK -- Memorandum of Understanding.
     Under the foregoing dividend restrictions and certain restrictions applicable to certain of FUNC's nonbanking subsidiaries, as of December 31, 1993, FUNC's subsidiaries, without obtaining affirmative governmental approvals, could pay aggregate dividends of $510 million to FUNC. During 1993, FUNC's subsidiaries paid $407 million in dividends to FUNC. As of December 31, 1993, American Bank could pay aggregate dividends of $1.2 million to ABI during 1994, assuming such dividends were approved by the FDIC and the Administrator under the Memorandum. During 1993, American Bank paid $481,000 in dividends to ABI.
     In addition, FUNC, ABI and their bank subsidiaries are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a national bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The OCC and the FDIC have indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsound and unsafe banking practice. The OCC, the FDIC and the Federal Reserve Board have each indicated that banking organizations should generally pay dividends only out of current operating earnings.
BORROWINGS
     There are also various legal restrictions on the extent to which each of FUNC and its nonbank subsidiaries or ABI and its nonbank subsidiaries can borrow or otherwise obtain credit from its respective bank subsidiaries. In general, these restrictions require that any such extensions of credit must be secured by designated amounts of specified collateral and are limited, as to any one of FUNC, ABI or such nonbank subsidiaries, to ten percent of the lending bank's capital stock and surplus, and as to FUNC, ABI and all such nonbank subsidiaries in the aggregate, to 20 percent of such lending bank's capital stock and surplus.
CAPITAL
     The minimum guidelines for the ratio of capital to risk-weighted assets (including certain off-balance-sheet activities, such as standby letters of credit) is eight percent. At least half of the total capital is to be composed of common equity, retained earnings and a limited amount of qualifying perpetual preferred stock, less certain intangibles (tier 1 capital and together with tier 2 capital total capital). The remainder may consist of subordinated debt, qualifying preferred stock and a limited amount of the loan loss allowance (tier 2 capital). At December 31, 1993, FUNC's tier 1 and total capital ratios were
9.14 percent and 14.64 percent, respectively, and ABI's tier 1 and total capital ratios were 9.04 percent and 10.29 percent, respectively. On an FUNC and ABI combined basis, such ratios at December 31, 1993 would have been 9.14 percent and 14.63 percent, respectively.
     In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets (leverage ratio ) equal to three percent for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of from at least four to five percent. FUNC's leverage ratio at December 31, 1993 was 6.13 percent and ABI's leverage ratio at such date was 6.54 percent. On an FUNC and ABI combined basis, such ratio at December 31, 1993 would have been 6.14 percent. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a tangible tier 1 leverage ratio (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised FUNC or ABI of any specific minimum leverage ratio or tangible tier 1 leverage ratio applicable to it.
     Each of FUNC's subsidiary national banks is subject to similar capital requirements adopted by the OCC or other applicable federal regulatory agencies. Each of FUNC's subsidiary banks had a leverage ratio in excess of 5.51 percent, as of December 31, 1993. The OCC has not advised any of the subsidiary national banks of any specific minimum leverage ratio applicable to it.
                                       56

     As of December 31, 1993, the capital ratios of FUNC's banking subsidiaries, which consist of FUNB-NC, First Union National Bank of South Carolina (FUNB-SC), First Union National Bank of Georgia (FUNB-GA), First Union National Bank of Florida (FUNB-FL), First Union National Bank of Tennessee (FUNB-TN), First Union National Bank of Virginia (FUNB-VA), First Union National Bank of Maryland (FUNB-MD) and First Union National Bank of Washington, D.C. (FUNB-DC) were as follows:

                         Regulatory
                          Minimum     FUNB-NC   FUNB-SC   FUNB-GA   FUNB-FL   FUNB-TN   FUNB-VA   FUNB-MD   FUNB-DC
Tier 1 capital ratio...        4%       8.24      7.55      9.58      9.13     12.43     10.77     15.78     14.23
Total capital ratio....        8       11.35     11.82     12.62     10.83     13.69     13.08     17.07     15.52
Leverage ratio.........      3-5%       5.52      5.56      5.67      5.79      8.05      6.89      9.04      6.06

     American Bank is subject to similar capital requirements adopted by the FDIC. American Bank had a leverage ratio of 6.54 percent as of December 31,
1993. The FDIC has advised American Bank that it must maintain tier 1 capital of not less than six percent of total assets. See ABI AND AMERICAN
BANK -- Memorandum of Understanding. As of December 31, 1993, American Bank
had a tier 1 capital ratio of 9.04 percent and a total capital ratio of
10.29 percent.
     Banking regulators continue to indicate their desire to raise capital requirements applicable to banking organizations, including a proposal to add an interest rate risk component to risk-based capital guidelines.
     See ABI AND AMERICAN BANK -- Management's Discussion and Analysis of
Results of Operations and Financial Condition; LIQUIDITY AND CAPITAL RESOURCES. FIRREA
  SUPPORT OF SUBSIDIARY BANKS
     FIRREA, among other things, imposes liability on an institution the deposits of which are insured by FDIC, such as FUNC's subsidiary national banks and American Bank, for certain potential obligations to the FDIC incurred in connection with other FDIC-insured institutions under common control with such institution.
     Under the National Bank Act, if the capital stock of a national bank is impaired by losses or otherwise, the OCC is authorized to require payment of the deficiency by assessment upon the bank's stockholders, pro rata and, to the extent necessary, if any such assessment is not paid by any stockholder after three months notice, to sell the stock of such stockholder to make good the deficiency. Under Federal Reserve Board policy, each of ABI and FUNC is expected to act as a source of financial strength to each of its subsidiary banks and to commit resources to support each of such subsidiaries. This support may be required at times when, absent such Federal Reserve Board policy, FUNC or ABI, as the case may be, would provide it.
     Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.
  INSURANCE OF ACCOUNTS
     FIRREA abolished the FSLIC and transferred its federal deposit insurance functions to the FDIC. Under FIRREA, the FDIC administers two separate deposit insurance funds. The SAIF maintains a fund to insure the deposits of institutions the deposits of which were insured by the FSLIC prior to the enactment of FIRREA, and the BIF maintains a fund to insure the deposits of institutions the deposits of which were insured by the FDIC prior to the enactment of FIRREA. At December 31, 1993, all of American Bank's deposits were insured by the SAIF.
FDICIA
     In December 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) was enacted, which substantially revises the bank regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes.
     Among other things, FDICIA requires the federal banking agencies to take prompt corrective action in respect of depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: well capitalized; adequately capitalized; undercapitalized; significantly undercapitalized; and critically undercapitalized. A
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depository institution's capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.
     Each of the OCC and the FDIC has adopted substantially identical regulations establishing relevant capital measures and relevant capital levels. The relevant capital measures are the total capital ratio, tier 1 capital ratio and the leverage ratio. Under the regulations, a regulated bank will be (i) well capitalized if it has a total capital ratio of ten percent or greater, a tier 1 capital ratio of six percent or greater and a leverage ratio of five percent or greater and is not subject to any order or written directive by the OCC or the FDIC, as the case may be, to meet and maintain a specific capital level for any capital measure; (ii) adequately capitalized if it has a total capital ratio of eight percent or greater, a tier 1 capital ratio of four percent or greater and a leverage ratio of four percent or greater (three percent in certain circumstances) and is not well capitalized; (iii) undercapitalized if it has a total capital ratio of less than eight percent, a tier 1 capital ratio of less than four percent or a leverage ratio of less than four percent (three percent in certain circumstances); (iv) significantly undercapitalized if it has a total capital ratio of less than six percent, a tier 1 capital ratio of less than three percent or a leverage ratio of less than three percent; and (v) critically undercapitalized if its tangible equity is equal to or less than two percent of average quarterly tangible assets. As of December 31, 1993, all of FUNC's subsidiary banks had capital levels that qualify them as being well capitalized under such regulations and American Bank had a capital level that qualifies it as being well capitalized under such regulations. For a description of American Bank's capital levels at December 31, 1993, see ABI AND AMERICAN BANK -- Management's Discussion and Analysis of Results of Operations and Financial Condition.
     FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to growth limitations and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of: (i) an amount equal to five percent of the depository institution's total assets at the time it became undercapitalized; and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.
     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks.
Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.
     FDICIA directs that each federal banking agency prescribe standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value for publicly traded shares and such other standards as the agency deems appropriate. The ultimate effect of these standards cannot be ascertained until final regulations are adopted.
     FDICIA also contains a variety of other provisions that may affect the operations of FUNC or ABI, including new reporting requirements, regulatory standards for real estate lending, truth in savings provisions, the requirement that a depository institution give 90 days' prior notice to customers and regulatory authorities before closing any branch and a prohibition on the acceptance or renewal of brokered deposits by depository institutions that are not well capitalized or are adequately capitalized and have not received a waiver from the FDIC. Under regulations relating to the brokered deposit prohibition, all of FUNC's subsidiary banks and American Bank are well capitalized and not subject to the prohibition.
FDIC INSURANCE ASSESSMENTS
     FUNC's subsidiary banks and American Bank are subject to FDIC deposit insurance assessments. The premiums range from $.23 to $.31 for every $100 of deposits. Each financial institution will be assigned to one of three capital groups -- well capitalized, adequately capitalized or undercapitalized -- and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors and other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The
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actual assessment rate applicable to a particular
institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC. For the assessment due on January 31, 1994, the rate for each of FUNC's subsidiary banks was $.23, except for FUNB-VA, FUNB-MD and FUNB-DC, whose rate was $.26.
DEPOSITOR PREFERENCE STATUTE
     Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the liquidation or other resolution of such an institution by any receiver.
NORTH CAROLINA REGULATION
     As a North Carolina-chartered savings bank, American Bank derives its authority from, and is regulated by, the Administrator. The Administrator has the right to promulgate rules and regulations necessary for the supervision and regulation of state savings banks under his jurisdiction and for the protection of the public investing in such institutions. The regulatory authority of the Administrator includes, but is not limited to, the establishment of reserve requirements; the regulation of the payment of dividends; the regulation of incorporators, stockholders, directors, officers and employees; the establishment of permitted types of withdrawable accounts and types of contracts for savings programs, loans and investments; and the regulation of the conduct and management of savings banks, chartering and branching of institutions, mergers, conversions and conflicts of interest. North Carolina law requires that American Bank maintain federal deposit insurance as a condition of doing business.
     The Administrator conducts regular examinations of American Bank as well as other state-chartered savings institutions in North Carolina. The purpose of such examinations is to assure that institutions are being operated in compliance with applicable North Carolina law and regulations and in a safe and sound manner. In addition, the Administrator is required to conduct an examination of any institution when he has good reason to believe the standing and responsibility of the institution is of doubtful character or when he otherwise deems it prudent. The Administrator is empowered to order the revocation of the license of an institution if he finds that it has violated or is in violation of any North Carolina law or regulation and that revocation is necessary in order to preserve the assets of the institution and protect the interests of its depositors. The Administrator has the power to issue cease and desist orders if any person or institution is engaging in, or has engaged in, any unsafe or unsound practice or unfair or discriminatory practice in the conduct of its business or in violation of any other law, rule or regulation.
     A North Carolina-chartered savings bank must maintain net worth of at least five percent of total assets and liquidity of at least ten percent of total assets. Additionally, a North Carolina-chartered savings bank is required to maintain general valuation allowances and specific loss reserves in the same amounts as required by the federal regulators.
     Subject to limitation by the Administrator, North Carolina-chartered savings institutions may make any loan or investment or engage in any activity which is permitted for federally chartered institutions. In addition to such lending authority, North Carolina-chartered savings banks are authorized to invest funds, in excess of loan demand, in certain statutorily permitted investments, including but not limited to (i) obligations of the United States, or those guaranteed by it; (ii) obligations of the State of North Carolina;
(iii) bank demand or time deposits; (iv) stock or obligations of the federal deposit insurance fund or an FHLB; (v) savings accounts of any savings and loan association as approved by the board of directors; and (vi) stock or obligations of any agency of the State of North Carolina or of the United States or of any corporation doing business in North Carolina whose principal business is to make education loans.
     North Carolina law provides a procedure by which savings institutions may consolidate or merge, subject to approval of the Administrator. The approval is conditioned upon findings by the Administrator that among other things, such merger or consolidation will promote the best interests of the members or stockholders of the merging institutions. North Carolina law also provides for simultaneous mergers and conversions and for supervisory mergers conducted by the Administrator.
     As a result of ABI's ownership of American Bank, ABI is registered as a savings bank holding company under the laws of North Carolina. Accordingly, ABI is also subject to regulation and supervision by the Administrator.
THE FHLB
     American Bank is a member of the FHLB system. The FHLB provides a central credit facility for member institutions. As a member of the FHLB of Atlanta, American Bank is required to own capital stock in the FHLB of Atlanta in an amount
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at least equal to the greater of one percent of the aggregate principal amount of its unpaid residential mortgage loans, home purchase contracts and similar obligations at the end of each calendar year, or five percent of its outstanding borrowings from the FHLB of Atlanta. At December 31, l993, American Bank's investment in FHLB of Atlanta stock in the amount of $1.6 million was in compliance with this requirement.
LIQUIDITY REQUIREMENTS
     Prior to its conversion to a North Carolina-chartered savings bank on April 1, 1992, American Bank was regulated by the OTS in addition to the FDIC and the Administrator. Upon its conversion to a North Carolina-chartered savings bank, American Bank ceased to be subject to OTS liquidity requirements and became subject to the Administrator's requirement that its ratio of liquid assets to total assets equal at least ten percent. The computation of liquidity under
North Carolina regulation allows the inclusion of mortgage-backed securities and investments which, in the judgment of the Administrator, have a readily marketable value, including investments with maturities in excess of five years. At December 31, 1993, the liquidity ratio of American Bank under the requirements of the Administrator was 15.6 percent, which exceeded the applicable requirements.
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                       DESCRIPTION OF FUNC CAPITAL STOCK
     THE DESCRIPTIVE INFORMATION SUPPLIED HEREIN OUTLINES CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION, AS AMENDED (THE ARTICLES), AND BYLAWS OF FUNC AND THE NCBCA. THE INFORMATION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY REFERENCE TO THE PROVISIONS OF FUNC'S ARTICLES AND BYLAWS AND
THE NCBCA.
AUTHORIZED CAPITAL
     The authorized capital stock of FUNC consists of 750,000,000 shares of FUNC Common Stock, 10,000,000 shares of Preferred Stock, no-par value per share (FUNC Preferred Stock), and 40,000,000 shares of FUNC Class A Preferred Stock, no-par value per share (FUNC Class A Preferred Stock). As of December 31, 1993, there were 170,337,619 shares of FUNC Common Stock, 6,318,350 shares of Series 1990 Cumulative Perpetual Adjustable Rate Preferred Stock (the FUNC Series 1990 Preferred Stock), constituting a single series of FUNC Preferred Stock, and no shares of FUNC Class A Preferred Stock issued and outstanding. The FUNC
Preferred Stock and FUNC Class A Preferred Stock are each issuable in one or more series and, with respect to any series, the Board of Directors of FUNC, subject to certain limitations, is authorized to fix the numbers of shares, dividend rates, liquidation prices, liquidation rights of holders, redemption, conversion and voting rights and other terms of the series. Shares of FUNC Class A Preferred Stock and FUNC Preferred Stock that are redeemed, repurchased or otherwise acquired by FUNC have the status of authorized, unissued and undesignated shares of FUNC Class A Preferred Stock and FUNC Preferred Stock, respectively, and may be reissued.
FUNC COMMON STOCK
     Subject to the prior rights of the holders of any FUNC Preferred Stock and any FUNC Class A Preferred Stock then outstanding, holders of FUNC Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation or dissolution, to receive the net assets of FUNC remaining after payment of all liabilities and after payment to holders of all shares of FUNC Preferred Stock and FUNC Class A Preferred Stock of the full preferential amounts to which such holders are respectively entitled, in proportion to their respective holdings.
     See CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends for information relating to certain regulatory restrictions on the payment of dividends by national banks, including FUNC's subsidiary national banks.
     Subject to the rights of the holders of any FUNC Preferred Stock and any FUNC Class A Preferred Stock then outstanding, all voting rights are vested in the holders of the shares of FUNC Common Stock, each share being entitled to one vote on all matters requiring stockholder action and in the election of directors. Holders of FUNC Common Stock have no preemptive, subscription or conversion rights. All of the outstanding shares of FUNC Common Stock are fully paid and nonassessable, and the shares issuable to the stockholders of ABI upon consummation of the Corporate Merger will, upon issuance, be fully paid and nonassessable.
FUNC PREFERRED STOCK
     All shares of each series of FUNC Preferred Stock must be of equal rank and have the same powers, preferences and rights and are subject to the same qualifications, limitations and restrictions, except with respect to dividend rates, redemption prices, liquidation amounts, terms of conversion or exchange and voting rights.
  FUNC SERIES 1990 PREFERRED STOCK
     The following summary of the FUNC Series 1990 Preferred Stock is qualified in its entirety by reference to the Statement of Classification of Shares of
FUNC relating thereto, a copy of which is incorporated by reference as an exhibit to the Registration Statement, and to the applicable provisions of the NCBCA.
     The FUNC Series 1990 Preferred Stock, the only series of FUNC Preferred Stock currently outstanding, is entitled, in the event of involuntary liquidation, dissolution or winding up of FUNC, to receive a distribution of $5.00 per share, plus accrued and unpaid dividends (whether or not declared) to the date of the final distribution (the Preferential Amount), if any, before any payment or distribution shall be made or set apart for payment on the FUNC
Common Stock or any other class or series of stock ranking junior to the FUNC Series 1990 Preferred Stock. If FUNC's assets are insufficient to pay the full Preferential Amount, no distribution may be made to holders of any other series of FUNC Preferred Stock or any series of stock ranking on a parity with the FUNC Series 1990 Preferred Stock unless proportionate distributive amounts are paid
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ratably in proportion to the preferential sums that would be payable if all sums payable in respect of all such stock were discharged in full.
     The FUNC Series 1990 Preferred Stock is redeemable, at FUNC's option, at $51.50 per share on any dividend payment date after January 29, 1995, and after January 29, 2000, at $50.00 per share, in each case plus accrued and unpaid dividends to the date fixed for redemption. The FUNC Series 1990 Preferred Stock is not convertible.
     The dividend rate on the FUNC Series 1990 Preferred Stock is calculated on the basis of a price of $50.00 per share, payable quarterly, and is reset quarterly at a rate of one percent per annum above the highest of: (i) a three-month U.S. Treasury bill rate; (ii) a U.S. Treasury ten-year constant maturity rate; and (iii) a U.S. Treasury 30-year constant maturity rate. In no event will such rate be less than 6.75 percent per annum or more than 13.75 percent per annum. Dividends on the FUNC Series 1990 Preferred Stock are cumulative.
     The FUNC Series 1990 Preferred Stock has no voting rights except as set forth below.
     If the equivalent of six full quarterly dividends payable on the FUNC
Series 1990 Preferred Stock or any other series of FUNC Preferred Stock are in arrears, holders of the FUNC Series 1990 Preferred Stock will have the right, voting together as a single class with the holders of all other series of FUNC Preferred Stock having like voting rights, to elect two additional directors of FUNC until all dividends in arrears on the FUNC Series 1990 Preferred Stock and any such other series of FUNC Preferred Stock have been fully paid or set apart for payment.
     The affirmative vote or consent of the holders of 66 2/3 percent, or in some cases a majority, of the outstanding shares of the FUNC Series 1990 Preferred Stock and all other series of FUNC Preferred Stock then outstanding having like voting rights, voting together as a single class, will be necessary for the approval of certain matters affecting the rights of the series, including the authorization, creation, establishment or increase in the amount of shares of any series of stock ranking prior to FUNC Series 1990 Preferred Stock, or any voluntary liquidation, dissolution or winding up of FUNC; provided that a consolidation or merger of FUNC with or into any other corporation or corporations or a sale, lease or other conveyance of all or substantially all of the assets of FUNC will not be deemed to be a liquidation, dissolution or winding up of FUNC.
FUNC CLASS A PREFERRED STOCK
     Shares of FUNC Class A Preferred Stock rank prior or superior to FUNC
Common Stock and on a parity with or junior to (but not prior or superior to) FUNC Preferred Stock or any series thereof, in respect of the right to receive dividends and/or the right to receive payments out of the net assets of FUNC upon any involuntary or voluntary liquidation, dissolution or winding up of
FUNC. However, shares of FUNC Class A Preferred Stock do not have the right to vote with shares of FUNC Series 1990 Preferred Stock for purposes of electing two directors in the event of dividend arrearages, as described under -- FUNC Preferred Stock above. Subject to the foregoing and the terms of any particular series of FUNC Class A Preferred Stock, series of FUNC Class A Preferred Stock may vary as to priority.
RIGHTS PLAN
     Each share of FUNC Common Stock has attached to it one right (a FUNC Right) issued pursuant to a Shareholder Protection Rights Agreement (as amended, the FUNC Rights Agreement). Each FUNC Right entitles its registered holder to purchase one one-hundredth of a share of a junior participating series of FUNC Class A Preferred Stock designed to have economic and voting terms similar to those of one share of FUNC Common Stock, for $110.00 (the Rights Exercise
Price), subject to adjustment, after the earlier of: (i) the tenth business day (subject to extension) after commencement of a tender or exchange offer which, if consummated, would result in a person becoming the beneficial owner of 15 percent or more of the outstanding shares of FUNC Common Stock (an Acquiring Person); and (ii) the tenth business day after the first date (the Flip-in Date) of a public announcement that a person has become an Acquiring Person (in either case, the Separation Time). The FUNC Rights will not trade separately from the shares of FUNC Common Stock unless and until the Separation Time occurs.
     The FUNC Rights will not be exercisable until the business day following the Separation Time. The FUNC Rights will expire on the earliest of: (i) the Exchange Time (as defined below); (ii) the close of business on December 28, 2000; and (iii) the date on which the FUNC Rights are redeemed or terminated as described below (in any such case, the Expiration Time). The Rights Exercise Price and the number of FUNC Rights outstanding, or in certain circumstances the securities purchasable upon exercise of the FUNC Rights, are subject to adjustment upon the occurrence of certain events.
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     In the event that prior to the Expiration Time a Flip-in Date occurs, FUNC will take such action as shall be necessary to ensure and provide that each FUNC Right (other than FUNC Rights beneficially owned by an Acquiring Person or any affiliate, associate or transferee thereof, which FUNC Rights shall become void) shall constitute the right to purchase, from FUNC, shares of FUNC Common Stock having an aggregate market price equal to twice the Rights Exercise Price for an amount in cash equal to the then current Rights Exercise Price. In addition, the Board of Directors of FUNC may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the beneficial owner of more than 50 percent of the outstanding shares of FUNC Common Stock, elect to exchange all of the then outstanding FUNC Rights for shares of FUNC Common
Stock, at an exchange ratio of two shares of FUNC Common Stock per FUNC Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the Separation Time (the Rights Exchange Rate). Immediately upon such action by the Board of Directors (the Exchange Time), the right to exercise the FUNC Rights will terminate and each FUNC Right will thereafter represent only the right to receive a number of shares of FUNC Common Stock equal to the Rights Exchange Rate. If FUNC becomes obligated to issue shares of FUNC Common Stock upon exercise of or in exchange for FUNC Rights, FUNC, at its option, may substitute therefor shares of junior participating FUNC Class A Preferred Stock upon exercise of each FUNC Right at a rate of two one-hundredths of a share of junior participating FUNC Class A Preferred Stock upon the exchange of each FUNC Right.
     The FUNC Rights are redeemable by FUNC at $0.01 per right, subject to adjustment upon the occurrence of certain events, at any date prior to the date on which they become exercisable and, in certain events, may be canceled and terminated without any payment to the holders thereof. The FUNC Rights have no voting rights and are not entitled to dividends.
     The FUNC Rights will not prevent a takeover of FUNC. The FUNC Rights, however, may cause substantial dilution to a person or group that acquires 15 percent or more of FUNC Common Stock unless the FUNC Rights are first redeemed or terminated by the Board of Directors of FUNC. Nevertheless, the FUNC Rights should not interfere with a transaction that is in the best interests of FUNC and its stockholders because the FUNC Rights can be redeemed or terminated, as hereinabove described, before the consummation of such transaction.
     The complete terms of the FUNC Rights are set forth in the FUNC Rights Agreement. The FUNC Rights Agreement is incorporated by reference as an exhibit to the Registration Statement. A copy of the FUNC Rights Agreement can be obtained upon written request to the Rights Agent, First Union National Bank of North Carolina, Two First Union Center, Charlotte, North Carolina 28288-1154. OTHER PROVISIONS
     The Articles and Bylaws of FUNC contain a number of provisions which may be deemed to have the effect of discouraging or delaying attempts to gain control of FUNC, including provisions in the Articles: (i) classifying the Board of Directors into three classes with each class to serve for three years with one class being elected annually; (ii) authorizing the Board of Directors to fix the size of the Board of Directors between nine and 30 directors; (iii) authorizing directors to fill vacancies on the Board of Directors that occur between annual meetings, except that vacancies resulting from a removal of a director by a stockholder vote may only be filled by a stockholder vote; (iv) providing that directors may be removed only for cause and only by affirmative vote of the majority of stockholders entitled to vote in the election of directors, voting as a single class; (v) authorizing only the Board of Directors, the Chairman of the Board or the President to call a special meeting of stockholders (except for special meetings called under specified circumstances for holders of classes or series of stock ranking superior to the FUNC Common Stock); and (vi) requiring an 80 percent vote of stockholders entitled to vote in the election of directors, voting as a single class, to alter any of the foregoing provisions.
     The Bylaws include provisions setting forth specific conditions under which: (i) business may be transacted at an annual meeting of stockholders; and
(ii) persons may be nominated for election as directors of FUNC at an annual meeting of stockholders.
     Two North Carolina anti-takeover statutes adopted in 1990, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act, allowed North Carolina corporations to elect to either be covered or not be covered by such statutes. FUNC elected not to be covered by such statutes.
     In addition to the foregoing, in certain instances the issuance of authorized but unissued shares of FUNC Common Stock, FUNC Class A Preferred
Stock or FUNC Preferred Stock may have an anti-takeover effect.
     See CERTAIN DIFFERENCES IN THE RIGHTS OF ABI AND FUNC STOCKHOLDERS.
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         CERTAIN DIFFERENCES IN THE RIGHTS OF ABI AND FUNC STOCKHOLDERS
GENERAL
     Each of ABI and FUNC is a North Carolina corporation subject to the provisions of the NCBCA. Stockholders of ABI will, upon consummation of the Corporate Merger, become stockholders of FUNC. The rights of such stockholders as stockholders of FUNC will then be governed by the Articles and Bylaws of
FUNC, in addition to the NCBCA.
     Except as set forth below, there are no material differences between the rights of an ABI stockholder under ABI's Articles and Bylaws, on the one hand, and the rights of an FUNC stockholder under the Articles and Bylaws of FUNC, on the other hand. The following summary does not reflect any rules of the NYSE that may apply to FUNC in connection with the matters discussed. THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF, AND IS QUALIFIED IN ITS
ENTIRETY BY REFERENCE TO, THE NCBCA AND THE ARTICLES OF INCORPORATION AND BYLAWS OF EACH CORPORATION.
AUTHORIZED CAPITAL
     ABI. ABI's Articles of Incorporation authorize the issuance of up to 25,000,000 shares of ABI Common Stock, par value $1.00 per share, of which 2,299,854 shares were issued and outstanding as of the Record Date, and up to 5,000,000 shares of preferred stock, par value $1.00 per share. ABI preferred stock is issuable in series, each having such rights and preferences as the ABI Board may fix and determine. As of the Record Date, there were issued and outstanding 988 shares of ABI's Series A Convertible Preferred Stock (referred to in this Prospectus/Proxy Statement as the ABI Preferred Stock), the only series of ABI preferred stock issued and outstanding. Holders of ABI Preferred Stock have no voting rights except as provided by the NCBCA. Holders of ABI Preferred Stock are entitled to receive quarterly, noncumulative dividends thereon at an annual rate of $95.00 per share. Upon the dissolution, liquidation or insolvency of ABI, or sale of all of its assets, holders of ABI Preferred Stock are entitled to receive an amount equal to their purchase price of each share thereof prior to any distribution of ABI assets to holders of ABI Common Stock. Shares of ABI Preferred Stock are convertible at any time into shares of ABI Common Stock at a price equal to the sum of (i) $5.87, and (ii) one-half of the increase, if any, in the per share book value of ABI Common Stock between $5.87 and the per share book value of ABI Common Stock at the month-end preceding the date of conversion, calculated in accordance with generally accepted accounting principles.
     FUNC. FUNC's authorized capital is set forth under DESCRIPTION OF FUNC CAPITAL STOCK -- Authorized Capital.
AMENDMENT OF ARTICLES OF INCORPORATION OR BYLAWS
     ABI. An amendment of the Articles of Incorporation or Bylaws of ABI is subject to the same general provisions of North Carolina law as an amendment of FUNC's Articles or Bylaws. In addition, any such amendment must be submitted to the Administrator for approval prior to becoming effective.
     FUNC. Under North Carolina law, an amendment to the Articles of FUNC generally requires the recommendation of the Board of Directors of FUNC and the approval of either a majority of all shares entitled to vote thereon or a majority of the votes cast thereon, depending on the nature of the amendment. In accordance with North Carolina law, the Board of Directors of FUNC may condition its submission of the proposed amendment on any basis. An amendment to the
Bylaws of FUNC generally requires the approval of either the stockholders or the Board of Directors of FUNC. The Board of Directors of FUNC generally may not amend any Bylaw approved by the stockholders. Under certain circumstances, the approval of the holders of at least two-thirds, or in some cases a majority, of the outstanding shares of any series of FUNC Preferred Stock or FUNC Class A Preferred Stock may be required to amend the FUNC Articles. In addition, certain amendments to the Articles or Bylaws require the approval of not less than 80 percent of the outstanding shares of FUNC entitled to vote in the election of directors, voting together as a single class. See DESCRIPTION OF FUNC CAPITAL STOCK.
SIZE AND CLASSIFICATION OF BOARD OF DIRECTORS
     ABI. The Articles of Incorporation of ABI provide for a nine member Board of Directors to be elected at the annual meeting of stockholders. Those individuals who receive the highest number of votes are elected. The stockholders or the ABI Board from time to time may change the number of directors by amending the Bylaws of ABI, but the ABI Board may not increase or decrease the number of directors by more than 30 percent during any twelve-month period. ABI currently has nine directors, all of whom were elected at the substitute annual stockholders meeting held on June 10, 1993.
     FUNC. The size of the Board of Directors of FUNC is determined by the affirmative vote of a majority of the Board of Directors of FUNC, provided that the FUNC Board of Directors may not set the number of directors at less than nine nor more than 30, and provided further that no decrease in the number of directors may shorten the term of any director then in
                                       64
office. The number of directors of FUNC is currently set at 26. For purposes of the election of directors of FUNC at the Annual Meeting of Stockholders to be held on April 19, 1994, the number of directors has been set at 25. The FUNC Board of Directors is divided into three classes, each as nearly as possible equal in number as the others, with one class being elected annually. See also DESCRIPTION OF FUNC CAPITAL STOCK.
REMOVAL OF DIRECTORS
     ABI. A director of ABI may be removed from office at any time with or without cause by a vote of the stockholders whenever the number of votes cast in favor of removal of the director exceeds the number of votes cast against such removal. A director may not be removed by the stockholders at a meeting unless the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director. If any directors are so removed, new directors may be elected at the same meeting.
     FUNC. Directors of FUNC may be removed only for cause and only by a vote of the holders of a majority of the shares then entitled to vote in the election of directors, voting together as a single class.
STOCKHOLDER MEETINGS
     ABI. Special meetings of ABI's stockholders may be called at any time by its President, Secretary, or the ABI Board and must be called by any of the foregoing pursuant to the written request of the holders of not less than one-tenth of all votes entitled to be cast on any issue proposed to be considered at the special meeting. Stockholders entitled to vote as a separate voting group may take action on a matter at a meeting of stockholders only if a quorum of shares is present at the meeting. A majority of the votes entitled to be cast on the matter by the voting group shall constitute a quorum of that voting group for action on that matter. Action on a matter by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless a greater vote is required by the NCBCA. North Carolina law provides that such quorum and voting requirements may be increased only with the approval of the stockholders of ABI.
     FUNC. A special meeting of stockholders may be called for any purpose only by the Board of Directors of FUNC, by the Chairman of FUNC's Board of Directors or by FUNC's President (except for special meetings called under specified circumstances for holders of any class or series of stock having a preference over the FUNC Common Stock as to dividends or upon liquidation). A quorum for a meeting of the stockholders of FUNC is a majority of the outstanding shares of FUNC entitled to vote. Except as provided in FUNC's Articles or the NCBCA, a majority of the votes cast is generally required for any action by the stockholders of FUNC. North Carolina law provides that such quorum and voting requirements may be increased only with the approval of the stockholders of
FUNC.
DIRECTOR NOMINATIONS
     ABI. Neither ABI's Articles nor Bylaws establish any procedures that must be followed for stockholders to nominate individuals for election to the ABI Board.
     FUNC. FUNC's Bylaws establish procedures that must be followed for stockholders to nominate persons for election to FUNC's Board of Directors. Such nominations must be made by delivering written notice to the Secretary of FUNC not less than 60 or more than 90 days prior to the annual meeting at which directors will be elected; provided, however, that if less than 70 days' notice of the date of the meeting is given, such written notice by the stockholder must be so delivered not later than the tenth day after the day on which such notice of the date of the meeting was given. Notice will be deemed to have been given more than 70 days prior to the meeting if the meeting is called on the third Tuesday of April regardless as to when public disclosure is made. The nomination notice must set forth certain information about the person to be nominated similar to that required to be disclosed in the solicitation of proxies for election of directors pursuant to Items 7(a) and 7(b) of Regulation 14A under the Exchange Act, and such person's written consent to being nominated and to serving as a director if elected. The nomination notice must also set forth certain information about the person submitting the notice, including the name and address of the stockholder and the class and number of shares of FUNC Common Stock owned of record or beneficially by such stockholder. The Chairman of the meeting will, if the facts warrant, determine that a nomination was not made in accordance with the provisions prescribed by the Bylaws and the defective nomination will be disregarded. The foregoing procedures do not apply to any director who is nominated under specified circumstances by holders of any class or series of stock having a preference over FUNC Common Stock as to dividends or upon liquidation.
                                       65

STOCKHOLDER PROPOSALS
     ABI. Neither ABI's Articles nor Bylaws contain requirements that must be followed for a stockholder to submit a proposal to a vote of the stockholders of ABI.
     FUNC. FUNC's Bylaws establish procedures that must be followed for a stockholder to submit a proposal to a vote of the stockholders of FUNC at an annual meeting of stockholders. Such proposal must be made by the stockholder delivering written notice to the Secretary of FUNC not less than 60 days nor more than 90 days prior to the meeting; provided, however, that if less than 70 days' notice of the date of the meeting is given, such written notice by the stockholder must be so delivered not later than the tenth day after the day on which such notice of the date of the meeting was given. Notice will be deemed to have been given more than 70 days prior to the meeting if the meeting is called on the third Tuesday of April. The stockholder proposal notice must set forth:
(i) a brief description of the proposal and the reasons for its submission; (ii) the name and address of the stockholder, as they appear on FUNC's books; (iii) the classes and number of shares of FUNC owned by the stockholder; and (iv) any material interest of the stockholder in such proposal other than such holder's interest as a stockholder of FUNC. The Chairman of the meeting will, if the facts warrant, determine that any proposal was not properly submitted in accordance with the provisions prescribed by the Bylaws and the defective proposal will not be submitted to the meeting for a vote of the stockholders.
     With respect to a plan of merger (such as the Plan of Merger), no vote of the stockholders of FUNC would be required if FUNC were the surviving corporation and: (i) FUNC's Articles would remain unchanged after the merger, subject to certain exceptions; (ii) each stockholder of FUNC immediately before the merger would hold an identical number of shares, with identical designations, limitations, preferences and relative rights, after the merger;
(iii) the number of shares of FUNC stock entitled to vote unconditionally in the election of directors to be issued in the merger (either by conversion of securities issued in the merger or by the exercise of rights and warrants issued in the merger) would not exceed 20 percent of the shares of FUNC stock entitled to vote unconditionally in the election of directors outstanding immediately before the merger; and (iv) the number of shares of FUNC stock entitling holders to participate without limitation in distributions to be issued in the merger (either by conversion of securities issued in the merger or by the exercise of rights and warrants issued in the merger) would not exceed 20 percent of the shares of FUNC stock entitling holders to participate without limitation in distributions outstanding immediately before the merger.
     With respect to a sale, lease, exchange or other disposition of all or substantially all the assets of FUNC made upon the authority of the Board of Directors, no vote of the stockholders of FUNC would be required if such disposition were made in the usual and regular course of business or if such disposition were made to a wholly-owned subsidiary of FUNC.
STOCKHOLDER PROTECTION RIGHTS PLAN
     ABI. Neither ABI's Articles nor Bylaws contain provisions that would generally be construed to constitute stockholder protection measures.
     FUNC. FUNC has adopted the FUNC Rights Agreement. See DESCRIPTION OF FUNC CAPITAL STOCK -- Rights Plan.
                          RESALE OF FUNC COMMON SHARES
     The FUNC Common Shares have been registered under the Securities Act, thereby allowing such shares to be traded freely and without restriction by those holders of ABI Common Stock or ABI Preferred Stock who receive such shares following consummation of the Corporate Merger and who are not deemed to be affiliates (as defined under the Securities Act, but generally including directors, certain executive officers and ten percent or more stockholders) of ABI or FUNC. Each holder of ABI Common Stock or ABI Preferred Stock who is deemed by ABI to be an affiliate will enter into an agreement with FUNC prior to the Effective Date providing, among other things, that such affiliate will not transfer any FUNC Common Shares received by such holder in the Corporate Merger except in compliance with the Securities Act and will not sell or otherwise transfer such shares until financial results of FUNC and its subsidiaries (including ABI) for at least 30 days of combined operations are published. This Prospectus/Proxy Statement does not cover any resales of FUNC Common Shares received by affiliates of ABI.
                                       66

                               ADDITIONAL MATTERS
     From time to time FUNB-NC and its affiliates have entered into transactions with certain of the directors of ABI or their affiliates in the ordinary course of business, including, without limitation, certain of the ABI directors or their affiliates maintaining deposit accounts with FUNB-NC.
                                    OPINIONS
     The validity of the FUNC Common Shares being offered hereby is being passed upon for FUNC by Marion A. Cowell, Jr., Esq., Executive Vice President, Secretary and General Counsel of FUNC. Mr. Cowell is also a stockholder of FUNC and holds options to purchase additional shares of FUNC Common Stock.
     Sullivan & Cromwell, special counsel for FUNC, has delivered an opinion concerning certain federal income tax consequences of the Corporate Merger. See THE MERGERS -- Certain Federal Income Tax Consequences. Sullivan & Cromwell regularly performs legal services for FUNC and its subsidiaries. Members of Sullivan & Cromwell performing these legal services own shares of FUNC's Common Stock.
     Certain legal matters associated with the Mergers will be passed upon for ABI by Ward and Smith, P.A., counsel for ABI.
     ABI has relied upon an opinion prepared by Meritas as to the fairness of the Common Stock Exchange Ratio to the ABI stockholders from a financial point of view. Meritas has consented to the inclusion herein of a summary of its opinion and the attachment of the Opinion hereto as ANNEX C.
                                    EXPERTS
     The consolidated balance sheets of ABI as of December 31, 1993 and 1992 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993, have been included herein as ANNEX A in reliance on the report of Dixon, Odom & Co., L.L.P., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.
     The consolidated balance sheets of FUNC as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1993, included in FUNC's 1993 Annual Report to Stockholders which is incorporated by reference in FUNC's 1993 Annual Report on Form 10-K and incorporated by reference, have been incorporated herein in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
                                 OTHER MATTERS
     As of the date of this Prospectus/Proxy Statement, the ABI Board knows of no matters which will be presented for consideration at the Special Meeting other than as set forth in the Notice of Special Meeting accompanying this Prospectus/Proxy Statement. However, if any other matters shall come before the meeting or any adjournment or adjournments thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.
                                       67

                                                                         ANNEX A
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                          PAGE
AMERICAN BANCSHARES, INC. AND SUBSIDIARIES
  Financial Report.....................................................................................................   A-2
  Independent Auditors' Report.........................................................................................   A-3
  Consolidated Balance Sheets as of December 31, 1993 and 1992.........................................................   A-4
  Consolidated Statements of Income for the Three Years Ended December 31, 1993........................................   A-5
  Consolidated Statements of Stockholders' Equity for the Three Years Ended December 31, 1993..........................   A-6
  Consolidated Statements of Cash Flows for the Three Years Ended December 31, 1993....................................   A-7
  Notes to Consolidated Financial Statements...........................................................................   A-9

                           AMERICAN BANCSHARES, INC.
                                FINANCIAL REPORT
     The financial statements and related information herein were prepared by the Company and were based on generally accepted accounting principles appropriate in the circumstances to reflect in all material respects the financial condition of the Company at December 31, 1993 and 1992 and the results of operations and cash flows for each of the years in the three year period ended December 31, 1993. The financial statements reflect management's best estimates and judgments. Financial information presented elsewhere in this report has been prepared in a manner consistent with financial statement disclosures.
     Management is responsible for the reliability and integrity of these financial statements. In meeting this responsibility, management maintains an accounting system and related controls to provide reasonable assurance that the financial records are reliable for preparing financial statements and maintaining accountability for assets. The Company's systems and controls are also designed to provide reasonable assurance that assets are safeguarded and that transactions are executed in accordance with management's authorizations and recorded properly. The systems and controls and compliance therewith are reviewed periodically by internal auditors.
     The Board of Directors has appointed an Audit Committee composed of directors who are not officers or employees of the Company. The Committee meets periodically with management, internal auditors and independent public accountants.
     Dixon, Odom & Co., L.L.P., independent certified public accountants, has audited the financial statements in accordance with generally accepted auditing standards and their report appears herein.
                                      A-2

                          INDEPENDENT AUDITORS' REPORT
To the Board of Directors
American Bancshares, Inc.
Monroe, North Carolina
     We have audited the accompanying consolidated balance sheets of American Bancshares, Inc. and subsidiaries as of December 31, 1993 and 1992 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Bancshares, Inc. and subsidiaries at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.
High Point, North Carolina
February 11, 1994
                                      A-3

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1993 AND 1992

ASSETS                                                                                              1993            1992
Cash and due from depository institutions....................................................   $  7,613,503    $  6,999,131
Interest-bearing bank balances...............................................................      6,114,378      26,475,905
Investment securities (market value of $22,995,000 and $2,346,400 at December 31, 1993 and
  1992, respectively)........................................................................     22,963,163       2,340,890
Stock in Federal Home Loan Bank of Atlanta, at cost..........................................      1,626,600       1,519,300
Loans and leases, net........................................................................    184,238,736     194,844,069
Premises and equipment, net..................................................................      7,513,681       7,662,468
Other assets.................................................................................      5,332,934       5,926,185
                                                                                                $235,402,995    $245,767,948
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Interest-bearing...........................................................................   $194,417,863    $203,914,351
  Other......................................................................................     15,970,036      14,400,055
     Total deposits..........................................................................    210,387,899     218,314,406
Long-term debt...............................................................................      7,425,271       9,328,272
Other liabilities............................................................................      1,346,284       2,150,896
       TOTAL LIABILITIES.....................................................................    219,159,454     229,793,574
Commitments and contingent liabilities (Notes E and J)
Stockholders' equity
  Convertible preferred stock, $95 noncumulative annual dividend, $1 par value, 5,000,000 shares authorized, 988 shares issued and outstanding, aggregate liquidation preference
     of $988,000.............................................................................            988             988
  Common stock, $1 par value, 25,000,000 shares authorized, 2,299,854 and 2,329,854 shares
     issued and outstanding at December 31, 1993 and 1992, respectively......................      2,299,854       2,329,854
  Additional paid-in capital.................................................................      6,073,956       6,073,956
  Retained earnings -- substantially restricted..............................................      7,868,743       7,569,576
                                                                                                  16,243,541      15,974,374
                                                                                                $235,402,995    $245,767,948

                            See accompanying notes.
                                      A-4

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                                                                      1993           1992           1991
INTEREST INCOME
  Interest and fees on loans and leases.........................................   $17,417,376    $19,204,642    $21,171,946
  Interest and dividends on investments.........................................     1,115,181        712,464        134,847
  Other interest income.........................................................       169,671        406,303        567,387
       TOTAL INTEREST INCOME....................................................    18,702,228     20,323,409     21,874,180
INTEREST EXPENSE
  Interest on deposit accounts..................................................     9,913,605     11,946,965     14,281,457
  Interest on borrowings........................................................       684,779        947,447      1,544,326
       TOTAL INTEREST EXPENSE...................................................    10,598,384     12,894,412     15,825,783
       NET INTEREST INCOME......................................................     8,103,844      7,428,997      6,048,397
PROVISION FOR LOAN AND LEASE LOSSES.............................................     2,208,314      1,102,025        530,000
       NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES............     5,895,530      6,326,972      5,518,397
NON-INTEREST INCOME
  Service charges on deposit accounts...........................................       664,111        486,372        372,505
  Gain on sale of investment securities.........................................       696,097        653,434             --
  Other income..................................................................       460,024        655,153        360,233
       TOTAL NON-INTEREST INCOME................................................     1,820,232      1,794,959        732,738
NON-INTEREST EXPENSES
  Personnel expense.............................................................     3,195,465      2,805,392      1,958,800
  Occupancy expense.............................................................     1,230,168        922,377        695,342
  Federal deposit insurance premiums............................................       543,684        482,136        437,593
  Other expenses................................................................     1,677,006      1,732,531      1,479,623
       TOTAL NON-INTEREST EXPENSES..............................................     6,646,323      5,942,436      4,571,358
       INCOME BEFORE INCOME TAXES...............................................     1,069,439      2,179,495      1,679,777
PROVISION FOR INCOME TAXES......................................................       318,927        921,000        767,000
       NET INCOME...............................................................   $   750,512    $ 1,258,495    $   912,777
NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE...............................   $       .28    $       .50    $       .39
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING................     2,310,539      2,329,854      2,341,202

                            See accompanying notes.
                                      A-5

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                 CONVERTIBLE PREFERRED STOCK          COMMON STOCK        ADDITIONAL                    TOTAL
                                NUMBER                            NUMBER                   PAID-IN      RETAINED    STOCKHOLDERS'
                               OF SHARES   ISSUED   SUBSCRIBED   OF SHARES     AMOUNT      CAPITAL      EARNINGS       EQUITY
BALANCE,
  DECEMBER 31, 1990..........      --       $ --      $   --     2,326,854   $2,326,854   $5,084,887   $5,615,083    $ 13,026,824
  Net income for 1991........      --         --          --            --           --           --      912,777         912,777
  Sale of 3,000 shares of
     common stock............      --         --          --         3,000        3,000       18,000           --          21,000
  Subscriptions for preferred
     stock...................     920         --         920            --           --      903,137           --         904,057
  Cash dividends of $.05 per
     common share declared...      --         --          --            --           --           --     (116,493)       (116,493)
BALANCE,
  DECEMBER 31, 1991..........     920         --         920     2,329,854    2,329,854    6,006,024    6,411,367      14,748,165
  Net income for 1992........      --         --          --            --           --           --    1,258,495       1,258,495
  Cash dividends on preferred
     stock...................      --         --          --            --           --           --     (100,286)       (100,286)
  Issuance of 988 shares of
     preferred stock.........      68        988        (920)           --           --       67,932           --          68,000
BALANCE,
  DECEMBER 31, 1992..........     988        988          --     2,329,854    2,329,854    6,073,956    7,569,576      15,974,374
  Net income for 1993........      --         --          --            --           --           --      750,512         750,512
  Cash dividends on preferred
     stock...................      --         --          --            --           --           --      (93,860)        (93,860)
  Cash dividends of $.10 per
     common share............      --         --          --            --           --           --     (231,485)       (231,485)
  Shares redeemed for cash...      --         --          --       (30,000)     (30,000)          --     (126,000)       (156,000)
BALANCE,
  DECEMBER 31, 1993..........     988       $988      $   --     2,299,854   $2,299,854   $6,073,956   $7,868,743    $ 16,243,541

                            See accompanying notes.
                                      A-6

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                                                                     1993            1992            1991
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income..................................................................   $    750,512    $  1,258,495    $    912,777
  Adjustments to reconcile net income to net cash provided by operating activities:
       Provision for loan and lease losses....................................      2,208,314       1,102,025         530,000
       Depreciation and amortization..........................................      1,147,771         417,807         455,543
       Deferred income taxes..................................................       (499,463)         19,000         242,307
       Gain on sale of investments............................................       (696,097)       (653,434)             --
       (Gain) loss on sale of office properties and equipment.................          5,441        (112,354)             --
       Loss on sale of foreclosed real estate.................................         86,074              --              --
       Stock dividends from Federal Home Loan Bank............................       (107,300)        (97,300)       (103,400)
       (Increase) decrease in other assets....................................         92,469         228,231         (38,687)
       Increase (decrease) in other liabilities...............................       (305,149)         60,136        (146,148)
NET CASH PROVIDED BY OPERATING ACTIVITIES.....................................      2,682,572       2,222,606       1,852,392
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from maturities of investments.....................................      2,121,594          75,662          35,209
  Proceeds from sales of investments..........................................     62,988,185      39,682,412              --
  Purchases of investments....................................................    (85,567,334)    (41,124,876)             --
  Net (increase) decrease in loans and leases.................................      7,492,605          63,377        (843,393)
  Proceeds from sales of office properties and equipment......................         28,900         501,736              --
  Purchases of office properties and equipment................................       (473,158)       (660,108)       (721,310)
  Proceeds from sales of assets acquired in settlement of loans...............      1,323,334       2,191,740       1,035,594
  Purchase of single premium life insurance policies..........................             --      (1,017,942)             --
  Costs capitalized in connection with real estate acquired in settlement of
     loans....................................................................        (33,000)             --         (34,967)
NET CASH USED BY INVESTING ACTIVITIES.........................................    (12,118,874)       (287,999)       (528,867)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in demand accounts.............................................      5,482,609      44,824,524      24,850,959
  Net decrease in certificate accounts........................................    (13,409,116)    (13,415,763)    (34,704,085)
  Proceeds from borrowings....................................................     20,000,000       1,250,000      15,500,000
  Repayment of borrowings.....................................................    (21,903,001)    (14,835,290)     (4,004,470)
  Proceeds from sale of capital stock.........................................             --          68,000         925,057
  Redemption of common stock..................................................       (156,000)             --              --
  Payment of cash dividends...................................................       (325,345)       (216,779)             --
  Settlement of liability assumed in connection with foreclosure of real
     estate...................................................................             --              --        (500,000)
NET CASH PROVIDED (USED)
  BY FINANCING ACTIVITIES.....................................................    (10,310,853)     17,674,692       2,067,461

                            See accompanying notes.
                                      A-7

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                                                                      1993           1992           1991
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...........................   $(19,747,155)   $19,609,299    $ 3,390,986
CASH AND CASH EQUIVALENTS, BEGINNING...........................................     33,475,036     13,865,737     10,474,751
CASH AND CASH EQUIVALENTS, ENDING..............................................   $ 13,727,881    $33,475,036    $13,865,737
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for:
     Interest..................................................................   $ 10,762,253    $13,027,305    $16,087,881
     Income taxes..............................................................      1,038,168        604,477        228,935
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
  Real estate acquired through foreclosure or deed in lieu thereof.............   $    875,626    $ 2,006,321    $ 1,072,755
  Cash dividends declared, to be paid in following year........................   $         --    $        --    $   116,493
  Office properties and equipment received in exchange for assumption of
     deposits in branch acquisition............................................   $         --    $ 2,378,423    $        --
  Capital lease obligations incurred for the acquisition of office properties
     and equipment.............................................................   $         --    $   965,229    $        --

                            See accompanying notes.
                                      A-8

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1992 AND 1991
NOTE A -- SIGNIFICANT ACCOUNTING POLICIES
     American Bancshares, Inc. (the Company) is a North Carolina corporation organized by American Commercial Savings Bank, Inc., SSB (American Commercial or the Bank) in January 1991 to become the parent holding company of American Commercial. The Company conducted no business until September 14, 1992 on which date the holding company reorganization of American Commercial was effected. To date, the activities of American Bancshares, Inc. have consisted solely of owning American Commercial. American Commercial is a North Carolina-chartered stock savings bank headquartered in Monroe, North Carolina. American Commercial's main office and two branch offices are located in Monroe, Union County, North Carolina, one branch office is located in Marshville, Union County, North Carolina, and seven branch offices are located in Mecklenburg County, North Carolina. American Commercial's business is conducted primarily in Union and Mecklenburg Counties. American Commercial has two wholly-owned subsidiaries, Leasing Consultants of Charlotte, Inc. (Leasing Consultants) and Windsor Corporation of Monroe (Windsor).
  PRINCIPLES OF CONSOLIDATION
     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, American Commercial, Leasing Consultants and Windsor. All significant intercompany transactions and account balances have been eliminated in consolidation.
     Certain amounts in the 1992 and 1991 financial statements have been reclassified to conform to the 1993 presentation. Such reclassifications had no effect on net income or total assets as previously reported.
  SECURITIES
     Investment securities, for which the Company has both the intent and ability to hold to maturity, are stated at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income. Other investment securities are stated at the lower of aggregate cost or market. Cost of securities sold is determined on the basis of specific identification.
  LOANS AND LEASES
     Loan interest is credited to income based upon the principal amount outstanding. The net amount of non-refundable loan origination fees and costs associated with the lending process are deferred and amortized to interest income over the lives of the loans using a method which approximates the level yield method. Interest accrual on loans is generally stopped if principal or interest payments become ninety days past due or if management considers the collectibility of interest to be in question.
     Lease receivables consist primarily of direct financing leases on vehicles and equipment. Lease receivables are stated at the total amount of lease payments receivable plus guaranteed residual values, less unearned income. Recognition of income over the lives of the lease contracts approximates the level-yield method.
  ALLOWANCE FOR LOSSES
     The provision for loan and lease losses charged to operating expenses is the estimated amount required to maintain the allowance for losses at a level adequate to cover losses related to loans and leases currently outstanding. The primary factors considered in determining the allowance are the distribution of loans by risk class, the amount of the allowance specifically allocated to nonperforming loans and other problem loans, prior years' loss experience, economic conditions in the Company's subsidiaries' market areas and the growth of the credit portfolio. Ultimate losses may vary from original estimates and adjustments, as necessary, are made in the period in which these factors and other relevant considerations indicate that loss levels may vary from those previously estimated.
                                      A-9

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE A -- SIGNIFICANT ACCOUNTING POLICIES -- Continued
  OTHER REAL ESTATE
     Other real estate, which is included in other assets on the accompanying balance sheets, consists of foreclosed properties, properties acquired by deed in lieu of foreclosure and, when applicable, loans in which conditions indicate that substantive repossession of the property has occurred. Such properties are valued at the lower of the recorded investment in the loan or fair value. The recorded investment is the sum of the outstanding loan principal balance, any accrued interest which has not been received, and acquisition costs associated with the loan. Any excess of the recorded investment over the fair value of the property received is charged to the allowance for losses. Any subsequent write-downs are charged to other non-interest expenses. Revenues and expenses associated with operating or disposing of foreclosed properties are included in the statement of income for the period in which they are incurred.
  OFFICE PROPERTIES AND EQUIPMENT
     Office properties and equipment are carried at cost less accumulated depreciation. Depreciation, including amortization of capitalized equipment leases, is provided over the estimated useful lives of the related assets principally on the straight-line method. Expenditures which materially increase property lives are capitalized. The cost and accumulated depreciation applicable to assets retired or otherwise disposed of are eliminated from the related accounts and any gain or loss on disposition is reflected in income.
  INCOME TAXES
     During 1993, the Company adopted Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES (SFAS No. 109). Under SFAS No. 109, deferred income taxes or benefits are provided on temporary differences between the financial statement carrying values and the tax bases of assets and liabilities. The cumulative effect of this change in accounting principle is not significant and is included in determining net income for 1993. Financial statements for prior years have not been restated. Prior to 1993, the provision for income taxes was based on income and expenses included in the consolidated statements of income, with differences between taxes so computed and taxes payable under applicable statutes and regulations classified as deferred taxes arising from timing differences.
  PENSION PLAN
     The Company has a noncontributory defined benefit pension plan covering all employees who meet the eligibility requirements. To be eligible, an employee must be twenty-one years of age and have completed six months of continuous service. The plan provides benefits based on years of service and highest five of the employee's last ten years' annual earnings. The Company's policy is to fund amounts deductible for federal income tax purposes.
  INTANGIBLES
     The excess of the cost over the fair value of the net assets acquired in the 1986 acquisition of Leasing Consultants of Charlotte, Inc. is being amortized, using the straight-line method, over twenty-five years. The unamortized balances of $683,157 and $722,129 at December 31, 1993 and 1992, respectively, are included in other assets.
  PER SHARE DATA
     Net income per common and common equivalent share has been computed based on the weighted average number of common and common equivalent shares outstanding. Common equivalent shares consist of common stock options and convertible preferred stock.
  CASH AND CASH EQUIVALENTS
     For purposes of reporting cash flows, cash and cash equivalents include cash, overnight interest-bearing deposits and interest-bearing time deposits with initial maturities of three months or less.
                                      A-10

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE A -- SIGNIFICANT ACCOUNTING POLICIES -- Continued
  ACCOUNTING CHANGES PENDING IMPLEMENTATION
     Statement of Financial Accounting Standards No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN (SFAS No. 114), was issued in May 1993. This Statement will require that impaired loans that are within the scope of this Statement be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The impact of this new standard has not been fully determined, but in the opinion of management the change will not have a significant impact on the Company's financial position or results of operations. This Statement is required to be implemented for fiscal years beginning after December 15, 1994.
     Statement of Financial Accounting Standards No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES (SFAS No. 115), was issued in May 1993. This Statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. SFAS No. 115 expands the required use of fair value accounting for investments in debt and equity securities, and allows debt securities to be classified as held to maturity and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold those securities to maturity. This is in contrast to the current rule that allows the use of amortized cost accounting where there is the intent and ability to hold securities for the foreseeable future. Furthermore, SFAS No. 115 makes clear that securities that might be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, or other similar factors cannot be classified as held to maturity. Debt and equity securities held for current resale are classified as trading securities. Such securities are reported at fair value, and unrealized gains and losses on such securities will be included in earnings. Debt and equity securities not classified as either held to maturity or trading securities are classified as securities available for sale. Such securities are reported at fair value, and unrealized gains and losses on such securities are excluded from earnings and reported as a net amount in a separate component of stockholders' equity. In the opinion of management this change will not have a significant impact on the Company's financial position or results of operations. This Statement is effective for fiscal years beginning after December 15, 1993.
NOTE B -- SECURITIES
     The carrying amounts and approximate market values of securities at December 31 are as follows:

                                                                                 1993                         1992
                                                                       CARRYING        MARKET        CARRYING       MARKET
                                                                        AMOUNT          VALUE         AMOUNT        VALUE
United States Treasury.............................................   $        --    $        --    $2,000,000    $2,005,400
FNMA Bonds.........................................................    22,743,867     22,775,000            --
Mortgage-backed securities.........................................       219,296        220,000       340,890       341,000
       Totals......................................................   $22,963,163    $22,995,000    $2,340,890    $2,346,400

     The gross unrealized gains and losses by major category at December 31 are as follows:

                                                                                          1993                        1992
                                                                                UNREALIZED    UNREALIZED    UNREALIZED    UNREALIZED
                                                                                  GAINS         LOSSES        GAINS         LOSSES
United States Treasury.......................................................    $     --      $     --       $5,400       $     --
FNMA Bonds...................................................................      31,133            --           --             --
Mortgage-backed securities...................................................         704            --          110             --
       Totals................................................................    $ 31,837      $     --       $5,510       $     --

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE B -- SECURITIES -- Continued
     The carrying amounts and approximate market values of securities at December 31, 1993, by contractual maturity, are shown below:

                                                                                                   CARRYING        MARKET
                                                                                                    AMOUNT          VALUE
Due in one year or less........................................................................   $ 5,103,150    $ 5,131,250
Due in one to five years.......................................................................    17,640,717     17,643,750
Mortgage-backed securities.....................................................................       219,296        220,000
                                                                                                  $22,963,163    $22,995,000

     Proceeds from sales of investment securities were $62,988,185 and $39,682,412 for the years ended December 31, 1993 and 1992, respectively. Gross gains of $696,097 and $653,434 were realized on those sales for the years ended December 31, 1993 and 1992, respectively.
     In addition to the above investments, American Commercial is required, as a member of the Federal Home Loan Bank System, to invest in the stock of the Federal Home Loan Bank of Atlanta. No ready market exists for this stock and it has no quoted market value.
NOTE C -- LOANS AND LEASES
     Loans and leases at December 31 were composed of the following:

                                                                                                    1993            1992
Real estate loans
  Conventional...............................................................................   $149,898,570    $163,905,608
  Construction...............................................................................     24,645,875      15,262,963
Commercial loans.............................................................................      4,773,990       9,404,553
Consumer loans...............................................................................      7,455,882       5,207,771
Leases.......................................................................................      7,831,641       7,782,009
                                                                                                 194,605,958     201,562,904
Less:
  Undisbursed loans in process...............................................................      7,051,770       4,511,072
  Net deferred origination fees..............................................................         55,113          26,325
  Unearned direct finance lease income.......................................................      1,057,524       1,222,589
  Allowance for losses.......................................................................      2,202,815         958,849
                                                                                                $184,238,736    $194,844,069

     In the normal course of business, loans are made to directors and executive officers of the Bank and its subsidiaries and their associates. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with others. Such loans do not involve more than normal risk of collectibility, nor do they present other unfavorable features. As of December 31, 1993 and 1992, $1,917,000 and $1,588,000, respectively, of these loans were outstanding. During 1993, $2,008,000 of new loans were made and repayments totaled $1,679,000.
     The Bank has entered into a blanket floating lien agreement with the Federal Home Loan Bank of Atlanta. The agreement requires a pledge of mortgage loans equal to at least 165% of the Federal Home Loan Bank advances set forth in Note H. The amount thus pledged was $11,072,000 and $13,547,000 at December 31, 1993 and 1992, respectively.
     At December 31, 1993, approximately $2,212,000 of loans and leases were classified as nonaccrual. Had income on these loans been recorded under original terms, approximately $170,000 of additional interest on these loans would have been recorded in 1993.
                                      A-12

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE D -- ALLOWANCE FOR LOSSES
     Following is an analysis of changes in the allowance for losses for the years ended December 31:

                                                                                            1993          1992         1991
Balance at beginning of year..........................................................   $  958,849    $  597,268    $135,251
  Provisions charged to operations....................................................    2,208,314     1,102,025     530,000
  Charge-offs.........................................................................     (968,673)     (744,406)    (90,808)
  Recoveries..........................................................................        4,325         3,962      22,825
Balance at end of year................................................................   $2,202,815    $  958,849    $597,268

     Transfers of loans to other real estate owned, a noncash investing activity, amounted to $876,000 and $497,000 in 1993 and 1992, respectively. Other real estate owned had a carrying value of $638,000 and $1,138,000 at December 31, 1993 and 1992, respectively. There were no in-substance foreclosed properties at December 31, 1993 and 1992.
NOTE E -- OFFICE PROPERTIES AND EQUIPMENT
     The following is a summary of office properties and equipment at December
31:

                                                                                                      1993           1992
Land and land improvements......................................................................   $ 1,430,121    $ 1,430,121
Buildings and improvements......................................................................     4,034,777      3,728,406
Furniture and equipment.........................................................................     2,955,661      2,841,196
Capitalized equipment leases....................................................................       965,229        965,229
                                                                                                     9,385,788      8,964,952
Accumulated depreciation and amortization.......................................................    (1,872,107)    (1,302,484)
                                                                                                   $ 7,513,681    $ 7,662,468

     Depreciation expense, including amortization on capitalized equipment leases, was $588,000, $364,000 and $282,000 in 1993, 1992 and 1991,
respectively.
     The Bank has noncancellable leases covering certain premises and equipment. Total rent expense applicable to operating leases was $205,000, $173,000 and $87,000 for 1993, 1992 and 1991, respectively. Future minimum lease payments for operating and capitalized leases for years subsequent to 1993 are as follows:

                                                                                                      OPERATING     CAPITALIZED
                                                                                                        LEASES        LEASES
Year Ending December 31,
       1994........................................................................................   $  128,000     $ 231,149
       1995........................................................................................      129,000       231,149
       1996........................................................................................       74,000       231,149
       1997........................................................................................       83,000        56,102
       1998........................................................................................       85,000            --
  1999 and later years.............................................................................    3,740,000            --
Total minimum lease payments.......................................................................   $4,239,000       749,549
Less amount representing interest..................................................................                     53,322
Present value of net minimum payments on capitalized leases (Note H)...............................                  $ 696,227

NOTE F -- INCOME TAXES
     During 1993, the Company adopted SFAS No. 109, ACCOUNTING FOR INCOME TAXES. The cumulative effect of the change in accounting principle is included in determining net income for 1993 and is not significant. Financial statements for prior years have not been restated. Prior to 1993, the provision for income taxes was based on income and expenses included in the
                                      A-13

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE F -- INCOME TAXES -- Continued
statements of income, with differences between taxes so computed and taxes payable under applicable statutes and regulations classified as deferred taxes arising from timing differences (the deferred method as required by the American Institute of Certified Public Accountants Accounting Principles Board Opinion No. 11). SFAS No. 109 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences, by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Temporary differences giving rise to deferred taxes relate to property and equipment, deferred loan fees and costs, direct financing leases which are treated as operating leases for income tax purposes, FHLB of Atlanta stock dividends, deferred compensation, and bad debt reserves.
     The components of income tax expense are as follows:

                                                                                              1993         1992        1991
Current tax provision....................................................................   $ 818,390    $902,000    $524,693
Deferred tax provision...................................................................    (499,463)     19,000     242,307
       Total tax provision...............................................................   $ 318,927    $921,000    $767,000

     The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to income before taxes were as follows:

                                                                                              1993        1992        1991
Income tax at statutory rate.............................................................   $364,000    $741,000    $571,000
State income tax, net of federal tax benefit.............................................     16,000      85,000      76,000
Provision for loan loss..................................................................         --     107,000     103,000
Charitable contribution of appreciated property..........................................    (33,000)         --          --
Other....................................................................................    (28,073)    (12,000)     17,000
                                                                                            $318,927    $921,000    $767,000

     Deferred tax assets and liabilities arising from temporary differences at December 31, 1993 are summarized as follows:

Deferred tax assets relating to:
  Bad debt reserves.....................................................................   $ (631,165)
  Loan fees and costs...................................................................      (21,000)
  Deferred compensation.................................................................      (56,000)
       Total deferred tax assets........................................................     (708,165)
Deferred tax liabilities relating to:
  Direct financing leases...............................................................      654,000
  Property and equipment................................................................      377,000
  FHLB stock dividends..................................................................      254,000
       Total deferred tax liabilities...................................................    1,285,000
       Net deferred tax liability.......................................................   $  576,835

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE F -- INCOME TAXES -- Continued
     The components of deferred taxes resulting from timing differences in the recognition of income and expenses for tax and financial reporting purposes for the years ended December 31, 1992 and 1991 were as follows:

                                                                                                           1992        1991
Provision for loan losses.............................................................................   $107,000    $(82,000)
Lease financing.......................................................................................    (63,000)    315,000
Tax depreciation in excess of book depreciation.......................................................     20,000       7,000
Other, net............................................................................................    (45,000)      2,307
       Total deferred income taxes....................................................................   $ 19,000    $242,307

     Retained earnings at December 31, 1993 include approximately $1.3 million of bad debt reserves of American Commercial for which no provision for income taxes has been made. If in the future this portion of retained earnings is used for any purpose other than to absorb tax bad debt losses of American Commercial, income taxes will be imposed at the then applicable rates. Since there is no intention to use the reserves for purposes other than to absorb tax bad debt losses, a deferred tax liability, which would otherwise be approximately $500,000, has not been provided on such reserve.
     The Omnibus Budget Reconciliation Act of 1993 was signed into law on August 10, 1993. The provisions of the Act are not expected to have a significant impact on the Company's financial position or results of operations.
NOTE G -- DEPOSIT ACCOUNTS
     A summary of deposit accounts at December 31 is as follows:

                                                                                    1993                        1992
                                                                                          WEIGHTED                    WEIGHTED
                                                                                          AVERAGE                     AVERAGE
                                                                             AMOUNT         RATE         AMOUNT         RATE
Non-interest-bearing demand deposits...................................   $ 15,970,036        --%     $ 14,400,055        --%
Interest-bearing demand deposits.......................................     88,573,738      3.54        84,661,110      4.20
Certificates of deposit................................................    105,844,125      5.28       119,253,241      6.04
                                                                          $210,387,899      4.15%     $218,314,406      4.93%

     A summary of certificate of deposit maturities as of December 31, 1993 follows:

Year Ending December 31,
       1994...........................................................................   $ 79,370,620
       1995...........................................................................     12,077,523
       1996...........................................................................      5,172,548
       1997...........................................................................      1,191,589
       1998...........................................................................      6,348,480
     Thereafter.......................................................................      1,683,365
                                                                                         $105,844,125

     A summary of certificate of deposit maturities of $100,000 or more at December 31, 1993 is as follows:

Maturing in three months or less.......................................................   $ 7,047,351
Maturing in four through six months....................................................     6,197,387
Maturing in seven through twelve months................................................     7,589,619
Maturing after twelve months...........................................................     7,886,721
                                                                                          $28,721,078

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE G -- DEPOSIT ACCOUNTS -- Continued
     At December 31, 1993 and 1992, there were approximately $38,400,000 and $42,600,000, respectively, in certificates of deposit placed through brokers by investors outside the Bank's defined trade area. The rates paid to these investors were not significantly higher than the prevailing local market rates being paid for deposits of similar maturity terms.
     Interest expense on deposit accounts is summarized below:

                                                                                       1993          1992           1991
Demand accounts..................................................................   $3,219,039    $ 3,183,851    $ 1,759,016
Certificates of deposit..........................................................    6,694,566      8,763,114     12,522,441
                                                                                    $9,913,605    $11,946,965    $14,281,457

NOTE H -- LONG-TERM DEBT
     Long-term debt at December 31 consisted of the following:

Advances from the Federal Home Loan Bank of Atlanta, payable at various dates, secured by pledged loans and stock in the Federal Home Loan Bank
  of Atlanta, interest ranging from 6.7% to 9.9% at December 31, 1993.....   $6,710,000    $8,210,000
Note payable to Citizens Fidelity Leasing Corporation in quarterly installments of $61,157, including interest at an effective rate of
  prime plus 1%, secured by equipment.....................................       19,044       225,828
Capitalized leases, varying maturities to 1997 with rates from prime minus
  2% to prime minus 2.5%. This represents the present value of net minimum
  lease payments (Note E).................................................      696,227       892,444
                                                                             $7,425,271    $9,328,272

     Scheduled maturities of long-term debt at December 31, 1993 are as follows:

Year Ending December 31,
       1994.............................................................................   $2,040,044
       1995.............................................................................    2,463,467
       1996.............................................................................    2,566,306
       1997.............................................................................      355,454
                                                                                           $7,425,271

NOTE I -- EMPLOYEE RETIREMENT BENEFITS
     The following table sets forth the pension plan's funded status and amounts recognized in the consolidated financial statements at December 31, 1993 and 1992, and for each of the three years ended December 31, 1993:

                                                                                                        1993          1992
Actuarial present value of benefit obligations:
  Accumulated benefit obligations, including vested benefits of $564,894 in 1993 and $470,447 in
     1992.........................................................................................   $   615,307    $ 512,329
Projected benefit obligation for service rendered to date.........................................   $(1,161,991)   $(908,954)
Plan assets at fair value.........................................................................       739,170      553,739
Projected benefit obligation in excess of plan assets.............................................      (422,821)    (355,215)
Unrecognized net loss from past experience different from that assumed............................       174,322      105,970
Unrecognized prior service cost...................................................................        54,177       57,590
Unrecognized net transition liability.............................................................       135,257      140,858
Net pension liability.............................................................................   $   (59,065)   $ (50,797)

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE I -- EMPLOYEE RETIREMENT BENEFITS -- Continued
     Net pension cost includes the following components:

                                                                                              1993        1992        1991
Service cost -- benefits earned during the period........................................   $141,074    $118,070    $ 95,660
Interest cost on projected benefit obligation............................................     75,871      54,106      45,014
Actual return on plan assets.............................................................    (69,430)    (56,595)    (51,952)
Other components.........................................................................     29,239      28,037      29,405
Net periodic pension cost................................................................   $176,754    $143,618    $118,127

     The weighted average assumed discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligations was 8% at December 31, 1993 and 1992. The expected long-term weighted average rate of return on plan assets was 8% in 1993 and 1992. The plan is funded by the purchase of level premium life insurance policies and an annual contribution to an auxiliary fund.
     American Commercial also maintains a supplementary plan which supplements the benefits payable to certain officers under the plan described above. This plan is not qualified under the Internal Revenue Code. Although technically an unfunded plan, insurance policies on the lives of the covered employees are intended to be adequate to fund future benefits.
NOTE J -- OFF-BALANCE SHEET COMMITMENTS
     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby and commercial letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets.
     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby and commercial letters of credit is represented by the contract or notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Generally, the Bank requires collateral, deposits or other security to support financial instruments with credit or interest rate risk.
     At December 31, 1993, the financial instruments whose contract amounts represent credit risk and those whose notional or contract amounts exceed the amount of on-balance sheet credit risk are as follows:

                                                                                          CONTRACT OR
                                                                                           NOTIONAL
                                                                                            AMOUNT
Financial instruments whose contract amounts represent credit risk:
  Commitments to extend credit.........................................................   $ 9,232,000
  Standby and commercial letters of credit.............................................       881,000
                                                                                          $10,113,000

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.
     Standby and commercial letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. Of the letters of credit outstanding at December 31, 1993, $819,000 expire in 1994 and $62,000 expire in 1995. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds various assets as collateral supporting those commitments for which collateral is deemed necessary.
                                      A-17

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE K -- PREFERRED STOCK
     The preferred stock outstanding may be converted into shares of common stock, with the number of common shares issued for each preferred share being equal to $1,000 divided by the sum of the book value of common stock of American Commercial at September 30, 1991 plus one-half of any increase in book value to the month-end preceding the date of conversion. This conversion feature is available at any time to all holders of the preferred stock. Holders of the preferred stock are entitled to an annual dividend of $95 per share, payable quarterly, subject to applicable regulations.
NOTE L -- ACQUISITION OF BRANCHES
     On March 28, 1992, American Commercial purchased three branch offices in the Charlotte-Mecklenburg County metropolitan area from RHNB National Bank of North Carolina, acquiring customer deposits of approximately $17.1 million and premises and equipment of approximately $2.4 million. No deposit premium was paid in connection with this acquisition.
NOTE M -- REGULATORY MATTERS
     American Bancshares, Inc. and American Commercial Savings Bank, Inc., SSB are required by the Federal Reserve Board, the Federal Deposit Insurance Corporation and the North Carolina Savings Institutions Division to maintain certain capital-to-asset ratios. At December 31, 1993, these ratios were above the minimum prescribed for holding companies and savings banks.
     American Commercial is required by the Federal Reserve Board to maintain reserve balances based on certain percentages of deposit types. At December 31, 1993, these required reserves were satisfied by vault cash and non-interest-bearing deposits with the Federal Reserve Bank.
     Effective November 8, 1993, American Commercial entered into a Memorandum of Understanding (the Memorandum) with the Federal Deposit Insurance Corporation
(FDIC) and the Administrator of the Savings Institutions Division of the North Carolina Department of Economic and Community Development (the Administrator). A memorandum of understanding is an informal agreement between a financial institution and its regulator pursuant to which the institution agrees to take specific corrective action in response to operational deficiencies identified by the regulator. The Memorandum resulted from a report prepared by the FDIC following a routine examination of American Commercial in July 1993 (the FDIC Report).
     The Memorandum requires American Commercial to effect a program of corrective action consisting of (i) preparation of a written assessment of management and staffing requirements to be submitted to the FDIC and the Administrator for review and comment; (ii) maintenance of a Tier 1 capital to total assets ratio of not less than 6%; (iii) elimination of any assets classified as a loss in the FDIC Report through collection, charge-off, or other appropriate bookkeeping entry; (iv) submission of a specific plan to the FDIC and the Administrator to effect the reduction and/or collection of extensions of credit of $100,000 or more that were adversely classified in the FDIC Report;
(v) prohibition from extending any additional credit to any borrower whose prior credit is classified as a loss and which remains uncollected; (vi) prohibition of the extension of credit to any borrower whose prior extensions of credit aggregated $100,000 or more and were rated substandard unless approved by a majority of American Commercial's Board of Directors; (vii) the establishment and maintenance of an adequate reserve for loan losses to be monitored quarterly by the Board of Directors of American Commercial; (viii) review and revision of written loan policies and systems of loan documentation, taking into consideration deficiencies identified in the FDIC Report; (ix) correction of any violations of laws, rules, and regulations cited in the FDIC Report and the adoption and implementation of appropriate procedures to ensure future compliance; (x) implementation of an asset/liability management policy and submission of the policy for review and comment by the FDIC and the Administrator; (xi) preparation of a comprehensive budget and earnings forecast for the 1994 calendar year to be submitted to the FDIC and the Administrator for review and comment; (xii) adoption of a revised investment policy that includes appropriate guidelines for securities trading and corrects any internal control deficiencies identified in the FDIC Report; (xiii) prohibition of the payment of any cash dividends to its parent, the Holding Company, without the prior written consent of the FDIC and the Administrator; and (xiv) submission of quarterly progress reports to the FDIC and the Administrator sufficient to gauge compliance with the
                                      A-18

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE M -- REGULATORY MATTERS -- Continued various provisions of the Memorandum. The management of American Commercial believes it has complied with all elements of the Memorandum.
NOTE N -- DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
     The Company has implemented Statement of Financial Accounting Standards No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (SFAS 107), which requires disclosure of the estimated fair values of the Company's financial instruments. Such instruments include cash, interest-bearing deposits, investment securities, loans and leases, deposit accounts, long-term debt and commitments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:
     CASH AND INTEREST-BEARING DEPOSITS
          The carrying amounts for cash and interest-bearing deposits in other banks approximate fair value because they mature in less than ninety days and do not present unanticipated credit concerns.
     INVESTMENT SECURITIES
          Fair value for investment securities equals quoted market price if such information is available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. LOANS AND LEASES
          For certain homogenous categories of loans, such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.
     DEPOSIT LIABILITIES
          The fair value of demand deposits is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.
     LONG-TERM DEBT
          Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing debt. COMMITMENTS TO EXTEND CREDIT
          The large majority of commitments to extend credit are at variable rates and/or have relatively short terms to maturity. Therefore, the fair value for these financial instruments is considered to approximate the contract or notional amount.
                                      A-19

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE N -- DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS -- Continued
     The estimated fair values of the Company's financial instruments are as follows at December 31, 1993 and 1992:

                                                                          1993                            1992
                                                                CARRYING       ESTIMATED        CARRYING       ESTIMATED
                                                                 AMOUNT        FAIR VALUE        AMOUNT        FAIR VALUE
Financial assets:
  Cash and interest-bearing deposits.......................   $ 13,727,881    $ 13,727,881    $ 33,475,036    $ 33,475,036
  Investment securities....................................     22,963,163      22,995,000       2,340,890       2,346,400
  Loans and leases.........................................    184,238,736     185,634,000     194,844,069     197,739,000
Financial liabilities:
  Deposits.................................................   $210,387,899    $211,380,000    $218,314,406    $220,994,000
  Long-term debt...........................................      7,425,271       7,740,000       9,328,272       9,986,000

NOTE O -- CONCENTRATIONS OF CREDIT
     Substantially all of the Bank's loans, leases, commitments and letters of credit have been granted to depositors in the Bank's market area. The concentrations of credit by type are set forth in Note C. The distribution of commitments to extend credit are consistent with the distribution of loans and leases outstanding. Commercial and standby letters of credit have been granted primarily to commercial borrowers. The Bank's largest total of credits extended to a single borrower is approximately $4.1 million at December 31, 1993. There are two other borrowers whose aggregate outstanding loan and lease balances exceed the current limitation on loans to one borrower of 15% of unimpaired capital (approximately $2.3 million at December 31, 1993). Each of these credit relationships was established prior to the enactment in 1989 of the Financial Institutions Reform, Recovery and Enforcement Act which established the current limitations on loans to one borrower, and therefore do not constitute violations. The Bank, as a matter of policy, will not extend credit to any borrower if doing so would create a violation of the Bank's legal lending limit. NOTE P -- SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                                                       1993
                                                                                 FIRST     SECOND      THIRD     FOURTH
                                                                                QUARTER    QUARTER    QUARTER    QUARTER     TOTAL
                                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net interest income..........................................................   $1,918     $2,126     $2,039     $2,021     $8,104
Provision for loan losses....................................................      366        573        670        599      2,208
Non-interest income..........................................................      742        455        302        321      1,820
Non-interest expense.........................................................    1,583      1,545      1,641      1,877      6,646
     Income (loss) before income taxes.......................................      711        463         30       (134 )    1,070
Provision for income taxes...................................................      323        104        (38 )      (70 )      319
     Net income (loss).......................................................   $  388     $  359     $   68     $  (64 )   $  751
     Net income (loss) per common share......................................   $  .16     $  .14     $  .03     $ (.05 )   $  .28

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED
NOTE P -- SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED) -- Continued

                                                                                                       1992
                                                                                 FIRST     SECOND      THIRD     FOURTH
                                                                                QUARTER    QUARTER    QUARTER    QUARTER     TOTAL
                                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net interest income..........................................................   $1,815     $2,077     $1,763     $1,774     $7,429
Provision for loan losses....................................................      136        183        567        216      1,102
Non-interest income..........................................................      263        146      1,125        261      1,795
Non-interest expense.........................................................    1,354      1,570      1,747      1,272      5,943
     Income before income taxes..............................................      588        470        574        547      2,179
Provision for income taxes...................................................      262        167        239        253        921
     Net income..............................................................   $  326     $  303     $  335     $  294     $1,258
     Net income per common share.............................................   $  .13     $  .12     $  .13     $  .12     $  .50

NOTE Q -- PARENT COMPANY FINANCIAL DATA
     A summary of condensed financial statements for American Bancshares, Inc. follows:
                                 BALANCE SHEETS
                           DECEMBER 31, 1993 AND 1992

                                                                                                     1993           1992
Asset
  Investment in subsidiaries...................................................................   $16,243,951    $15,974,374
Stockholders' equity...........................................................................   $16,243,951    $15,974,374

                              STATEMENTS OF INCOME
                    FOR THE YEAR ENDED DECEMBER 31, 1993 AND
          THE PERIOD FROM SEPTEMBER 14, 1992 THROUGH DECEMBER 31, 1992

                                                                                                     1993           1992
Dividends received from subsidiaries...........................................................   $   481,345    $    23,465
Equity in undistributed earnings of subsidiaries...............................................       269,167        271,705
     NET INCOME................................................................................   $   750,512    $   295,170

                   AMERICAN BANCSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED NOTE Q -- PARENT COMPANY FINANCIAL DATA -- Continued
                            STATEMENTS OF CASH FLOWS
                    FOR THE YEAR ENDED DECEMBER 31, 1993 AND
          THE PERIOD FROM SEPTEMBER 14, 1992 THROUGH DECEMBER 31, 1992

                                                                                                     1993           1992
Cash flows from operating activities:
  Net income...................................................................................   $   750,512    $   295,170
  Adjustments to reconcile net income to net cash provided by operating activities:
     Equity in undistributed earnings of subsidiaries..........................................      (269,167)      (271,705)
       NET CASH PROVIDED BY OPERATING ACTIVITIES...............................................       481,345         23,465
Cash flows from financing activities:
  Redemption of common stock...................................................................       156,000             --
  Dividends paid...............................................................................       325,345         23,465
       NET CASH USED BY FINANCING ACTIVITIES...................................................       481,345         23,465
       NET INCREASE IN CASH AND CASH EQUIVALENTS...............................................            --             --
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.................................................            --             --
       CASH AND CASH EQUIVALENTS, END OF PERIOD................................................   $        --    $        --

NOTE R -- PROPOSED MERGER
     On November 17, 1993, American Bancshares, Inc. (the Holding Company), American Commercial Savings Bank, Inc., SSB (American Commercial or the Bank), First Union Corporation (FUNC) and First Union National Bank of North Carolina (FUNB-NC), a subsidiary of FUNC, entered into an Agreement and Plan of Mergers (the Merger Agreement) whereby (i) the Holding Company would merge with and into FUNC (the Corporate Merger), (ii) American Commercial would merge with and into FUNB-NC (the Bank Merger); (iii) each outstanding share of Holding Company common stock (excluding shares held by dissenting stockholders and certain shares held by the Holding Company or FUNC) would be converted into the right to receive 0.211 shares of FUNC common stock, subject to possible adjustment under certain circumstances (the Exchange Ratio), with cash in lieu of the issuance of any fractional share interest, and (iv) each outstanding share of Holding Company convertible preferred stock (excluding any shares held by dissenting stockholders) would be converted into the right to receive a number of shares of FUNC common stock equal to the product of (a) the Exchange Ratio, and (b) 159, the number of shares of Holding Company common stock into which a share of Holding Company convertible preferred stock was convertible as of September 30, 1993, all according and subject to the terms and conditions contained in the Merger Agreement.
     The Corporate Merger is expected to take place in the second quarter of 1994. The Mergers are subject to receipt of all regulatory approvals and the Corporate Merger is subject to the approval of the shareholders of the Holding Company.
     In connection with the proposed Corporate Merger, the Holding Company has granted to FUNC an option to purchase 443,700 shares of the Holding Company's common stock at $7.50 per share, exercisable under certain conditions involving an opposing offer being made to acquire the Holding Company.
                                      A-22

                                                                         ANNEX B
                         AGREEMENT AND PLAN OF MERGERS
     AGREEMENT AND PLAN OF MERGERS, DATED AS OF THE 17TH DAY OF NOVEMBER, 1993 (THIS PLAN), BY AND AMONG AMERICAN BANCSHARES, INC. (ABI), AMERICAN COMMERCIAL SAVINGS BANK, INC., SSB (AMERICAN BANK), FIRST UNION CORPORATION (FIRST UNION), AND FIRST UNION NATIONAL BANK OF NORTH CAROLINA (FUNB-NC). RECITALS:
     (A) ABI. ABI is a corporation duly organized and existing in good standing under the laws of the State of North Carolina, with its principal executive offices located in Monroe, North Carolina. ABI is a registered savings bank holding company under the BHC Act (as hereinafter defined) and is regulated pursuant to Title 4, Chapter 16 of the North Carolina Administrative Code. As of the date hereof, ABI has 25,000,000 authorized shares of common stock, each of $1.00 par value (ABI Common Stock), and 5,000,000 authorized shares of Preferred Stock, of which 5,000 shares are classified as Series A Preferred Stock, each of $1.00 par value (ABI Preferred Stock) (no other class of capital stock being authorized), of which 2,299,854 shares of ABI Common Stock and 988 shares of ABI Preferred Stock, are issued and outstanding.
     (B) AMERICAN BANK. American Bank is a stock savings bank duly organized and existing in good standing under the laws of the State of North Carolina, with its principal executive offices located in Monroe, North Carolina. As of the date hereof, American Bank has 4,000,000 authorized shares of common stock, each of $1.00 par value (American Bank Common Stock) and 1,000,000 authorized but unissued shares of preferred stock, each of no par value (American Bank Preferred Stock) (no other class of capital stock being authorized), of which 1,000 shares of American Bank Common Stock are issued and outstanding and owned by ABI. As of September 30, 1993, American Bank had capital of $16,356,000, divided into common stock of $1,000, surplus of $8,374,000 and undivided profits, including capital reserves, of $7,981,000.
     (C) FIRST UNION. First Union is a corporation duly organized and existing in good standing under the laws of the State of North Carolina, with its principal executive offices located in Charlotte, North Carolina. As of the date hereof, First Union has 750,000,000 authorized shares of common stock, each of $3.33 1/3 par value (together with the First Union Rights (as hereinafter defined) attached thereto, First Union Common Stock), 40,000,000 authorized shares of Class A Preferred Stock, no-par value (First Union Class A Preferred Stock), and 10,000,000 authorized shares of Preferred Stock, no-par value (First Union Preferred Stock) (no other class of capital stock being authorized), of which 169,573,982 shares of First Union Common Stock, no shares of First Union Class A Preferred Stock and 6,318,350 shares of Series 1990 Cumulative Perpetual Adjustable Rate Preferred Stock, constituting a single series of First Union Preferred Stock, were issued and outstanding as of September 30, 1993.
     (D) FUNB-NC. FUNB-NC is a national banking association duly organized and existing under the laws of the United States, with its principal executive offices located in Charlotte, North Carolina. As of the date hereof, FUNB-NC has 7,500,000 authorized shares of common stock, each of $15.00 par value (FUNB-NC Common Stock) (no other class of capital stock being authorized), of which 5,519,634 shares are issued and outstanding and owned by First Union (other than directors' qualifying shares). As of September 30, 1993, FUNB-NC had capital of $1,180,916,000 divided into common stock of $82,795,000, surplus of $234,203,000 and undivided profits, including capital reserves, of $863,918,000.
     (E) STOCK OPTION AGREEMENT; VOTING AGREEMENT. As a condition and inducement to First Union's and FUNB-NC's willingness to enter into this Plan, (i) ABI has entered into a Stock Option Agreement with First Union (the Stock Option Agreement) in the form attached hereto as Exhibit A, pursuant to which ABI has granted to First Union an option to purchase, under certain circumstances, shares of ABI Common Stock, and (ii) each of the directors of ABI has entered into an agreement with First Union and FUNB-NC in the form attached hereto as Exhibit B, pursuant to which such director has agreed to vote his shares of ABI Preferred Stock at the Meeting (as hereinafter defined) in favor of the transactions contemplated hereby.
     (F) RIGHTS, ETC. There are no shares of ABI Common Stock, ABI Preferred Stock, American Bank Common Stock or American Bank Preferred Stock authorized and reserved for issuance, neither ABI nor American Bank has any Rights (as defined below) issued or outstanding and neither ABI nor American Bank has any commitment to authorize, issue or sell any such shares or any Rights, except (i) pursuant to this Plan, (ii) the Stock Option Agreement, or (iii) upon conversion of the ABI Preferred Stock outstanding at the date hereof. The terms Rights means securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock.
                                      B-1

     (G) APPROVALS. The Board of Directors of each of ABI, American Bank, First Union and FUNB-NC has approved, at meetings of each of such Boards of Directors, this Plan and (in the case of ABI and First Union) the Stock Option Agreement and has authorized the execution hereof and thereof in counterparts.
     In consideration of their mutual promises and obligations, the parties hereto adopt and make this Plan and prescribe the terms and conditions thereof and the manner and basis of carrying it into effect, which shall be as follows:
                                I. THE MERGERS.
     1.01. THE CORPORATE MERGER. On the Effective Date (as hereinafter defined):
     (A) THE CONTINUING CORPORATION. ABI shall merge into First Union (the Corporate Merger), the separate existence of ABI shall cease and First Union (the Continuing Corporation) shall survive and the name of the Continuing Corporation shall be First Union Corporation.
     (B) RIGHTS, ETC. The Continuing Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the merging corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the corporations so merged, shall be deemed to be vested in the Continuing Corporation without further act or deed; and the title to any real estate or any interest therein, vested in any of such corporations, shall not revert or be in any way impaired by reason of the Corporate Merger as provided by the laws of the State of North Carolina.
     (C) LIABILITIES. The Continuing Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged.
     (D) ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS; OFFICERS. The Articles of Incorporation and Bylaws of the Continuing Corporation shall be those of First Union, as in effect immediately prior to the Corporate Merger becoming effective. The directors and officers of First Union in office immediately prior to the Corporate Merger becoming effective shall be the directors and officers of the Continuing Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.
     1.02. THE BANK MERGER. Immediately following consummation of the Corporate Merger on the Effective Date or as soon thereafter as FUNB-NC may deem appropriate:
     (A) THE CONTINUING BANK. American Bank shall be merged with and into FUNB-NC (the Bank Merger and together with the Corporate Merger, the Mergers), the separate existence of American Bank shall cease and FUNB-NC (the Continuing
Bank) shall survive, the name of the Continuing Bank shall be First Union National Bank of North Carolina and the Continuing Bank shall continue to conduct the business of a national banking association at its main office in Charlotte, North Carolina and at the legally established branches of American Bank and FUNB-NC.
     (B) RIGHTS, ETC. The Continuing Bank shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the banks so merged; and all property, real personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the banks so merged, shall be taken and deemed to be transferred to and vested in the Continuing Bank without further act or deed, including appointments, designations and nominations and all other rights and interests in any fiduciary capacity; and the title to any real estate or any interest therein, vested in any of such banks, shall not revert or be in any way impaired by reason of the Bank Merger.
     (C) LIABILITIES, ETC. The Continuing Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of the banks so merged (including liabilities arising out of the operation of any trust departments). All rights of creditors and obligors and all liens on the property of each of American Bank and FUNB-NC shall be preserved unimpaired.
     (D) CHARTER; BY-LAWS; DIRECTORS; OFFICERS. The Charter and By-Laws of the Continuing Bank shall be those of FUNB-NC, as in effect immediately prior to the Bank Merger becoming effective. The directors and officers of FUNB-NC in office immediately prior to the Bank Merger becoming effective shall be the directors and officers of the Continuing Bank, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.
     (E) OUTSTANDING STOCK OF FUNB-NC. The amount of the capital stock of FUNB-NC shall be not less than $82,795,000 and shall consist of not less than 5,519,634 issued and outstanding shares of common stock, each of $15.00 par value, and the
                                      B-2
issued and outstanding shares shall remain issued and outstanding as shares of FUNB-NC, each of $15.00 par value, and the holders thereof shall retain their rights therein.
     (F) OUTSTANDING STOCK OF AMERICAN BANK. The Continuing Corporation shall deliver all of the issued and outstanding shares of American Bank to the Continuing Bank for cancellation.
     1.03. EFFECTIVE DATE. Subject to the conditions to the obligations of the parties to effect the Mergers as set forth in Article VI, the effective date (the Effective Date) shall be such date as First Union shall notify ABI in writing not less than five days prior thereto, which date shall not be more than 30 days after such conditions have been satisfied or waived. Prior to the Effective Date, First Union shall execute and deliver to the North Carolina Secretary of State, Articles of Merger containing a Plan of Merger in substantially the form of Exhibit C hereto and such Articles of Merger shall have become effective.
                               II. CONSIDERATION.
     2.01. CORPORATE MERGER CONSIDERATION. Subject to the provisions of this Plan, on the Effective Date:
     (A) OUTSTANDING FIRST UNION COMMON STOCK. The shares of First Union Common Stock (including the rights (First Union Rights) issued pursuant to a Shareholder Protection Rights Agreement, dated December 18, 1990 (as amended, the First Union Rights Agreement)), issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, remain as issued and outstanding shares of First Union Common Stock.
     (B) OUTSTANDING ABI COMMON STOCK. Each share (excluding shares held by dissenting stockholders (Dissenters' Shares) or held by ABI or any of its subsidiaries or by First Union or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted Treasury Shares)) of ABI Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Corporate Merger, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive 0.211 shares of First Union Common Stock (the Exchange Ratio), subject to possible adjustment as set forth in Sections 2.06, 5.17 and 7.05, and any references in this Plan to Exchange Ratio shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to such Sections, as applicable.
     (C) OUTSTANDING ABI PREFERRED STOCK. Each share (excluding Dissenters' Shares and Treasury Shares) of ABI Preferred Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Corporate Merger, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive a number of shares of First Union Common Stock equal to the product of (i) the Exchange Ratio and (ii) the number of shares of ABI Common Stock into which a share of ABI Preferred Stock is convertible as of September 30, 1993, which number is 159.
     2.02. STOCKHOLDER RIGHTS; STOCK TRANSFERS. On the Effective Date, holders of ABI Common Stock and ABI Preferred Stock shall cease to be, and shall have no rights as, stockholders of ABI, other than to receive the consideration provided under this Article II. After the Effective Date, there shall be no transfers on the stock transfer books of ABI or the Continuing Corporation of the shares of ABI Common Stock and ABI Preferred Stock which were issued and outstanding immediately prior to the Effective Date.
     2.03. FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of First Union Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Corporate Merger; instead, First Union shall pay to each holder of ABI Common Stock or ABI Preferred Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by the last sale price of First Union Common Stock on the last trading day prior to the Effective Date, as reported by the New York Stock Exchange (the NYSE) Composite Transactions reporting system (as reported in The Wall Street Journal).
     2.04. EXCHANGE PROCEDURES. As promptly as practicable after the Effective Date, First Union shall send or cause to be sent to each former stockholder of ABI of record immediately prior to the Effective Date transmittal materials for use in exchanging such stockholder's certificates of ABI Common Stock and ABI Preferred Stock for the consideration set forth in this Article II. The certificates representing the shares of First Union Common Stock into which shares of such stockholder's ABI Common Stock and ABI Preferred Stock are converted on the Effective Date, any fractional share checks which such stockholder shall be entitled to receive, and any dividends paid on such shares of First Union Common Stock for which the record date for determination of stockholders entitled to such dividends is on or after the Effective Date, will be delivered to such stockholder only upon delivery to FUNB-NC (the Exchange Agent) of the certificates representing all of such shares of ABI Common Stock and ABI Preferred Stock (or indemnity satisfactory to First Union and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks
                                      B-3

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or dividends to which the holder of such shares shall be entitled to receive upon such delivery. Certificates surrendered for exchange by any person constituting an affiliate of ABI for purposes of Rule 145 of the Securities Act (as hereinafter defined), shall not be exchanged for certificates representing First Union Common Stock until First Union has received a written agreement from such person as specified in Section 5.10.
     2.05. DISSENTING STOCKHOLDERS. Any holder of shares of ABI Common Stock or ABI Preferred Stock who perfects his dissenters' rights of appraisal in accordance with and as contemplated by Article 13 of the North Carolina Business Corporation Act shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the North Carolina Business Corporation Act and duly surrendered the certificate or certificates representing the shares for which payment is being made. In the event that a dissenting stockholder of ABI fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, after the Effective Date, First Union shall issue and deliver the consideration to which such holder of shares of ABI Common Stock or ABI Preferred Stock is entitled under this Article II (without interest) upon surrender by such holder of the certificate or certificates representing the shares of ABI Common Stock or ABI Preferred Stock held by him.
     2.06. ANTI-DILUTION PROVISIONS. In the event First Union changes the number of shares of First Union Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding First Union Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.
     2.07. SHARES HELD BY ABI OR FIRST UNION. Each of the shares of ABI Common Stock and ABI Preferred Stock held by ABI or any of its subsidiaries or by First Union or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the effectiveness of the Corporate Merger and no consideration shall be issued in exchange therefor.
     2.08. RESERVATION OF RIGHT TO REVISE TRANSACTION. First Union may at any time change the method of effecting the acquisition of ABI and American Bank by First Union (including without limitation the provisions of this Article II) if and to the extent it deems such change to be desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of ABI Common Stock or ABI Preferred Stock as provided for in this Plan, (ii) adversely affect the tax treatment to ABI stockholders as a result of receiving such consideration, or (iii) materially impede or delay receipt of any approval referred to in Section 6.02 or the consummation of the transactions contemplated by this Plan.
                       III. ACTIONS PENDING CONSUMMATION.
     Without the prior written consent of First Union, each of ABI and American Bank shall conduct its business in the ordinary and usual course consistent with past practice and shall use its best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees, and each of ABI and American Bank will not, and will cause each of its subsidiaries not to and each of ABI and American Bank will not agree and will cause each of its subsidiaries not to agree to:
     3.01. CAPITAL STOCK. Except for or as otherwise permitted in or contemplated by this Plan or the Stock Option Agreement, issue, sell or otherwise permit to become outstanding any additional shares of American Bank Common Stock, American Bank Preferred Stock, ABI Common Stock, ABI Preferred Stock, or any other capital stock of ABI or American Bank, any stock appreciation rights, or any Rights with respect thereto, or enter into any agreement with respect to the foregoing, or permit any additional shares of ABI Common Stock to become subject to grants of employee stock options, stock appreciation rights or similar stock based employee compensation rights.
     3.02. DIVIDENDS, ETC. Make, declare or pay any dividend on or in respect of (other than dividends on the ABI Preferred Stock in accordance with its terms and dividends from subsidiaries to ABI or American Bank, as applicable), or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or, other than as permitted under the Stock Option Agreement, authorize the creation or issuance of, or issue, any additional shares of its capital stock or any Rights.
     3.03. INDEBTEDNESS; LIABILITIES; ETC. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity.
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     3.04. LINE OF BUSINESS; OPERATING PROCEDURES; ETC. Except as may be
directed by any regulatory agency, (i) change its or its subsidiaries' lending, investment, liability management and other material banking policies in any material respect, except such changes as are in accordance and in an effort to comply with Section 5.11 of this Plan, or (ii) incur or commit to incur any capital expenditures other than in the ordinary course of business and not exceeding $10,000 (which in no event shall include the establishment of new branches and such other facilities or any other capital expenditures for any other purpose).
     3.05. LIENS AND ENCUMBRANCES. Impose or suffer the imposition, on any share of stock held by it or by one of its subsidiaries, of any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist.
     3.06. COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Enter into or amend any employment, severance or similar agreement or arrangement with any director, officer or employee, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except normal individual increases in compensation to employees in the ordinary course of business consistent with past practice.
     3.07. BENEFIT PLANS. Enter into or modify (except as may be required by applicable law or as provided in this Plan) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates the vesting or exercise of any benefits payable thereunder.
     3.08. CONTINUANCE OF BUSINESS. Except for the sale of the stock of Leasing Consultants of Charlotte, Inc. pursuant to Section 5.01 herein, dispose of or discontinue any portion of its assets, business or properties, which is material to ABI and its subsidiaries taken as a whole, or merge or consolidate with, or acquire all or any portion of, the business or property of any other entity which is material to ABI and its subsidiaries taken as a whole (except foreclosures or acquisitions of control by American Bank in its fiduciary capacity, in each case in the ordinary course of business consistent with past practice).
     3.09. AMENDMENTS. Amend its Articles of Incorporation, Charter or Bylaws.
                      IV. REPRESENTATIONS AND WARRANTIES.
     4.01. ABI AND AMERICAN BANK REPRESENTATIONS AND WARRANTIES. Each of ABI and American Bank hereby represents and warrants to First Union and FUNB-NC as follows:
     (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to it are true and correct.
     (B) ORGANIZATION, STANDING AND AUTHORITY. It is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect (as hereinafter defined) on it. Each of ABI and American Bank has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.
     (C) SHARES. The outstanding shares of it are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights. Except as Previously Disclosed in Schedule 4.01(C) and except as provided under the Stock Option Agreement, there are no shares of capital stock or other equity securities of ABI or American Bank outstanding and no outstanding Rights with respect thereto.
     (D) ABI SUBSIDIARIES. ABI has Previously Disclosed in Schedule 4.01(D) a list of all of the subsidiaries of ABI (each an ABI Subsidiary and, collectively, the ABI Subsidiaries). Each of the ABI Subsidiaries that is a savings bank is an insured depository institution as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. No equity securities of any of the ABI Subsidiaries are or may become required to be issued (other than to ABI) by reason of any Rights with respect thereto. There are no contracts, commitments, understandings or arrangements by which any of the ABI Subsidiaries is or may be bound to sell or otherwise issue any shares of its capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of ABI or American Bank, as applicable, to vote or to dispose of such shares. All of the shares of capital stock of each ABI Subsidiary held by ABI or an ABI Subsidiary are fully paid and nonassessable and are owned by ABI or an ABI Subsidiary free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance. Each ABI Subsidiary is in good standing under the laws of the jurisdiction in which it
                                      B-5
is incorporated or organized, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it. Except as Previously Disclosed in Schedule 4.01(D), ABI does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, business trust, association or other organization. The deposits of American Bank are insured by the Savings Insurance Fund (the SAIF) or the Bank Insurance Fund (the
BIF) of the Federal Deposit Insurance Corporation (the FDIC). American Bank is a member in good standing with the Federal Home Loan Bank (the FHL Bank). Neither ABI nor any ABI Subsidiary holds any interest in a partnership or joint venture of any kind.
     (E) CORPORATE POWER. It and each of the ABI Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.
     (F) CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its stockholders referred to in Section 6.01, each of this Plan and, as to ABI, the Stock Option Agreement, has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.
     (G) NO DEFAULTS. Subject to the approval by its stockholders referred to in
Section 6.01, the required regulatory approvals referred to in Section 6.02 herein and, in the case of ABI, Sections 8 and 9 of the Stock Option Agreement, and the required filings under federal and state securities laws, and except as Previously Disclosed on Schedule 4.01(G), the execution, delivery and performance of this Plan and, as to ABI, the Stock Option Agreement, and the consummation of the transactions contemplated hereby and thereby by it, does not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of the ABI Subsidiaries or to which it or any of the ABI Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it, (ii) constitute a breach or violation of, or a default under, its Articles of Incorporation, Charter or Bylaws, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument.
     (H) FINANCIAL REPORTS. Except as Previously Disclosed in Schedule 4.01(H),
(i) as to ABI, its Annual Report on Form 10-K for the fiscal year ended December 31, 1992, and all other documents filed or to be filed subsequent to December 31, 1992 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the Exchange Act), in the form filed with the Securities and Exchange Commission (the SEC) (in each such case, the ABI Financial Reports), and (ii) as to American Bank, its 1992 and 1993 call reports (in each case, the American Bank Financial Reports and together with the ABI Financial Reports, the ABI/American Bank Financial Reports) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the ABI/American Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the ABI/American Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, as to the ABI Financial Reports, and in accordance with regulatory accounting principles consistently applied to savings banks, as to the American Bank Financial Reports, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.
     (I) ABSENCE OF UNDISCLOSED LIABILITIES. None of ABI or the ABI Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (i) as reflected in the ABI Financial Statements prior to the date of this Plan, and (ii) for commitments and obligations made, or liabilities incurred, in the ordinary course of its business consistent with past practice since December 31, 1992. Since December 31, 1992, none of ABI or the ABI Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any ABI Subsidiary) which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.
                                      B-6

     (J) NO EVENTS. Since December 31, 1992, no event has occurred which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.
     (K) PROPERTIES. Except as reserved against in the ABI Financial Statements, ABI and the ABI Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities of any character, to all of the material properties and assets, tangible and intangible, reflected in the ABI Financial Statements as being owned by ABI or the ABI Subsidiaries as of the dates thereof other than those that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it. All buildings and all fixtures, equipment, and other property and assets which are material to its business on a consolidated basis and are held under leases or subleases by any of ABI or the ABI Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms, other than any such exceptions to validity or enforceability that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it. The policies of fire, theft, liability, fidelity and other insurance maintained with respect to the assets or businesses of ABI or the ABI Subsidiaries provide adequate coverage against loss.
     (L) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in
Schedule 4.01(L), no litigation, proceeding or controversy before any court or governmental agency is pending which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it or which alleges claims under any fair lending law or other law relating to discrimination and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 4.01(L) neither it nor any of the ABI Subsidiaries or any of its or their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (together with any and all agencies or departments of federal, state or local government (including the FHL Bank, the FDIC and any other federal or state bank, insurance and securities regulatory authorities, the Regulatory Authorities)) and neither it nor any of the ABI Subsidiaries has been advised by any of such Regulatory Authorities that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.
     (M) COMPLIANCE WITH LAWS. Except as Previously Disclosed in Schedule 4.01(M), each of ABI and the ABI Subsidiaries:
          (1) have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to own their businesses as presently conducted and that are material to the business of ABI and the ABI Subsidiaries; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of ABI are in full force and effect and, to the best knowledge of ABI, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;
          (2) have received no notification or communication from any Regulatory Authority or the staff thereof (i) asserting that any of ABI or the ABI Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, (ii) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, or (iii) requiring any of ABI or the ABI Subsidiaries (or any of their officers, directors or controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy); and
          (3) neither ABI nor any ABI Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to any federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive.
     (N) MATERIAL CONTRACTS. Except as Previously Disclosed in Schedule 4.01(N), none of ABI or the ABI Subsidiaries, nor any of their respective assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, any contract or agreement or amendment thereto that in each case would be required to be filed as an exhibit to a Form 10-K filed by ABI that has not been filed as an exhibit to ABI's Form 10-K filed for the fiscal year ended December 31, 1992. None of ABI or the ABI Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected, or under which it or any of its respective assets, business or operations receives benefits, which default, individually
                                      B-7

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or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Neither ABI nor any ABI Subsidiary is subject to or bound by any contract containing covenants which limit the ability of ABI or any ABI Subsidiary to compete in any line of business or with any person or which involve any restriction of geographical area in which, or method by which, ABI or any ABI Subsidiary may carry on its business (other than as may be required by law or any applicable Regulatory Authority).
     (O) REPORTS. Since January 1, 1990, each of ABI and the ABI Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the FDIC,
(ii) the Office of Thrift Supervision, the FHL Bank and the Federal Home Loan Bank System, and (iii) any other applicable Regulatory Authorities (except, in the case of state securities authorities, filings which are not material). As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein in light of the circumstances under which they were made not misleading.
     (P) NO BROKERS. All negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment, excluding a fee in an amount Previously Disclosed on Schedule 4.01(P) to be paid to The Meritas Group, Inc.
     (Q) EMPLOYEE BENEFIT PLANS.
          (1) Schedule 4.01(Q) contains a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable change of control or similar provisions in any plan, contract or arrangement maintained or contributed to by it or any of the ABI Subsidiaries for the benefit of employees, former employees, directors, former directors or their beneficiaries (the Compensation and Benefit Plans). True and complete copies of all Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been supplied to First Union.
          (2) All employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (ERISA), other than multiemployer plans within the meaning of Section 3(37) of ERISA (Multiemployer Plans), covering employees or former employees of it and the ABI Subsidiaries (the Plans), to the extent subject to ERISA, are in substantial compliance with ERISA. Each Plan which is an employee pension benefit plan within the meaning of Section 3(2) of ERISA (Pension Plan) and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986 (as amended, the Code) has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. There is no material pending or, to its knowledge, threatened litigation relating to the Plans. Neither it nor any of the ABI Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject it or any of the ABI Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.
          (3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by it or any of the ABI Subsidiaries with respect to any ongoing, frozen or terminated single-employer plan, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001(a)(15) of ERISA or
     Section 414 of the Code (an ERISA Affiliate). Neither it nor any of the ABI Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the five calendar years preceding this year. No notice of a reportable event, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.
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          (4) All contributions required to be made under the terms of any Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an accumulated funding deficiency (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither it nor any of the ABI Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.
          (5) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all benefit liabilities, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation) did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent Plan Year.
          (6) Neither it nor any of the ABI Subsidiaries has any obligations for retiree health and life benefits under any plan, except as set forth on
     Schedule 4.01(Q). There are no restrictions on the rights of it or any of its subsidiaries to amend or terminate any such Plan without incurring any liability thereunder.
          (7) Neither the execution and delivery of this Plan nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of it or any of the ABI Subsidiaries under any Compensation and Benefit Plan or otherwise from it or any of the ABI Subsidiaries, (ii) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.
     (R) NO KNOWLEDGE. It knows of no reason why the regulatory approvals referred to in Section 6.02 should not be obtained without the imposition of any condition of the type referred to in the proviso following such Section 6.02.
     (S) LABOR AGREEMENTS. Neither it nor any of the ABI Subsidiaries is a party to, or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of the ABI Subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of the ABI Subsidiaries, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving it or any of the ABI Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.
     (T) ASSET CLASSIFICATION. It has Previously Disclosed in Schedule 4.01(T) a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of ABI and the ABI Subsidiaries that have been classified as of September 30, 1993 by it (the Asset Classification); and no amounts of loans, extensions of credit or other assets that have been classified as of September 30, 1993 by any regulatory examiner as Other Loans Specially Mentioned, Substandard, Doubtful, Loss, or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by ABI or an ABI Subsidiary prior to September 30, 1993.
     (U) ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan losses shown on the consolidated balance sheets of ABI included in the ABI Financial Statements at September 30, 1993, was adequate to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof.
     (V) INSURANCE. Each of ABI and the ABI Subsidiaries has taken all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Plan and the transactions contemplated hereby) that are known to ABI, except for such matters which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it. Set forth on Schedule 4.01(V) is a list of all insurance policies maintained by or for the benefit of ABI or the ABI Subsidiaries or their directors, officers, employees or agents.
     (W) AFFILIATES. Except as Previously Disclosed in Schedule 4.01(W), to the best of its knowledge, there is no person who, as of the date of this Plan, may be deemed to be an affiliate of ABI as that term is used in Rule 145 under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the Securities Act).
     (X) STATE TAKEOVER LAWS. It has taken all necessary action to exempt this Plan and, as to ABI, the Stock Option Agreement from, and the transactions contemplated by this Plan and the Stock Option Agreement, and this Plan, the Stock
                                      B-9

Option Agreement and the transactions contemplated hereby and thereby are exempt from, any applicable state takeover laws in effect as of the date of this Plan, including, without limitation, Articles 9 and 9A of the North Carolina Business Corporation Act.
     (Y) NO FURTHER ACTION. It has taken all action so that the entering into of this Plan and, as to ABI, the Stock Option Agreement, and the consummation of the transactions contemplated hereby and thereby (including without limitation the Mergers and the exercise of the Option (as defined in the Stock Option Agreement)) or any other action or combination of actions, or any other transactions, contemplated hereby or thereby do not and will not (i) require a vote of stockholders (other than as set forth in Section 6.01), or (ii) result in the grant of any rights to any person under the Articles of Incorporation, Charter or Bylaws of ABI or any ABI Subsidiary or under any agreement to which ABI or any of the ABI Subsidiaries is a party, or (iii) restrict or impair in any way the ability of First Union or FUNB-NC to exercise the rights granted hereunder or, as to First Union, under the Stock Option Agreement.
     (Z) ENVIRONMENTAL MATTERS.
          (1) It and each of the ABI Subsidiaries, the Participation Facilities and the Loan Properties (each as defined below) are, and have been, in compliance with all Environmental Laws (as defined below), except for instances of noncompliance which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it.
          (2) There is no proceeding pending or, to its knowledge, threatened before any court, governmental agency or board or other forum in which it or any of the ABI Subsidiaries or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or
     (ii) relating to the release or threatened release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by it or any of the ABI Subsidiaries or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it or have been Previously Disclosed in Schedule 4.01(Z)(2).
          (3) There is no proceeding pending or, to its knowledge, threatened before any court, governmental agency or board or other forum in which any Loan Property (or it or any of the ABI Subsidiaries in respect of any Loan Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan Property, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it or have been Previously Disclosed in Schedule 4.01(Z)(3).
          (4) To its knowledge, there is no reasonable basis for any proceeding of a type described in subparagraphs (2) or (3) above, except as has been Previously Disclosed in Schedule 4.01(Z)(4).
          (5) During the period of (i) its or any of the ABI Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of the ABI Subsidiaries' participation in the management of any Participation Facility, or (iii) its or any of the ABI Subsidiaries' holding of a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it or have been Previously Disclosed in Schedule 4.01(Z)(5).
          (6) To its knowledge, prior to the period of (i) its or any of the ABI Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of the ABI Subsidiaries' participation in the management of any Participation Facility, or (iii) its or any of the ABI Subsidiaries' holding of a security interest in a Loan Property, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it or have been Previously Disclosed in Schedule 4.01(Z)(6).
          (7) The following definitions apply for purposes of this Section 4.01(Z): Loan Property means any property owned by it or any of the ABI Subsidiaries or in which it or any of the ABI Subsidiaries holds a security interest, and, where required by the context, includes any such property where ABI or any of the ABI Subsidiaries constitutes the owner or operator of such property, but only with respect to such property; Participation Facility means any facility in which it or any of the ABI Subsidiaries participates in the management and, where required by the context, includes the
                                      B-10
     owner or operator of such property, but only with respect to such property; Environmental Law means (i) any federal, state and local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment, (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect and includes, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal and the federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as now in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; Hazardous Material means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, and includes, without limitation, any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.
     (AA) OPTION SHARES. As to ABI, the Option Shares (as defined in the Stock Option Agreement), when issued upon exercise of the Option, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.
     (BB) TAX REPORTS. Except as Previously Disclosed in Schedule 4.01(BB), (i) all reports and returns with respect to Taxes (as defined below) that are required to be filed by or with respect to it or the ABI Subsidiaries, including without limitation consolidated federal income tax returns of it and the ABI Subsidiaries (collectively, the ABI Tax Returns), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to December 31, 1992, and on or prior to the date of the most recent fiscal year end immediately preceding the Effective Date, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on it, and such ABI Tax Returns were true, complete and accurate in all material respects, (ii) all taxes (which shall mean federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of it or the ABI Subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, collectively the Taxes) shown to be due on the ABI Tax Returns have been paid in full, (iii) the ABI Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such ABI Tax Returns were required to be filed has expired, (iv) all Taxes due with respect to completed and settled examinations have been paid in full, (v) no issues have been raised by the relevant taxing authority in connection with the examination of any of the ABI Tax Returns which are reasonably likely to result in a determination that would have a Material Adverse Effect on it, except as reserved against in the ABI Financial Reports, and (vi) no waivers of statutes of limitations (excluding such statutes that relate to years currently under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of it or the ABI Subsidiaries.
     (CC) POOLING. It has not taken any action or failed to take any action that would cause the Corporate Merger to fail to qualify for pooling of interests accounting treatment.
     (DD) ACCURACY OF INFORMATION. The statements contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of ABI or American Bank pursuant to the terms of this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein not misleading.
     (EE) CONVERSION OF ABI PREFERRED STOCK. The conversion of each outstanding share of ABI Preferred Stock set forth in Section 2.01(C)(ii) of this Plan into 159 shares of ABI Common Stock has been calculated in accordance with (i) the Articles of Incorporation of ABI, (ii) any and all conversions of such shares into shares of ABI Common Stock, and (iii) any and all documents distributed to any holders of ABI Preferred Stock.
                                      B-11

     (FF) EMPLOYEE STOCK PURCHASE PLAN. The ABI Employee Stock Purchase Plan, a true, complete and correct copy of which is Previously Disclosed on Schedule 4.01(FF) (the Stock Plan) (i) complies with all applicable ERISA laws, (ii) has been validly terminated in accordance with its terms as of November 1, 1993, and
(iii) does not obligate ABI to issue any additional shares of ABI Common Stock to any employee or former employee of ABI or American Bank.
     4.02. FIRST UNION AND FUNB-NC REPRESENTATIONS AND WARRANTIES. Each of First Union and FUNB-NC hereby represents and warrants to ABI and American Bank, as follows:
     (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to it are true and correct.
     (B) CORPORATE AUTHORITY. Subject to the required regulatory approvals referred to in Section 6.02, each of this Plan and, in the case of First Union, the Stock Option Agreement, has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.
     (C) NO DEFAULTS. Subject to the required regulatory approvals referred to in Section 6.02 herein, in the case of First Union, Section 3 of the Stock Option Agreement, and the required filings under federal and state securities' laws, the execution, delivery and performance of this Plan and (in the case of First Union) the Stock Option Agreement, and the consummation of the transactions contemplated hereby and thereby by it, do not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its subsidiaries or to which it or any of its subsidiaries or properties is subject or bound, which breach, violation or default is reasonably likely to have a Material Adverse Effect on it, (ii) constitute a breach or violation of, or a default under, its Articles of Incorporation, Charter or Bylaws, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, or the consent or approval of any other party to any such agreement, indenture or instrument.
     (D) FINANCIAL REPORTS. Except as Previously Disclosed in Schedule 4.02(D), in the case of First Union, its Annual Report on Form 10-K for the fiscal year ended December 31, 1992, and all other documents filed or to be filed subsequent to December 31, 1992 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the First Union Financial Reports), did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the First Union Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the First Union Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied to banks and bank holding companies during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.
     (E) NO EVENTS. Except as Previously Disclosed in Schedule 4.02(E), since September 30, 1993, no event has occurred which is reasonably likely to have a Material Adverse Effect on it.
     (F) NO BROKERS. All negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment.
     (G) NO KNOWLEDGE. It knows of no reason why the regulatory approvals referred to in Section 6.02 should not be obtained without the imposition of any condition of the type referred to in the proviso following such Section 6.02.
     (H) SHARES AUTHORIZED. In the case of First Union, the shares of First Union Common Stock to be issued in exchange for shares of ABI Common Stock and ABI Preferred Stock upon consummation of the Corporate Merger in accordance with
Article II of this Plan will have been duly authorized and, when issued in accordance with the terms of this Plan, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.
                                      B-12

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                                 V. COVENANTS.
     Each of ABI and American Bank hereby covenants to First Union and FUNB-NC, and each of First Union and FUNB-NC hereby covenants to ABI and American Bank, that:
     5.01. BEST EFFORTS. Subject to the terms and conditions of this Plan, it shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Mergers on the Effective Date and to otherwise enable consummation of the transactions contemplated hereby and (in the case of ABI and First Union) by the Stock Option Agreement and shall cooperate fully with the other parties hereto to that end (it being understood that any amendments to the Registration Statement (as hereinafter defined) or a resolicitation of proxies as a consequence of an acquisition agreement by First Union or any of its subsidiaries shall not violate this covenant). It is understood that American Bank shall use its best efforts in good faith to sell the stock of its wholly-owned subsidiary, Leasing Consultants of Charlotte, Inc., on or prior to the Effective Date at a price and terms acceptable to First Union; provided, however, that American Bank is under no obligation to so sell the stock of Leasing Consultants of Charlotte, Inc., the sale of Leasing Consultants of Charlotte, Inc. is not a condition precedent to the consummation of the Mergers and the Exchange Ratio shall not be adjusted as a result of the sale or failure to sell the stock of Leasing Consultants of Charlotte, Inc. by American Bank.
     5.02. ABI PROXY. In the case of ABI, it shall promptly prepare a proxy statement (the Proxy Statement) to be mailed to the holders of ABI Common Stock and ABI Preferred Stock in connection with the transactions contemplated hereby and to be filed by First Union in a registration statement (the Registration Statement) with the SEC, which shall conform to all applicable legal requirements and it shall call a special meeting (the Meeting) of the holders of ABI Common Stock and ABI Preferred Stock to be held as soon as practicable for purposes of voting upon the transactions contemplated hereby and ABI shall use its best efforts to solicit and obtain votes of the holders of ABI Common Stock and ABI Preferred Stock in favor of the transactions contemplated hereby and the board of directors of ABI, subject to the exercise of fiduciary duties by such directors, shall recommend approval of such transactions by such holders; provided, however, any failure by the board of directors of ABI to recommend such approval shall be based on the reasonable written opinion of outside counsel, and in the event the board of directors of ABI does not recommend such approval and such transactions are not approved by the holders of ABI Common Stock or ABI Preferred Stock, ABI agrees to reimburse First Union and FUNB-NC for all out-of-pocket expenses incurred by them in connection with the transactions contemplated by this Plan, including, without limitation, attorneys' and accountants' fees.
     5.03. REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by or on behalf of ABI relating to ABI or the ABI Subsidiaries and by or on behalf of First Union relating to First Union or its subsidiaries, (i) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by or on behalf of such other party specifically for use in the Registration Statement.
     5.04. REGISTRATION STATEMENT EFFECTIVENESS. First Union will advise ABI, promptly after First Union receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the First Union Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
     5.05. PRESS RELEASES. ABI and American Bank will not, without the prior approval of First Union, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law.
                                      B-13

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     5.06. ACCESS; INFORMATION.
             (A) Upon reasonable notice, ABI and American Bank shall afford First Union and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Date, to all of its properties, books, contracts, commitments and records and, during such period, ABI and American Bank shall furnish promptly to First Union (i) a copy of each material report, schedule and other document filed by ABI and American Bank pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of ABI and American Bank as First Union may reasonably request, provided that no investigation pursuant to this Section 5.06 shall affect or be deemed to modify or waive any representation or warranty made by ABI or American Bank or the conditions to the obligations of ABI and American Bank to consummate the transactions contemplated by this Plan.
             (B) First Union will not use any information obtained pursuant to this Section 5.06 for any purpose unrelated to the consummation of the transactions contemplated by this Plan and, if this Plan is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in Section 8.06) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by First Union or as it is advised by counsel that any such information or document is required by law or applicable stock exchange rule to be disclosed, and in the event of the termination of this Plan, First Union will, upon request by ABI, deliver to ABI all documents so obtained by First Union or destroy such documents.
     5.07. ACQUISITION PROPOSALS. In the case of ABI, it shall not, and it shall cause the ABI Subsidiaries not to, solicit or encourage inquiries or proposals with respect to, or, except as required by the fiduciary duties of the board of directors of ABI (as advised in writing by its outside counsel), furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, ABI or any of the ABI Subsidiaries or any merger or other business combination with ABI or any of the ABI Subsidiaries other than as contemplated by this Plan; it shall instruct its and the ABI Subsidiaries' officers, directors, agents, advisors and affiliates to refrain from doing any of the foregoing; and it shall notify First Union immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, ABI or any of the ABI Subsidiaries.
     5.08. REGISTRATION STATEMENT PREPARATION. In the case of First Union, it shall, as promptly as practicable following the date of this Plan, prepare and file the Registration Statement with the SEC and First Union shall use its best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof.
     5.09. BLUE-SKY FILINGS. In the case of First Union, it shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or blue sky permits and approvals, provided that First Union shall not be required by virtue thereof to submit to general jurisdiction in any state.
     5.10. AFFILIATE AGREEMENTS. In the case of ABI, it will cause each person who may be deemed to be an affiliate of ABI for purposes of Rule 145 under the Securities Act to execute and deliver to First Union on or before the mailing of the Proxy Statement for the Meeting an agreement in the form attached hereto as Exhibit D restricting the disposition of such affiliate's shares of ABI Common Stock and ABI Preferred Stock and the shares of First Union Common Stock to be received by such person in exchange for such person's shares of ABI Common Stock and ABI Preferred Stock.
     5.11. CERTAIN POLICIES OF ABI AND AMERICAN BANK. In the case of ABI and American Bank, it shall use its best efforts to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) prior to the Effective Date so as to be consistent on a mutually satisfactory basis with those of First Union and generally accepted accounting principles. ABI's and American Bank's representations, warranties and covenants contained in this Plan shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.11.
     5.12. STATE TAKEOVER LAW. In the case of ABI, ABI shall not take any action that would cause the transactions contemplated by this Plan and/or the Stock Option Agreement to be subject to any applicable state takeover statute in effect as of the date of this Plan and ABI shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan and the Stock Option Agreement from, or, if necessary, challenge the validity or applicability of, any applicable state takeover law, as now or hereafter in effect, including, without limitation, Articles 9 and 9A of the North Carolina Business Corporation Act.
                                      B-14

     5.13. NO RIGHTS TRIGGERED. In the case of ABI, ABI shall take all necessary steps to ensure that the entering into of this Plan and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby (including without limitation the Mergers and the exercise of the Option) and any other action or combination of actions, or any other transactions contemplated hereby or thereby do not and will not (i) result in the grant of any rights to any person under the Articles of Incorporation or Bylaws of ABI or under any agreement to which ABI or any of the ABI Subsidiaries is a party, or (ii) restrict or impair in any way the ability of First Union or FUNB-NC to exercise the rights granted hereunder or, as to First Union, under the Stock Option Agreement.
     5.14. SHARES LISTED. In the case of First Union, it shall use its best efforts to list, prior to the Effective Date, on the NYSE, upon official notice of issuance, the shares of First Union Common Stock to be issued to the holders of ABI Common Stock and ABI Preferred Stock pursuant to this Plan.
     5.15. MERGER; POOLING. It undertakes and agrees to use its best efforts to cause the Mergers to be effected and to take no action which would cause the Corporate Merger to fail to qualify for pooling of interests accounting treatment.
     5.16. REGULATORY APPLICATIONS. In the case of First Union and FUNB-NC, (i) it shall promptly prepare and submit applications to the appropriate Regulatory Authorities for approval of the Mergers, and (ii) promptly make all other appropriate filings to secure all other approvals, consents and rulings which are necessary for the consummation of the Mergers by First Union and FUNB-NC.
     5.17. ARM AUDIT. ABI and American Bank agree to cause an independent audit of the adjustable rate mortgage (ARM) portfolio of American Bank and its subsidiaries to be performed as promptly as practicable (the Audit). The Audit is to be performed by an audit firm acceptable to First Union and be under the direction of First Union, and shall be completed before the Proxy Statement is mailed to the ABI stockholders. ABI agrees that if the cost of the Audit, plus the estimated cost, as determined in the absolute discretion of such audit firm, to satisfy any liabilities of American Bank and its subsidiaries that are discovered by the Audit, exceeds $100,000 (the Audit Excess) then the Exchange Ratio shall be adjusted by (i) dividing (x) the Base Purchase Price (as defined below) minus the Audit Excess by (y) the Base Purchase Price, and (ii) multiplying the result of (i) above by the Exchange Ratio then in effect. Base Purchase Price means 2,457,430 (representing the number of shares of ABI Common Stock outstanding on the date hereof, assuming all of the outstanding shares of ABI Preferred Stock are converted into shares of ABI Common Stock in accordance with the terms of the ABI Preferred Stock), times the Exchange Ratio times $40.50.
     5.18. ENVIRONMENTAL STUDY. ABI and American Bank agree to cause a Phase II environmental study to be conducted as promptly as practicable by an independent third party acceptable to First Union on properties serving as collateral for selected loans made by American Bank and its subsidiaries identified by First Union on Exhibit 5.18 (the Study). The Study will be conducted under the direction of First Union, and shall be completed before the Proxy Statement is mailed to the ABI stockholders.
     5.19. DIRECTOR AND OFFICER INSURANCE. First Union shall, or shall cause the Continuing Corporation to, use its reasonable best efforts to maintain ABI's existing directors' and officers' liability policy (or First Union's existing policy) covering persons who are currently covered by such policy for a period of six months after the Effective Date; provided that neither First Union nor the Continuing Corporation shall be obligated to make annual premium payments in respect of such policy (or First Union's policy) which exceed, for the portion related to ABI's directors and officers, the annual premium payments on ABI's current policy in effect as of the date of this Plan.
     5.20. EMPLOYEE STOCK PURCHASE PLAN. ABI and its Board of Directors undertake and agree to take or cause to be taken any corporate action by it, not inconsistent with its Articles of Incorporation, Bylaws or applicable law, requested to be taken by First Union, in the exercise of the sole discretion and judgment of First Union, relating to or in connection with the Stock Plan, including, but not limited to, corporate actions (i) to ratify the issuances of ABI Common Stock pursuant to the Stock Plan, (ii) to confirm the termination of the Stock Plan, in accordance with its terms, to be effective as of November 1, 1993, (iii) to confirm that no additional ABI Common Stock is issued, or any obligation to so issue be incurred, by ABI to any employee or former employee of ABI or American Bank pursuant to the Stock Plan, or (iv) to cause the stock certificates issued pursuant to the Stock Plan to be legended with the restrictions on transfer or exchange set forth in Exhibit 5.20 hereof.
                                      B-15

                 VI. CONDITIONS TO CONSUMMATION OF THE MERGERS.
     Consummation of the Mergers is conditioned upon:
     6.01. SHAREHOLDER VOTE. Approval of the transactions contemplated hereby by the requisite vote of the stockholders of ABI, as may be required.
     6.02. REGULATORY APPROVALS. Procurement by First Union and FUNB-NC of regulatory consents and approvals by the appropriate Regulatory Authorities and the expiration of the statutory waiting period relating thereto; provided, however, that no approval or consent in Section 6.02 shall have imposed any condition or requirement which, in the opinion of First Union would so materially adversely impact the economic or business benefits to First Union of the transactions contemplated by this Plan so as to render inadvisable the consummation of the Mergers.
     6.03. NO INJUNCTION. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated hereby or under the Stock Option Agreement.
     6.04. DIXON, ODOM & CO., L.L.P. LETTERS. First Union shall have received from Dixon, Odom & Co., L.L.P. letters, dated the date of or shortly prior to
(i) the mailing of the Proxy Statement, and (ii) the Effective Date, in form and substance satisfactory to First Union, with respect to ABI's consolidated financial position and results of operations, which letters shall be based upon customary specified procedures undertaken by such firm, and First Union shall have received from Dixon, Odom & Co., L.L.P. a letter, dated as of the Effective Date in form and substance satisfactory to First Union, to the effect that Dixon, Odom & Co., L.L.P. are not aware of any facts or circumstances that might cause the Corporate Merger not to qualify for pooling of interests accounting treatment.
     6.05. LEGAL OPINION. ABI and American Bank shall have received an opinion, dated the Effective Date, of Marion A. Cowell, Jr., counsel for First Union and FUNB-NC, in form reasonably satisfactory to ABI and American Bank, which shall cover the matters contained in Exhibit E hereto.
     6.06. LEGAL OPINION. First Union shall have received an opinion, dated the Effective Date, of Ward and Smith, P.A., in form reasonably satisfactory to First Union, which shall cover the matters contained in Exhibit F hereto.
     6.07. OFFICERS' CERTIFICATE. (i) Each of the representations and warranties contained herein of First Union and FUNB-NC shall be true and correct as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, and (ii) each and all of the agreements and covenants of First Union and FUNB-NC to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and ABI and American Bank shall have received a certificate signed by an executive officer of each of First Union and FUNB-NC dated the Effective Date, to such effect.
     6.08. OFFICERS' CERTIFICATE. (i) Each of the representations and warranties contained herein of ABI and American Bank shall be true and correct as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, and (ii) each and all of the agreements and covenants of ABI and American Bank to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and First Union and FUNB-NC shall have received a certificate signed by the Chief Executive Officers and the Chief Financial Officers of ABI and American Bank dated the Effective Date, to such effect.
     6.09. EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.
     6.10. BLUE-SKY PERMITS. First Union shall have received all state securities laws and blue sky permits necessary to consummate the Corporate Merger.
     6.11. TAX OPINION. First Union and ABI shall have received an opinion from Sullivan & Cromwell to the effect that (i) the Corporate Merger constitutes a reorganization under Section 368 of the Code, and (ii) no gain or loss will be recognized by stockholders of ABI who receive shares of First Union Common Stock in exchange for their shares of ABI Common Stock and ABI Preferred Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share
                                      B-16
interests and, in rendering their opinion, Sullivan & Cromwell may require and rely upon representations contained in certificates of officers of First Union, ABI and others.
     6.12. NYSE LISTING. The shares of First Union Common Stock issuable pursuant to this Plan shall have been approved for listing on the NYSE, subject to official notice of issuance.
     6.13. POOLING LETTER. First Union shall have received a letter, dated as of the Effective Date, in form and substance acceptable to First Union, from KPMG Peat Marwick to the effect that the Corporate Merger will qualify for pooling of interests accounting treatment.
     6.14. RECEIPT OF AFFILIATE AGREEMENTS. First Union shall have received from each affiliate of ABI the agreement referred to in Section 5.10; provided, however, that a failure to satisfy any of the conditions set forth in the proviso following Section 6.02 or in Section 6.04, 6.06, 6.08, 6.13 or 6.14 shall only constitute conditions if asserted by First Union, and a failure to satisfy any of the conditions set forth in Section 6.05 or 6.07 shall only constitute conditions if asserted by ABI.
                               VII. TERMINATION.
     This Plan may be terminated prior to the Effective Date, either before or after receipt of required stockholder approvals:
     7.01. MUTUAL CONSENT. By the mutual consent of First Union and ABI, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.
     7.02. BREACH. By First Union or ABI, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (i) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within thirty
(30) days after the giving of written notice to the breaching party of such breach, or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach.
     7.03. DELAY. By First Union or ABI, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Corporate Merger is not consummated by September 30, 1994.
     7.04. NO STOCKHOLDER APPROVAL. By ABI or First Union, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that any stockholder approval contemplated by Section 6.01 herein is not obtained at a meeting or meetings called for the purpose of obtaining such approval.
     7.05. POSSIBLE ADJUSTMENT. By ABI, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the fifteen-day period commencing with the Determination Date, if both of the following conditions are satisfied:
          (1) the Average Closing Price on the Determination Date of shares of First Union Common Stock shall be less than $32.50 per share; and
          (2) (i) the number obtained by dividing the Average Closing Price on such Determination Date by $40.50 (such number being referred to herein as the First Union Ratio) shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.20 from the quotient in this clause (2)
     (ii) (such number being referred to herein as the Index Ratio); subject, however, to the following three sentences. If ABI elects to exercise its termination right pursuant to the above clause of this Section 7.05, it shall give prompt written notice to First Union (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned fifteen-day period). During the seven-day period commencing with its receipt of such notice, First Union shall have the option, in the case of a failure to fulfill any condition in the above clause of this
     Section 7.05, of adjusting the Exchange Ratio to equal the lesser of (i) a number equal to a quotient, the numerator of which is $40.50 multiplied by the Exchange Ratio and the denominator of which is the Average Closing Price, and (ii) a number equal to a quotient, the numerator of which is the Index Ratio multiplied by the Exchange Ratio and the denominator of which is the First Union Ratio. If First Union makes an election contemplated by the preceding sentence, within such seven-day period, it shall give prompt written notice to ABI of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.05 and this Plan shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).
     For purposes of this Section 7.05, the following terms shall have the meanings indicated:
                                      B-17

     Average Closing Price means the average of the daily closing sales prices of First Union Common Stock as reported on the NYSE Composite Transactions reporting system (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by First Union) for the 20 consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.
     Determination Date means the date on which the approval of the Office of the Comptroller of the Currency (OCC) required for consummation of the Bank Merger shall be received. Index Group means the 16 bank holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal since the Starting Date and before the Determination Date for any such company to be acquired. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced after the Starting Date and before Determination Date, such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price. The 16 bank holding companies and the weights attributed to them are as follows:

Bank Holding Company Weighting
Bank One Corp. (ONE).........................................................................    16.36%
Norwest Corporation (NOB)....................................................................     9.30
SunTrust Banks, Inc. (STI)...................................................................     6.75
Key/Society Corp. (KEY)......................................................................     8.28
Fleet Financial Group, Inc. (FLT)............................................................     5.36
NBD Bancorp, Inc. (NBD)......................................................................     6.25
PNC Financial Corp (PNC).....................................................................     8.24
U.S. Bancorp (USBC)..........................................................................     3.11
Wachovia Corporation (WB)....................................................................     7.96
First Bank System, Inc. (FBS)................................................................     4.40
First Fidelity Bancorporation (FFB)..........................................................     3.76
Barnett Banks, Inc. (BBI)....................................................................     4.90
National City Corporation (NCC)..............................................................     5.06
CoreStates Financial Corp. (CSFN)............................................................     4.20
Mellon Bank Corporation (MEL)................................................................     4.29
Boatmen's Bancshares, Inc. (BOAT)............................................................     1.78
                                                                                                100.00%

     Index Price on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.
     Starting Date means the first NYSE trading day immediately following the date of the first public announcement of entry into this Plan.
     If any company belonging to the Index Group or First Union declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or First Union shall be appropriately adjusted for the purposes of applying this
Section 7.05.
     7.06. ENVIRONMENTAL EXCESS. By First Union, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the cost of the Study plus the Estimated Cost (as defined below) exceeds $500,000. Estimated Cost means the cost, as determined in the absolute discretion of the third party conducting the Study, to American Bank and its subsidiaries to remedy any environmental damage discovered by the Study; provided, however, in the event the Estimated Cost is expressed by the third party conducting the Study as a range of possible costs, the Estimated Cost shall be the average of the high and low numbers of such range.
                                      B-18

                              VIII. OTHER MATTERS.
     8.01. SURVIVAL. If the Effective Date occurs, all representations, warranties, agreements and covenants contained in this Plan shall not survive the Effective Date. If this Plan is terminated prior to the Effective Date, the agreements and representations of the parties in Sections 4.01(P), 4.01(AA), and 4.02(F), the agreements following the proviso in Section 5.02, Sections 5.03, 5.06(B), 5.12 and 5.13, and Sections 8.01, 8.03, 8.04, 8.05, 8.06, 8.07, 8.09
and 8.11 shall survive such termination.
     8.02. WAIVER; AMENDMENT. Prior to the Effective Date, any provision of this Plan may be (i) waived by the party benefitted by the provision, or (ii) amended or modified at any time (including the structure of the transactions contemplated hereby), by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the stockholders of ABI, the consideration to be received by the stockholders of ABI for each share of ABI Common Stock and ABI Preferred Stock shall not thereby be decreased.
     8.03. COUNTERPARTS. This Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each party hereto.
     8.04. GOVERNING LAW. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of North Carolina, except as federal law may be applicable.
     8.05. EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby, except printing expenses which shall be shared equally between ABI and First Union. In the event the transactions contemplated by this Plan are not consummated, ABI and First Union shall equally pay the fees charged by the audit firm with respect to the Audit and the fees charged by the third party with respect to the Study; provided, however, ABI shall bear all such fees in the event the transactions contemplated by this Plan are not consummated as a result of termination by First Union pursuant to Section 7.02 herein.
     8.06. CONFIDENTIALITY. Except as otherwise provided in Section 5.06(B), each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.
     8.07. NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to First Union or FUNB-NC, to:   First Union Corporation
                                    One First Union Center
                                    Charlotte, N.C. 28288-0013
                                    Attn: Chief Executive Officer
                                    Copy to: Marion A. Cowell, Jr., Esq.
                                             First Union Corporation
                                             One First Union Center
                                             Charlotte, N.C. 28288-0013
If to ABI or American Bank, to:     American Bancshares, Inc.
                                    201 East Windsor Street
                                    Monroe, North Carolina 28112
                                    Attn: Chief Executive Officer
                                    Copy to: Anthony Gaeta, Jr., Esq.
                                             Ward and Smith, P.A.
                                             Suite 2400
                                             Two Hannover Square
                                             Fayetteville Street Mall
                                             Raleigh, N.C. 27601

     8.08. DEFINITIONS. Any term defined anywhere in this Plan shall have the meaning ascribed to it for all purposes of this Plan (unless expressly noted to the contrary). In addition:
     (1) the term Material Adverse Effect, when applied to a party, shall mean an event, occurrence or circumstance (including without limitation (i) the making of any provisions for possible loan and lease losses, write-downs of other real estate and taxes, and (ii) any breach of a representation or warranty by such party) which (a) has or is reasonably likely to
                                      B-19
have a material adverse effect on the financial condition, results of operations, business or prospects of the party and its subsidiaries, taken as a whole, or (b) would materially impair the party's ability to perform its obligations under this Plan or the Stock Option Agreement or the consummation of any of the transactions contemplated hereby or thereby; and
     (2) the term Previously Disclosed by a party shall mean information set forth in a Schedule that is delivered by that party to the other party contemporaneously with the execution of this Plan and specifically designated as information Previously Disclosed pursuant to this Plan.
     8.09. ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Plan and the Stock Option Agreement together represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersede any and all other oral or written agreements heretofore made. Nothing in this Plan, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan.
     8.10. BENEFIT PLANS. Upon consummation of the Corporate Merger, except as Previously Disclosed in Schedule 8.10, as soon as administratively practicable, employees of ABI and the ABI Subsidiaries shall be generally entitled to participate in the pension, severance, benefit and similar plans on substantially the same terms and conditions as employees of First Union and its subsidiaries. For the purpose of determining eligibility to participate in such plans and the vesting of benefits under such plans (but not for the accrual of benefits under such plans), First Union shall give effect to years of service with ABI or the ABI Subsidiaries, as the case may be, as if such service were with First Union or its subsidiaries.
     8.11. HEADINGS. The headings contained in this Plan are for reference purposes only and are not part of this Plan.
     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
                                         FIRST UNION CORPORATION
                                         By: /s/ KENNETH R. STANCLIFF
                                         NAME: KENNETH R. STANCLIFF
                                         TITLE: SENIOR VICE PRESIDENT
                                         FIRST UNION NATIONAL BANK OF NORTH
                                         CAROLINA
                                         By: /s/ JAMES K. BUCHANAN
                                         NAME: JAMES K. BUCHANAN
                                         TITLE: EXECUTIVE VICE PRESIDENT
                                         AMERICAN BANCSHARES, INC.
                                         By: /s/ RUSSELL W. POPE
                                         NAME: RUSSELL W. POPE
                                         TITLE: PRESIDENT
                                         AMERICAN COMMERCIAL SAVINGS BANK, INC.,
                                         SSB
                                         By: /s/ RUSSELL W. POPE
                                         NAME: RUSSELL W. POPE
                                         TITLE: PRESIDENT
                                      B-20

                              ALL OF THE DIRECTORS
                  AMERICAN COMMERCIAL SAVINGS BANK, INC., SSB

           /s/                 THOMAS J. CALDWELL                        /s/                  BRUCE M. SIMPSON
                     THOMAS J. CALDWELL                                             BRUCE M. SIMPSON
           /s/                    H. PARKS HELMS                        /s/                 JOHN O. SUMMEY, JR.
                       H. PARKS HELMS                                             JOHN O. SUMMEY, JR.
           /s/                ROBERT V. MCLEMORE                          /s/                    NEAL O. WYLIE
                     ROBERT V. MCLEMORE                                              NEAL O. WYLIE
           /s/                   JAMES C. PLYLER                        /s/                MARCUS E. YANDLE, SR.
                    JAMES C. PLYLER, SR.                                         MARCUS E. YANDLE, SR.
           /s/                   RUSSELL W. POPE
                      RUSSELL W. POPE

                               BOARD OF DIRECTORS
                  FIRST UNION NATIONAL BANK OF NORTH CAROLINA

            /s/                   E. MAYO BODDIE                        /s/                   JAMES E. S. HYNES
                       E. MAYO BODDIE                                              JAMES E. S. HYNES
          /s/               RAYMOND A. BRYAN, JR.                        /s/                  DANIEL W. MATHIS
                   RAYMOND A. BRYAN, JR.                                            DANIEL W. MATHIS
          /s/                   JOHN F.A.V. CECIL                      /s/                 EARL N. PHILLIPS, JR.
                     JOHN F.A.V. CECIL                                           EARL N. PHILLIPS, JR.
           /s/                  JOHN W. COPELAND                        /s/                    J. G. POOLE, JR.
                      JOHN W. COPELAND                                              J. G. POOLE, JR.
          /s/                  JOHN CROSLAND, JR.                       /s/                  JOHN P. ROSTAN, III
                     JOHN CROSLAND, JR.                                           JOHN P. ROSTAN, III
           /s/                  J. WILLIAM DISHER                       /s/                  NELSON SCHWAB, III
                     J. WILLIAM DISHER                                             NELSON SCHWAB, III
          /s/                  FRANK H. DUNN, JR.                      /s/               CHARLES M. SHELTON, SR.
                     FRANK H. DUNN, JR.                                         CHARLES M. SHELTON, SR.
         /s/               MALCOLM P. EVERETT, III                        /s/                     GEORGE SHINN
                  MALCOLM P. EVERETT, III                                             GEORGE SHINN
           /s/                  JAMES F. GOODMON                       /s/                HARLEY F. SHUFORD, JR.
                      JAMES F. GOODMON                                           HARLEY F. SHUFORD, JR.
           /s/                  SHELTON GORELICK                         /s/                  CHARLES L. GRACE
                      SHELTON GORELICK                                              CHARLES L. GRACE

                                   EXHIBIT A
                             STOCK OPTION AGREEMENT
     STOCK OPTION AGREEMENT, dated as of November 17, 1993 (the Agreement), by and between American Bancshares, Inc., a North Carolina corporation (Issuer), and First Union Corporation, a North Carolina corporation (Grantee).
     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Mergers dated as of November 17, 1993 (the Plan), providing for, among other things, the merger of Issuer with and into Grantee, with Grantee as the surviving corporation; and
     WHEREAS, as a condition and inducement to Grantee's execution of the Plan, Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Plan, and intending to be legally bound hereby, Issuer and Grantee agree as follows:
     1. DEFINED TERMS. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Plan.
     2. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the Option) to purchase up to 443,700 shares (as adjusted as set forth herein) (the Option Shares, which shall include the Option Shares before and after any transfer of such Option Shares) of Common Stock, par value $1.00 per share (Issuer Common Stock), of Issuer at a purchase price per Option Share (the Purchase Price) equal to $7.50.
     3. EXERCISE OF OPTION.
     (a) Provided that (i) Grantee or Holder, as applicable, shall not be in material breach of the agreements or covenants contained in this Agreement or the Plan, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, the Holder may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event; provided that the Option shall terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Date, (B) termination of the Plan by Issuer in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event unless the Issuer has, after the date hereof, engaged in discussions with any third party regarding an Acquisition Transaction (as hereinafter defined) (an Issuer Termination), (C) 18 months after the termination of the Plan by Issuer in accordance with the terms thereof other than pursuant to an Issuer Termination, and (D) 12 months after the termination of the Plan by Grantee in accordance with the terms thereof (provided, however, that if a Preliminary Purchase Event occurs before such termination, such period shall be 18 (and not 12) months, and provided further that if no Purchase Event or Preliminary Purchase Event occurs before such termination but if within 12 months after such termination a Purchase Event or a Preliminary Purchase Event shall occur, then notwithstanding anything to the contrary contained herein, this Option shall terminate 18 months after the first occurrence of such an event); and provided, further, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including, without limitation, the Bank Holding Company Act of 1956, as amended (the BHC Act). The rights set forth in Section 8 shall terminate when the right to exercise the Option terminates (other than as a result of a complete exercise of the Option) as set forth herein. The term Holder shall mean the holder or holders of the Option from time to time, and which initially is Grantee.
     (b) As used herein, a Purchase Event means any of the following events:
          (i) Without Grantee's prior written consent, Issuer shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than Grantee or any subsidiary of Grantee) to effect an Acquisition Transaction. As used herein, the term Acquisition Transaction shall mean (A) a merger, consolidation or similar transaction involving Issuer or any of its subsidiaries, (B) the disposition, by sale, lease, exchange or otherwise, of assets of Issuer or any of its subsidiaries representing in either case 15% or more of the consolidated assets of Issuer and its subsidiaries or (C) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 20% or more of the voting power of Issuer or any of its subsidiaries; or
          (ii) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act of or the right to acquire beneficial ownership of, or any group (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of Issuer Common Stock.
                                      B-23

     (c) As used herein, a Preliminary Purchase Event means any of the following events:
          (i) any person (other than Grantee or any subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange
     Act) or shall have filed a registration statement under the Securities Act, with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 20% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a Tender Offer or an Exchange Offer, respectively); or
          (ii) the holders of Issuer Common Stock shall not have approved the Plan at the meeting of such stockholders held for the purpose of voting on the Plan, such meeting shall not have been held or shall have been canceled prior to termination of the Plan or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Plan, in each case after it shall have been publicly announced that any person (other than Grantee or any subsidiary of Grantee) shall have (A) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer or (C) filed an application (or given a notice), whether in draft or final form, under the BHC Act, the Bank Merger Act or the Change in Bank Control Act of 1978, for approval to engage in an Acquisition Transaction; or
          (iii) any person, other than Grantee or any subsidiary of the Grantee, shall have made a bona fide proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction; or
          (iv) after a proposal is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Plan and such breach would entitle Grantee to terminate the Plan under Section 7.02 of Article VII thereof (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Mergers pursuant to the terms of the Plan); or
          (v) any person, other than Grantee or any subsidiary of the Grantee, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the Federal Reserve Board), or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.
     As used in this Agreement, person shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.
     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event (in either case, a Triggering Event), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.
     (e) In the event the Holder wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the Notice Date) specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the Closing) of such purchase (the Closing Date). If prior notification to or approval of the Federal Reserve Board or any other regulatory authority is required in connection with such purchase, Issuer shall cooperate with the Holder in the filing of the required notice of application for approval and the obtaining of such approval and the Closing shall occur immediately following such regulatory approvals (and any mandatory waiting periods). Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.
     4. PAYMENT AND DELIVERY OF CERTIFICATES.
     (a) On each Closing Date, the Holder shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in subsection (f) of this Section 14 hereof.
     (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in subsection (a) of this Section 4, (i) Issuer shall deliver to the Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever and subject to no pre-emptive rights, and
(B) if the Option is exercised in part
                                      B-24
only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) the Holder shall deliver to Issuer a letter agreeing that the Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.
     (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:
     THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF NOVEMBER 17, 1993. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.
     It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.
     (d) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under Section 3(e), the tender of the applicable purchase price in immediately available funds and the tender of a copy of this Agreement to Issuer, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Issuer Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state, and local taxes and other charges that may be payable in connection with the preparation, issue, and delivery of stock certificates under this Section in the name of the Holder or its assignee, transferee, or designee.
     (e) Issuer agrees (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Issuer Common Stock so that the Option may be exercised without additional authorization of Issuer Common Stock after giving effect to all other options, warrants, convertible securities, and other rights to purchase Issuer Common Stock, (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution, or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations, or conditions to be observed or performed hereunder by Issuer, (iii) promptly to take all action as may from time to time be required (including (A) complying with all premerger notification, reporting, and waiting period requirements specified in 15 U.S.C. (section mark) 18a and regulations promulgated thereunder and (B) in the event, under the BHC Act, or the Change in Bank Control Act of 1978, as amended, or a state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of the Issuer Common Stock pursuant hereto, and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.
     (f) This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms Agreement and Option as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Agreement, and (in the case of loss, theft, or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer whether or not the Agreement is lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.
     5. REPRESENTATIONS AND WARRANTIES OF ISSUER.
     Issuer hereby represents and warrants to Grantee (and Holder, if different than Grantee) as follows:
     (a) Due Authorization. Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this
                                      B-25

Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer.
     (b) Authorized Stock. Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, the number of shares of Issuer Common Stock necessary for Holder to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Issuer.
     6. REPRESENTATIONS AND WARRANTIES OF GRANTEE.
     Grantee hereby represents and warrants to Issuer that:
     (a) Due Authorization. Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.
     (b) Purchase Not for Distribution. This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.
     7. ADJUSTMENT UPON CHANGES IN ISSUER CAPITALIZATION, ETC.
     (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that the Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that the Holder would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this subsection (a)), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option. The preceding sentence shall not be deemed to affect or change any of the covenants or representations in the Plan.
     (b) In the event that Issuer shall enter in an agreement: (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the Substitute Option), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined), (y) any person that controls the Acquiring Corporation, or
(z) in the case of a merger described in clause (ii), Issuer (such person being referred to as the Substitute Option Issuer).
                                      B-26

     (c) The Substitute Option shall have the same terms as the Option, provided, that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The Substitute Option Issuer shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.
     (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the Substitute Option Price) shall then be equal to the Option Price multiplied by a fraction in which the numerator is the number of shares of Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.
     (e) The following terms have the meanings indicated:
          (1) Acquiring Corporation shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, or (iii) the transferee of all or substantially all of Issuer's assets (or a substantial part of the assets of its subsidiaries taken as a whole).
          (2) Substitute Common Stock shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.
          (3) Assigned Value shall mean the market/offer price (as defined in Section 8).
          (4) Average Price shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger, or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger, or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls such person, as the Holder may elect.
     (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for the limitation in the first sentence of this subsection (f), the Substitute Option Issuer shall make a cash payment to the Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in the first sentence of this subsection (f) over (ii) the value of the Substitute Option after giving effect to the limitation in the first sentence of this subsection (f). This difference in value shall be determined by a nationally-recognized investment banking firm selected by the Holder.
     (g) Issuer shall not enter into any transaction described in subsection (b) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by the Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value than other shares of common stock issued by the Substitute Option Issuer).
     (h) Issuer shall not enter into any agreement of the type described in subsection (b) of this Section 7 unless the other party thereto commits to provide the funding required for Issuer to pay either the Option Repurchase Price or the Option Share Repurchase Price and otherwise to be bound by the terms hereof.
     8. REPURCHASE AT THE OPTION OF HOLDER.
     (a) Upon the occurrence of a Purchase Event that occurs prior to termination of this Agreement, (i) at the request of the Holder, delivered within 180 days of such occurrence (or such later period as provided in Section
10), Issuer shall repurchase the Option from the Holder at a price (the Option Repurchase Price) equal to the amount by which (A) the sum of the market/offer price (as hereinafter defined) and if such Holder is the Grantee, the Grantee's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Plan, including, without limitation, legal, accounting, and
                                      B-27
investment banking fees, exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner or owners of Option Shares from time to time (the Owner), delivered within 180 days of such occurrence (or such later period as provided in Section
10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price per share (the Option Share Repurchase Price) equal to the sum of the market/offer price plus if such Owner is the Grantee, the Grantee's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Plan, including, without limitation, legal, accounting, and investment banking fees. The term market/offer price shall mean the highest of (x) the price per share of Issuer Common Stock at which a tender offer or exchange offer therefor has been made, (y) the price per share of Issuer Common Stock to be paid by any third party pursuant to an agreement with Issuer, and (z) the highest closing price for shares of Issuer Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be. In the event that a Tender Offer or an Exchange Offer is made for Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Issuer Common Stock shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be. Notwithstanding the foregoing, if the same person who has participated in a Triggering Event has entered, or after such Triggering Event has occurred enters, into any agreement or understanding with Grantee (or the Holder or Owner, if different from Grantee) relating to Grantee's, Owner's or Holder's, as the case may be, rights under this Option or with respect to the Option Shares or directly or indirectly relating to Issuer, Grantee, Owner and/or Holder shall, notwithstanding the terms of such agreement or understanding, at any time upon the occurrence of a Purchase Event of the type set forth in clause (i) of subsection (b) of Section 3 without obtaining Issuer's approval, recommendation, or consent, promptly request that Issuer repurchase the Option and any Option Shares held by Grantee (or Owner or Holder, if different from Grantee) as provided in this Section 8, and Issuer shall do so.
     (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 8 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 8. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.
     (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 8 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to receive all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares, whereupon Issuer shall promptly
(i) deliver to the Holder a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of the Common Stock obtained by multiplying the number of shares of the Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and (ii) deliver to the Owner a certificate for the Option Shares it is then so prohibited from repurchasing, and Issuer shall have no further obligation to purchase such Option or Option Shares.
     9. REPURCHASE OF SUBSTITUTE OPTION UPON REQUEST OF HOLDER.
     (a) At the request of the holder of the Substitute Option (the Substitute Option Holder), the issuer of the Substitute Option (the Substitute Option Issuer) shall repurchase the Substitute Option from the Substitute Option Holder at a price (the Substitute Option Repurchase Price) equal to the amount by which
(i) the sum of the Highest Closing Price (as hereinafter defined) and if such Substitute Option Holder is the Grantee, the Grantee's reasonable out-of-pocket expenses incurred
                                      B-28
in connection with the transactions contemplated by the Plan, including, without limitation, legal, accounting, and investment banking fees, exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of the Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the Substitute Share Owner) of shares of the Substitute Common Stock (the Substitute Shares), the Substitute Option Issuer shall repurchase the Substitute Shares at a price per share (the Substitute Share Repurchase Price) equal to the sum of the Highest Closing Price and, if such Substitute Share Owner is the Grantee, the Grantee's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Plan, including, without limitation, legal, accounting, and investment banking fees. The term Highest Closing Price shall mean the highest closing price for shares of the Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.
     (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.
     (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price or Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delviery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares, whereupon the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and (ii) deliver to the Substitute Share Owner a certificate for the Substitute Option Shares it is then so prohibited from repurchasing, and the Substitute Option Issuer shall have no further obligation to purchase such Substitute Option or Substitute Shares.
     10. EXTENSION PERIODS. The 180-day periods for exercise of certain rights under subsection (a) of Section 8 shall be extended in each such case (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods and (ii) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise.
     11. REGISTRATION RIGHTS.
     (a) Demand Registration Rights. Issuer shall, subject to the conditions of subparagraph (c) below, if requested by any Holder or Owner, as applicable, including Grantee and any permitted transferee (the Selling Shareholder), as expeditiously as possible prepare and file a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by
                                      B-29
or are issuable to the Selling Shareholder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Selling Shareholder in such request, including without limitation a shelf registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.
     (b) Additional Registration Rights. If Issuer at any time after the exercise of the Option proposes to register any shares of Issuer Common Stock under the Securities Act in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to the Selling Shareholder of its intention to do so and, upon the written request of the Selling Shareholder given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by the Selling Shareholder), Issuer will cause all such shares for which the Selling Shareholder requests participation in such registration, to be so registered and included in such underwritten public offering; provided, however, that Issuer may elect to not cause any such shares to be so registered (i) if the underwriters in good faith object for valid business reasons, or (ii) in the case of a registration solely to implement an employee benefit plan or a registration filed on Form S-4; provided, further, however, that such election pursuant to (i) may only be made one time. If some but not all the shares of Issuer Common Stock, with respect to which Issuer shall have received requests for registration pursuant to this subsection (b), shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among the Selling Shareholders desiring to register their shares pro rata in the proportion that the number of shares requested to be registered by each such Selling Shareholder bears to the total number of shares requested to be registered by all such Selling Shareholders then desiring to have Issuer Common Stock registered for sale.
     (c) Conditions to Required Registration. Issuer shall use all reasonable efforts to cause each registration statement referred to in subparagraph (a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective, provided, however, that Issuer may delay any registration of Option Shares required pursuant to subparagraph (a) above for a period not exceeding 90 days provided Issuer shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by Issuer, and Issuer shall not be required to register Option Shares under the Securities Act pursuant to subsection (a) above:
          (i) prior to the earliest of (a) termination of the Plan pursuant to
     Article VII thereof, (b) failure to obtain the requisite stockholder approval pursuant to Section 6.01 of Article VI of the Plan, and (c) a Purchase Event or a Preliminary Purchase Event;
          (ii) on more than two occasions;
          (iii) more than once during any calendar year;
          (iv) within 90 days after the effective date of a registration referred to in subsection (b) above pursuant to which the Selling Shareholder or Selling Shareholders concerned were afforded the opportunity to register such shares under the Securities Act and such shares were registered as requested; and
          (v) unless a request therefor is made to Issuer by Selling Shareholders that hold at least 25% or more of the aggregate number of Option Shares (including shares of Issuer Common Stock issuable upon exercise of the Option) then outstanding.
     In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement after the expiration of nine months from the effective date of such registration statement. Issuer shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares, provided, however, that Issuer shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.
     (d) Expenses. Except where applicable state law prohibits such payments, Issuer will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), legal expenses including the reasonable fees and expenses of one counsel to the holders whose Option Shares are being registered, printing expenses and the costs of special audits or cold comfort letters, expenses of underwriters, excluding discounts and commissions but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to subsection (a) or (b) above (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications or exemptions pursuant to subsection (a) or (b) above.
                                      B-30

     (e) Indemnification. In connection with any registration under subparagraph
(a) or (b) above Issuer hereby indemnifies the Selling Shareholders, and each underwriter thereof, including each person, if any, who controls such holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each officer, director and controlling person of Issuer shall be indemnified by such Selling Shareholders, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such holder or such underwriter, as the case may be, expressly for such use.
     Promptly upon receipt by a party indemnified under this subsection (e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this subsection (e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this subsection (e). In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party either agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.
     If the indemnification provided for in this subsection (e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, the Selling Shareholders and the underwriters from the offering of the securities and also the relative fault of Issuer, the Selling Shareholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, however, that in no case shall any Selling Shareholder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any holder to indemnify shall be several and not joint with other holders.
     In connection with any registration pursuant to subsection (a) or (b) above, Issuer and each Selling Shareholder (other than Grantee) shall enter into an agreement containing the indemnification provisions of this subsection (e).
     (f) Miscellaneous Reporting. Issuer shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the Selling Shareholder thereof in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rule 144A. Issuer shall at its expense provide the Selling Shareholder with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Exchange Act, or required pursuant to any state securities laws or the rules of any stock exchange.
                                      B-31

     (g) Issuer Taxes. Issuer will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save the Selling Shareholders harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.
     12. QUOTATION; LISTING. If Issuer Common Stock or any other securities to be acquired upon exercise to the Option are then authorized for quotation or trading or listing on the NASDAQ/NMS or any securities exchange, Issuer, upon the request of the Holder, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NASDAQ/NMS or such other securities exchange and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.
     13. DIVISION OF OPTION. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms Agreement and Option as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.
     14. MISCELLANEOUS.
     (a) Expenses. Except as otherwise provided in Sections 8 and 9, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.
     (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.
     (c) Entire Agreement: No Third-Party Beneficiary; Severability. This Agreement, together with the Plan and the other documents and instruments referred to herein and therein, between Grantee and Issuer (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto (other than any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to subsection (h) of this Section 14) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit the Holder or Owner to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Sections 3 and 8 (as adjusted pursuant to Section 7), it is the express intention of Issuer to allow the Holder or Owner to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.
     (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina without regard to any applicable conflicts of law rules.
     (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
                                      B-32

     (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Issuer to:    American Bancshares, Inc.
                    201 East Windsor Street
                    Monroe, North Carolina 28112
                    Telecopy Number: (704) 283-2940
                    Attention: Russell W. Pope, Chief Executive Officer
with a copy to:     Ward and Smith, P.A.
                    Suite 2400, Two Hannover Square
                    Fayetteville Street Mall
                    Raleigh, North Carolina 27601
                    Telecopy Number: (919) 836-1507
                    Attention: Anthony Gaeta, Jr., Esq.
If to Grantee to:   First Union Corporation
                    One First Union Center
                    Charlotte, North Carolina 28288-0013
                    Telecopy Number: (704) 374-3425
                    Attention: Edward E. Crutchfield, Jr.
                               Chairman and Chief Executive Officer
with a copy to:     First Union Corporation
                    One First Union Center
                    Charlotte, North Carolina 28288-0013
                    Telecopy Number: (704) 374-3425
                    Attention: Marion A. Cowell, Jr., Esq.,
                               General Counsel

     (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.
     (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that the Holder may assign this Agreement to a wholly owned subsidiary of the Holder and the Holder may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
     (i) Further Assurances. In the event of any exercise of the Option by the Holder, Issuer and the Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.
     (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.
                                      B-33

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.
                               AMERICAN BANCSHARES, INC.
                               /s/ Russell W. Pope
                               Name: Russell W. Pope
                               Title: President
                               FIRST UNION CORPORATION
                               By: /s/ Kenneth R. Stancliff
                               Name: Kenneth R. Stancliff
                               Title: Senior Vice President
                                      B-34

                                                                       EXHIBIT B
                              DIRECTORS' AGREEMENT
                                         November 17, 1993
First Union Corporation and
First Union National Bank of North Carolina
One First Union Center
Charlotte, North Carolina 28288-0013
Dear Sirs:
     In order to induce you to enter into an Agreement and Plan of Mergers (the
Plan) dated of even date herewith among American Bancshares, Inc. (ABI), American Commercial Savings Bank, Inc., SSB (American Bank), all of the directors of American Bank, First Union Corporation (First Union) and First Union National Bank of North Carolina (FUNB-NC), each of the undersigned, for himself, his heirs and legal representatives, hereby agrees, represents, warrants and covenants with and to First Union and FUNB-NC as follows:
     1. Such undersigned beneficially owns the shares of ABI Series A Preferred Stock set forth below opposite such undersigned's name and no others. Such shares are so owned free and clear of any lien, right or encumbrance whatsoever and no proxy has been granted with respect thereto and such undersigned has full capacity, power and authority to vote such shares without the consent or approval of any other party.
     2. Such undersigned hereby agrees to vote such shares in favor of approval of the transactions contemplated by the Plan and, as a shareholder, agrees to take all necessary action to consummate the Mergers (as defined in the Plan) as expeditiously as possible.
     3. Each of the undersigned has executed this letter, which has been duly and validly executed and delivered and represents a valid and legally binding obligation of each of the undersigned, enforceable against them in accordance with the terms hereof.
                                         Very truly yours,

Number of Shares
                   /s/ Thomas J. Caldwell                                                  (L.S.)
       -0-           Thomas J. Caldwell
                   /s/ H. Parks Helms                                                      (L.S.)
        10           H. Parks Helms
                   /s/ Robert V. McLemore                                                 (L.S.)
       -0-           Robert V. McLemore
                   /s/ James C. Plyler, Sr.                                                  (L.S.)
       100           James C. Plyler, Sr.
                   /s/ Russell W. Pope                                                      (L.S.)
       -0-           Russell W. Pope
                   /s/ Bruce M. Simpson                                                   (L.S.)
       200           Bruce M. Simpson
                   /s/ John O. Summey, Sr.                                                 (L.S.)
       -0-           John O. Summey, Sr.
                   /s/ Neal O. Wylie                                                        (L.S.)
       500           Neal O. Wylie
                   /s/ Marcus E. Yandle, Sr.                                                (L.S.)
        25           Marcus E. Yandle, Sr.

                                                                       EXHIBIT C
                                 PLAN OF MERGER
I. Corporations Participating in Merger.
     American Bancshares, Inc. (ABI) will merge (the Merger) into First Union Corporation (First Union), which will be the surviving corporation (the Continuing Corporation).
II. Name of Continuing Corporation.
     After the Merger, the Continuing Corporation will have the name First Union Corporation.
III. Merger.
     The Merger of ABI into First Union will be effected pursuant to the terms and conditions of this Plan. Upon the Merger's becoming effective, the corporate existence of ABI will cease, and the corporate existence of First Union will continue. The date and time when the Merger becomes effective is hereinafter referred to as the Effective Date.
IV. Conversion and Exchange of Shares.
     On the Effective Date, the outstanding shares of the corporations participating in the Merger will be converted and exchanged as follows:
          (A) OUTSTANDING FIRST UNION COMMON STOCK. The shares of First Union common stock, $3.33 1/3 par value (including the rights attached thereto, the First Union Common Stock), issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, remain as issued and outstanding shares of First Union Common Stock.
          (B) OUTSTANDING ABI COMMON STOCK. Each share (excluding shares held by dissenting stockholders (Dissenters' Shares) or held by ABI or any of its subsidiaries or by First Union or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted (Treasury Shares)) of ABI common stock, $1.00 par value (the ABI Common Stock), issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive 0.211 shares of First Union Common Stock (the Exchange Ratio), subject to possible adjustment as set forth in Sections (H), (K) and (L), and any references in this Plan to Exchange Ratio shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to such Sections, as applicable.
          (C) OUTSTANDING ABI PREFERRED STOCK. Each share (excluding Dissenters' Shares and Treasury Shares) of ABI Series A Convertible Preferred Stock, $1.00 par value (the ABI Preferred Stock), issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive a number of shares of First Union Common Stock equal to the product of (i) the Exchange Ratio and
     (ii) the number of shares of ABI Common Stock into which a share of ABI Preferred Stock is convertible as of September 30, 1993, which number is 159.
          (D) STOCKHOLDER RIGHTS; STOCK TRANSFERS. On the Effective Date, holders of ABI Common Stock and ABI Preferred Stock shall cease to be, and shall have no rights as, stockholders of ABI, other than to receive the consideration provided under this Plan. After the Effective Date, there shall be no transfers on the stock transfer books of ABI or the Continuing Corporation of the shares of ABI Common Stock and ABI Preferred Stock which were issued and outstanding immediately prior to the Effective Date.
          (E) FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of First Union Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, First Union shall pay to each holder of ABI Common Stock or ABI Preferred Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by the last sale price of First Union Common Stock on the last trading day prior to the Effective Date, as reported by the New York Stock Exchange (the NYSE) Composite Transactions reporting system (as reported in The Wall Street Journal).
          (F) EXCHANGE PROCEDURES. As promptly as practicable after the Effective Date, First Union shall send or cause to be sent to each former stockholder of ABI of record immediately prior to the Effective Date transmittal materials for use in exchanging such stockholder's certificates of ABI Common Stock and ABI Preferred Stock for the consideration set forth in this Plan. The certificates representing the shares of First Union Common Stock into which shares of such
                                      B-36
     stockholder's ABI Common Stock and ABI Preferred Stock are converted on the Effective Date, any fractional share checks which such stockholder shall be entitled to receive, and any dividends paid on such shares of First Union Common Stock for which the record date for determination of stockholders entitled to such dividends is on or after the Effective Date, will be delivered to such stockholder only upon delivery to First Union National Bank of North Carolina (the Exchange Agent) of the certificates representing all of such shares of ABI Common Stock and ABI Preferred Stock (or indemnity satisfactory to First Union and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery.
          (G) DISSENTING STOCKHOLDERS. Any holder of shares of ABI Common Stock or ABI Preferred Stock who perfects his dissenters' rights of appraisal in accordance with and as contemplated by Article 13 of the North Carolina Business Corporation Act shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of law; PROVIDED, HOWEVER, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the North Carolina Business Corporation Act and duly surrendered the certificate or certificates representing the shares for which payment is being made. In the event that a dissenting stockholder of ABI fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, after the Effective Date, First Union shall issue and deliver the consideration to which such holder of shares of ABI Common Stock or ABI Preferred Stock is entitled under this Plan (without interest) upon surrender by such holder of the certificate or certificates representing the shares of ABI Common Stock or ABI Preferred Stock held by him.
          (H) ANTI-DILUTION PROVISIONS. In the event First Union changes the number of shares of First Union Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding First Union Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.
          (I) SHARES HELD BY ABI OR FIRST UNION. Each of the shares of ABI Common Stock and ABI Preferred Stock held by ABI or any of its subsidiaries or by First Union or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be cancelled and retired at the effectiveness of the Merger and no consideration shall be issued in exchange therefor.
          (J) RESERVATION OF RIGHT TO REVISE TRANSACTION. First Union may at any time change the method of effecting the acquisition of ABI by First Union if and to the extent it deems such change to be desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of ABI Common Stock or ABI Preferred Stock as provided for in this Plan, (ii) adversely affect the tax treatment to ABI stockholders as a result of receiving such consideration, or (iii) materially impede or delay receipt of any required regulatory approval of the Merger.
          (K) ARM AUDIT. ABI and its subsidiary, American Commercial Savings Bank, Inc., SSB (American Bank) agree to cause an independent audit of the adjustable rate mortgage (ARM) portfolio of American Bank and its subsidiaries to be performed as promptly as practicable (the Audit). The Audit is to be performed by an audit firm acceptable to First Union and be under the direction of First Union, and shall be completed before the proxy statement to be mailed to the stockholders of ABI for approval of the Merger (the Proxy Statement) is mailed to the ABI stockholders. ABI agrees that if the cost of the Audit, plus the estimated cost, as determined in the absolute discretion of such audit firm, to satisfy any liabilities of American Bank and its subsidiaries that are discovered by the Audit, exceeds $100,000 (the Audit Excess) then the Exchange Ratio shall be adjusted by (i) dividing (x) the Base Purchase Price (as defined below) minus the Audit Excess by (y) the Base Purchase Price, and (ii) multiplying the result of (i) above by the Exchange Ratio then in effect.
          Base Purchase Price means 2,457,430 (representing the number of shares of ABI Common Stock outstanding on the date hereof, assuming all of the outstanding shares of ABI Preferred Stock are converted into shares of ABI Common Stock in accordance with the terms of the ABI Preferred Stock), times the Exchange Ratio times $40.50.
                                      B-37

          (L) POSSIBLE ADJUSTMENT. The Plan may be terminated by ABI, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the fifteen-day period commencing with the Determination Date, if both of the following conditions are satisfied:
     (1) the Average Closing Price on the Determination Date of shares of First Union Common Stock shall be less than $32.50 per share; and
     (2) (i) the number obtained by dividing the Average Closing Price on such Determination Date by $40.50 (such number being referred to herein as the First Union Ratio) shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.20 from the quotient in this clause (2) (ii) (such number being referred to herein as the Index Ratio);
     SUBJECT, HOWEVER, to the following three sentences. If ABI elects to exercise its termination right pursuant to the above clause of this Section
     (L), it shall give prompt written notice to First Union (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned fifteen-day period). During the seven-day period commencing with its receipt of such notice, First Union shall have the option, in the case of a failure to fulfill any condition in the above clause of this Section (L), of adjusting the Exchange Ratio to equal the lesser of (i) a number equal to a quotient, the numerator of which is $40.50 multiplied by the Exchange Ratio and the denominator of which is the Average Closing Price, and (ii) a number equal to a quotient, the numerator of which is the Index Ratio multiplied by the Exchange Ratio and the denominator of which is the First Union Ratio. If First Union makes an election contemplated by the preceding sentence, within such seven-day period, it shall give prompt written notice to ABI of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section (L) and this Plan shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).
          For purposes of this Section (L), the following terms shall have the meanings indicated:
          Average Closing Price means the average of the daily closing sales prices of First Union Common Stock as reported on the NYSE Composite Transactions reporting system (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by First Union) for the 20 consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.
          Determination Date means the date on which the approval of the Office of the Comptroller of the Currency required for consummation of the merger of American Commercial Savings Bank, Inc., SSB into First Union National Bank of North Carolina shall be received.
          Index Group means the 16 bank holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal since the Starting Date and before the Determination Date for any such company to be acquired. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced after the Starting Date and before Determination Date, such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price. The 16 bank holding companies and the weights attributed to them are as follows:
                                      B-38

                                         BANK HOLDING COMPANY                                             WEIGHTING
Banc One Corp. (ONE)...................................................................................      16.36%
Norwest Corporation (NOB)..............................................................................       9.30
SunTrust Banks, Inc. (STI).............................................................................       6.75
Key/Society Corp. (KEY)................................................................................       8.28
Fleet Financial Group, Inc. (FLT)......................................................................       5.36
NBD Bancorp, Inc. (NBD)................................................................................       6.25
PNC Financial Corp (PNC)...............................................................................       8.24
U.S. Bancorp (USBC)....................................................................................       3.11
Wachovia Corporation (WB)..............................................................................       7.96
First Bank System, Inc. (FBS)..........................................................................       4.40
First Fidelity Bancorporation (FFB)....................................................................       3.76
Barnett Banks, Inc. (BBI)..............................................................................       4.90
National City Corporation (NCC)........................................................................       5.06
CoreStates Financial Corp. (CSFN)......................................................................       4.20
Mellon Bank Corporation (MEL)..........................................................................       4.29
Boatmen's Bancshares, Inc. (BOAT)......................................................................       1.78
                                                                                                            100.00%

          Index Price on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.
          Starting Date means the first NYSE trading day immediately following the date of the first public announcement of entry into this Plan.
          If any company belonging to the Index Group or First Union declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or First Union shall be appropriately adjusted for the purposes of applying this Section (L).
          (M) ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS; OFFICERS. The Articles of Incorporation and Bylaws of the Continuing Corporation shall be those of First Union, as in effect immediately prior to the Merger becoming effective. The directors and officers of First Union in office immediately prior to the Merger becoming effective shall be the directors and officers of the Continuing Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.
          (N) NO THIRD PARTY BENEFICIARIES. Nothing in this Plan, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan.
          (O) WAIVER; AMENDMENT. Prior to the Effective Date, any provision of this Plan may be (i) waived by the party benefitted by the provision, or
     (ii) amended or modified at any time (including the structure of the transactions contemplated hereby), by an agreement in writing among the parties hereto approved by their respective Boards of Directors, except that, after the vote by the stockholders of ABI, the consideration to be received by the stockholders of ABI for each share of ABI Common Stock and ABI Preferred Stock shall not thereby be decreased.
          (P) TERMINATION. In addition to the termination set forth in Section
     (L), this Plan shall terminate and the Merger abandoned at any time prior to the Effective Date if the Agreement and Plan of Mergers dated November 17, 1993, by and among First Union, First Union National Bank of North Carolina, ABI and American Bank is terminated in accordance with its terms.
                                      B-39

                                                                         ANNEX C
                                        , 1994
Board of Directors
American Bancshares, Inc.
201 East Windsor Street
Monroe, North Carolina 28112
Members of the Board:
     American Bancshares, Inc. (American Bancshares) and First Union Corporation (First Union) have entered into a Agreement and Plan of Mergers, dated as of November 17, 1993 (the Merger Agreement), pursuant to which First Union will acquire American Bancshares by means of a merger (the Merger) of American Bancshares into First Union and the exchange by First Union of 0.211 shares of First Union common stock for each of the outstanding $1.00 par value shares of common stock, after conversion of the convertible preferred stock, of American Bancshares.
     The Meritas Group, Inc., as a customary part of its financial advisory consulting business, is engaged in the valuation of commercial banking and thrift institutions and their securities in connection with mergers and acquisitions, conversions from mutual to stock form, private placements and valuations for corporate and other purposes.
     You have requested our opinion as to the fairness, from a financial point of view, to American Bancshares and its shareholders of the proposed exchange of each share of common stock of American Bancshares for 0.211 shares of First Union common stock pursuant to the terms of the Merger Agreement.
     In arriving at the opinion set forth below, we have, among other things:
          (1) Reviewed American Bancshares' Annual Reports to Stockholders and related financial information for the three fiscal years ended December 31, 1992 and American Bancshares' audited financial information for the year ended December 31, 1993;
          (2) Compared the results of operations of American Bancshares with those of certain financial institutions which we deemed to be reasonably similar to American Bancshares;
          (3) Conducted discussions with members of senior management of American Bancshares concerning the current business and prospects;
          (4) Reviewed the historical market prices and trading activity for the shares of First Union common stock and compared them with that of certain publicly-related bank holding companies which we deemed to be reasonably similar to First Union;
          (5) Reviewed First Union's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1992 and First Union's Quarterly Reports to Stockholders for the fiscal quarters ended March 31, 1993, June 30, 1993 and September 30, 1993;
          (6) Reviewed the Merger Agreement;
          (7) Compared the proposed financial terms of the transaction contemplated by the Merger Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant, and;
          (8) Reviewed other financial data, including data regarding First Union's financial ratios and stock trading data, compared such information to similar information for certain other companies and performed such other investigations and took into account such other matters as we deemed necessary.
     In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by American Bancshares and First Union, including the representations and warranties of such parties included in the Merger Agreement, and we have not independently verified such information or undertaken an independent appraisal of the assets of American Bancshares.
     It should be noted that this opinion is based on market conditions and other circumstances existing on the date hereof.
     Consummation of the Merger is subject to the receipt of all regulatory approvals and approval of the stockholders of American Bancshares.
                                      C-1

     It is understood that this opinion may be included in its entirety in any communication by American Bancshares or its Board of Directors to the stockholders of American Bancshares. This opinion may, not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.
     On the basis of, and subject to the foregoing, we are of the opinion that as of the date hereof, the terms of the Merger Agreement are fair, from a financial point of view, to the holders of American Bancshares common stock including shares resulting from the conversion of the American Bancshares convertible preferred stock.
                                         THE MERITAS GROUP, INC.
                                      C-2

                                                                         ANNEX D
                        ARTICLE 13 OF THE NORTH CAROLINA
                          BUSINESS CORPORATION ACT --
                         RELATING TO DISSENTERS' RIGHTS
(Section Mark)55-13-01. DEFINITIONS.
     In this Article:
          (1) Corporation means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
          (2) Dissenter means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.
          (3) Fair value with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.
          (4) Interest means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.
          (5) Record shareholder means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
          (6) Beneficial shareholder means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
          (7) Shareholder means the record shareholder or the beneficial shareholder.
(Section Mark)55-13-02. RIGHT TO DISSENT.
     (a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:
          (1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;
          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;
          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;
          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization;
          (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
                                      D-1

     (b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
(Section Mark)55-13-03. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.
     (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.
     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:
          (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
          (2) He does so with respect to all shares of which he is the beneficial shareholder.
(Section Mark)55-13-20. NOTICE OF DISSENTERS' RIGHTS.
     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this Article and be accompanied by a copy of this Article.
     (b) If corporate action creating dissenters' rights under G.S. 55-13-02 is taken without a vote of shareholders, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in G.S. 55-13-22.
     (c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters' rights under G.S. 55-13-02 unless he voted for such corporate action.
(Section Mark)55-13-21. NOTICE OF INTENT TO DEMAND PAYMENT.
     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:
          (1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
          (2) Must not vote his shares in favor of the proposed action.
     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.
(Section Mark)55-13-22. DISSENTERS' NOTICE.
     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is authorized at a shareholders' meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to all shareholders who satisfied the requirements of G.S. 55-13-21.
     (b) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must:
          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
          (3) Supply a form for demanding payment;
                                      D-2

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and
          (5) Be accompanied by a copy of this Article.
(Section Mark)55-13-23. DUTY TO DEMAND PAYMENT.
     (a) A shareholder sent a dissenters' notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.
     (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.
     (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this Article.
(Section Mark)55-13-24. SHARE RESTRICTIONS.
     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.
     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action. (Section Mark)55-13-25. OFFER OF PAYMENT.
     (a) As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment, and shall pay this amount to each dissenter who agrees in writing to accept it in full satisfaction of his demand.
     (b) The offer of payment must be accompanied by:
          (1) The corporation's most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of offer of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;
          (2) A statement of the corporation's estimate of the fair value of the shares;
          (3) An explanation of how the interest was calculated;
          (4) A statement of the dissenter's right to demand payment under G.S. 55-13-28; and
          (5) A copy of this Article.
(Section Mark)55-13-26. FAILURE TO TAKE ACTION.
     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under G.S. 55-13-22 and repeat the payment demand procedure. (Section Mark)55-13-28. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH
CORPORATION'S OFFER OR FAILURE TO PERFORM.
     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate or reject the corporation's offer under G.S. 55-13-25 and demand payment of the fair value of his shares and interest due, if:
          (1) The dissenter believes that the amount offered under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;
                                      D-3

          (2) The corporation fails to make payment to a dissenter who accepts the corporation's offer under G.S. 55-13-25 within 30 days after the dissenter's acceptance; or
          (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.
     (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation offered payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.
(Section Mark)55-13-30. COURT ACTION.
     (a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the date of his payment demand under G.S. 55-13-28 and petition the court to determine the fair value of the shares and accrued interest. Upon service upon it of the petition filed with the court, the corporation shall pay to the dissenter the amount offered by the corporation under G.S. 55-13-25.
     (a1) If the dissenter does not commence the proceeding within the 60-day period, the dissenter shall have an additional 30 days to either (i) accept in writing the amount offered by the corporation under G.S. 55-13-25, upon which the corporation shall pay such amount to the dissenter in full satisfaction of his demand, or (ii) withdraw his demand for payment and resume the status of a nondissenting shareholder. A dissenter who takes no action within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.
     (b) Reserved for future codification purposes.
     (c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. However, in a proceeding by a dissenter in a public corporation, there is no right to a trial by jury.
     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.
(Section Mark)55-13-31. COURT COSTS AND COUNSEL FEES.
     (a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.
     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or
          (2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.
     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
                                      D-4

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Sections 55-8-50 through 55-8-58 of the NCBCA contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director or officer meets a certain standard of conduct, provided when a director or officer is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by contract or resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.
     FUNC's Bylaws provide for the indemnification of FUNC's directors and executive officers by FUNC against liabilities arising out of his status as such, excluding any liability relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of FUNC.
     FUNC's Articles provide for the elimination of the personal liability of each director of FUNC to the fullest extent permitted by the provisions of the NCBCA, as the same may from time to time be in effect.
     FUNC maintains directors and officers liability insurance, which provides coverage of up to $80,000,000, subject to certain deductible amounts. In general, the policy insures (i) FUNC's directors and officers against loss by reason of any of their wrongful acts, and/or (ii) FUNC against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.
ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT NO.                                                      DESCRIPTION
(2)           The Merger Agreement, including the related Plan of Merger and the Stock Option Agreement. (Incorporated by
              reference to ANNEX B to the Prospectus/Proxy Statement included in this Registration Statement.)*
(3)(i)        Articles of Incorporation of FUNC, as amended. (Incorporated by reference to Exhibit (4) to FUNC's 1990 First
              Quarter Report on Form 10-Q and to Exhibit (99)(a) to FUNC's 1993 First Quarter Report on Form 10-Q.)
(3)(ii)       By-laws of FUNC, as amended. (Incorporated by reference to Exhibit (4)(b) to FUNC's Form 8-K dated September 20,
              1991.)
(4)(a)        Statement of Classification of Shares creating the FUNC Series 1990 Preferred Stock. (Incorporated by reference to
              Exhibit (3)(c) to FUNC's Registration Statement No. 33-42865.)
(4)(b)        Shareholder Protection Rights Agreement, as amended. (Incorporated by reference to Exhibits (4)(b) to FUNC's Forms
              8-K dated December 18, 1990 and October 20, 1992.)
(4)(c)        All instruments defining the rights of holders of long-term debt of FUNC and its subsidiaries. (Not filed pursuant to (4)(iii) of Item 601(b) of Regulation S-K; to be furnished upon request of the Commission.)
(5)           Opinion of Marion A. Cowell, Jr., Esq.
(8)           Tax opinion of Sullivan & Cromwell.
(12)          Computation of Ratio of Earnings to Fixed Charges. (Incorporated by reference to Exhibit (12)(a) to FUNC's 1993
              Annual Report on Form 10-K.)
(23)(a)       Consent of KPMG Peat Marwick.
(23)(b)       Consent of Dixon, Odom & Co., L.L.P.
(23)(c)       Consent of Marion A. Cowell, Jr., Esq. (Included in Exhibit (5).)
(23)(d)       Consent of Sullivan & Cromwell. (Included in Exhibit (8).)
(23)(e)       Consent of The Meritas Group, Inc.
(24)          Power of Attorney.
(99)          Forms of proxy for the Special Meeting of Stockholders of ABI.

 * Omitted exhibits to be furnished upon request of the Commission.
                                      II-1

ITEM 22. UNDERTAKINGS.
     (a)(1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (as amended, the Securities Act), each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (as amended, the Exchange Act) (and, where applicable, each filing of an employee benefit's plan annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) promulgated pursuant to the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
     (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 promulgated pursuant to the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions of this Item 22, or otherwise (other than insurance), the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
                                      II-2

                                   SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement on Form
S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on March 10, 1994.
                                         FIRST UNION CORPORATION
                                         By:        MARION A. COWELL, JR.
                                                   MARION A. COWELL, JR.
                                                 EXECUTIVE VICE PRESIDENT,
                                               SECRETARY AND GENERAL COUNSEL
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the date indicated.

                      SIGNATURE                                                       CAPACITY
             EDWARD E. CRUTCHFIELD, JR.*                Chairman and Chief Executive Officer and Director
              EDWARD E. CRUTCHFIELD, JR.
                  ROBERT T. ATWOOD*                     Executive Vice President and Chief Financial Officer
                   ROBERT T. ATWOOD
                   JAMES H. HATCH*                      Senior Vice President and Corporate Controller (Principal Accounting
                                                          Officer)
                    JAMES H. HATCH
                  G. ALEX BERNHARDT*                    Director
                   G ALEX BERNHARDT
                  W. WALDO BRADLEY*                     Director
                   W. WALDO BRADLEY
                   ROBERT J. BROWN*                     Director
                   ROBERT J. BROWN
                                                        Director
                  WARNER N. DALHOUSE
                   ROBERT D. DAVIS*                     Director
                   ROBERT D. DAVIS
                  R. STUART DICKSON*                    Director
                  R. STUART DICKSON
                     B. F. DOLAN*                       Director
                     B. F. DOLAN
                  RODDEY DOWD, SR.*                     Director
                   RODDEY DOWD, SR.

                                      II-3

                      SIGNATURE                         CAPACITY
                  JOHN R. GEORGIUS*                     Director
                   JOHN R. GEORGIUS
               WILLIAM N. GOODWIN, JR.*                 Director
               WILLIAM N. GOODWIN, JR.
                  BRENTON S. HALSEY*                    Director
                  BRENTON S. HALSEY
                  HOWARD H. HAWORTH*                    Director
                  HOWARD H. HAWORTH
               TORRENCE E. HEMBY, JR.*                  Director
                TORRENCE E. HEMBY, JR.
                 LEONARD G. HERRING*                    Director
                  LEONARD G. HERRING
                                                        Director
                   JACK A. LAUGHERY
                     MAX LENNON*                        Director
                      MAX LENNON
                  RADFORD D. LOVETT*                    Director
                  RADFORD D. LOVETT
                 HENRY D. PERRY, JR.*                   Director
                 HENRY D. PERRY, JR.
                RANDOLPH N. REYNOLDS*                   Director
                 RANDOLPH N. REYNOLDS
                    RUTH G. SHAW*                       Director
                     RUTH G. SHAW
                   LANTY L. SMITH*                      Director
                    LANTY L. SMITH
                                                        Director
                   DEWEY L. TROGDON
                    JOHN D. UIBLE*                      Director
                    JOHN D. UIBLE

                                      II-4

                      SIGNATURE                         CAPACITY
                    B. J. WALKER*                       Director
                     B. J. WALKER
                 KENNETH G. YOUNGER*                    Director
                  KENNETH G. YOUNGER

  *By Marion A. Cowell, Jr., Attorney-in-Fact
            MARION A. COWELL, JR.
                             MARION A. COWELL, JR.
Date: March 10, 1994
                                      II-5

                                 EXHIBIT INDEX

EXHIBIT NO.                         DESCRIPTION                                                 LOCATION
 (2)          The Merger Agreement, including the related Plan of       Incorporated by reference to ANNEX B to the
              Merger and the Stock Option Agreement.                    Prospectus/Proxy Statement included in this Registration
                                                                        Statement.*
 (3)(i)       Articles of Incorporation of FUNC, as amended.            Incorporated by reference to Exhibit (4) to FUNC's 1990
                                                                        First Quarter Report on Form 10-Q and to Exhibit (99)(a)
                                                                        to FUNC's 1993 First Quarter Report on Form 10-Q.
 (3)(ii)      By-laws of FUNC, as amended.                              Incorporated by reference to Exhibit (4)(b) to FUNC's
                                                                        Form 8-K dated September 20, 1991.
 (4)(a)       Statement of Classification of Shares creating the FUNC   Incorporated by reference to Exhibit (3)(c) to FUNC's
              Series 1990 Preferred Stock.                              Registration Statement No. 33-42865.
 (4)(b)       Shareholder Protection Rights Agreement, as amended.      Incorporated by reference to Exhibits (4)(b) to FUNC's
                                                                        Forms 8-K dated December 18, 1990 and October 20, 1992.
 (4)(c)       All instruments defining the rights of holders of         Not filed pursuant to (4)(iii) of Item 601(b) of
              long-term debt of FUNC and its subsidiaries.              Regulation S-K; to be furnished upon request of the
                                                                        Commission.
 (5)          Opinion of Marion A. Cowell, Jr., Esq.
 (8)          Tax opinion of Sullivan & Cromwell.
 (12)         Computation of Ratio of Earnings to Fixed Charges.        Incorporated by reference to Exhibit (12)(a) to FUNC's
                                                                        1993 Annual Report on Form 10-K.
 (23)(a)      Consent of KPMG Peat Marwick.
 (23)(b)      Consent of Dixon, Odom & Co., L.L.P.
 (23)(c)      Consent of Marion A. Cowell, Jr., Esq.                    Included in Exhibit (5).
 (23)(d)      Consent of Sullivan & Cromwell.                           Included in Exhibit (8).
 (23)(e)      Consent of The Meritas Group, Inc.
 (24)         Power of Attorney.
 (99)         Forms of proxy for the Special Meeting of Stockholders
              of ABI.

 * Omitted exhibits to be furnished upon request of the Commission.

*****************************************************************************
                                    APPENDIX

On Exhibit (5) a First Union logo appears where noted.

On Exhibit (5) there is a manually-signed signature of Marion A. Cowell, Jr.

On Exhibit (23)(a) there is a manually-signed signature of KPMG Peat Marwick.

On Exhibit (23)(b) there is a manually-signed signature of Dixon, Odom & Co., L.L.P.

On Exhibit(23)(e) there is a manually-signed signature of The
Meritas Group, Inc.

On Page 4 of Exhibit (8) the signature of Sullivan & Cromwell appears where indicated.